As filed with the Securities and Exchange Commission on December 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

(Exact name of registrant as specified in its charter) see table of additional registrants

Delaware Delaware	2000	20-8720036 06-6704812
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

399 Jefferson Road

Parsippany, New Jersey 07054

(973) 541-6620

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

M. Kelley Maggs

Senior Vice President, Secretary and General Counsel

399 Jefferson Road

Parsippany, New Jersey 07054

(973) 541-6620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard A. Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Small reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
4.875% Senior Notes due 2021	$350,000,000	100%	$350,000,000	$45,080
Guarantees of 4.875% Senior Notes due 2021 (2)	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter	State or other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Avian Holdings LLC	Delaware	43-1967893	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Birds Eye Foods, Inc.	Delaware	26-0398310	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Birds Eye Foods LLC.	Delaware	16-0845824	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

GLK Holdings, Inc.	Delaware	56-2395973	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

GLK, LLC	New York	16-1529269	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Kennedy Endeavors, Incorporated	Washington	91-1350382	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Pinnacle Foods Fort Madison LLC	Delaware	45-1070975	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Pinnacle Foods Group LLC	Delaware	94-3303521	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Pinnacle Foods Inc.	Delaware	35-2215019	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Pinnacle Foods International Corp.	Delaware	26-1143457	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Rochester Holdco, LLC	Delaware	27-0460385	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

Seasonal Employers, Inc.	New York	16-1375253	399 Jefferson Road Parsippany, New Jersey 07054 (973) 541-6620

The information in this prospectus is not complete and may be changed. We may not exchange the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2013

PRELIMINARY PROSPECTUS

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offer to Exchange

$350,000,000 aggregate principal amount of their 4.875% Senior Notes due 2021 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 4.875% Senior Notes due 2021 that were issued in a private offering on April 29, 2013 (the “outstanding unregistered notes”) (such transaction, the “exchange offer”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer:

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2014, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding unregistered notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the related indentures. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer.

See “Risk Factors” beginning on page 23 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

i

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from internal company surveys and management estimates as well as from industry and general publications and research, surveys and studies conducted by third parties. We believe these internal company surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates. Third-party industry and general publications, research, studies and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified any of the data from third-party sources and cannot guarantee its accuracy and completeness.

We use data provided by Information Resources Inc. (“IRI”), previously Symphony IRI Group, Inc. Unless we indicate otherwise, retail sales, market share, category and other industry data (other than household penetration which is for the 52-week period ended September 22, 2013) used throughout this prospectus for all categories and segments are for U.S. brands and for the 52-week period ended September 29, 2013. This data includes retail sales for food (grocery stores with at least $2 million in annual sales), drug (all chain and independent drug retailers, excluding prescription sales), mass merchandisers (Target, Kmart and Shopko), Walmart (Supercenters, Division 1 and Neighborhood Market), club stores (BJ’s and Sam’s Club), dollar stores (Dollar General, Family Dollar and Fred’s) and military (Defense Commissary Agency commissaries in the continental United States). Retail sales are dollar sales estimated by IRI and represent the value of units sold through cash registers for the relevant period. Market share is the Company’s percentage of the overall category and is calculated using dollar retail sales of U.S. brands.

We view shelf-stable pickles, table syrup, frozen and refrigerated bagels, frozen pancakes/waffles/French toast and pie/pastry fruit fillings as distinct categories. We view the cake/brownie mixes and frostings category as consisting of cake and cupcake mixes, brownie mixes and frostings. We view the frozen vegetables category as consisting of frozen plain vegetables, frozen prepared vegetables and select frozen side dishes including vegetables. We view the frozen complete bagged meals category as consisting of frozen full-calorie multi-serve dinners, excluding non-bag items. We view the frozen prepared seafood category as consisting of frozen prepared fish/seafood and frozen prepared shrimp. We view the single-serve frozen dinners and entrées category as consisting of full-calorie single-serve frozen dinners and entrées and select frozen handheld entrees. We view the frozen pizza-for-one category as consisting of total frozen pizza of 12 ounces per unit or less (for single serve packages, or individual units within multi-serve packages), excluding French bread crust and diet-positioned varieties. We view the canned meat category as consisting of shelf-stable prepared chili, shelf-stable lunch meats, shelf-stable Vienna Sausage and shelf-stable potted meats.

We view our business as comprised of 12 major product categories, which are categories in which our net sales exceed $50 million and which collectively comprised over 93% of our North America Retail net sales in fiscal 2012. On October 1, 2013, we acquired the Wish-Bone salad dressings business, which is comprised of the Wish-Bone and Western shelf-stable salad dressings brands. The acquisition adds a 13th major product category to our portfolio.

Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

ii

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own a number of registered and common law trademarks in the United States, Canada and other countries, including Amazing Glazes®, Appian Way®, Birds Eye®, Bernstein’s®, Brooks®, C&W®, CasaRegina®, Celeste®, Chocolate Lovers®, Comstock®, Country Kitchen®, Duncan Hines®, Erin’s Gourmet Popcorn®, Farmer’s Garden®, Freshlike®, Fun Frosters™, Frosting Creations®, Hartford House®, Hawaiian Style Bowls®, Hearty Bowls™, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse™, Husman’s®, It’s Good to be Full®, Lender’s®, Lil’ Griddles®, Log Cabin®, Lunch Bucket®, Magic Minis®, McKenzie’s®, Milwaukee’s®, Moist Deluxe®, Mrs. Butterworth’s®, Mrs. Paul’s®, Nalley®, Nobody Brings the Bite Like Vlasic®, Open Pit®, Ovals®, Riviera®, Satisfy Your Craving®, Signature Desserts®, Simple Mornings®, Simply Classic™, Snack’mms®, So Moist. So Delicious. And So Much More.®, Stackers®, Snyder of Berlin®, Steamfresh®, Taste the Juicy Crunch®, That’s the Tastiest Crunch I’ve Ever Heard!®, Thick N Rich®, Tim’s Cascade Snacks®, Treet®, Van de Kamp’s®, Vlasic®, Western®, Wilderness® and Wish-Bone®. We also have applications pending with the United States Patent and Trademark Office for a number of trademarks, including Discover the Wonder of Vegetables™, Holiday Velvets™, It’s Always Vegetable Season™, Simply Erin’s™, Simply Tim’s™ and Spring Velvets™. We own the trademark Snyder of Berlin while an unrelated third party owns the trademark Snyder of Hanover. Per a court order, the use of the trademark must include the word “Snyder” in combination with the words “of Berlin.” We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark registration in the United States, Canada, and other countries on the Vlasic stork.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company, a subsidiary of PepsiCo Inc. We have a license agreement granting us an exclusive, royalty bearing, perpetual license to use certain Armour trademarks in the United States. Under the license agreement, Smithfield Foods, Inc., as successor to ConAgra, Inc., the licensor, grants us a license for the use of various Armour trademarks in conjunction with shelf-stable products within the United States. We own and maintain Armour registrations in many other countries. We also manufacture and market frozen complete bagged meals under the Voila! trademark pursuant to a royalty-free exclusive and perpetual license granted by Voila Bakeries, Inc. In 2011, we applied for a patent for our new Duncan Hines Frosting Creations® products.

Solely for convenience, the trademarks, service marks, and tradenames referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and tradenames. All trademarks, service marks and tradenames appearing in this prospectus are the property of their respective owners.

iii

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere in this prospectus, is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and the unaudited pro forma financial statements and the historical financial statements and the notes thereto, before investing in the notes. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of certain factors such as those set forth in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless the context otherwise require in this prospectus, all references herein to the “Company,” “Pinnacle,” “we,” “our” or “us” refer to Pinnacle Foods Inc., who guarantees the notes, and its consolidated subsidiaries (including Pinnacle Foods Finance LLC and Pinnacle Foods Group LLC), which includes all of our existing operations, and the “Issuers” refer to Pinnacle Foods Finance LLC (“PFF”) and Pinnacle Foods Finance Corp. and not any of their respective subsidiaries. On April 3, 2013, we completed our initial public offering of 33,350,000 shares, including the full exercise of the underwriters’ option to purchase additional shares, which we refer to herein as our “IPO” and we expect Blackstone to complete a secondary offering of 17,000,000 shares (assuming the underwriters do not exercise their option to purchase an additional 2,550,000 shares), which we refer to as the “Secondary Offering”. The unaudited pro forma financial statements and the historical financial statements and financial data included in this prospectus are those of Pinnacle Foods Inc. and its consolidated subsidiaries.

Our Company

We are a leading manufacturer, marketer and distributor of high-quality, branded food products in North America, with annual net sales of $2.5 billion in fiscal 2012. Our brands are leaders in many of their respective categories, and we hold the #1 or #2 market share position in 10 of the 12 major product categories in which we compete. Our brand portfolio enjoys strong household penetration in the United States, where our products can be found in over 85% of U.S. households. Our products are sold through supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, dollar stores, drug stores and warehouse clubs in the United States and Canada, as well as in military channels and foodservice locations. Given our diverse portfolio of iconic brands with attractive market positions, our business generates significant and stable cash flows that we believe will enable us to pay regular dividends to our shareholders, reduce our debt and drive value creation through both reinvestment in our existing brands and periodic strategic acquisitions.

From fiscal 2008 through fiscal 2012, we grew our net sales and Adjusted EBITDA by approximately 59% and 91%, respectively, and expanded our Adjusted EBITDA margin by 2.9 percentage points. Over the same period, our earnings increased from a net loss of $28.6 million in 2008 to net earnings of $52.6 million in fiscal 2012. See “—Summary Historical Consolidated Financial Data” for our definition of Adjusted EBITDA and a reconciliation of our net earnings (loss) to Adjusted EBITDA.

On December 23, 2009, we acquired all of the common stock of Birds Eye Foods, Inc. (the “Birds Eye Acquisition”), a transaction that significantly expanded our presence in frozen foods and provided Pinnacle with critical mass in the frozen food industry in the United States. At the time of the Birds Eye Acquisition, the Birds Eye Foods Inc. (“Birds Eye”) portfolio included an expanding platform of healthy, high-quality frozen vegetables and frozen meals, as well as a portfolio of primarily branded shelf-stable foods that were complimentary to our existing product offerings. In fiscal 2010, all aspects of the Birds Eye business were fully integrated with Pinnacle. On October 1, 2013, we acquired the Wish-Bone salad dressings business (“Wish-Bone”), which had sales of approximately $190 million in 2012, adding a 13th major product category to our portfolio. Wish-Bone is a leading salad dressing brand, holding the #1 share position in the Italian segment of the category and the #3 position overall (based on IRI data for the 52-week period ended October 6, 2013). We expect that the acquisition of Wish-Bone will enhance our margins.

In addition to reinvestment in our brands and making periodic strategic acquisitions, we have also deployed our significant cash flows to reduce our debt. Our cash flow generation, combined with proceeds from our IPO, has enabled us to pay down approximately $1.0 billion of the $3.0 billion of debt we incurred in connection with the acquisition of the Company by affiliates of The Blackstone Group L.P. in April 2007, and the Birds Eye Acquisition in December 2009. Our October 1, 2013 acquisition of Wish-Bone added $525 million of new debt to our capital structure.

Our operations are managed and reported in three operating segments: the Birds Eye Frozen Division, the Duncan Hines Grocery Division and the Specialty Foods Division. The Birds Eye Frozen Division and the Duncan Hines Grocery Division, which collectively represent our North America Retail operations, include the following brands:

Birds Eye Frozen Division	Industry Category	Market Share 52 Weeks Ended 9/29/13	Category Rank (1)
Major Brands:
Birds Eye	Frozen vegetables	25.5%	#1
Birds Eye Voila!	Frozen complete bagged meals	27.0%	#2	(2)
Van de Kamp’s	Frozen prepared seafood	14.8%	#2
Mrs. Paul’s
Lender’s	Frozen and refrigerated bagels	60.1%	#1
Celeste	Frozen pizza for one	7.9%	#4
Hungry-Man	Full-calorie single-serve frozen dinners and entrées	8.1%	#3
Aunt Jemima	Frozen pancakes/waffles/French toast	5.8%	#2

(1)	Rank among branded manufacturers, excluding Private Label.
(2)	Pinnacle is the #2 competitor and Birds Eye Voila! is the #1 ranked individual brand in the frozen complete bagged meals category.

Duncan Hines Grocery Division	Industry Category	Market Share 52 Weeks Ended 9/29/13	Category Rank (1)
Major Brands:
Duncan Hines	Cake/brownie mixes and frostings	23.6%	#2
Vlasic	Shelf-stable pickles	35.0%	#1
Mrs. Butterworth’s	Table syrup	21.0%	#1
Log Cabin
Armour	Canned meat	21.0%	#2
Brooks Nalley
Comstock	Pie/pastry fruit fillings	38.3%	#1
Wilderness

(1)	Rank among branded manufacturers, excluding Private Label.

In addition to our North America Retail operations, the Specialty Foods Division consists of a regional presence in snack products (including Tim’s Cascade and Snyder of Berlin), as well as our Foodservice and Private Label businesses. As part of our ongoing strategic focus over the last several years, we have deemphasized certain low-margin Foodservice businesses, particularly Foodservice pickles in fiscal 2012, and Private Label businesses for the benefit of our higher margin branded food products. We expect that this effort will be substantially completed in 2013.

Within our divisions, we actively manage our portfolio by segregating our business into Leadership Brands and Foundation Brands. Our Leadership Brands enjoy a combination of higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing than do our Foundation Brands. As a result, we focus our investment spending and brand-building activities on our Leadership Brands. By contrast, we manage our Foundation Brands for revenue and market share stability and for cash flow generation to support investment in our Leadership Brands, reduce our debt and fund other corporate priorities. As a result, we focus spending for our Foundation Brands on brand renovation and targeted consumer and trade programs.

Our Leadership Brands are comprised of Birds Eye, Birds Eye Voila!, Duncan Hines, Vlasic, Van de Kamp’s, Mrs. Paul’s, Mrs. Butterworth’s and Log Cabin. Historically, our Leadership Brands have received approximately 80% of our marketing investment and the majority of our innovation investment. Our Birds Eye and Birds Eye Voila! brands combined have annual retail revenue in excess of $1 billion, and our remaining Leadership Brands collectively have annual retail revenue of approximately $900 million. In fiscal 2012, our Leadership Brands accounted for approximately 55% and 70% of our consolidated net sales and gross profit, respectively, and approximately 65% and 74% of our North America Retail net sales and gross profit, respectively. We plan to add the recently acquired Wish-Bone business to our Leadership Brand portfolio.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our ongoing success:

Actively Managed Portfolio of Iconic Food Brands with Leading Market Positions

We actively manage our diverse portfolio of iconic food brands that participate in attractive product categories. Our well-recognized brand portfolio enjoys strong household penetration in the United States, where our products can be found in over 85% of U.S. households. Our brands are leaders in their respective categories, holding the #1 or #2 market share position in 10 of the 12 major product categories in which we compete.

We have prioritized our investment spending and brand-building activities behind our Leadership Brands, given their higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing, as compared to that of our Foundation Brands. We manage our Foundation Brands for stability in sales, market share and cash flow, with a focus on ongoing quality upgrades, competitive pricing and strong merchandising and trade programs. Our brand prioritization strategy is focused on ensuring that the strong, stable cash flows from our Foundation Brands are deployed for reinvestment in marketing and on-trend innovation for our higher-margin Leadership Brands, as well as for debt reduction and other corporate priorities. From fiscal 2008 through fiscal 2012, net sales of our Leadership Brands grew at a compounded annual growth rate, or CAGR, of 2%, compared to our Foundation Brands, which were flat. Gross profit margin for our Leadership Brands was 30% of net sales in fiscal 2012, compared to 20% of net sales for our Foundation Brands in fiscal 2012.

Strong Innovation and Marketing Capabilities Focused on Leadership Brands

Since 2009, we have substantially enhanced our organizational capabilities in the areas of new product innovation and consumer marketing. We have improved our in-house innovation capabilities by augmenting and upgrading our innovation team, with the construction of a new state-of-the-art Research and Development (“R&D”) facility in our Parsippany, New Jersey headquarters. This facility co-locates our sales, marketing and operations teams with our entire company-wide R&D team, and better enables us to leverage the innovation experience of senior management. Additionally, we have increased investment in consumer insights and employee innovation training. Our Renewal Rate, which we define as gross sales from products introduced within the last three years as a percentage of current year gross sales, has nearly doubled since the Birds Eye

Acquisition to 9.4% in fiscal 2012, compared to 5.0% in fiscal 2009 for Pinnacle before the Birds Eye Acquisition. Gross sales represents net sales before returns, discounts, trade, slotting and coupon redemption expenses and other allowances. Recent examples of successfully launched innovations include Duncan Hines Frosting Creations custom-flavor frosting system, Duncan Hines Decadent cake mixes, Vlasic Farmer’s Garden artisan-quality pickles, Birds Eye Chef’s Favorites enhanced vegetable side dishes and Birds Eye Voila! family size complete bagged meals. We intend to continue to invest in innovation that enables us to further differentiate our brands in the marketplace.

To complement our accelerated innovation efforts, we have also focused and enhanced our marketing investments behind our Leadership Brands. We have partnered with best-in-class branded consumer advertising, digital and media agencies to develop high impact marketing programs implemented across television, print, social and digital media. From fiscal 2008 through fiscal 2011, our consumer marketing investments behind our Leadership Brands increased at a CAGR of 6%, while investment spending declined 14% in fiscal 2012 due to our planned shift of investment spending into trade promotions during a period of heightened competitive activity and significant consumer price sensitivity. We intend to increase marketing investments behind our Leadership Brands over time, as the volume trends and promotional environment in the broader food industry normalize.

Operational Excellence Driving Continued Gross Margin Improvement

Our operational excellence program is a holistic, company-wide productivity initiative designed to generate annual productivity savings in procurement, manufacturing and logistics, as well as supply chain consolidation efforts, in the range of 3% to 4% of our annual Cost of products sold. In fiscal 2012, our operational excellence initiative drove productivity savings of 4.0%. These productivity savings, combined with selective retail price increases and our active commodity hedging program, have been instrumental in mitigating input cost inflation in periods of significant inflationary pressure, such as fiscal 2012, and driving gross margin expansion in periods of more modest inflation. We also pursue other initiatives to drive incremental improvement in our gross margin, including improving our product mix through new product innovation and low-margin SKU rationalization, increasing the effectiveness of our trade promotional spending and realizing synergies from acquisitions. Furthermore, our gross margin benefits from our diversified input cost basket in which no single commodity accounted for more than 9% of our total Cost of products sold in fiscal 2012.

In fiscal 2011, we completed two manufacturing plant consolidations designed to optimize our manufacturing footprint and reduce our supply chain costs. In fiscal 2012, we initiated the consolidation of a third manufacturing plant and terminated the use of a third party storage facility. The combined ongoing annualized benefit to Cost of products sold from these projects is estimated at approximately $28 million, with fiscal 2012 benefiting by approximately $16 million and the balance expected to be realized over the 2013-2015 time period. From fiscal 2008 through fiscal 2012, we have expanded our gross margin as percentage of net sales by 1.9 percentage points and our Adjusted gross margin as percentage of net sales by 3.4 percentage points. See “—Summary Historical Consolidated Financial Data” for our definition of Adjusted gross profit and a reconciliation of our gross profit to Adjusted gross profit.

Strong Free Cash Flow Conversion

Our business generates an attractive Adjusted EBITDA margin and also benefits from modest capital expenditure and working capital requirements and approximately $1 billion in net operating loss carryovers (“NOLCs”), which combined have resulted in strong and stable unlevered free cash flows. Our Adjusted EBITDA margin benefits from the quality of our brand portfolio and our lean and nimble organization structure, with selling, general and administrative expenses, excluding marketing investment and one-time items, representing approximately 8.5% of net sales. Our well-maintained manufacturing facilities and strategic use of co-packers limit our maintenance capital expenditure requirements, and our significant NOLCs and other tax attributes minimize our cash taxes.

We believe our strong free cash flows will enable us to maximize shareholder value through paying a regular dividend, reducing our indebtedness, strategically deploying our capital to fund innovation and organic growth opportunities and financing value-enhancing acquisitions.

Proven M&A Expertise with Significant Opportunity

We have substantial experience in sourcing, executing and integrating value-enhancing acquisitions. We maintain a highly-disciplined approach to M&A, focusing on opportunities that add new iconic brands to our portfolio and/or allow for strong synergy realization.

On October 1, 2013, we acquired Wish-Bone, which had sales of approximately $190 million in 2012, for a purchase price of $575 million. We anticipate that Wish-Bone, excluding one-time acquisition-related expenses, will be accretive to earnings per share beginning in the fourth quarter of 2013. In December 2009, we completed the $1.3 billion purchase of Birds Eye. The Birds Eye Acquisition added approximately $1 billion in net sales, including the Birds Eye and Birds Eye Voila! brands, enhanced our operating margins, and added critical scale to our frozen food business. The integration of Birds Eye was largely completed within six months of the acquisition, and the synergies we achieved exceeded our original estimates. Similarly, in 2006, we completed the acquisition of the Armour business (“Armour”) from the Dial Corporation and successfully integrated the business within four months. The Armour acquisition added approximately $225 million in net sales and was immediately accretive to our operating margins.

Our strong existing platforms in the Birds Eye Frozen and Duncan Hines Grocery segments facilitate a large addressable market and broad set of potential acquisition targets. We believe our scale, management depth, integration expertise and access to capital will allow us to consider both small and large acquisitions in the future and to seamlessly integrate them to drive maximum value creation.

Experienced, Hands-On Management Team and Board of Directors

Our management team has a demonstrated history of delivering strong operating results. From fiscal 2008 through fiscal 2012, we have enhanced our business mix through active portfolio management, including focused innovation and marketing and the successful integration of a transformative, value-enhancing acquisition that dramatically increased the scale and scope of our business. Our management team, which has been strengthened with the recent addition of several highly-experienced executives, has extensive food industry experience and includes several executives who have managed significantly larger businesses and have led numerous acquisition integrations. Our management team is complimented by an experienced Board of Directors, which includes several individuals with a proven track record of successfully managing and acquiring consumer businesses.

Our Strategy

We intend to profitably grow our business and create shareholder value through the following strategic initiatives:

Drive Growth Through Focus on Leadership Brands

Our Leadership Brands are among our highest-growth and highest-margin businesses and enjoy greater potential for value-added innovation and enhanced responsiveness to consumer marketing. Our brand prioritization strategy is focused on ensuring that the strong, stable cash flows from our Foundation Brands are, among other uses, reinvested in marketing and on-trend innovation for our higher-margin Leadership Brands. We believe our formalized innovation processes, upgraded R&D capabilities, increased investments in consumer insights, and partnership with best-in-class branded consumer advertising, digital and media agencies will enable us to continue to introduce successful new products and drive brand growth through high-impact marketing programs. We believe this strategy, which will focus the majority of our consumer marketing investments and new product innovation efforts on our Leadership Brands, will drive higher-margin revenue growth across our portfolio.

Expand Margins By Leveraging Productivity and Efficient Organization Structure

We believe we are well-positioned to continue to expand our margins. Our company-wide focus on productivity, along with selective pricing actions and our active commodity hedging program, are intended to mitigate input cost inflation in periods of significant inflationary pressure and more than offset input cost inflation in periods of modest input cost inflation. In addition, our focus on improving our product mix, enhancing the effectiveness of our trade promotions, realizing synergies from acquisitions and leveraging our efficient organizational structure are expected to further drive margin expansion over time. We believe our lean, nimble structure and efficient internal processes will continue to enhance our decision-making and speed of execution. Our flat structure, which has enabled us to hold our overhead costs (i.e., selling, general and administrative expenses, excluding marketing investment and one-time items) at approximately 8.5% of net sales, allows for a high level of connectivity between senior management and our operations and customers, ensuring senior management engagement in key business decisions.

Deliver Strong Free Cash Flow Through Tight Working Capital Management, Focused Capital Spending and Minimal Cash Taxes

We believe we are well-positioned to profitably grow our business and generate strong free cash flow through our combination of attractive Adjusted EBITDA margins, modest working capital requirements, limited maintenance capital expenditures and low cash taxes that result from our approximately $1 billion in NOLCs and other tax attributes, which we believe will reduce the majority of our federal and state cash taxes through 2015 and generate modest annual cash tax savings beyond 2015. Our well-maintained manufacturing facilities and strategic use of co-packers limit our capital expenditure requirements, and our ongoing focused management of working capital also benefits our free cash flow.

Acquire Value-Enhancing Food Brands

We intend to continue to proactively pursue value-enhancing acquisitions in the packaged food industry, utilizing a disciplined approach to identify and evaluate attractive acquisition candidates. We believe we can leverage our scale, management depth and integration expertise, along with our access to capital, to continue our track record of making value-accretive acquisitions. We believe the combination of consolidating selling, general and administrative functions, leveraging our scale in procurement, optimizing supply chain and manufacturing operations, cross-marketing brands across categories and further developing retailer relationships will continue to enable us to drive acquisition synergies in future transactions we may pursue. On October 1, 2013, we acquired Wish-Bone, a leading salad dressing brand, with a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone and Western brand names.

Return Value to Shareholders Through Debt Reduction and Regular Dividend Payments

We believe our capital structure and strong free cash flow enable us not only to invest in our Leadership Brands to drive organic growth and fund value-enhancing acquisitions, but also to continue to strengthen our balance sheet through debt reduction and to return capital to our shareholders through regular dividend payments. We have paid a quarterly cash dividend of $0.18 per share since our IPO and, on November 18, 2013, reflecting the accretion we expect from the Wish-Bone acquisition and our strong operating cash flow since the consummation of our IPO, we announced an increase in our quarterly cash dividend to $0.21 per share beginning with our fourth quarter dividend to be paid in January 2014 to shareholders of record on December 2, 2013. See “Dividend Policy.”

Recent Developments

Wish-Bone Acquisition

On August 11, 2013, we entered into an asset purchase agreement (the “asset purchase agreement”) with Conopco, Inc., a New York corporation (“Unilever”), which is a subsidiary of Unilever PLC. Pursuant to the terms of the asset purchase agreement, we agreed to acquire the Wish-Bone salad dressings business, including the Wish-Bone and Western brands, from Unilever for $575.0 million, subject to a customary post-closing inventory adjustment. We consummated the acquisition on October 1, 2013. Concurrently with the closing of the acquisition of Wish-Bone, we entered into the first amendment to our second amended and restated credit agreement which allowed Pinnacle Foods Finance LLC to, among other things, borrow under a new incremental $525.0 million term loan facility (the “Tranche H Term Loans”) to fund a portion of the purchase price for the acquisition of Wish-Bone, the rest of which was paid in cash. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Description of Indebtedness.”

In connection with the acquisition, Unilever agreed to provide certain transition services associated with the Wish-Bone salad dressings business for three months following the consummation of the acquisition subject to an option to extend for an additional three months. In addition, Unilever has also agreed to continue to manufacture certain Wish-Bone products for approximately eighteen months following the consummation of the acquisition (with an option to extend for an additional six months) to enable us to transition manufacturing of Wish-Bone into an existing Pinnacle facility.

Secondary Offering

We have filed a Registration Statement on Form S-1 with the SEC with respect to an offering of 17,000,000 shares (assuming the underwriters do not exercise their option to purchase an additional 2,550,000 shares) of our common stock by Blackstone (the “Secondary Offering”). The Secondary Offering is expected to close on December 17, 2013. We will not receive any of the proceeds from the Secondary Offering.

Corporate History and Information

Pinnacle Foods Inc., the parent guarantor, was incorporated in Delaware on July 28, 2003 under the name “Crunch Holding Corp.” Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp., the Issuers, were formed under Delaware law on March 5, 2007 and February 28, 2007, respectively.

On April 2, 2007, Pinnacle Foods Inc. was acquired by, and became a wholly owned subsidiary of, Peak Holdings LLC, an entity controlled by investment funds affiliated with The Blackstone Group L.P. (“Blackstone”). We refer to this merger transaction and related financing transactions as the “Blackstone Transaction.”

On November 18, 2009, our indirect wholly-owned subsidiary Pinnacle Foods Group LLC entered into a Stock Purchase Agreement with Birds Eye Holdings LLC and Birds Eye, pursuant to which Pinnacle Foods Group LLC acquired all of the issued and outstanding common stock of Birds Eye from Birds Eye Holdings LLC. At the closing of the Birds Eye Acquisition on December 23, 2009, Pinnacle Foods Group LLC purchased all of the outstanding shares of Birds Eye’s common stock, par value $0.01 per share, for $670.0 million in cash, together with the assumption of Birds Eye’s debt of $670.4 million, resulting in the total acquisition cost of $1,340.4 million.

On March 28, 2013, the U.S. Securities and Exchange Commission (“SEC”) declared effective our registration statement on Form S-1 related to our IPO. Pinnacle Foods Inc.’s common stock began trading on the NYSE, under the ticker symbol PF, on March 28, 2013. In connection with the closing of our IPO on April 3, 2013, Peak Holdings LLC was dissolved.

After giving effect to the Secondary Offering, (assuming that the underwriters do not exercise their option to purchase an additional 2,550,000 shares), we expect that Blackstone will own approximately 53.4% of our issued and outstanding common stock.

Our principal executive offices are located at 399 Jefferson Road, Parsippany, New Jersey 07054, and our telephone number is (973) 541-6620. We maintain a website at www.pinnaclefoods.com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the $350.0 million aggregate principal amount of 4.875% Senior Notes due 2021 that were issued in the private offering on April 19, 2013 (the “private offering”). The term “exchange notes” refers to the 4.875% Senior Notes due 2021, as registered under the Securities Act of 1933, as amended (the “Securities Act”), and the term “notes” refers collectively to the outstanding unregistered notes and the exchange notes.

General	In connection with the private offering, the Issuers entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the outstanding unregistered notes, in which the Issuers and the guarantors agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 360 days after the date of each original issuance of the outstanding unregistered notes.

You are entitled to exchange in the exchange offer your outstanding unregistered notes for exchange notes, which are identical in all material respects to the outstanding unregistered notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding unregistered notes under the registration rights agreement; and

•	certain additional interest rate provisions are no longer applicable.

The Exchange Offer	We are offering to exchange up to $350.0 million aggregate principal amount of 4.875% Senior Notes due 2021, which have been registered under the Securities Act, for any and all of the outstanding 4.875% Senior Notes due 2021.

You may only exchange outstanding unregistered notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding unregistered notes and you may have difficulty selling them.

Resale

Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC,” set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2014, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration date of the exchange offer. We will return to you any of your outstanding unregistered notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Unregistered Notes	Each exchange note will bear interest at the rate per annum of 4.875% from the most recent date to which interest has been paid on the outstanding unregistered notes. The interest on the notes will be payable on May 1 and November 1 of each year. No interest will be paid on outstanding unregistered notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding unregistered notes through The Depository Trust Company, or “DTC,” and wish to participate in the exchange offer for the outstanding unregistered notes, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making or other trading activities, you must represent to us that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuers, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding unregistered notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes, the letter of transmittal and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes	In connection with the sale of the outstanding unregistered notes, the Issuers and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes that grants the holders of outstanding unregistered notes registration rights. By consummating the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offer, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding unregistered notes as set forth in the indenture, except we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement.

To the extent that outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for outstanding unregistered notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indentures. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Certain United States Federal Income Tax Consequences	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association, whose address and telephone number are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding unregistered notes and the exchange notes, respectively. The exchange notes will have terms identical in all material respects to the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to fulfill certain of our obligations under the registration rights agreement.

Issuers	Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp.

Securities	$350.0 million aggregate principal amount of 4.875% Senior Notes due 2021 (the “notes”).

Maturity	The notes will mature on May 1, 2021.

Interest Rate	The notes will bear interest at a rate of 4.875% per annum.

Interest Payment Dates	Interest on the notes will be payable on May 1 and November 1 of each year, commencing on November 1, 2013.

Ranking	The exchange notes will be senior unsecured obligations of the Issuers and will:

•	rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

•	rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes; and

•	be effectively subordinated in right of payment to all existing and future secured debt (including obligations under our senior secured credit facility (as defined below)), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange notes.

The exchange notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries who do not guarantee the exchange notes. As of September 29, 2013 outstanding unregistered notes and related guarantees ranked effectively junior to approximately $1,625.9 million of senior secured indebtedness, and we had an additional $121.0 million of unutilized capacity under our revolving credit facility, all of which would be secured if borrowed and senior to the notes to the extent of the assets securing our revolving credit facility. See “Description of Other Indebtedness.”

Guarantees	Pinnacle Foods Inc. and each of our subsidiaries that guarantees the obligations under our senior secured credit facility (the “guarantors”)

will jointly and severally and unconditionally guarantee the exchange notes on a senior unsecured basis. The guarantees of the exchange notes will rank equally with all other senior indebtedness of the guarantors. None of our foreign subsidiaries or any future, non-wholly owned subsidiaries or receivables subsidiaries will guarantee the exchange notes offered hereby. The only existing foreign subsidiary is Pinnacle Foods Canada Corp., which accounted for approximately $84.7 million, or 3.4% of our net sales, for the fiscal year ended December 30, 2012, and $34.6 million, or less than 1.0%, of our total assets as of December 30, 2012. For the nine months ended September 29, 2013, Pinnacle Foods Canada Corp. accounted for approximately $62.6, or 3.6%, of our net sales and $37.7 million, or less than 1.0% of our total assets. Pinnacle Foods Canada Cop. is generally subject to the covenants in our senior secured credit facility but does not guarantee the senior secured credit facility and will not guarantee the exchange notes.

Optional Redemption	At any time prior to May 1, 2016, the Issuers may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after May 1, 2016, the Issuers may redeem some or all of the notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	At any time prior to May 1, 2016, the Issuers may redeem up to 35% of the notes, in each case with proceeds that we raise in one or more equity offerings at redemption prices set forth in this prospectus so long as, in each such case, at least 50% of the aggregate principal amount of the notes originally issued remain outstanding. See “Description of Notes—Optional Redemption”.

Change of Control Offer	Upon the occurrence of a change of control, the Issuers will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

Certain Indenture Provisions	The indenture governing the exchange notes contains covenants limiting the Issuers’ ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with their affiliates; and

•	designate their subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. During any period in which a series of exchange notes have Investment Grade Ratings from both Rating Agencies (each as defined) and no default has occurred and is continuing under the indenture, we will not be subject to many of the covenants. See “Description of Notes—Certain Covenants”.

Public Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will be maintained for the exchange notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Risk Factors

Potential investors should carefully consider the risk factors set forth under “Risk Factors” and the other information contained in this prospectus before deciding to participate in the exchange offer.

Summary Historical Consolidated Financial Data

The table below presents Pinnacle Foods Inc.’s summary historical consolidated financial data as of the dates and for the periods indicated.

The summary historical consolidated financial data for each of the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012 and the summary consolidated balance sheet data as of December 25, 2011 and December 30, 2012 have been derived from Pinnacle Food Inc.’s audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 26, 2010 has been derived from Pinnacle Food Inc.’s audited consolidated financial statements, which are not included in this prospectus. Share and per share data for the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012 has been retroactively adjusted to give effect to the 55.2444-for-one stock split which occurred on March 12, 2013.

The summary historical consolidated financial data for each of the nine months ended September 23, 2012 and September 29, 2013 and the summary consolidated balance sheet data as of September 29, 2013 have been derived from Pinnacle Foods Inc.’s unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited consolidated financial statements have been prepared on the same basis as Pinnacle Foods Inc.’s audited consolidated financial statements, and, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, and cash flows have been included. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The historical results of Pinnacle Foods Inc. are not necessarily indicative of future operating results. Because the data in this table is only a summary and does not provide all of the data contained in our consolidated financial statements, the information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Condensed Consolidated Financial Information” and Pinnacle Food’s consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

($ in millions, other than per share and share data)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Statement of Operations Data:
Net sales	$2,436.7	$2,469.6	$2,478.5	$1,773.4	$1,754.5
Cost of products sold	1,834.4	1,854.7	1,893.9	1,376.2	1,297.8

Gross profit	602.3	614.9	584.6	397.2	456.7
Operating expenses
Marketing and selling expenses	172.3	171.6	169.7	130.5	134.0
Administrative expenses	110.0	80.5	89.4	66.1	93.2
Research and development expenses	9.4	8.0	12.0	8.2	7.8
Goodwill impairment charge	—	122.9	—	—	—
Other expense (income), net	45.5	48.6	29.8	25.3	45.1

Total operating expenses	337.2	431.6	300.9	230.1	280.1

Earnings before interest and taxes	265.1	183.3	283.7	167.1	176.6
Interest expense	236.0	208.3	198.5	154.6	107.9
Interest income	0.3	0.2	0.1	0.1	0.1

Earnings (loss) before income taxes	29.4	(24.8)	85.3	12.6	68.8
Provision (benefit) for income taxes	7.4	22.1	32.7	3.7	35.1

Net earnings (loss)	$22.0	$(46.9)	$52.6	$8.9	$33.7

($ in millions, other than per share and share data)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012		(39 weeks) Nine Months ended September 29, 2013
Net earnings (loss) per share:
Basic	$0.32	$(0.58)	$0.65		$0.11	$0.32
Diluted	$0.30	$(0.58)	$0.61		$0.10	$0.32
Weighted average shares outstanding:
Basic	68,434,982	81,315,848	81,230,630		81,237,056	103,921,211
Diluted	73,638,195	81,315,848	86,494,546		86,460,856	105,978,368

Cash Flow:
Net cash provided by (used in):
Operating activities	$257.0	$204.2	$202.9		$62.4	$141.7
Investing activities	(81.3)	(109.4)	(77.7)		(49.2)	(55.9)
Financing activities	(134.3)	(59.0)	(184.1)		(158.7)	(68.0)

Balance sheet data (at end of period):
Cash and cash equivalents	$115.3	$151.0	$92.3	$		$110.4
Working capital (1)	344.4	408.7	404.1			455.1
Total assets	4,491.6	4,451.6	4,400.0			4,521.4
Total debt (2)	2,803.5	2,756.0	2,608.9			1,989.4
Total liabilities	3,596.5	3,606.3	3,511.3			2,984.5
Total shareholders’ equity	895.1	845.4	888.7			1,536.9

Other Financial Data:
North America Retail net sales	$2,023.9	$2,066.9	$2,081.7		$1,474.8	$1,484.7
Adjusted gross profit (3)	645.7	643.2	622.9		423.4	460.6
Adjusted EBITDA (4)	446.9	449.7	426.1		273.1	305.2
Capital expenditures	81.3	117.3	78.3		49.8	62.7

Ratio of Earnings to Fixed Charges (5)	1.12x	NM	1.42x		1.08x	1.62x

(1)	Working capital excludes notes payable, revolving debt facility and current portion of long-term debt.
(2)	Total debt includes notes payable, revolving debt facility and current portion of long-term debt.
(3)	Adjusted gross profit is defined as gross profit before restructuring-related accelerated depreciation, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments noted in the table below. Our management uses Adjusted gross profit as an operating performance measure. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management’s performance. Adjusted gross profit is not defined under United States Generally Accepted Accounting Principles (“GAAP”), should not be considered in isolation or as substitutes for measures of our performance prepared in accordance with GAAP and is not indicative of gross profit as determined under GAAP.

The following table provides a reconciliation from Pinnacle Foods Inc.’s gross profit to Adjusted gross profit.

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Gross profit	$602.3	$614.9	$584.6	$397.2	$456.7
Accelerated depreciation expense (a)	0.7	14.1	21.0	11.8	—
Non-cash items (b)	38.2	3.0	(1.2)	(2.0)	0.1
Acquisition, merger and other restructuring charges (c)	4.3	9.9	16.9	13.8	3.8
Other adjustment items (d)	0.2	1.3	1.6	2.6	—

Adjusted gross profit	$645.7	$643.2	$622.9	$423.4	$460.6

(a)	Reflects accelerated depreciation from plant closures.
(b)	Non-cash items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$0.4	$0.2	$0.1	$0.1	$0.4
Unrealized losses (gains) resulting from hedging activities (2)	0.7	1.6	(1.3)	(2.1)	(0.3)
Other impairment charges (3)	—	1.3	—	—	—
Effects of adjustments related to the application of purchase accounting (4)	37.1	—	—	—	—

Total non-cash items	$38.2	$3.0	$(1.2)	$(2.0)	$0.1

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.
(3)	For fiscal year 2011, represents a plant asset impairment on the previously announced closure of the Tacoma, Washington facility of $1.3 million.
(4)	For fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(c)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Restructuring charges, integration costs and other business optimization expenses (1)	$4.1	$9.3	$16.9	$13.8	$3.6
Employee severance and recruiting (2)	0.2	0.6	—	0.0	0.2

Total acquisition, merger and other restructuring charges	$4.3	$9.9	$16.9	$13.8	$3.8

(1)	For fiscal year 2010, primarily represents integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012 and September 29, 2013, primarily represents restructuring and restructuring-related charges, consulting and business optimization expenses related to closures at our Millsboro, Delaware (March, 2013) and Fulton, New York (March, 2012) facilities and a gain from the sale of our Tacoma, Washington location in July 2013.
(2)	Represents severance costs paid or accrued to terminated employees.
(d)	Other adjustment items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Other (1)	$0.2	$1.3	$1.6	$2.6	$—

Total other adjustments	$0.2	$1.3	$1.6	$2.6	$—

(1)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product, net of insurance recoveries.
(4)	Adjusted EBITDA is defined as net earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”) and other adjustments noted in the table below. Our management uses Adjusted EBITDA as an operating performance measure. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets for Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.

EBITDA and Adjusted EBITDA do not represent net earnings or loss or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, Adjusted EBITDA includes certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that vary greatly and are difficult to predict. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies. In addition, under the credit agreement governing our senior secured credit facility and the indenture governing our senior notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance.”

The following table provides a reconciliation from Pinnacle Foods Inc.’s net earnings (loss) to EBITDA and Adjusted EBITDA.

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Net earnings (loss)	$22.0	$(46.9)	$52.6	$8.9	$33.7
Interest expense, net	235.7	208.1	198.4	154.5	107.8
Income tax expense	7.4	22.1	32.7	3.7	35.1
Depreciation and amortization expense	78.1	88.5	98.1	68.5	57.7

EBITDA	$343.2	$271.8	$381.7	$235.6	$234.2

Non-cash items (a)	$71.5	$152.2	$0.1	$(1.4)	$5.3
Acquisition, merger and other restructuring charges (b)	27.5	20.3	23.3	17.9	12.3
Other adjustment items (c)	4.7	5.5	21.0	21.0	53.4

Adjusted EBITDA	$446.9	$449.7	$426.1	$273.1	$305.2

(a)	Non-cash items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$4.7	$1.1	$0.9	$0.7	$5.6
Unrealized losses (gains) resulting from hedging activities (2)	0.7	1.6	(1.3)	(2.1)	(0.3)
Goodwill impairment charge (3)	—	122.9	—	—	—
Other impairment charges (4)	29.0	26.6	0.5	—	—
Effects of adjustments related to the application of purchase accounting (5)	37.1	—	—	—	—

Total non-cash items	$71.5	$152.2	$0.1	$(1.4)	$5.3

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market adjustments of obligations under foreign exchange and commodity derivative contracts.
(3)	For fiscal year 2011, represents goodwill impairments on the Frozen Breakfast ($51.7 million), Private Label ($49.7 million) and Food Service ($21.5 million) reporting units.
(4)	For fiscal year 2010, represents an impairment for the Hungry-Man tradename ($29.0 million). For fiscal year 2011, represents tradename impairments on Aunt Jemima ($23.7 million), Lender’s ($1.2 million) and Bernstein’s ($0.4 million), as well as a plant asset impairment on the previously announced closure of the Tacoma, Washington facility ($1.3 million). For fiscal year 2012, represents tradename impairment of Bernstein’s ($0.5 million).
(5)	For fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(b)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Expenses in connection with an acquisition or other non-recurring merger costs (1)	$0.9	$8.8	$2.3	$1.6	$1.2
Restructuring charges, integration costs and other business optimization expenses (2)	25.5	9.5	20.0	15.3	7.4
Employee severance and recruiting (3)	1.1	2.0	1.0	1.0	3.7

Total acquisition, merger and other restructuring charges	$27.5	$20.3	$23.3	$17.9	$12.3

(1)	For fiscal year 2010, primarily represents costs related to the Birds Eye Acquisition as well as other expenses related to due diligence investigations. For fiscal year 2011, primarily represents an $8.5 million legal settlement related to the Lehman Brothers Specialty Financing claim described in more detail in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus and in “Business—Legal Proceedings.” For fiscal year 2012 and the nine months ended September 23, 2012 and September 29, 2013, primarily represents expenses related to the IPO and due diligence investigations.
(2)

For fiscal year 2010, primarily represents employee termination benefits and lease termination costs related to the closing of the Rochester, New York office and integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and restructuring-related charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012, primarily represents restructuring and restructuring-related charges related to the closure of our Fulton, New York and Millsboro, Delaware facilities, as a result of footprint consolidation projects. For the nine months ended September 29, 2013, primarily represents restructuring and restructuring-related charges related to the closure of our Millsboro, Delaware facility, consulting and business optimization expenses related to the expansion of headquarter direct sales coverage for retail and a gain from the sale of our Tacoma, Washington location in July 2013.
(3)	For fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013, represents severance costs paid, or to be paid, to terminated employees.
(c)	Other adjustment items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Management, monitoring, consulting and advisory fees (1)	$4.5	$4.6	$4.7	$3.5	$19.2
Bond redemption fees (2)	—	—	14.3	14.3	34.2
Other (3)	0.2	0.9	2.0	3.2	—

Total other adjustments	$4.7	$5.5	$21.0	$21.0	$53.4

(1)	For fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013 represents management/advisory fees and expenses paid to an affiliate of Blackstone pursuant to the Advisory Agreement. For the nine months ending September 29, 2013, it also includes a $15.1 million expense to terminate the Blackstone advisory fee agreement. The Advisory Agreement was terminated in accordance with its terms.
(2)	For fiscal year 2012 and the nine months ended September 23, 2012, represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. For the nine months ended September 29, 2013, represents the premiums paid on the redemption of $400.0 million of 8.25% Senior Notes due 2017 at a premium of $34.2 million.
(3)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011, primarily represents a gain on the sale of the Watsonville, California property and the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $1.1 million, net of insurance recoveries. For fiscal year 2012 and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $2.0 million (after insurance recovery received in the fourth quarter of 2012) and $3.2 million (before insurance recovery), respectively.
(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expenses, which management believes to be representative of the interest factor thereon. “NM” means “not meaningful.” The Company’s earnings for the fiscal year ended December 25, 2011 was insufficient to cover fixed charges by $24.8 million.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus, before participating in the exchange offer. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding unregistered notes in the exchange offer, the transfer restrictions currently applicable to your outstanding unregistered notes will remain in force and the market price of your outstanding unregistered notes could decline.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes. In general, the outstanding unregistered notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes under the exchange offer will reduce the principal amount of the outstanding unregistered notes outstanding, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding unregistered notes due to reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt, and prevent us from meeting our obligations under our indebtedness.

We are highly leveraged. As of September 29, 2013, on a pro forma basis after giving effect to the acquisition of Wish-Bone and the related incurrence of indebtedness in connection therewith, our total indebtedness was approximately $2,504.8 million . Our high degree of leverage could have important consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities or to pay dividends;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including certain borrowings under our senior secured credit facility, are at variable rates;

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	subjecting us to restrictive covenants that may limit our flexibility in operating our business;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Despite our significant leverage, we may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our significant leverage.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

Our senior secured credit facility and the indenture governing the notes contain various covenants that limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions; and

•	engage in certain transactions with affiliates.

In addition, our senior secured credit facility requires us to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. The senior secured credit facility requires us and certain of our subsidiaries to maintain a net first lien leverage ratio not to exceed 5.75 to 1.00. See “Description of Other Indebtedness.” Our senior secured credit facility also contains certain customary affirmative covenants and events of default.

A breach of any of these covenants or failure to maintain or satisfy a financial ratio or test could result in a default under one or more of these agreements. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facilities as well as our unsecured indebtedness, including the notes. See “Description of Other Indebtedness.”

Despite our high indebtedness level, we and our subsidiaries may still be able to incur additional amounts of debt, which could increase the risks associated with our substantial indebtedness.

Under the terms of the indenture governing the notes and under our senior secured credit facility, we and our subsidiaries may be able to incur additional indebtedness in the future. In addition, as of September 29, 2013, we had $121.0 million available for borrowing under our revolving credit facility (after giving effect to approximately $29.0 million of outstanding letters of credit). These borrowings and any other secured indebtedness permitted under agreements governing our indebtedness would be effectively senior to the notes and the guarantees to the extent of the assets securing such indebtedness. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.

Risks Related To Our Business

We face significant competition in our industry, which could cause us to lose market share, lower prices, or increase advertising and promotional expenditures. Our success also depends on our ability to predict, identify and interpret changes in consumer preferences and develop and offer new products rapidly enough to meet those changes.

The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, brand recognition and loyalty, price, trade promotion, consumer promotion, customer service, and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions, subdivisions, or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them, and may be substantially less leveraged than Pinnacle. In addition, Private Label is a significant competitor, particularly in the frozen vegetables, shelf-stable pickles, table syrup, frozen and refrigerated bagels, and pie/pastry fruit fillings categories. We may not be able to compete successfully with these companies and Private Label. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would materially and adversely affect our margins and could result in a decrease in our operating results and profitability.

Our success depends on our ability to predict, identify, and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. If we do not succeed in offering products that consumers want to buy, our sales and market share will decrease, resulting in reduced profitability. If we are unable to accurately predict which shifts in consumer preferences will be long-lasting, or are unable to introduce new and improved products to satisfy those preferences, our sales will decline. In addition, given the variety of backgrounds and identities of consumers in our consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. As such, we must be successful in developing innovative products across a multitude of product categories. Finally, if we fail to rapidly develop products in faster-growing and more profitable categories, we could experience reduced demand for our products, or fail to expand margins.

We are also subject to the effect that the overall economic conditions have upon consumer sentiment and retail sales.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption, our results of operations and our ability to meet our obligations under the notes could be adversely affected.

We have several large customers that account for a significant portion of our sales. Wal-Mart and its affiliates are our largest customers and represented approximately 25% of net sales in each of the fiscal years 2012, 2011 and 2010, respectively. Cumulatively, including Wal-Mart, our top ten customers accounted for approximately 60% of net sales in fiscal year 2012, 60% of net sales in fiscal year 2011 and 61% of net sales in fiscal year 2010.

We do not have long-term supply contracts with any of our major customers. The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers, or the occurrence of a significant business interruption of our customers’ operations would result in a decrease in our revenues, operating results, and earnings and could adversely affect our ability to meet our obligations under our indebtedness, including our obligations under the notes.

In addition, as the retail grocery trade continues to consolidate and our retail customers grow larger and become more sophisticated, our retail customers may demand lower pricing and increased promotional programs. If we fail to use our sales and marketing expertise to maintain our category leadership positions to respond to these trends, or if we lower our prices or increase promotional support of our products and are unable to increase the volume of our products sold, our profitability and financial condition may be adversely affected.

For the manufacturing, co-packing and distribution of many of our products, we primarily rely on single source providers where a significant disruption in a facility or loss of arrangements could affect our business, financial condition, and results of operations.

With the exception of our Birds Eye frozen vegetable products which are produced in two facilities (Waseca, Minnesota and Darien, Wisconsin, which has approximately three times the production capacity of the Waseca location), none of our products are produced in significant amounts at multiple manufacturing facilities or co-packers. In addition, in connection with the Wish-Bone acquisition, Unilever has agreed to continue to manufacture certain products for approximately eighteen months following the consummation of the acquisition (with an option to extend for an additional six months) to enable us to transition the manufacturing of Wish-Bone into an existing Pinnacle facility. Significant unscheduled downtime at any of our facilities or co-packers due to equipment breakdowns, power failures, natural disasters, or any other cause could materially adversely affect our ability to provide products to our customers, which would have a material adverse effect on our business, financial condition and results of operations.

We rely upon co-packers for our Duncan Hines cake mixes, brownie mixes, specialty mixes, frosting products and a limited portion of our other manufacturing needs. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co- packing agreements or arrangements in the future, we may not be able to do so on satisfactory terms or in a timely manner.

We sell a majority of our products in the United States through one national broker with whom we have a long-term working relationship. In Canada, we use one national broker to distribute the majority of our products. Our business could suffer disruption if either of these brokers were to default in the performance of their obligations to perform brokerage services or fail to effectively represent us to the retail grocery trade.

We are vulnerable to fluctuations in the price and supply of food ingredients, packaging materials, and freight.

The prices of the food ingredients, packaging materials and freight are subject to fluctuations in price attributable to, among other things, changes in supply and demand of crops or other commodities, fuel prices and government-sponsored agricultural and livestock programs. The sales prices to our customers are a delivered price. Therefore, changes in our input costs could impact our gross margins. Our ability to pass along higher costs through price increases to our customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete. To the extent competitors do not also increase their prices, customers and consumers may choose to purchase competing products or may shift purchases to lower-priced Private Label or other value offerings which may adversely affect our results of operations.

We use significant quantities of sugar, cucumbers, broccoli, corn, peas, green beans, flour (wheat), poultry, seafood, vegetable oils, shortening, meat, corn syrup and other agricultural products as well as aluminum, glass jars, plastic trays, corrugated fiberboard and plastic packaging materials provided by third-party suppliers. We buy from a variety of producers and manufacturers, and alternate sources of supply are generally available. However, the supply and price are subject to market conditions and are influenced by other factors beyond our control, such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases, and fungi. Adverse weather conditions may occur more frequently as a result of climate change and other factors. Adverse weather conditions and natural disasters can reduce crop size and crop quality, which in turn could reduce our supplies of raw materials, lower recoveries of usable raw materials, increase the prices of our raw materials, increase our cost of storing raw materials if harvests are accelerated and processing capacity is unavailable, or interrupt or delay our production schedules if harvests are delayed.

We do not have long-term contracts with many of our suppliers, and, as a result, they could increase prices or fail to deliver. The occurrence of any of the foregoing could increase our costs and disrupt our operations.

If our assessments and assumptions about commodity prices, as well as ingredient and other prices and currency exchange rates, prove to be incorrect in connection with our hedging or forward-buy efforts or planning cycles, our costs may be greater than anticipated and our financial results could be adversely affected. Volatility in commodity prices will impact our results of operations.

From time to time, we enter into commodity forward contracts to fix the price of natural gas, diesel fuel, corn, soybean oil and other commodity purchases at a future delivery date. However, such strategies do not fully address commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies. Additionally, changes in the value of our commodities derivatives are recorded in the Cost of products sold line in our Consolidated Statements of Operations. Accordingly, volatility in commodities could result in volatility in our results of operations. As of December 30, 2012, the potential change in fair value of commodity derivative instruments, assuming a 10% adverse movement in the underlying commodity prices, would have resulted in an unrealized net loss of $1.0 million.

In addition, certain parts of our foreign operations in Canada expose us to fluctuations in foreign exchange rates. Net sales in Canada accounted for 3.4% of Consolidated Net Sales for fiscal 2012. We seek to reduce our exposure to such foreign exchange risks primarily through the use of foreign exchange-related derivative financial instruments. We enter into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of our functional currency. As of December 30, 2012, a 10% decline in the U.S. dollar relative to the Canadian dollar would have decreased the fair value of our foreign exchange forward contracts by $5.0 million.

We may cease any of our current programs or use other hedging or derivative programs in the future. The extent of our hedges at any given time depends on our assessment of the markets for these commodities, natural gas and diesel fuel, including our assumptions about future prices and currency exchange rates. For example, if we believe market prices for the commodities we use are unusually high, we may choose to hedge less, or even none, of our upcoming requirements. If we fail to hedge and prices or currency exchange rates subsequently increase, or if we institute a hedge and prices or currency exchange rates subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs and our financial results could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk” for a discussion of our current hedging and derivatives programs.

We may not be able to successfully identify, evaluate and integrate businesses we may acquire in the future and we may not be able to realize anticipated cost savings, revenue enhancements, or other synergies from such acquisitions including our recent acquisition of Wish-Bone.

We may not be able to identify and complete acquisitions in the future, and our failure to identify and complete acquisitions could limit our ability to grow our business beyond our existing brands.

Our acquisition strategy involves a number of risks, including the following:

•	we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

•	our acquisition of suitable businesses could be prohibited by U.S. or foreign antitrust laws; and

•	we may have to obtain additional equity financing or incur additional debt to finance future acquisitions, and such financing may not be available on terms acceptable to us or at all.

The process of integrating an acquired business, involves risks. These risks include, but are not limited to:

•	demands on management related to the significant increase in the size of our business;

•	diversion of management’s attention from the management of daily operations;

•	difficulties in the assimilation of different corporate cultures and business practices;

•	difficulties in conforming the acquired company’s accounting policies to ours;

•	retaining the loyalty and business of the customers of acquired businesses;

•	retaining employees that may be vital to the integration of acquired businesses or to the future prospects of the combined businesses;

•	difficulties and unanticipated expenses related to the integration of departments, information technology systems, including accounting systems, technologies, books and records, and procedures, and maintaining uniform standards, such as internal accounting controls, procedures, and policies;

•	costs and expenses associated with any undisclosed or potential liabilities;

•	the use of more cash or other financial resources on integration and implementation activities than we expect;

•	our ability to avoid labor disruptions in connection with any integration, particularly in connection with any headcount reduction; and

•	the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to intangible assets.

Failure to successfully integrate acquired businesses may result in reduced levels of revenue, earnings or operating efficiency than might have been achieved if we had not acquired such businesses.

Litigation or claims regarding our trademarks and any other proprietary rights or termination of our material licenses may have a significant, negative impact on our business.

We attempt to protect our intellectual property rights through a combination of trademark, patent, copyright and trade secret laws. We consider our trademarks to be of significant importance to our business and devote resources to the establishment and protection of our trademarks and other intellectual property rights. However, our trademark or other intellectual property applications are not always approved. Third parties may also oppose our intellectual property applications, or otherwise challenge our use of our trademark or other intellectual property. The actions we have taken or will take in the future may not be adequate to prevent violation of our trademark or other proprietary rights by others or prevent others from seeking to block sales of our products as an alleged violation of their trademark or other proprietary rights. We may need to initiate future claims or litigation or defend claims or litigation against us to enforce our trademark or other proprietary rights or to defend ourselves against claimed infringement of the trademark or other proprietary rights of others. Any future claims or litigation of this type, even without merit, could result in a material adverse effect on our business, financial condition or results of operations. Any such future claims or litigation may: (a) be expensive and time consuming to defend; (b) cause us to cease making, licensing or using products that incorporate the challenged intellectual property; (c) require us to rebrand our products or redesign our packaging, if feasible; (d) divert management’s attention and resources; or (e) require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which, if required, may not be available to us on acceptable terms or at all. Any inability to use our trademarks or other proprietary rights could harm our business and sales through reduced demand for our products and reduced revenues.

As described in greater detail under “Business—Intellectual Property,” we manufacture our Aunt Jemima, Armour, Swanson and Voila! brands under license agreements from various third parties. The loss of these licenses could have a material adverse effect on our business.

We may be unable to drive revenue growth in our key product categories or add products that are in faster growing and more profitable categories.

The food and beverage industry’s overall growth is linked to population growth. Our future results will depend on our ability to drive revenue growth in our key product categories. Because our operations are concentrated in North America, where growth in the food and beverage industry has been moderate, our success also depends in part on our ability to enhance our portfolio by adding innovative new products in faster growing and more profitable categories. Our failure to drive revenue growth in our key product categories or develop innovative products for new and existing categories could materially and adversely affect our profitability, financial condition and results of operations.

We may be subject to product liability claims should the consumption of any of our products cause injury, illness, or death.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, misbranding, product tampering, and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated, or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or exceed our insurance coverage. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and may require our management to spend time defending the claims rather than operating our business.

A product that has been actually or allegedly misbranded or becomes adulterated could result in product withdrawals or recalls, destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against us, could result in a loss of demand for our food products, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Due to the seasonality of the business, our revenue and operating results may vary from quarter to quarter.

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including frozen vegetables and frozen complete bagged meals, tend to be marginally higher during the winter months. Seafood sales peak during Lent, in advance of the Easter holiday. Sales of pickles, relishes, barbecue sauces, potato chips and salad dressings tend to be higher in the spring and summer months, and demand for Duncan Hines products, Birds Eye vegetables and our pie and pastry fruit fillings tend to be higher around the Easter, Thanksgiving, and Christmas holidays. Since many of the raw materials we process under the Birds Eye and Vlasic brands are agricultural crops, production of these products is predominantly seasonal, occurring during and immediately following the purchase of such crops. We also increase our Duncan Hines inventories in advance of the peak fall selling season. As a result, our inventory levels tend to be higher during August, September, and October, and thus we require more working capital during these months. We are typically a seasonal net user of cash in the third quarter of the calendar year.

For these reasons, sequential quarterly comparisons are not a good indication of our performance or how we may perform in the future. If we are unable to obtain access to working capital or if seasonal fluctuations are greater than anticipated, there could be a material adverse effect on our financial condition, results of operations or cash flows.

We face risks associated with certain pension obligations.

We hold investments in equity and debt securities in our qualified defined benefit pension plans. Deterioration in the value of plan assets, resulting from a general financial downturn or otherwise, could cause an increase in the underfunded status of our defined benefit pension plans, thereby increasing our obligation to make contributions to the plans. The underfunding in our pension plans totaled $58.1 million as of September 29, 2013. The decrease in discount rates from approximately 6% in 2008 to approximately 4.7% as of September 29, 2013 has had a significant impact to our funding status. We have contributed cash significantly in excess of expense for the last three years to improve the funded status of the plans and intend to continue to do so. Changes in interest rates in the future could have a significant effect on our funded status.

Our obligation to make contributions to the pension plans could reduce the cash available for working capital and other corporate uses and may have a material adverse impact on our operations, financial condition and liquidity.

Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.

We employed approximately 4,900 people as of September 29, 2013, with approximately 63% of our hourly employees unionized. Due to the seasonality of our pickle and vegetable businesses, our employment fluctuates throughout the year, and thus our average number of employees was approximately 4,400 throughout fiscal 2012. The collective bargaining agreement covering approximately 480 employees at our Darien, Wisconsin plant is due to expire in December 2013, and negotiations with the union began in October 2013 and are on-going. Our other unionized employees are covered under collective bargaining agreements between April 2014 and October 2022.

Failure to extend or renew our collective bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition, or results of operations. In addition, we may not be able to reach new agreements upon the expiration of our existing collective bargaining agreements and if we do reach new agreements, such agreements may not be on terms that we consider favorable. Furthermore, labor organizing activities could result in additional employees becoming unionized.

We and our third-party co-packers and suppliers are subject to laws and regulations relating to protection of the environment, worker health, and workplace safety. Costs to comply with these laws and regulations, or claims with respect to environmental, health and safety matters, could have a significant negative impact on our business.

Our operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of solid and hazardous materials and wastes, employee exposure to hazards in the workplace and the cleanup of contaminated sites. We are required to obtain and comply with environmental permits for many of our operations, and sometimes we are required to install pollution control equipment or to implement operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We could incur substantial costs, including cleanup costs, civil or criminal fines or penalties, and third-party claims for property damage or personal injury as a result of any violations of environmental laws and regulations, noncompliance with environmental permit conditions or contamination for which we may be responsible that is identified or that may occur in the future. Such costs may be material.

Under federal and state environmental laws, we may be liable for the costs of investigation, removal or remediation of certain hazardous or toxic substances, as well as related costs of investigation and damage to natural resources, at various properties, including our current and former properties and the former properties of our predecessors, as well as offsite waste handling or disposal sites that we or our predecessors have used. Liability may be imposed upon us without regard to whether we knew of or caused the presence of such hazardous or toxic substances. Any such locations, or locations that we may acquire in the future, may result in liability to us under such laws or expose us to third party actions such as tort suits based on alleged conduct or environmental conditions. In addition, we may be liable if hazardous or toxic substances migrate from properties for which we may be responsible to other properties.

In addition to regulations applicable to our operations, failure by any of our co-packers or other suppliers to comply with regulations, or allegations of compliance failure, may disrupt their operations and could result in potential liability. Even if we were able to obtain insurance coverage or compensation for any losses or damages resulting from the non-compliance of a co-packer or supplier with applicable regulations, our brands and reputation may be adversely affected by negative perceptions of our brands stemming from such compliance failures.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims.

Our operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”), U.S. Department of Agriculture (“USDA”), Federal Trade Commission (“FTC”) and other governmental entities and such regulations are subject to change from time to time which could impact how we manage our production and sale of products. Federal budget cuts could result in furloughs for government employees, including inspectors and reviewers for our plants and products and for our suppliers’ plants and products, which could materially impact our ability to manufacture regulated products.

Our operations are subject to extensive regulation by the FDA, the USDA and other national, state, and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or cGMPs, and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state, and local authorities. In addition, we must comply with similar laws in Canada. In January 2011, the FDA’s Food Safety Modernization Act was signed into law. The law will increase the number of inspections at food facilities in the U.S. in an effort to enhance the detection of food borne illness outbreaks and order recalls of tainted food products. The FTC and other authorities regulate how we market and advertise our products, and we could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analysis of products for the nutritional-labeling requirements. Compliance with federal, state and local regulations is costly and time-consuming. Failure to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material adverse effect on our operating results and business. For example, on January 27, 2012, we issued a voluntary recall for certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause allergic reactions for people who have a soy allergy. The cost of retrieving and destroying the product covered by the recall, net of insurance recoveries, was $3.2 million ($2.1 million in fiscal 2012 and $1.1 million in fiscal 2011).

In addition, current budget cuts proposed by the federal government could result in furloughs for government employees, including inspectors and reviewers for our plants and products and for our suppliers’ plants and products. Such furloughs could materially impact our ability to manufacture regulated products, which could have a material adverse effect on our business.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

The efficient operation of our business depends on our information technology systems, some of which are managed by third-party service providers. We rely on our information technology systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber attacks and viruses. Any such damage or interruption could have a material adverse effect on our business.

We have a significant amount of goodwill and intangible assets on our Consolidated Balance Sheets that are subject to impairment based upon future adverse changes in our business and the overall economic environment.

At September 29, 2013, the carrying value of goodwill and tradenames was $1,441.5 million and $1,604.0 million, respectively. We evaluate the carrying amount of goodwill and indefinite-lived intangible assets for impairment on an annual basis, in December, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. We have recorded impairment charges in recent years, including a $0.5 million tradename impairment to our Bernstein’s tradename in fiscal 2012 and $148.2 million of goodwill and tradename impairments in fiscal 2011. The value of goodwill and intangible assets will be derived from our business operating plans and is susceptible to an adverse change in demand, input costs, general changes in the business, or changes in the overall economic environment and could require an impairment charge in the future. We expect our goodwill and intangible assets to increase significantly with the Wish-Bone acquisition.

If we are unable to retain our key management personnel, our future performance may be impaired and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our executive officers could have a material adverse effect on our business, financial condition, or results of operations. We do not maintain key-man life insurance on any of our executive officers. The services of such personnel may not continue to be available to us.

We may not be able to utilize all of our net operating loss carryovers.

If there is an unfavorable adjustment from an United States Internal Revenue Service (“IRS”) examination (whether as a result of a change in law or IRS policy or otherwise) that reduces any of our NOLCs, cash taxes may increase and impact our ability to pay dividends or make interest payments on our indebtedness, including the notes. As of September 29, 2013, we had NOLCs for U.S. federal income tax purposes of $1.0 billion. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to utilize its pre-change NOLCs to offset future taxable income. Certain of our existing NOLCs are subject to annual limitations under Section 382 of the Code. In addition, if Pinnacle Foods Inc. or we undergo an ownership change in the future, our ability to utilize NOLCs could be further limited by Section 382 of the Code. The IPO may have increased, and the Secondary Offering may increase, the risk of an ownership change, and future shifts in ownership of the common stock of Pinnacle Foods Inc. (including future sales by Blackstone) may cause an ownership change. These limitations and/or our failure to generate sufficient taxable income may result in the expiration of the NOLCs before they are utilized. For further detail on our NOLCs, see the notes to our audited consolidated financial statements included elsewhere in this prospectus.

Affiliates of Blackstone control us and their interests may conflict with ours or yours in the future.

Investment funds associated with or designated by affiliates of Blackstone control us. Affiliates of Blackstone have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of unitholders, regardless of whether noteholders believe that any such transactions are in their interests. For example, Blackstone could collectively cause us to make acquisitions that increase our amount of indebtedness, including secured indebtedness, or to sell assets, which may impair our ability to make payments under the notes.

Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by affiliates of Blackstone collectively continue to control us, even if such amount is less than 50%, Blackstone will continue to be able to influence or effectively control our decisions.

Risks Related to the Notes

The following risks apply to the outstanding unregistered notes and will apply equally to the exchange notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facilities and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

The Issuers are holding companies, and therefore their ability to repay their indebtedness, including the notes, are dependent on cash flow generated by their subsidiaries and the ability of the subsidiaries to make distributions to the Issuers.

The Issuers are holding companies with no significant operations or material assets other than the equity interests they hold in their subsidiaries. The Issuers conduct all of their business operations through their subsidiaries. As a result, their ability to pay principal and interest on their indebtedness, including the notes, is dependent on the generation of cash flow by their subsidiaries, including their subsidiaries that are not guarantors, and the ability of the subsidiaries to make such cash available to the Issuers, by dividend or otherwise.

The earnings of the Issuers’ subsidiaries will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating, and other factors beyond our control. Unless they are guarantors of the notes, the Issuers’ subsidiaries do not have any obligations to pay amounts due on the notes or to make funds available for that purpose. While Issuers’ existing wholly-owned domestic subsidiaries will initially guarantee the notes on a senior unsecured basis, such guarantees could be rendered unenforceable for the reasons described below under “—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.” If such guarantees were rendered unenforceable, the holders of the notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of the Issuers’ subsidiaries who are not guarantors, all of such subsidiary’s creditors would be entitled to payment in full out of such subsidiary’s assets before the holders of the notes would be entitled to any payment. Each of the Issuers’ subsidiaries is a separate and distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the Issuers’ subsidiaries, may limit the Issuers’ ability to obtain cash from their subsidiaries. While our senior secured credit facilities and the indenture that governs the notes will limit the ability of the Issuers’ subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuers, these limitations are subject to certain qualifications and exceptions. Any payments of dividends, distributions, loans or advances to the Issuers by their subsidiaries could also be subject to taxes or restrictions on dividends or transfers under applicable local law in the jurisdictions in which its subsidiaries operate.

If the Issuers do not receive distributions from their subsidiaries, or to the extent that the earnings from, or other available assets of, their subsidiaries are insufficient, the Issuers may be unable to make required principal and interest payments on their indebtedness, including the notes.

If we cannot make scheduled payments on our indebtedness, we could be in default under the terms of the agreements that will govern such indebtedness including our senior secured credit facilities and the indenture that governs the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing their loans, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

In addition, Pinnacle Foods Inc., the Issuers’ indirect corporate parent, also guarantees the notes. However, Pinnacle Foods Inc. is a holding company whose entire operating income and cash flow is derived from the Issuers and whose only material asset is the capital stock of the direct parent of PFF. Therefore, you should not place undue reliance on Pinnacle Foods Inc.’s guarantee in evaluating whether to invest in the notes.

Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in our and our subsidiaries’ assets.

The Issuers’ obligations under the notes and the guarantors’ obligations under their guarantees of the notes are unsecured, but the Issuers’ obligations under our senior secured credit facility and each guarantor’s (other than Pinnacle Foods Inc.) obligations under their respective guarantees of the senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of our wholly-owned U.S. subsidiaries and the assets and a portion of the stock of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of September 29, 2013, we had approximately $1,625.9 million of senior secured indebtedness, substantially all of which is indebtedness under our senior secured credit facility and which does not include availability of approximately $121.0 million under our revolving credit facility (after giving effect to approximately $29.0 million of outstanding letters of credit, all of which would be secured if borrowed). The indenture governing the notes will permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they will not guarantee the notes.

The notes will not be guaranteed by our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

As of September 29, 2013, our only existing foreign operating subsidiary was Pinnacle Foods Canada Corp., which accounted for approximately $84.7 million, or 3.4% of our net sales, for the year ended December 30, 2012, and $34.6 million, or less than 1.0%, of our total assets as of December 30, 2012.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit and our indenture), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, the Issuers will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under our senior secured credit facility. The senior secured credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under our senior secured credit facility will have the discretion to release certain guarantors under our senior secured credit facility in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the senior secured credit facility remain outstanding, any guarantee of the notes (other than the guarantee by Pinnacle Foods Inc.) may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under the senior secured credit facility, if the guarantor is no longer a guarantor of obligations under the senior secured credit facility or any other indebtedness. See “Description of Notes.” The lenders under the senior secured credit facility will have the discretion to release the guarantees under the senior secured credit facility in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the Issuers or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) the Issuers or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuers or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left the Issuers or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the Issuers or any of the guarantors intended to, or believed that the Issuers or such guarantor would, incur debts beyond the Issuers’ or such guarantor’s ability to pay such debts as they mature; or

•	the Issuers or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against the Issuers or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the note or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuers or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to the Issuers’ or any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The initial purchasers have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The trading price of the notes may be volatile.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions, and securities analysts’ recommendations regarding our securities.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture that governs the notes, requires us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

Changes in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the market price of the notes.

Credit rating agencies rate the notes and our other indebtedness on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy as a whole. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes or our other indebtedness or placing us on a watch list for possible future downgrading could limit our ability to refinance maturing liabilities, access the capital markets to meet liquidity needs, increase our cost of financing and lower the market price or liquidity of the notes.

Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.

Many of the covenants in the indenture will not apply if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that governs the notes will not apply to us if the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain these ratings. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such action taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of Notes—Certain Covenants.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act. All statements, other than statements of historical facts included in this prospectus, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information referred to under “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. When used in this prospectus, the words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth in our prospectus filed with the SEC on November 26, 2013 under the section entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following risks, uncertainties and factors:

•	competition;

•	our ability to predict, identify, interpret and respond to changes in consumer preferences;

•	the loss of any of our major customers;

•	our reliance on single source provider for the manufacturing, co-packing and distribution of many of our products;

•	fluctuations in price and supply of food ingredients, packaging materials and freight;

•	volatility in commodity prices and our failure to mitigate the risks related to commodity price fluctuation and foreign exchange risk through the use of derivative instruments;

•	costs and timeliness of integrating Wish-Bone, and any future acquisitions or our failure to realize anticipated cost savings, revenue enhancements or other synergies therefrom;

•	our substantial leverage;

•	litigation or claims regarding our intellectual property rights or termination of our material licenses;

•	our inability to drive revenue growth in our key product categories or to add products that are in faster growing and more profitable categories;

•	potential product liability claims;

•	seasonality;

•	the funding of our defined benefit pension plans;

•	changes in our collective bargaining agreements or shifts in union policy;

•	changes in the cost of compliance with laws and regulations, including environmental, worker health and workplace safety laws and regulations;

•	our failure to comply with FDA, USDA or FTC regulations and the impact of governmental budget cuts;

•	disruptions in our information technology systems;

•	future impairments of our goodwill and intangible assets;

•	difficulty in the hiring or the retention of key management personnel;

•	changes in tax statutes, tax rates, or case laws which impact tax positions we have taken; and

•	Blackstone controlling us.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding unregistered notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

CAPITALIZATION

The following table sets forth Pinnacle Foods Inc.’s cash and cash equivalents and capitalization as of September 29, 2013 on a historical basis and on a pro forma basis after giving effect to the Wish-Bone acquisition as if the acquisition and related financing were consummated on September 29, 2013.

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness,” as well as the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

($ in millions)	Actual	Pro Forma
Cash and cash equivalents	$110.4	$38.0

Long-term debt, including current portion of long-term debt:
Senior Secured Credit Facility—Tranche G Term Loans due 2020	1,625.9	1,625.9
Senior Secured Credit Facility—Tranche H Term Loans due 2020	—	525.0
4.875% Senior Notes due 2021	350.0	350.0
Unamortized discount on long term debt	(8.2)	(16.7)
Capital lease obligations	20.6	20.6

Total long-term debt	$1,988.3	$2,504.8

Stockholders’ equity:
Common stock, $0.01 par value (200,000,000 shares authorized; issued and outstanding 117,220,795)	1.2	1.2
Additional paid-in capital	1,325.8	1,325.8
Retained Earnings	244.4	239.6
Accumulated other comprehensive (loss) income	(34.5)	(34.5)

Total stockholders’ equity	1,536.9	1,532.1

Total capitalization	$3,525.2	$4,036.9

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 1, 2013, Pinnacle Foods Inc. acquired substantially all of the assets (the “Acquisition”) of the Wish-Bone Business and Western Salad Dressing Business (“Wish-Bone”) from Conopco, Inc., a New York corporation (“Unilever”), which is a subsidiary of Unilever PLC. The acquired portfolio includes a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone and Western brand names.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 30, 2012 gives effect to the Acquisition under the acquisition method of accounting as if had occurred on December 26, 2011 (the first date of fiscal 2012) and combines the historical operating results of Pinnacle for the year ended December 30, 2012 with the historical revenues and direct expenses of the Wish-Bone Business for the twelve months ended December 31, 2012.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 29, 2013 gives effect to the Acquisition under the acquisition method of accounting as if had occurred on December 26, 2011 (the first date of fiscal 2012) and combines the historical operating results of Pinnacle for the nine months ended September 29, 2013 with the historical revenues and direct expenses of the Wish-Bone Business for the nine months ended September 30, 2013.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Acquisition and related financing as if they had occurred on September 29, 2013.

The Statements of Revenues and Direct Expenses include direct cost of production, marketing and distribution, including selling and direct overhead, depreciation and amortization, and all direct expenses incurred by Unilever on behalf of Wish-Bone. Certain other Unilever expenses and other income, such as corporate overhead, interest income, interest expense, and income taxes have been excluded from the statements of revenues and direct expenses. As a result, the Statement of Revenues and Direct Expenses are not indicative of the results of operations of Wish-Bone had the business been operated as a separate, stand-alone entity.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations adjustments are based upon available information, the structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The Unaudited Pro Forma Condensed Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the Acquisition occurred as of December 26, 2011, or what results will be for any future period.

The preliminary allocation of the purchase price was based upon a preliminary estimate of fair value of assets acquired, including fixed assets, inventory, tradenames, distributor relationships and non-compete agreement. The estimated fair values were determined by management. Our estimates and assumptions are subject to change upon the finalization of appraisals, purchase price adjustments, and accounting for income taxes.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statement of operations, recurring in nature.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Pinnacle and the historical Statement of Assets Acquired, the Statement of Revenues and Direct Expenses and related footnotes of Wish-Bone included elsewhere in this prospectus. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the Acquisition. In connection with the Acquisition, Unilever has agreed to continue to manufacture certain Wish-Bone products for approximately eighteen months following the consummation of the acquisition (with an option to extend for an additional six months) to enable Pinnacle to transition manufacturing of Wish-Bone into an existing Pinnacle facility.

PINNACLE FOODS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 30, 2012

(thousands, except per share data)

	Pinnacle	Wish-Bone	Adjustments			Pro forma Total
Net sales	$2,478,485	$192,196	$—			$2,670,681
Cost of products sold	1,893,936	122,244	2,131	(a	)	2,018,311

Gross profit	584,549	69,952	(2,131)			652,370
Operating expenses
Marketing and selling expenses	169,736	16,657	—			186,393
Administrative expenses	89,414	—	—			89,414
Research and development expenses	12,031	—	—			12,031
Other expense (income), net	29,774	—	666	(b	)	30,440

Total operating expenses	300,955	16,657	666			318,278

Earnings before interest and taxes	283,594	53,295	(2,797)			334,092
Interest expense	198,484	—	19,891	(c	)	218,375
Interest income	110	—	—			110

Earnings before income taxes	85,220	53,295	(22,688)			115,827
Provision for income taxes	32,701		11,998	(d	)	44,699

Net earnings	$52,519	$53,295	$(34,686)			$71,128

Net earnings per share
Basic	$0.65					$0.88
Weighted average shares outstanding-basic	81,231					81,231
Diluted	$0.61					$0.82
Weighted average shares outstanding-diluted	86,495					86,495

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

PINNACLE FOODS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2013

(thousands, except per share data)

	Pinnacle	Wish-Bone	Adjustments			Pro forma Total
Net sales	$1,754,480	$148,895	$—			$1,903,375
Cost of products sold	1,297,808	95,903	1,633	(a	)	1,395,344

Gross profit	456,672	52,992	(1,633)			508,031
Operating expenses
Marketing and selling expenses	134,002	15,209	—			149,211
Administrative expenses	93,189	—	—			93,189
Research and development expenses	7,825	—	—			7,825
Other expense (income), net	45,096	—	500	(b	)	45,596

Total operating expenses	280,112	15,209	500			295,821

Earnings before interest and taxes	176,560	37,783	(2,133)			212,210
Interest expense	107,878	—	14,918	(c	)	122,796
Interest income	68	—	—			68

Earnings before income taxes	68,750	37,783	(17,051)			89,482
Provision for income taxes	35,108		8,106	(d	)	43,214

Net earnings	$33,642	$37,783	$(25,157)			$46,268

Net earnings per share
Basic	$0.32					$0.45
Weighted average shares outstanding-basic	103,921					103,921
Diluted	$0.32					$0.44
Weighted average shares outstanding-diluted	105,978					105,978
Dividends declared	$0.36					$0.36

See accompanying notes to unaudited pro forma condensed consolidated statements of operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(thousands of dollars, except where noted in millions)

Pinnacle unaudited pro forma condensed consolidated statement of operations pro forma adjustments:

(a)	Reflects the following:

	Year ended December 30, 2012	Nine months ended September 29, 2013
Depreciation adjustment (i)	$331	$283
Transition manufacturing agreement (ii)	1,800	1,350

	$2,131	$1,633

i.	The elimination of historical depreciation expense incurred by Wish-Bone and reflects annual depreciation expense based on the preliminary allocation of the purchase price to the fair value of the assets acquired. Acquired fixed assets consist of machinery and equipment with useful lives averaging 21 months.

	Year ended December 30, 2012	Nine months ended September 29, 2013
Depreciation expense based on the preliminary allocation of the purchase price	$2,857	$2,143
Historical depreciation expense included by the Wish-Bone Business	2,526	1,860

	$331	$283

The pro forma adjustment to depreciation expense reflects Pinnacle’s preliminary allocation of purchase price to the fair value of the tangible assets acquired. If the final allocation of the purchase price were to result in an increase in the fair value of the fixed assets of 10% (approximately $500), Pinnacle estimates that depreciation expense would increase approximately $286 per year (based on the weighted average estimated useful life of approximately 21 months of such assets).

ii.	Pro forma charges from the transition manufacturing agreement were approximately $1.8 million and $1.4 million for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively.

(b)	Increased Other expense is based upon Pinnacle’s preliminary allocation of purchase price to $5.0 million of distributor relationships and $1.0 million to a non-compete agreement. Distributor relationships are being amortized over 30 years using the double declining balance method. This life was based on an attrition rate based on industry experience which management believes is appropriate in Pinnacle’s circumstances. The non-compete is being amortized over 3 years, the contractual length of the agreement. The total adjustment to Other expense related to amortization was approximately $0.7 million and $0.5 million for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively.

Pro forma depreciation and amortization expense for Wish-Bone were approximately $3.5 million and $2.6 million for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively.

(c)	Increased interest expense is based upon the following pro forma amounts of debt giving effect to the financing of the Acquisition:

	Year ended December 30, 2012	Nine months ended September 29, 2013
Term Loan (i)	$17,063	$12,797
Amortization of financing fees (ii)	2,828	2,121

Pro forma interest expense	$19,891	$14,918

i.	Pursuant to the terms of Term Loan H, the interest rates on the term loan bear interest at the Eurodollar rate (which at no time shall be less than 0.75%) + 2.5%. The assumed interest rates for Term Loan H reflect the Eurodollar rate of 0.75%, the approximate average of the Eurodollar rate during all relevant periods. A change in the interest rate of one-eigth of one percent would change interest expense on Term Loan H by $656 annually. However, we have mitigated approximately 70% of this risk through the use of cash flow hedges of interest rate risk.
ii.	Deferred debt issue costs and original issue discount are amortized using the effective interest method over the life of the related debt. Total fees related to the debt issuance in connection with Term Loan H amounted to $18.4 million, including an original issue discount of approximately $8.5 million, with a weighted amortization period of 6.5 years for all items. This resulted in amortization of approximately $2.8 million for the year ended December 31, 2012 and $2.1 million for the nine months ended September 29, 2013, respectively.
(d)	Income taxes are provided on the operating results of Wish Bone, as adjusted, at our statutory tax rate of 39.2% for the year ended December 31, 2012 and 39.1% for the nine months ended September 29, 2013.

PINNACLE FOODS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 29, 2013

(thousands, except share and per share data)

	Pinnacle	Wish-Bone	Adjustments			Pro forma total
Current assets:
Cash and cash equivalents	$110,403		$(72,399)	(a	)	$38,004
Accounts receivable, net of allowances of $5,707	168,916		—			168,916
Inventories	394,328	15,428	1,572	(b	)	411,328
Other current assets	7,266		—			7,266
Deferred tax assets	121,181					121,181

Total current assets	802,094	15,428	(70,827)			746,695
Plant assets, net of accumulated depreciation of $283,426	512,351	18,860	(13,860)	(b	)	517,351
Tradenames	1,603,992		250,000	(b	)	1,853,992
Other assets, net	161,423		15,851	(c	)	177,274
Goodwill	1,441,495		297,000	(b	)	1,738,495

Total assets	$4,521,355	$34,288	$478,164			$5,033,807

Current liabilities:
Short-term borrowings	$1,065		$—			$1,065
Current portion of long-term obligations	19,436		5,250	(a	)	24,686
Accounts payable	180,055		—			180,055
Accrued trade marketing expense	38,920		—			38,920
Accrued liabilities	106,675		3,883	(a	)	110,558
Dividends payable	21,354		—			21,354

Total current liabilities	367,505		9,133			376,638
Long-term debt	1,968,907		511,219	(a	)	2,480,126
Pension and other postretirement benefits	93,090		—			93,090
Other long-term liabilities	24,802		—			24,802
Deferred tax liabilities	530,148		(3,089)	(a	)	527,059

Total liabilities	2,984,452		517,263			3,501,715
Commitments and contingencies
Shareholders’ equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued			—			—
Pinnacle common stock: par value $.01 per share, 200,000,000 shares authorized; issued and outstanding 117,220,795	1,172		—			1,172
Additional paid-in-capital	1,325,835		—			1,325,835
Retained earnings	244,410		(4,811)	(a	)	239,599
Accumulated other comprehensive loss	(34,514)		—			(34,514)

Total shareholders’ equity	1,536,903		(4,811)			1,532,092

Total liabilities and shareholders’ equity	$4,521,355		$512,452			$5,033,807

See accompanying notes to unaudited pro forma condensed consolidated balance sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(thousands of dollars, except where noted in millions)

Pinnacle unaudited pro forma condensed consolidated balance sheet pro forma adjustments:

(a)	The following table sets forth the estimated sources and uses of cash in the Acquisition, assuming it had occurred on September 29, 2013.

Sources:
Incremental term loan facility (i)	$525,000
Cash on hand	72,399
Accrued liabilities	3,883

$601,282

Uses:
Wish-Bone purchase price	$575,000
Transaction fees and expenses (ii)	26,282

$601,282

(i)	Reflects the incurrence of $525.0 million under the Term Loan H facility entered into at the closing of the Acquisition. Loans under the Term Loan H facility were issued at a 1.625% discount, with net proceeds to us of $516.5 million and will require scheduled quarterly payments of 0.25% of the original principal amount, with the balance payable in the final quarterly installment. On a pro forma basis as of September 29, 2013, the current portion of Term Loan H was $5.3 million.
(ii)	Reflects the fees and expenses associated with the Acquisition, as described in the table below:

Deferred financing costs:
Financing fees (i)	$18,179
Other financing costs (ii)	203

Total deferred financing costs	18,382

Costs to be expensed by PF:
Other transaction costs (ii)	7,900

Total transaction costs	$26,282

(i)	Reflects financing fees incurred in connection with Term Loan H. Includes original issue discount of $8.5 million.
(ii)	Represents estimated transaction costs, other than those included in (i) above, including fees attributable to professional advisers and other fees associated with the completion and integration of the Acquisition. The costs will result in a tax benefit of approximately $3.1 million.

(b)	Reflects the preliminary allocation of the purchase price to the estimated fair values of assets acquired:

Purchase Price of Wish-Bone	$575,000

Assets acquired:
Inventories (i)	17,000
Plant assets	5,000
Trade names (ii)	250,000
Distributor Relationships and Non-Compete (iii)	6,000
Goodwill	297,000

Total cost of Acquisition	$575,000

(i)	Inventories acquired in the Acquisition were valued at estimated fair value (net realizable value, which is defined as estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of the acquiring entity), which is approximately $3.6 million higher than historical manufacturing cost. Additionally, excludes approximately $2.0 million of certain inventories to conform with our accounting policies.
(ii)	We have assigned $250.0 million to the estimated value of the trade names acquired. The values of the trade names are not subject to amortization but are reviewed annually for impairment.
(iii)	Of the total intangible assets acquired, an estimated $5.0 million has been assigned to distributor relationships and $1.0 million to a non-compete agreement. See note (b) in the notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for further details.
(c)	Other assets, net, consists of $9.9 million of deferred financing costs, $5.0 million of distributor relationships and $1.0 million for a non-compete agreement.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

Set forth below is the selected historical consolidated financial data of Pinnacle Foods Inc. as of the dates and for the periods indicated.

The selected financial data for each of the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012 and the summary consolidated balance sheet data as of December 25, 2011 and December 30, 2012 have been derived from Pinnacle Foods Inc.’s audited consolidated financial statements included elsewhere in this prospectus. The selected financial data as of December 28, 2008, December 27, 2009 and December 26, 2010 and for the fiscal year ended December 28, 2008 and December 27, 2009 have been derived from our audited consolidated financial statements, which are not included in this prospectus. Share and per share data for the fiscal years ended December 28, 2008, December 27, 2009, December 26, 2010, December 25, 2011 and December 30, 2012 has been retroactively adjusted to give effect to the 55.2444-for-one stock split which occurred on March 12, 2013.

The selected financial data for each of the nine months ended September 23, 2012 and September 29, 2013 and the summary consolidated balance sheet data as of September 29, 2013 have been derived from Pinnacle Foods Inc.’s unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited consolidated financial statements have been prepared on the same basis as Pinnacle Foods Inc.’s audited consolidated financial statements, and, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, and cash flows have been included. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The historical results of Pinnacle Foods Inc. are not necessarily indicative of future operating results. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

($ in millions, other than per share and share data)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Statement of Operations Data:
Net sales	$1,556.4	$1,642.9	$2,436.7	$2,469.6	$2,478.5	$1,773.4	$1,754.5
Cost of products sold	1,217.9	1,263.6	1,834.4	1,854.7	1,893.9	1,376.2	1,297.8

Gross profit	338.5	379.3	602.3	614.9	584.6	397.2	456.7
Operating expenses
Marketing and selling expenses	111.4	123.8	172.3	171.6	169.7	130.5	134.0
Administrative expenses	47.8	62.7	110.0	80.5	89.4	66.1	93.2
Research and development expenses	3.5	4.6	9.4	8.0	12.0	8.2	7.8
Goodwill impairment charge	—	—	—	122.9	—	—	—
Other expense (income), net	24.4	42.2	45.5	48.6	29.8	25.3	45.1

Total operating expenses	187.1	233.3	337.2	431.6	300.9	230.1	280.1

Earnings before interest and taxes	151.4	146.0	265.1	183.3	283.7	167.1	176.6
Interest expense	153.3	121.2	236.0	208.3	198.5	154.6	107.9
Interest income	0.3	0.1	0.3	0.2	0.1	0.1	0.1

Earnings (loss) before income taxes	(1.6)	24.9	29.4	(24.8)	85.3	12.6	68.8
Provision (benefit) for income taxes	27.0	(277.7)	7.4	22.1	32.7	3.7	35.1

Net earnings (loss)	$(28.6)	$302.6	$22.0	$(46.9)	$52.6	$8.9	$33.7

($ in millions, other than per share and share data)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012		(39 weeks) Nine Months ended September 29, 2013
Net earnings (loss) per share:
Basic	$(0.57)	$6.09	$0.32	$(0.58)	$0.65		$0.11	$0.32
Diluted	$(0.57)	$5.51	$0.30	$(0.58)	$0.61		$0.10	$0.32
Weighted average shares outstanding:
Basic	49,710,659	49,709,367	68,434,982	81,315,848	81,230,630		81,237,056	103,921,211
Diluted	49,710,659	54,902,353	73,638,195	81,315,848	86,494,546		86,460,856	105,978,368
Dividends declared	—	—	—	—	—		—	$0.36

Cash Flow:
Net cash provided by (used in):
Operating activities	$16.8	$116.2	$257.0	$204.2	$202.9		$62.4	$141.7
Investing activities	(32.6)	(1,366.8)	(81.3)	(109.4)	(77.7)		(49.2)	(55.9)
Financing activities	14.2	1,319.8	(134.3)	(59.0)	(184.1)		(158.7)	(68.0)

Balance sheet data (at end of period):
Cash and cash equivalents	$4.3	$73.9	$115.3	$151.0	$92.3	$		$110.4
Working capital (1)	131.2	364.6	344.4	408.7	404.1			455.1
Total assets	2,632.2	4,538.5	4,491.6	4,451.6	4,400.0			4,521.4
Total debt (2)	1,785.4	2,888.7	2,803.5	2,756.0	2,608.9			1,989.4
Total liabilities	2,324.6	3,664.1	3,596.5	3,606.3	3,511.3			2,984.5
Total shareholders’ equity	307.6	874.4	895.1	845.4	888.7			1,536.9

Other Financial Data:
North America Retail net sales			$2,023.9	$2,066.9	$2,081.7		$1,474.8	$1,484.7
Adjusted gross profit (3)	337.1	627.0	645.7	643.2	622.9		423.4	460.6
Adjusted EBITDA (4)	223.0	390.8	446.9	449.7	426.1		273.1	305.2
Capital expenditures	32.6	52.0	81.3	117.3	78.3		49.8	62.7

Ratio of Earnings to Fixed Charges	NM	1.20x	1.12x	NM	1.42x		1.08x	1.62x

(1)	Working capital excludes notes payable, revolving debt facility and current portion of long-term debt.
(2)	Total debt includes notes payable, revolving debt facility and current portion of long-term debt.
(3)	Adjusted gross profit is defined as gross profit before restructuring-related accelerated depreciation, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments noted in the table below. Our management uses Adjusted gross profit as an operating performance measure. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management’s performance. Adjusted gross profit is not defined under GAAP, should not be considered in isolation or as substitutes for measures of our performance prepared in accordance with GAAP and is not indicative of gross profit as determined under GAAP.

The following table provides a reconciliation from Pinnacle Foods Inc.’s gross profit to Adjusted gross profit.

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Gross profit	$338.5	$379.3	$602.3	$614.9	$584.6	$397.2	$456.7
Accelerated depreciation expense (a)	—	—	0.7	14.1	21.0	11.8	—
Acquired gross profit- Birds Eye Acquisition (b)	—	246.3	—	—	—	—	—
Non-cash items (c)	(2.0)	0.8	38.2	3.0	(1.2)	(2.0)	0.1
Acquisition, merger and other restructuring charges (d)	0.6	0.6	4.3	9.9	16.9	13.8	3.8
Other adjustment items (e)	—	—	0.2	1.3	1.6	2.6	—

Adjusted gross profit	$337.1	$627.0	$645.7	$643.2	$622.9	$423.4	$460.6

(a)	Reflects accelerated depreciation from plant closures.

(b)	Represents the acquired gross profit for Birds Eye for the period of fiscal year 2009 prior to the Birds Eye Acquisition, calculated consistent with our definition of Adjusted gross profit.
(c)	Non-cash items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$0.1	$0.5	$0.4	$0.2	$0.1	$0.1	$0.4
Unrealized losses (gains) resulting from hedging activities (2)	(2.1)	(0.2)	0.7	1.6	(1.3)	(2.1)	(0.3)
Other impairment charges (3)	—	—	—	1.3	—	—	—
Effects of adjustments related to the application of purchase accounting (4)	—	0.5	37.1	—	—	—	—

Total non-cash items	$(2.0)	$0.8	$38.2	$3.0	$(1.2)	$(2.0)	$0.1

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.
(3)	For fiscal year 2011, represents a plant asset impairment on the previously announced closure of the Tacoma, Washington facility of $1.3 million.
(4)	For fiscal year 2009 and fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(d)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Restructuring charges, integration costs and other business optimization expenses (1)	$0.4	$0.4	$4.1	$9.3	$16.9	$13.8	$3.6
Employee severance and recruiting (2)	0.2	0.2	0.2	0.6	—	0.0	0.2

Total acquisition, merger and other restructuring charges	$0.6	$0.6	$4.3	$9.9	$16.9	$13.8	$3.8

(1)	For fiscal year 2008, represents consultant expenses incurred to optimize our distribution network. For fiscal year 2009, represents consultant expense incurred to execute yield and labor savings in our plants. For fiscal year 2010, primarily represents integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012 and September 29, 2013, primarily represents restructuring and restructuring-related charges, consulting and business optimization expenses related to closures at our Millsboro, Delaware (March, 2013) and Fulton, New York (March, 2012) facilities and a gain from the sale of our Tacoma, Washington location in July 2013.
(2)	Represents severance costs paid or accrued to terminated employees.

(e)	Other adjustment items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Other (1)	—	—	$0.2	$1.3	$1.6	$2.6	$—

Total other adjustments	—	—	$0.2	$1.3	$1.6	$2.6	$—

(1)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product, net of insurance recoveries.
(4)	Adjusted EBITDA is defined as net earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”) and other adjustments noted in the table below. Our management uses Adjusted EBITDA as an operating performance measure. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets for Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.

EBITDA and Adjusted EBITDA do not represent net earnings or loss or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, Adjusted EBITDA includes certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that vary greatly and are difficult to predict. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies. In addition, under the credit agreement governing our senior secured credit facility and the indenture governing our senior notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance.”

The following table provides a reconciliation from Pinnacle Foods Inc.’s net earnings (loss) to EBITDA and Adjusted EBITDA.

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Net earnings (loss)	$(28.6)	$302.6	$22.0	$(46.9)	$52.6	$8.9	$33.7
Interest expense, net	153.0	121.1	235.7	208.1	198.4	154.5	107.8
Income tax expense (benefit)	27.0	(277.7)	7.4	22.1	32.7	3.7	35.1
Depreciation and amortization expense	62.5	65.5	78.1	88.5	98.1	68.5	57.7

EBITDA	$213.9	$211.5	$343.2	$271.8	$381.7	$235.6	$234.2

Acquired EBITDA- Birds Eye Acquisition (a)	—	$142.3	—	—	—	—	—
Non-cash items (b)	$3.8	4.7	$71.5	$152.2	$0.1	$(1.4)	$5.3
Acquisition, merger and other restructuring charges (c)	2.7	29.8	27.5	20.3	23.3	17.9	12.3
Other adjustment items (d)	2.6	2.5	4.7	5.5	21.0	21.0	53.4

Adjusted EBITDA	$223.0	$390.8	$446.9	$449.7	$426.1	$273.1	$305.2

(a)	Represents the acquired EBITDA for Birds Eye for the period of fiscal year 2009 prior to the Birds Eye Acquisition, calculated consistent with our definition of Adjusted EBITDA.

(b)	Non-cash items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$0.8	$3.2	$4.7	$1.1	$0.9	$0.7	$5.6
Unrealized losses (gains) resulting from hedging activities (2)	(2.1)	(0.3)	0.7	1.6	(1.3)	(2.1)	(0.3)
Goodwill impairment charge (3)	—	—	—	122.9	—	—	—
Other impairment charges (4)	15.1	1.3	29.0	26.6	0.5	—	—
Non-cash gain on litigation settlement (5)	(10.0)	—	—	—	—
Effects of adjustments related to the application of purchase accounting (6)	—	0.5	37.1	—		—	—

Total non-cash items	$3.8	$4.7	$71.5	$152.2	$0.1	$(1.4)	$5.3

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market adjustments of obligations under foreign exchange and commodity derivative contracts.
(3)	For fiscal year 2011, represents goodwill impairments on the Frozen Breakfast ($51.7 million), Private Label ($49.7 million) and Food Service ($21.5 million) reporting units.
(4)	For fiscal year 2008, represents impairment charges for the Van de Kamp’s ($8.0 million), Mrs. Paul’s ($5.6 million), Lender’s ($0.9 million) and Open Pit tradenames ($0.6 million). For fiscal year 2009, represents an impairment charge for the Swanson tradename ($1.3 million). For fiscal year 2010, represents an impairment for the Hungry-Man tradename ($29.0 million). For fiscal year 2011, represents tradename impairments on Aunt Jemima ($23.7 million), Lender’s ($1.2 million) and Bernstein’s ($0.4 million), as well as a plant asset impairment on the previously announced closure of the Tacoma, Washington facility ($1.3 million). For fiscal year 2012, represents tradename impairment of Bernstein’s ($0.5 million).
(5)	For fiscal year 2008, represents the excess of the accrued liability established in purchase accounting over the amount of the cash payment in the litigation settlement.
(6)	For fiscal year 2009 and fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(c)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Expenses in connection with an acquisition or other non-recurring merger costs (1)	$0.7	$25.2	$0.9	$8.8	$2.3	$1.6	$1.2
Restructuring charges, integration costs and other business optimization expenses (2)	1.0	1.0	25.5	9.5	20.0	15.3	7.4
Employee severance and recruiting (3)	1.0	3.6	1.1	2.0	1.0	1.0	3.7

Total acquisition, merger and other restructuring charges	$2.7	$29.8	$27.5	$20.3	$23.3	$17.9	$12.3

(1)

For fiscal year 2008, represents additional costs related to the 2007 acquisition of Pinnacle Foods Inc. by a wholly-owned subsidiary of Peak Holdings LLC, an entity controlled by investment funds affiliated with Blackstone and related financing transactions (the “Blackstone Transaction”) that was dissolved in connection with the IPO. For fiscal year 2009 and fiscal year 2010, primarily represents costs related to the Birds Eye Acquisition as well as other expenses related to due diligence investigations. For fiscal year 2011, primarily represents an $8.5 million legal settlement related to the Lehman Brothers Specialty Financing claim described in more detail in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus and in “Business—Legal Proceedings.” For fiscal year 2012 and the nine months ended September 23, 2012 and September 29, 2013, primarily represents expenses related to the IPO and due diligence investigations.
(2)	For fiscal year 2008, represents expenses incurred to reconfigure the freezer space in our Mattoon, Illinois warehouse, as well as consultant expense incurred to execute labor and yield savings in our plants. For fiscal year 2009, represents consultant expense incurred to execute yield and labor savings in our plants. For fiscal year 2010, primarily represents employee termination benefits and lease termination costs related to the closing of the Rochester, New York office and integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and restructuring-related charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012, primarily represents restructuring and restructuring-related charges related to the closure of our Fulton, New York and Millsboro, Delaware facilities, as a result of footprint consolidation projects. For the nine months ended September 29, 2013, primarily represents restructuring and restructuring-related charges related to the closure of our Millsboro, Delaware facility, consulting and business optimization expenses related to the expansion of headquarter direct sales coverage for retail and a gain from the sale of our Tacoma, Washington location in July 2013.
(3)	For fiscal year 2009, principally represents severance and recruiting costs related to the change in the Chief Executive Officer. For fiscal year 2008, fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013, represents severance costs paid, or to be paid, to terminated employees.
(d)	Other adjustment items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 28, 2008	(52 weeks) Fiscal year ended December 27, 2009	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Management, monitoring, consulting and advisory fees (1)	$2.6	$2.5	$4.5	$4.6	$4.7	$3.5	$19.2
Bond redemption fees (2)	—	—	—	—	14.3	14.3	34.2
Other (3)	—	—	0.2	0.9	2.0	3.2	—

Total other adjustments	$2.6	$2.5	$4.7	$5.5	$21.0	$21.0	$53.4

(1)	For fiscal year 2008, represents management/advisory fees and expenses paid to Blackstone. For fiscal year 2009, fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013 represents management/advisory fees and expenses paid to an affiliate of Blackstone pursuant to the Advisory Agreement. For the nine months ending September 29, 2013, it also includes a $15.1 million expense to terminate the Blackstone advisory fee agreement. The Advisory Agreement was terminated in accordance with its terms.
(2)	For fiscal year 2012 and the nine months ended September 23, 2012, represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. For the nine months ended September 29, 2013, represents the premiums paid on the redemption of $400.0 million of 8.25% Senior Notes due 2017 at a premium of $34.2 million.
(3)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011, primarily represents a gain on the sale of the Watsonville, California property and the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $1.1 million, net of insurance recoveries. For fiscal year 2012 and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $2.0 million (after insurance recovery received in the fourth quarter of 2012) and $3.2 million (before insurance recovery), respectively.
(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expenses, which management believes to be representative of the interest factor thereon. “NM” means “not meaningful.” The Company’s earnings for the fiscal years ended December 28, 2008 and December 25, 2011 were insufficient to cover fixed charges by $1.5 million and $24.8 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of our financial condition and results of operations and should be read together with “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements and related notes thereto of Pinnacle Foods Inc. included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Information presented for the nine months ended September 23, 2012 and September 29, 2013 is derived from our unaudited consolidated financial statements for those periods. Information for the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010 is derived from our audited consolidated financial statements for those periods included elsewhere in this prospectus.

Overview

We are a leading manufacturer, marketer and distributor of high quality, branded food products in North America. We manage the business in three operating segments: Birds Eye Frozen, Duncan Hines Grocery and Specialty Foods. Our Birds Eye Frozen Division manages our Leadership Brands in the United States retail frozen vegetables (Birds Eye), frozen complete bagged meals (Birds Eye Voila!), and frozen prepared seafood (Van de Kamp’s and Mrs. Paul’s) categories, as well as our Foundation Brands in the full-calorie single-serve frozen dinners and entrées (Hungry-Man), frozen pancakes / waffles / French Toast (Aunt Jemima), frozen and refrigerated bagels (Lender’s) and frozen pizza for one (Celeste) categories. Our Duncan Hines Grocery Division manages our Leadership Brands in the baking mixes and frostings (Duncan Hines), shelf-stable pickles (Vlasic), and table syrups (Mrs. Butterworth’s and Log Cabin) categories, and our Foundation Brands in the canned meat (Armour, Nalley and Brooks), pie and pastry fillings (Comstock and Wilderness), barbecue sauces (Open Pit) and salad dressing (Bernstein’s) categories as well as all Canadian operations. We refer to the sum of our Birds Eye Frozen Division and our Duncan Hines Grocery Division as our North America Retail businesses. Our Specialty Foods Division consists of snack products (Tim’s Cascade and Snyder of Berlin) and our Foodservice and Private Label businesses.

Within our divisions, we actively manage our portfolio by segregating our business into Leadership Brands and Foundation Brands. Our Leadership Brands enjoy a combination of higher growth, greater potential for value-added innovation and enhanced responsiveness to consumer marketing than do our Foundation Brands. As a result, we focus our brand-building activities on our Leadership Brands. By contrast, we manage our Foundation Brands for revenue and market share stability and for cash flow generation to support investment in our Leadership Brands, reduce our debt and fund other corporate priorities. As a result, we focus spending for our Foundation Brands on brand renovation and targeted consumer and trade programs.

Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Corporate assets consist of prepaid and deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management and finance and legal functions. See “—Adjusted Gross Profit” for the definition of Adjusted gross profit and a reconciliation of gross profit to Adjusted gross profit.

Business Drivers and Measures

In operating our business and monitoring its performance, we pay attention to trends in the food manufacturing industry and a number of performance measures and operational factors. The industry has experienced volatility in overall commodity prices over the past five years. The industry has managed this commodity inflation by increasing retail prices, which has affected consumer buying patterns and led to lower volumes in many categories. The overall food industry continues to face top line challenges, with overall volume softness and a more challenging environment to fully pass on price increases due to weak consumer demand.

Industry Trends

Growth in our industry is driven primarily by population growth, changes in product selling prices and changes in consumption between out-of-home and in-home eating. With the slow economic recovery since the recession in 2008 and 2009, consumers are looking for value alternatives, which has caused an increase in the percentage of products sold on promotion and a shift from traditional retail grocery to mass merchandisers, club stores and the dollar store channel. We are well positioned in grocery and alternative channels, maintaining strong customer relationships across key retailers in each division.

Over the long term, the share of food consumed at restaurants and in other foodservice venues had been increasing, with the share of food consumed at home in decline. During the 2008-09 recession, this trend reversed, with consumers eating more at home. Recently, the industry has experienced a decline in the volume of food consumed at home, yet away from home eating venues have not experienced corresponding volume increases.

During 2012 and 2013, the industry shifted investment spending to trade promotions during a period of heightened competitive activity and significant consumer price sensitivity.

In order to maintain and grow our business, we must successfully react to, and offer products that respond to, evolving consumer trends, such as changing health trends and focus on convenience and products tailored for busy lifestyles. Incremental growth in the industry is principally driven by product and packaging innovation.

Revenue Factors

Our net sales are driven principally by the following factors:

•	Gross sales, which change as a function of changes in volume and list price; and

•	the costs that we deduct from gross sales to reach net sales, which consist of:

•	Cash discounts, returns and other allowances.

•	Trade marketing expenses, which include the cost of temporary price reductions (“on sale” prices), promotional displays and advertising space in store circulars.

•	New product distribution (slotting) expenses, which are the costs of having certain retailers stock a new product, including amounts retailers charge for updating their warehousing systems, allocating shelf space and in-store systems set-up, among other things.

•	Consumer coupon redemption expenses, which are costs from the redemption of coupons we circulate as part of our marketing efforts.

Cost Factors

•	Costs recorded in Cost of products sold in the consolidated statement of operations include:

•	Raw materials, such as sugar, cucumbers, broccoli, corn, peas, green beans, carrots, flour (wheat), poultry, seafood, vegetable oils, shortening, meat and corn syrup, among others, are available from numerous independent suppliers but are subject to price fluctuations due to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions and insects, among others.

•	Packaging costs. Our broad array of products entails significant costs for packaging and is subject to fluctuations in the price of aluminum, glass jars, plastic trays, corrugated fiberboard, and plastic packaging materials.

•	Conversion costs, which include all costs necessary to convert raw materials into finished product. Key components of this cost include direct labor, and plant overhead such as rent, utilities and depreciation.

•	Freight and distribution. We use a combination of common carriers and inter-modal rail to transport our products from our manufacturing facilities to distribution centers and to deliver products to our customers from both those centers and directly from our manufacturing plants. Our freight and distribution costs are influenced by fuel costs as well as capacity within the industry.

•	Costs recorded in marketing and selling expenses in the consolidated statement of operations include:

•	Advertising and other marketing expenses. These expenses represent advertising and other consumer and trade-oriented marketing programs. A key strategy is to continue to invest in marketing and public relations that build brand affinity for our Leadership Brands.

•	Brokerage commissions and other overhead expenses.

Working Capital

Our working capital is primarily driven by accounts receivable and inventories, which fluctuate throughout the year due to seasonality in both sales and production. See “—Seasonality.” We will continue to focus on reducing our working capital requirements while simultaneously maintaining our customer service levels and fulfilling our production requirements. We have historically relied on internally generated cash flows and temporary borrowings under our revolving credit facility to satisfy our working capital requirements.

Other Factors

Other factors that have influenced our results of operations and may do so in the future include:

•	Interest Expense. Our recent IPO and debt refinancings (the “April 2013 Refinancing”) have significantly reduced our leverage and our expected future interest expense. See Note 1 and Note 9 to the consolidated financial statements included elsewhere in this prospectus for further details. However, as a result of the Blackstone Transaction, the Birds Eye Acquisition and the Wish-Bone acquisition, we still have significant indebtedness. Although we expect to continue to reduce our leverage over time, we expect interest expense to continue to be a significant, although much less than before, component of our expenses. See “—Liquidity and Capital Resources.”

•	Cash Taxes. We have significant tax-deductible intangible asset amortization and federal and state NOLCs, which resulted in minimal federal and state cash taxes in recent years. We expect continued amortization and utilization of our NOLCs will reduce the majority of our federal and state income tax through 2015.

•	Acquisitions and Consolidations. We believe we have the expertise to identify and integrate value-enhancing acquisitions to further grow our business. We have successfully integrated acquisitions in the past. We have, however, incurred significant costs in connection with integrating these businesses and streamlining our operations. On October 1, 2013 we acquired Wish-Bone from Unilever PLC for cash consideration of $575.0 million, subject to a post-closing adjustment based upon inventory levels at closing. The acquired portfolio includes a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone and Western brand names. The purchase price was funded using a combination of cash on hand and new $525.0 million Tranche H Term Loans.

•	Impairment of Goodwill, Tradenames and Long-Lived Assets. We test our goodwill and intangible assets annually or more frequently (if necessary) for impairment and have recorded impairment charges in recent years. The value of goodwill and intangibles from the allocation of purchase price from the Blackstone Transaction and the Birds Eye Acquisition is derived from our business operating plans at that time and is therefore susceptible to an adverse change that could require an impairment charge. We have incurred impairment charges in each of the fiscal years ended on December 25, 2011 and December 30, 2012, the amounts of which are discussed in greater detail in Note 7 to the audited consolidated financial statements included elsewhere in this prospectus.

Seasonality

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including frozen vegetables and frozen complete bagged meals, tend to be marginally higher during the winter months. Seafood sales peak during Lent, in advance of the Easter holiday. Sales of pickles, relishes, barbecue sauces, potato chips and salad dressings tend to be higher in the spring and summer months, and demand for Duncan Hines products, Birds Eye vegetables and our pie and pastry fruit fillings tend to be higher around the Easter, Thanksgiving, and Christmas holidays. Since many of the raw materials we process under the Birds Eye, Vlasic, Comstock and Wilderness brands are agricultural crops, production of these products is predominantly seasonal, occurring during and immediately following the purchase of such crops. We also increase our Duncan Hines inventories in advance of the peak fall selling season. As a result, our inventory levels tend to be higher during August, September, and October, and thus we require more working capital during these months. Typically, we are a seasonal net user of cash in the third quarter of the calendar year.

Restructuring Charges

From time to time, we voluntarily undertake consolidation and restructuring activities in order to optimize our manufacturing footprint, reduce our supply chain costs and increase organizational effectiveness.

Pickle supply chain

On May 25, 2012, we announced plans to further improve the efficiency of our supply chain by consolidating our Vlasic pickle production into one plant in Imlay City, Michigan. Our decision to focus on our branded Vlasic business and de-emphasize our lower-margin, un-branded pickle business was the catalyst for this consolidation.

Millsboro, Delaware plant closure

Our pickle production plant, located in Millsboro, Delaware ended production at year-end 2012. We recorded employee termination costs of $1.5 million in the nine months ended September 23, 2012. We recorded asset retirement obligation charges of $0.8 million in the nine months ended September 23, 2012. In addition, we recorded accelerated depreciation charges of $8.4 million in the nine months ended September 23, 2012. In the fiscal year ended December 30, 2012, we recorded employee termination costs of $1.7 million, asset retirement obligation charges of $0.8 million and accelerated depreciation charges of $16.5 million. All restructuring charges related to the closure of the Millsboro, Delaware plant are recorded in the Duncan Hines Grocery Division and in the Cost of products sold line in the Consolidated Statements of Operations.

Exit low-margin un-branded business

As a result of exiting the lower-margin un-branded pickle business, we terminated the use of a third party ingredients storage facility. In doing so, we accrued contract termination and other fees of $6.5 million in the nine months ended September 23, 2012, which was subsequently paid in July 2013. In addition, we recorded accelerated depreciation charges at our Imlay City, Michigan plant for assets used in the low-margin un-branded pickle business. These charges were $0.8 million in the nine months ended September 23, 2012 and $1.6 million in the fiscal year ended December 30, 2012. All restructuring charges related to exiting the low-margin un-branded pickle business are recorded in the Specialty foods segment and in the Cost of products sold line in the Consolidated Statements of Operations.

Green Bay, Wisconsin Research Facility

On May 15, 2012, we announced plans to relocate the Birds Eye Frozen Division Research and Development team from Green Bay, Wisconsin to our new facility at our Parsippany, New Jersey headquarters. We believe that the relocation will allow for seamless collaboration between marketing, sales, procurement and R&D that will drive improved brand innovation, marketing and productivity. We closed our Green Bay, Wisconsin research facility in December 2012. We recorded employee termination costs of $1.0 million in the nine months ended September 23, 2012 and the fiscal year ended December 30, 2012. In addition, we recorded accelerated depreciation charges of $0.4 million in the nine months ended September 23, 2012 and $0.9 million in the fiscal year ended December 30, 2012. All restructuring charges related to the closure of the Green Bay, Wisconsin research facility are recorded in the Birds Eye Frozen Division and in the Research and development line in the Consolidated Statements of Operations.

Fulton, New York Plant

On April 15, 2011, we announced plans to consolidate the Birds Eye Frozen Division’s Fulton, New York plant operations into our Darien, Wisconsin and Waseca, Minnesota facilities in order to locate vegetable processing closer to the crop-growing region and thus reduce the related freight costs. In connection with this project, we made significant capital investments in our Darien, Wisconsin and Waseca, Minnesota plants. We recorded accelerated depreciation costs of $2.3 million in the nine months ended September 23, 2012 and $2.6 million in the fiscal year ended December 30, 2012. All restructuring charges related to the closure of the Fulton, New York plant were recorded in the Birds Eye Frozen Division and in the Cost of products sold line in the Consolidated Statements of Operations. Severance costs were accrued in the second quarter of 2011 and payments were substantially completed in the third quarter of 2012. On January 13, 2013, the sale of the Fulton location was consummated for total net proceeds of $0.9 million.

Tacoma, Washington Plant

On December 3, 2010, in an effort to improve our supply chain operations, we announced the closure of the Tacoma, Washington plant and the consolidation of production into our Fort Madison, Iowa plant. We recorded accelerated depreciation costs of $0.3 million in the nine months ended September 23, 2012. All restructuring charges related to the closure of the Tacoma, Washington plant were recorded in the Duncan Hines Grocery Division and in the Cost of products sold line in the Consolidated Statements of Operations. Severance costs were accrued in the fourth quarter of 2010 and payments were substantially completed in the second quarter of 2012. Our Tacoma, Washington location was sold in July 2013 for net proceeds of $5.1 million.

Impairment of Goodwill and Other Long-Lived Assets

In fiscal 2012, as a result of reassessing long-term sales projections, we recognized an impairment of $0.5 million on the Bernstein’s tradename. This charge is recorded in Other expense (income), net in the Consolidated Statements of Operations and is reported in the Duncan Hines Grocery Division.

In fiscal year 2011, we recognized goodwill impairments totaling $122.9 million in our Frozen Breakfast, Private Label, and Foodservice reporting units. This impairment represents approximately 8% of our consolidated goodwill balance. The impairment of $51.7 million in our Frozen Breakfast reporting unit was driven by our strategic decision during the fourth quarter to discontinue substantial portions of our low margin products on a prospective basis and the aggressive re-entry of a key competitor. This impairment is reported in the Birds Eye Frozen Division. The impairments of $49.7 million and $21.5 million in our Private Label and Foodservice reporting units, respectively, were driven by the loss of a large customer account during the fourth quarter, our strategic decision to discontinue various lower margin products, as well as compressed operating margins resulting from higher ingredient costs. These impairments are reported in the Specialty Foods Division. All goodwill impairments are recorded in the Goodwill impairment charge line in the Consolidated Statements of Operations. We also recognized an impairment of $23.7 million on the Aunt Jemima tradename, and charges of $1.2 million on other tradenames, which are reported in the Birds Eye Frozen Division and an impairment of $0.4 million on the Bernstein’s tradename that is reported in the Duncan Hines Grocery Division. These impairments are the result of our reassessing the long-term sales projections for the underlying products, which we decreased during our 2011 strategic planning cycle in the fourth quarter as a result of a strategic decision to exit certain products. The charges for tradename impairment are recorded in Other expense (income), net in the Consolidated Statements of Operations.

In fiscal 2010, we experienced declines in sales of our Hungry-Man branded products. Upon reassessing the long-term growth rates at the end of 2010, we recorded an impairment of the tradename asset in the amount of $29.0 million. The charge is recorded in Other expense (income), net in the Consolidated Statements of Operations and is reported in the Birds Eye Frozen segment.

Items Affecting Comparability

During fiscal 2012, our earnings before interest and taxes were impacted by certain items. These items included:

•	We recorded restructuring charges totaling $32.0 million related to the closure of manufacturing facilities in Millsboro, Delaware ($26.3 million), Fulton, New York ($2.6 million) and Tacoma, Washington ($0.3 million), and the Green Bay, Wisconsin research facility ($2.8 million). Restructuring charges include severance, depreciation and facility closure costs which are explained in greater detail in Note 8 to the audited consolidated financial statements included elsewhere in this prospectus. In addition, we recorded $8.0 million of restructuring-related expenses, which include plant enhancement expenses, removal and transfer of equipment and consulting and engineering costs for restructuring projects. These costs are primarily recorded in Cost of products sold in the Consolidated Statements of Operations.

•	We recorded charges, net of insurance recoveries, of $2.1 million, related to the voluntary recall for certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause an allergic reaction in people who have a soy allergy. This is explained in greater detail in Note 12 to the audited consolidated financial statements included elsewhere in this prospectus. The charges are primarily recorded as a reduction of Net Sales in the Consolidated Statements of Operations.

•	We recorded a redemption premium of $14.3 million related to the early extinguishment of our debt. This is explained in greater detail in Note 5 to the audited consolidated financial statements included elsewhere in this prospectus and is recorded in Other expense (income), net in the Consolidated Statements of Operations.

•	As described above, during fiscal 2012, we recognized a trade name impairment of $0.5 million which is recorded in Other expense (income), net in the Consolidated Statements of Operations.

During the year ended December 30, 2012, our net earnings were impacted by certain items, which included the following:

•	Our refinancings resulted in the recognition of approximately $17.4 million of charges to interest expense during fiscal 2012. See Note 9 to the audited consolidated financial statements included elsewhere in this prospectus for further details.

During fiscal 2011, our earnings before interest and taxes were impacted by certain items. These items included:

•	As described above, during 2011, we recognized $122.9 million of goodwill impairment and $25.3 million of trade name impairment totaling $148.2 million. These charges are recorded in Goodwill impairment charge and in Other expense (income), net in the Consolidated Statements of Operations.

•	We recorded costs of $11.0 million and $6.6 million, respectively, related to the closure of the Fulton, New York and Tacoma, Washington plants. These costs are recorded in Cost of products sold in the Consolidated Statements of Operations.

•	In June 2010, LBSF initiated a claim against us in LBSF’s bankruptcy proceeding related to certain derivative contracts which we had earlier terminated due to LBSF’s default as a result of its bankruptcy filing in 2008. In May 2011, we and LBSF agreed in principle to a settlement of LBSF’s claim. Under the terms of the settlement, we made a payment of $8.5 million during the third quarter of 2011 in return for LBSF’s full release of its claim. This charge is recorded in Other expense (income), net in the Consolidated Statements of Operations.

•	We recorded expenses of $1.1 million related to the voluntary recall of certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause an allergic reaction in people who have a soy allergy. This is explained in greater detail in Note 12 to the audited consolidated financial statements included elsewhere in this prospectus.

During the year ended December 25, 2011, our net loss was impacted by certain items. These items included:

•	As described above, during 2011, we recognized goodwill and trade name impairments totaling $148.2 million. Of these impairments, $100.2 million are not deductible for income tax purposes. Therefore, we realized a very high effective tax rate of (89.1%) during 2011.

During fiscal 2010, our earnings before interest and taxes were impacted by certain items. These items included:

•	In accordance with the requirements of the acquisition method of accounting for acquisitions, inventories obtained in the Birds Eye Acquisition were required to be valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity), which was $37.6 million higher than historical manufacturing cost. Cost of products sold for the year ended December 26, 2010 includes pre-tax charges of $37.1 million related to the finished products at December 23, 2009 which were subsequently sold. Cost of products sold for the year ended December 27, 2009, includes pre-tax charges of $0.5 million related to the finished products at December 23, 2009, which were subsequently sold.

•	In December 2010, we recorded an impairment charge of $29.0 million for our Hungry-Man tradename. The charge is the result of our reassessment of the long-term growth rates for our Hungry-Man branded products and is recorded in Other expense (income), net in the Consolidated Statements of Operations.

•	We recorded costs of $12.6 million related to the closure of the former headquarters of Birds Eye in Rochester, New York. These costs are recorded in Administrative expenses in the Consolidated Statements of Operations.

•	In December 2010, we announced the planned closure of our Tacoma, Washington plant. The full cost of termination benefits of employees that was recorded in the fourth quarter of 2010 was $1.5 million and was paid in the first half of 2011. In addition to termination benefits, we revised the estimated useful lives of the Tacoma plant assets and therefore incurred accelerated depreciation of $0.7 million in the fourth quarter of 2010.

During the year ended December 26, 2010, our net earnings were impacted by certain items. These items included:

•	In connection with the refinancing of our Tranche C term loans, we wrote off approximately $17.2 million of original issue costs and discounts. In addition, we incurred approximately $3.2 million of costs related to the issuance of our Tranche D term loans, which were considered to be loan modification costs under the accounting guidance and therefore were expensed. All of these charges are recorded in Interest expense, net in our consolidated financial statements.

•	We recorded an out-of-period adjustment to correct an error in the tax effects of Accumulated other comprehensive loss as of December 27, 2009. During the twelve months ended December, 26, 2010, this adjustment reduced the provision for income taxes by $3.7 million. Accordingly, Accumulated other comprehensive loss was increased by the related effect of this adjustment during the twelve months ended December 26, 2010.

Results of Operations:

Consolidated Statements of Operations

Nine months ended September 29, 2013 compared to nine months ended September 23, 2012

The following tables set forth our statement of operations data expressed in dollars and as a percentage of net sales for the nine months ended September 23, 2012 and September 29, 2013.

	Nine months ended
($ in millions)	September 23, 2012		September 29, 2013
Net sales	$1,773.4	100.0%	$1,754.5	100.0%
Cost of products sold	1,376.2	77.6%	1,297.8	74.0%

Gross profit	397.2	22.4%	456.7	26.0%
Operating expenses:
Marketing and selling expenses	$130.5	7.4%	$134.0	7.6%
Administrative expenses	66.1	3.7%	93.2	5.3%
Research and development expenses	8.2	0.5%	7.8	0.4%
Other expense (income), net	25.3	1.4%	45.1	2.6%

Total operating expenses	$230.1	13.0%	$280.1	16.0%

Earnings before interest and taxes	$167.0	9.4%	$176.6	10.1%

	Nine months ended
($ in millions)	September 23, 2012	September 29, 2013
Net sales
Birds Eye Frozen	$787.6	$794.5
Duncan Hines Grocery	687.2	690.2

North America Retail	1,474.8	1,484.7
Specialty Foods	298.6	269.8

Total	$1,773.4	$1,754.5

Earnings before interest and taxes
Birds Eye Frozen	$109.5	$130.5
Duncan Hines Grocery	77.1	97.4
Specialty Foods	12.7	21.1
Unallocated corporate expenses	(32.3)	(72.4)

Total	$167.0	$176.6

Depreciation and amortization
Birds Eye Frozen	$28.4	$28.5
Duncan Hines Grocery	26.7	16.1
Specialty Foods	13.4	13.0

Total	$68.5	$57.7

Adjustments to Earnings (loss) before Interest and Taxes and Depreciation and Amortization used in the calculation of Adjusted EBITDA as described below in the “Covenant Compliance” section, by Segment, are as follows:

	Nine months ended
($ in millions)	September 23, 2012	September 29, 2013
Adjustments to Earnings (loss) before interest and taxes
Birds Eye Frozen	$9.1	$7.0
Duncan Hines Grocery	6.2	6.8
Specialty Foods	6.7	0.6
Unallocated corporate expenses	15.6	56.5

Adjustments to Depreciation and amortization
Birds Eye Frozen	$2.7	$—
Duncan Hines Grocery	8.7	—
Specialty Foods	0.8	—
Unallocated corporate expenses	—	—

Net sales

Net sales for the nine months ended September 29, 2013 were $1,754.5 million, a decline of 1.1%, compared to net sales of $1,773.4 million in the comparable prior year period, resulting from a decline in our Specialty Division as we continue to focus on our branded retail business. The decline included higher net pricing of 0.4%, a 1.8% decrease from volume/mix and a 0.3% benefit from the aforementioned recovery and related charges in 2012.

Net sales in our North America retail businesses for the nine months ended September 29, 2013 increased 0.7% versus year-ago to $1,484.7 million, reflecting higher net pricing of 0.4% and a 0.3% benefit from the aforementioned recovery and related charges in 2012.

Birds Eye Frozen Division:

Net sales in the nine months ended September 29, 2013 increased 0.9% versus year-ago to $794.5 million, reflecting higher net pricing of 0.7%, partially offset by a 0.3% decrease from volume/mix, and a 0.5% benefit from the aforementioned recovery and related charges in 2012. The increase in sales is primarily attributable to strong sales of Birds Eye Voila!, which included the Chipotle Chicken line extension introduced during the first quarter and Lender’s bagels, partially offset by lower Aunt Jemima breakfast product sales. The period also benefited from the introduction of our new Recipe Ready line of Birds Eye frozen vegetables, a new 20-item line of pre-chopped and blended vegetables designed to enable faster preparation of popular recipes.

Duncan Hines Grocery Division:

Net sales in the nine months ended September 29, 2013 increased 0.4% versus year-ago to $690.2 million, reflecting a 0.4% increase from volume/mix. Higher sales of our Mrs. Butterworth’s, Log Cabin and Country Kitchen syrups, Comstock and Wilderness pie/pastry fruit fillings, in addition to increased sales from our Canadian business were somewhat offset by lower sales of our Duncan Hines frostings line of products due to heightened competitive activity and comparison against last year’s introduction of Duncan Hines Frosting Creations.

Specialty Foods Division:

Net sales in the nine months ended September 29, 2013 were $269.8 million, a decline of 9.7%, reflecting a 10.7% decrease from volume/mix, partially offset by higher net pricing of 1.0%. The decrease was primarily attributable to our planned exit of the lower margin un-branded pickle business, in addition to lower sales of private label canned meat.

Gross profit

Gross profit for the nine months ended September 29, 2013 was $456.7 million, or 26.0% of net sales, compared to $397.2 million, or 22.4% of net sales, in the comparable prior year period. The increase in gross profit as a percentage of net sales was largely driven by improved productivity ahead of inflation, favorable product mix and higher net price realization, primarily resulting from the planned lower new product introduction costs. Also benefiting gross profit was $22.0 million of lower restructuring charges and restructuring-related expenses.

The following table outlines the factors affecting gross profit as a percentage of net sales in the nine months ended September 29, 2013.

	$ (in millions)	% net sales
Productivity including footprint consolidation	$51.0	2.9%
Favorable product mix	17.1	0.8
Inflation (principally higher commodity costs)	(28.0)	(1.6)
Higher net price realization, net of slotting	7.2	0.3
Lower mark to market gains on financial instruments	(1.8)	(0.1)
Lower restructuring and restructuring-related expenses	22.0	1.3
Lower depreciation expense	0.4	—
Other	1.1	—

Subtotal	$69.0	3.6%

Lower sales volume	(9.4)

Total	$59.6

Marketing and selling expenses

Marketing and selling expenses were $134.0 million, or 7.6% of net sales, for the nine months ended September 29, 2013, compared to $130.5 million, or 7.4% of net sales, for the comparable prior year period. We continue to focus our consumer oriented marketing such as advertising on our Leadership brands, such as Birds Eye frozen vegetables and Duncan Hines. The nine months ended September 29, 2013 was also impacted by $6.3 million of charges including higher business optimization expenses related to the expansion of headquarter direct sales coverage for retail, equity based compensation and other charges.

Administrative expenses

Administrative expenses were $93.2 million, or 5.3% of net sales, for the nine months ended September 29, 2013, compared to $66.1 million, or 3.7% of net sales, for the comparable prior year period. The increase was principally related to $18.5 million in charges from the termination at the IPO date of the advisory agreement previously in place with Blackstone. Additionally, for the nine months ended September 29, 2013, there was an additional $3.8 million of equity based compensation. Excluding items affecting comparability from both years, Administrative expense increased $7.8 million compared to the prior year period largely due to additional personnel and facilities expense.

Research and development expenses:

Research and development expenses were $7.8 million, or 0.4% of net sales, for the nine months ended September 29, 2013 compared to $8.2 million, or 0.5% of net sales, for the comparable prior year period. This decrease was primarily driven by $1.3 million lower expense in the current period related to the 2012 relocation of research and development activities of our Birds Eye Frozen Division at our Parsippany, NJ headquarters.

Other income and expense:

	Nine months ended
($ in millions)	September 23, 2012	September 29, 2013
Other expense (income), net consists of:
Amortization of intangibles/other assets	$11.6	$11.6
Redemption premiums on the early extinguishment of debt	14.3	34.2
Royalty income and other	(0.6)	(0.7)

Total other expense (income), net	$25.3	$45.1

On May 10, 2013, as part of a debt refinancing (the “April 2013 Refinancing”) the Company redeemed all $400.0 million of its outstanding 8.25% Senior Notes at a redemption price of 108.5% of the aggregate principal amount at a premium of $34.2 million. In 2012, on April 19, as part of a debt refinancing the Company redeemed all $199.0 million of its outstanding 10.625% Senior Subordinated Notes at a redemption price of 105.313% of the aggregate principal amount at a premium of $10.6 million. On June 5, 2012, the Company repurchased and retired $10.0 million of 9.25% Senior Notes at a price of 102.125% of the aggregate principal amount at a premium of $0.2 million. On September 20, 2012, the Company repurchased and retired $150.0 million of 9.25% Senior Notes at a price of 102.313% of the aggregate principal amount at a premium of $3.5 million.

Earnings before interest and taxes

Earnings before interest and taxes for the nine months ended September 29, 2013 increased 5.7% versus year-ago to $176.6 million. The increase was primarily driven by increased gross profit, which included $23.3 million less restructuring and restructuring-related expense. Also impacting the comparison were $53.4 million of charges related to the early extinguishment of debt and the IPO related termination and ongoing fees of the advisory agreement with Blackstone, compared to $17.8 million in the comparable prior year period. Additionally, there was higher equity based compensation of $4.9 million, lower non-cash mark-to-market gains of $1.8 million and $2.2 million of additional items affecting comparability as compared to 2012. Excluding these items, Earnings before interest and taxes increased $30.7 million, or 14.1%, primarily driven by increased gross profit.

Birds Eye Frozen Division:

Earnings before interest and taxes increased 19.1%, or $21.0 million, versus year-ago to $130.5 million for the nine months ended September 29, 2013, primarily reflecting higher gross profit, driven by higher net pricing, productivity savings ahead of inflation including the benefit from our plant consolidation projects and the benefit of the aforementioned recovery and related charges in 2012. Earnings before interest and taxes were also impacted by charges of $1.6 million and $6.8 million in the first nine months of 2013 and 2012, respectively, related to our plant consolidation projects and relocating research and development activities to our Parsippany, New Jersey location. The results also included an additional $0.4 million of other items affecting comparability that reduced Earnings before interest and taxes in the first nine months of 2013 as compared to the same period in 2012. Excluding these items that affected comparability, Earnings before interest and taxes for the nine months ended September 29, 2013 increased by $16.2 million, or 13.3%, compared to the prior year period.

Duncan Hines Grocery Division:

Earnings before interest and taxes were $97.4 million, an increase of 26.3%, primarily reflecting productivity ahead of inflation and lower plant consolidation charges. These charges of $2.1 million and $12.8 million in the first nine months of 2013 and 2012, respectively, related to our plant consolidation projects. Partially offsetting these lower plant consolidation project charges are $4.8 million of other items affecting comparability, largely comprised of increased equity based compensation and employee severance, an increase of $2.8 million as compared to the year-ago quarter that reduced Earnings before interest and taxes in the current quarter. Excluding these items that affected comparability, Earnings before interest and taxes for the nine months ended September 29, 2013 increased by $12.2 million, or 13.3%, compared to the prior year period.

Specialty Foods Division:

Earnings before interest and taxes increased 66.3%, or $8.4 million, versus year-ago to $21.1 million, primarily reflecting charges of $7.3 million recognized in the first nine months of 2012 resulting from the exit of the lower-margin un-branded pickle business and lower private label canned meat sales. Partially offsetting these are an additional $0.6 million of other items affecting comparability, an increase of $0.4 from the prior year period. Excluding these items that affected comparability, Earnings before interest and taxes for the nine months ended September 29, 2013 increased by $1.5 million, or 7.4%, compared to the prior year period.

Interest expense, net

Net interest expense declined 30.2%, or $46.7 million, to $107.9 million in the nine months ended September 29, 2013 from $154.6 million in the nine months ended September 23, 2012. Included in net interest expense in both periods are charges associated with our 2013 refinancing and our 2012 refinancing. These items which total $22.5 million in 2013 and $17.5 million in 2012 are described below. Excluding these items from both periods, net interest expense declined by $51.7 million principally related to lower interest expense of $43.7 million related to lower outstanding balances as well as lower interest rates on our Notes and $8.0 million lower expense on interest rate swap agreements.

Our 2013 refinancing included using the net proceeds of $623.9 million ($667.0 million of gross proceeds net of $43.1 million of underwriting discounts) from our April 3, 2013 IPO along with cash on hand to redeem all $465.0 million of our 9.25% Senior Notes on April 15, 2013 and to repay $202.0 million of Tranche B Term Loans. In addition, on April 29, 2013, the Company entered into the Second Amended and Restated Credit

Agreement which provided for the issuance of $1.63 billion of Tranche G Term Loans due 2020 and the extension of the due date of our revolving credit facility to 2018. The proceeds were used to repay all previous outstanding borrowings under the senior secured credit facility. This refinancing resulted in our recognizing approximately $22.5 million of charges to interest expense during the second quarter of 2013. The charges recognized consisted of $14.9 million of existing deferred financing costs and original issue discounts as well as $4.8 million of new costs incurred in connection with the transaction that were recorded directly to interest expense and a $2.8 million charge resulting from the de-designation and termination of interest rate swaps.

Our 2012 refinancing involved the Company entering into an amended and restated credit agreement on April 17, 2012, which provided for the extension of certain Tranche B Term Loans and our revolving credit facility, the repayment of our Tranche D term loans and the issuance of a new Tranche E term loan. In connection with this refinancing, we also redeemed all of our outstanding 10.625% senior subordinated notes. This refinancing resulted in our recognizing approximately $14.8 million of charges to interest expense during the second quarter of 2012. The charges recognized consisted of $7.3 million of write downs of existing deferred financing costs and original issue discounts as well as $7.5 million of new costs incurred in connection with the transaction that were recorded directly to interest expense.

On August 30, 2012 we entered into the first amendment to the amended and restated credit agreement, which provided for the issuance of a new Tranche F term loan. In connection with this refinancing, on September 20, 2012 we also redeemed $150 million aggregate principal of our 9.25% senior notes. This refinancing resulted in the recognition of approximately $2.6 million of charges to interest expense during the third quarter of 2012 for write downs of existing deferred financing costs.

We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements, excluding the Accumulated other comprehensive (loss) earnings (“AOCL”) portion, are recorded as an adjustment to interest expense. Included in net interest expense was $1.2 million and $9.2 million for the first three quarters of 2013 and 2012, respectively, recorded from losses on interest rate swap agreements.

Provision for income taxes

The effective tax rate was 51.1% for the nine months ended September 29, 2013, compared to 29.5% for the nine months ended September 23, 2012. The effective rate difference is primarily driven by the Company discontinuing hedge accounting at the time of the April 2013 refinancing for interest rate swaps in effect at that time (Note 11). Accordingly, changes to the fair value and associated tax effects accumulated in other comprehensive income were recognized to the statement of operations during the second quarter of 2013, resulting in a $9.1 million non-cash deferred tax charge to the provision for income taxes. Comparatively, the effective rate difference for the period is principally resulting from tax benefits recorded during the nine months ended September 23, 2012 related to reduction of the Company’s liability for uncertain tax positions. For the nine months ended September 29, 2013 and September 23, 2012 we maintained a valuation allowance against certain state net operating carryovers, state tax credits carryovers and foreign loss carryovers. See Note 15 to the audited consolidated financial statements included elsewhere in this prospectus.

Under Code Section 382, the Company is a loss corporation. Section 382 of the Code places limitations on our ability to use a portion of our NOLCs to offset income. The annual NOLC limitation that applies to a portion of our NOLCs is approximately $17.0 million to $23.0 million, subject to other rules and restrictions. The Company also has available unencumbered NOLCs that are expected to be utilized. Our NOLCs and certain other tax attributes generated prior to December 23, 2009 may not be utilized to offset Birds Eye income from recognized built-in gains through December 2014, pursuant to Section 384 of the Code.

We have significant tax-deductible intangible asset amortization and federal and state NOLCs, which resulted in minimal federal and state cash taxes in recent years. We expect continued amortization and utilization of our NOCLs will reduce the majority of our federal and state income tax through 2015.

Fiscal year ended December 30, 2012 compared to fiscal year ended December 25, 2011

The following tables set forth our statement of operations data expressed in dollars and as a percentage of net sales for the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012.

	Fiscal year ended
	December 26, 2010		December 25, 2011		December 30, 2012
($ in millions)	(52 weeks)		(52 weeks)		(53 weeks)
Net sales	$2,436.7	100.0%	$2,469.6	100.0%	$2,478.5	100.0%
Cost of products sold	1,834.4	75.3%	1,854.7	75.1%	1,893.9	76.4%

Gross profit	602.3	24.7%	614.9	24.9%	584.6	23.6%
Operating expenses:
Marketing and selling expenses	$172.3	7.1%	$171.6	6.9%	$169.7	6.8%
Administrative expenses	110.0	4.5%	80.5	3.3%	89.4	3.6%
Research and development expenses	9.4	0.4%	8.0	0.3%	12.0	0.5%
Goodwill impairment charge	—	—	122.9	5.0%	—	—
Other expense (income), net	45.5	1.9%	48.6	2.0%	29.8	1.2%

Total operating expenses	$337.2	13.8%	$431.6	17.5%	$301.0	12.1%

Earnings before interest and taxes	$265.1	10.9%	$183.3	7.4%	$283.7	11.4%

	Fiscal year ended
($ in millions)	December 26, 2010	December 25, 2011	December 30, 2012
	(52 weeks)	(52 weeks)	(53 weeks)
Net sales
Birds Eye Frozen	$1,065.9	$1,100.8	$1,103.1
Duncan Hines Grocery	958.0	966.1	978.6
Specialty Foods	412.8	402.7	396.8

Total	$2,436.7	$2,469.6	$2,478.5

Earnings (loss) before interest and taxes
Birds Eye Frozen	$114.5	$97.2	$178.2
Duncan Hines Grocery	158.8	157.3	120.7
Specialty Foods	27.1	(40.3)	23.5
Unallocated corporate expenses	(35.2)	(30.9)	(38.8)

Total	$265.2	$183.3	$283.6

Depreciation and amortization
Birds Eye Frozen	$34.1	$42.1	$38.7
Duncan Hines Grocery	24.2	29.3	41.4
Specialty Foods	19.7	17.1	18.1

Total	$78.0	$88.5	$98.1

The following table sets forth (i) adjustments by operating segment made to Earnings (loss) before interest and taxes per operating segment as used in the calculation of Adjusted EBITDA as described below under “—Covenant Compliance—Adjusted EBITDA” and (ii) certain accelerated depreciation charges recorded in fiscal 2010, fiscal 2011 and fiscal 2012 as further described above under “—Restructuring Charges.”

	Fiscal year ended
($ in millions)	December 26, 2010	December 25, 2011	December 30, 2012
	(52 weeks)	(52 weeks)	(53 weeks)
Adjustments to Earnings (loss) before interest and taxes
Birds Eye Frozen	$59.5	$86.7	$11.2
Duncan Hines Grocery	32.8	10.6	10.4
Specialty Foods	10.7	72.2	7.0
Unallocated corporate expenses	0.7	8.5	15.8
Accelerated depreciation charges
Birds Eye Frozen	$—	$9.3	$3.4
Duncan Hines Grocery	0.7	4.8	16.8
Specialty Foods	—	—	1.6

Fiscal year ended December 30, 2012 compared to the fiscal year ended December 25, 2011

Net sales

Net sales were $2.48 billion for the fiscal year ended December 30, 2012, an increase of 0.4% compared to net sales of $2.47 billion in the comparable prior-year period. This performance reflected higher net pricing of 1.6%, stemming from pricing actions that were previously initiated, which were more than offset by a 2.3% decline from volume/mix. Also impacting fiscal 2012 performance was a 1.1% increase in net sales resulting from the 2012 fiscal year being a fifty-three week year compared to the fifty-two weeks in the 2011 fiscal year.

Net sales in our North America Retail businesses increased 0.7% from the prior year, reflecting increases in Birds Eye Steamfresh vegetables, seafood, Hungry-Man frozen meals, Lender’s bagels, Duncan Hines products and Armour canned meats which were offset by lower sales in Vlasic pickles, Aunt Jemima frozen breakfast products and Celeste pizza. The overall food industry continues to face top line challenges, with overall volume softness and a more challenging environment to fully pass on price increases due to weak consumer demand.

Partially offsetting these factors was the benefit of innovative new products launched during fiscal 2012, such as Duncan Hines Frosting Creations and Vlasic Farmer’s Garden shelf stable artisan-style pickles.

Birds Eye Frozen Division:

Net sales in the fifty-three week fiscal year ended December 30, 2012 were $1,103.1 million, an increase of $2.3 million, or 0.2% from the prior year, reflecting higher net pricing of 1.7%, partially offset by a 1.3% decrease from volume/mix. The Aunt Jemima product recall also reduced sales by 0.2% for the year. Higher sales of Birds Eye Steamfresh vegetables, Hungry-Man frozen meals and Lender’s bagels, as well as increased Mrs. Paul’s and Van de Kamp’s seafood sales, were offset by lower sales in our Aunt Jemima breakfast products and Celeste pizza.

Duncan Hines Grocery Division:

Net sales in the fifty-three week fiscal year ended December 30, 2012 were $978.6 million, an increase of $12.5 million, or 1.3% from the prior year, reflecting higher net pricing of 1.5%, partially offset by a 0.1% decrease from volume/mix and a 0.1% decrease from foreign exchange. During the year we realized strong sales from our Duncan Hines brand driven by the launch of our new Frosting Creations products. Also positively impacting net sales for the year was expanded distribution of Armour canned meats. These increases were offset by lower sales in our Vlasic and syrup brands. Vlasic was negatively impacted by introductory new distribution costs for its new Farmers Garden artisan-style pickles, which have been well received in the market place.

Specialty Foods Division:

Net sales in the fifty-three week fiscal year ended December 30, 2012 were $396.8 million, a decline of $6.0 million, or 1.5%, from the prior year. The decrease is primarily attributable to lower sales in our Private Label business as we de-emphasized lower margin un-branded products and the exit from the lower-margin un-branded foodservice pickle business during fiscal 2012. The decline reflected a 1.9% increase from higher net pricing, which was more than offset by a 3.4% decrease from volume/mix.

Gross profit

Gross profit for the year ended December 30, 2012 was $584.6 million, or 23.6% of net sales, compared to $614.9 million, or 24.9% of net sales, in the comparable prior-year period. Impacting gross profit in both periods were restructuring charges and restructuring-related expenses. In fiscal 2012 these totaled $37.0 million, comprised of restructuring charges of $30.0 million ($9.0 million in cash and $21.0 million non-cash) and related expenses of $7.0 million. In fiscal 2011, these totaled $25.3 million, comprised of restructuring charges of $17.6 million ($2.2 million in cash and $15.4 million non-cash) and related expenses of $7.7 million. Excluding restructuring charges and related expenses, fiscal 2012 gross profit was $621.6 million, or 25.1% of net sales, compared to $640.2 million, or 25.9% in the prior year, a decrease of 0.8 percentage points. The following table outlines the factors resulting in the decrease in gross profit in fiscal 2012 of $18.6 million, or 0.8% of net sales.

	$ (in millions)	% net sales
Higher net selling prices, net of slotting	$45.2	1.4%
Productivity including footprint consolidation savings	71.0	2.9
Favorable product mix	9.1	0.2
Mark to market gains on financial instruments	2.9	0.1
Inflation (principally higher commodity costs)	(130.6)	(5.3)
Higher management compensation expense	(2.2)	(0.1)
Higher depreciation expense	(1.1)	—
Lower sales volume	(12.9)	—

	$(18.6)	(0.8)%

Marketing and selling expenses

Marketing and selling expenses were $169.7 million, or 6.8% of net sales, for the fiscal year ended December 30, 2012, compared to $171.6 million, or 6.9% of net sales, for the fiscal year ended December 25, 2011. During the second half of fiscal 2012, in response to competition in the marketplace, we shifted some planned advertising spending to trade marketing expense. As a result, advertising and other consumer spending in fiscal 2012 declined by $9.6 million but was focused on new product introductions in our Duncan Hines and Birds Eye leadership brands. Also impacting Marketing and selling expenses was $3.9 million of lower management incentive compensation expense in fiscal 2011.

Administrative expenses

Administrative expenses were $89.4 million, or 3.6% of net sales, for the fiscal year ended December 30, 2012, compared to $80.5 million, or 3.3% of net sales, for the comparable prior-year period. This increase was principally due to $4.3 million lower management incentive compensation expense in fiscal 2011. The total impact of lower management incentive compensation expense in fiscal 2011 on all expense lines throughout the

Statement of Operations was $10.7 million. Also impacting Administrative expense in fiscal 2012 was higher depreciation expense of $1.5 million in fiscal 2012, principally related to the new Parsippany, New Jersey headquarters and $0.5 million of lease termination costs incurred in fiscal 2012 in connection with the completion of our headquarters office move.

Research and development expenses:

Research and development expenses were $12.0 million, or 0.5% of net sales, for the fiscal year ended December 30, 2012 compared to $8.0 million, or 0.3% of net sales, for the comparable prior-year period. This increase was primarily driven by $3.0 million ($2.1 million cash and $0.9 million non-cash) of one-time expenses in fiscal 2012 related to consolidating research and development activities of our Birds Eye Frozen Division at our Parsippany, New Jersey headquarters. Also impacting Research and development expenses was $0.3 million of lower management incentive compensation expense in fiscal 2011.

Other Income and Expense:

	Fiscal year
($ in millions)	December 25, 2011	December 30, 2012
	(52 weeks)	(53 weeks)
Other expense (income), net consists of:
Amortization of intangibles/other assets	$16.2	$15.8
Tradename impairment charges	25.3	0.5
Redemption premium on the early extinguishment of debt	—	14.3
Lehman Brothers Specialty Financing settlement	8.5	—
Gain on sale of the Watsonville, California facility	(0.4)	—
Royalty income and other	(1.0)	(0.8)

Total other expense (income), net	48.6	29.8

On April 19, 2012, as part of a debt refinancing (the “April 2012 Refinancing”), the Company redeemed all $199.0 million of its outstanding 10.625% Senior Subordinated Notes at a redemption price of 105.313% of the aggregate principal amount. In addition, on June 5, 2012, the Company repurchased and retired $10.0 million of 9.25% Senior Notes at a price of 102.125% of the aggregate principal amount. Also, on September 20, 2012, as part of a debt refinancing (the “September 2012 Refinancing,” and, together with the April 2012 Refinancing, the “2012 Refinancings”), the Company redeemed $150.0 million of 9.25% Senior Notes at a price of 102.313% of the aggregate principal amount. For more information on the 2012 Refinancings see Note 9 to the consolidated financial statements included elsewhere in this prospectus.

Earnings before interest and taxes

Earnings before interest and taxes (“EBIT”) was $283.6 million for the fiscal year ended December 30, 2012, an increase of $100.3 million, or 54.7%, from $183.3 million in the comparable prior-year period. The primary drivers of the increase are goodwill and tradename impairment charges of $148.2 million recognized in fiscal year 2011 compared to $0.5 million in fiscal 2012. The increase in fiscal 2012 was partially offset by $14.3 million of charges related to the early extinguishment of debt, increased incentive compensation, increased research and development costs and lower gross profit as described above. Also, the fifty-third week in fiscal 2012 increased EBIT by $5.5 million.

Birds Eye Frozen Division:

EBIT increased $81.0 million, or 83.4%, to $178.2 million for the fiscal year ended December 30, 2012, primarily reflecting goodwill and impairment charges of $76.6 million in 2011. EBIT was also impacted by charges of $8.3 million and $14.0 million in the fiscal years 2012 and 2011, respectively, related to our plant consolidation projects. Fiscal year 2012 was also impacted by significantly higher commodity costs and higher research and development charges resulting from our consolidation activities, which were offset by ongoing productivity programs, higher net selling prices and the $11.0 million savings from the closure of our Fulton, New York plant.

Duncan Hines Grocery Division:

EBIT was $120.7 million, a decline of $36.6 million, or 23.2%, primarily reflecting significantly higher commodity costs, which were only partially offset by productivity improvements and increased net selling prices. Also impacting EBIT were introductory distribution costs related to the second-half 2012 Vlasic Farmers Garden launch. In addition, EBIT was also impacted by charges of $23.6 million and $11.3 million in the fiscal years 2012 and 2011, respectively, related to our Millsboro, Delaware and Tacoma, Washington plant consolidation projects.

Specialty Foods Division:

EBIT increased $63.8 million, or 158.3%, to $23.5 million, primarily reflecting goodwill impairment charges of $71.2 million in 2011. EBIT was also impacted by charges of $8.1 million in fiscal 2012 resulting from the exit of the lower-margin un-branded pickle business, higher commodity costs which were partially offset by productivity improvements and increased net selling prices.

Interest Expense, net

Net interest expense declined 4.7% or $9.7 million from $208.1 million in the fiscal year ended December 25, 2011 to $198.4 million in the fiscal year ended December 30, 2012. Included in net interest expense in both periods were charges associated with our 2012 Refinancings and certain interest rate swap activity that was de-designated for swap accounting in 2008. These items, which total $17.9 million in fiscal 2012 and $2.1 million in fiscal 2011, are discussed below.

On April 17, 2012 we entered into an amended and restated credit agreement, which provided for the extension of certain of our Tranche B Term Loans and our revolving credit facility, the repayment of our Tranche D term loans and the issuance of new Tranche E term loans. In connection with this refinancing, we also redeemed all of our outstanding 10.625% Senior Subordinated Notes. This refinancing resulted in the recognition of approximately $14.8 million of charges to interest expense during fiscal 2012. The charges recognized consisted of $7.3 million of write downs of existing deferred financing costs as well as $7.5 million of new costs incurred in connection with the transaction that were recorded directly to interest expense.

On August 30, 2012, the Company entered into the first amendment to the amended and restated credit agreement, which provided for the issuance of new Tranche F term loans. In connection with this refinancing, on September 20, 2012, we also redeemed $150 million aggregate principal of our 9.25% Senior Notes. This refinancing resulted in the recognition of approximately $2.6 million of charges to interest expense during the third quarter for write downs of existing deferred financing costs.

Included in net interest expense was $0.4 million and $2.1 million for the fiscal years ended December 30, 2012 and December 25, 2011, respectively, related to the amortization of the cumulative mark-to-market adjustment for an interest rate swap that was de-designated for swap accounting in the fourth quarter of 2008 and subsequently terminated. The counterparty to the interest rate swap was Lehman Brothers Special Financing (“LBSF”), a subsidiary of Lehman Brothers, and the hedge was de-designated for swap accounting at the time of LBSF’s bankruptcy filing. At that time of de-designation, the cumulative mark to market adjustment was $11.5 million. As of December 30, 2012, the balance was fully amortized.

Excluding the impact of the aforementioned charges on net interest expense in both periods, the net decrease in interest expense was $25.5 million, of which $13.5 million was due to the pay down of our term loans and notes, $13.3 million was due to lower payments on interest rate swap agreements and $2.6 million was due to lower amortization of deferred financing costs. Partially offsetting these interest savings were a $2.8 million increase resulting from the additional fifty-third week in the 2012 fiscal year as compared to the fifty-two weeks in the 2011 fiscal year and a $0.2 million increase due to higher weighted average interest rates on our term loans.

We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements, excluding the AOCL portion, are recorded as an adjustment to interest expense. Included in net interest expense was $10.1 million and $23.4 million for the fiscal years 2012 and 2011, respectively, recorded from losses on interest rate swap agreements, resulting in $13.3 million lower payments on interest rate swap agreements.

Provision (benefit) for income taxes

Our effective tax rate was 38.4% for the fiscal year ended December 30, 2012 compared to (89.1%) for the fiscal year ended December 25, 2011. The effective rate difference was principally due to the $100.2 million portion of the $122.9 million goodwill impairment in December 2011 for which no tax benefit was recognized. Additionally, in the prior year, a benefit of $3.0 million was recorded as a result of evaluating new information affecting the measurement of certain unrecognized tax positions.

Under Section 382 of the Code, the Company is a loss corporation. Section 382 of the Code places limitations on our ability to use certain NOLCs to offset income. The annual federal NOLC limitation on the portion subject to Section 382 is approximately $17.0 million to $23.0 million, subject to other rules and restrictions. Our NOLCs and certain other tax attributes generated prior to December 23, 2009 may not be utilized to offset Birds Eye income from recognized built in gains through December 2014 pursuant to Section 384 of the Code. See Note 15 to the audited consolidated financial statements included elsewhere in this prospectus. Approximately $225 million of the NOLCs are not subject to Section 382 limitations.

Fiscal year ended December 25, 2011 compared to fiscal year ended December 26, 2010

Net sales

Net sales were $2.47 billion for the fiscal year ended December 25, 2011 compared to $2.44 billion in the comparable prior year period, a 1.3% increase. Net sales in our North America Retail businesses were up 2.5%, excluding the $11.5 million impact of the exited Birds Eye Steamfresh meals and U.S. Swanson meals businesses. Our new product introductions contributed a 2.5% increase in our sales volume. We have increased our published selling prices across our portfolio to help offset inflation and have experienced sequential improvement in price realization throughout the year. Net pricing actions increased net sales by 2.0% in 2011 and foreign exchange increased net sales by 0.1%, while lower volumes and product mix reduced sales by approximately 0.8%.

Birds Eye Frozen Division:

Net sales in the fiscal year ended December 25, 2011 were $1,100.8 million, an increase of $34.8 million, or 3.3%, from the prior year. Sales for the period were impacted by this year’s significant investment in new product launches, which has led to strong gains in sales of our Birds Eye Steamfresh vegetables and Birds Eye Voila! complete bagged meals. We introduced several new products during 2011, including Birds Eye Steamfresh, Chef’s Favorites restaurant style vegetable blends, new varieties of Birds Eye Steamfresh vegetables, new varieties of Birds Eye Voila! complete bagged meals, new varieties of Mrs. Paul’s and Van de Kamp’s seafood products, and new varieties of Hungry-Man frozen dinners. Celeste sales also increased 22% as a result of strong market share gains and additional distribution at key customers. Mrs. Paul’s and Van de Kamp’s sales increased as a result of strong sales during Lent. The increases were offset, primarily by lower sales in our Aunt Jemima frozen breakfast products as a result of increased competition in 2011 and the elimination of sales from our exited Steamfresh meals business. Net pricing actions increased net sales for the division by 1.2% in 2011 and volume and product mix increased net sales by approximately 2.1%.

Duncan Hines Grocery Division:

Net sales in the fiscal year ended December 25, 2011 were $966.1 million, an increase of $8.1 million, or 0.8%, from the prior year. During the period, we realized strong sales in our Canadian business, where we introduced Swanson Skillet meals during the first quarter. In addition, sales of our Armour canned meat, Nalley’s chili and Log Cabin brand increased significantly from the prior year. Offsetting these increases were lower sales in our Vlasic and Open Pit brands. Duncan Hines sales gained considerable momentum during the second half of the year following an extensive advertising campaign for our premium line started during the second quarter. We introduced several new products during the year, including Log Cabin all natural pancake mix and Vlasic Farmers Garden refrigerated artisan-style pickles. Net pricing actions increased net sales for the division by 4.0% in 2011 and foreign exchange increased net sales by 0.2%, while volume and product mix reduced sales by approximately 3.4%.

Specialty Foods Division:

Net sales in the fiscal year ended December 25, 2011 were $402.7 million, a decrease of $10.1 million, or 2.4% from the prior year. The decrease is primarily attributable to lower sales in our Foodservice business as we exited lower margin un-branded businesses and emphasized higher margin branded products. The decline was partially offset by higher selling prices and increased sales in our snacks business. During 2011, volume and product mix reduced net sales for the division by approximately 2.2%. Net pricing declined by approximately 0.2%.

Gross profit

Gross profit for the fiscal year ended December 25, 2011 was $614.9 million, or 24.9%, of net sales, compared to $602.3 million, or 24.7%, of net sales during the comparable prior year period. The comparison of gross profit as a percentage of net sales was impacted during the period by a favorable variance resulting from $37.1 million of non-recurring expense recorded during 2010 related to the sale of inventory that was recorded at fair value during the Birds Eye Acquisition. Offsetting this favorable variance were charges of $12.6 million and $8.9 million, respectively, related to the closures of our Fulton, New York and Tacoma, Washington facilities. Each of the plants was closed during 2011 and the transfer of manufacturing activities to our remaining plants has gone according to our plans. Substantially higher commodity costs net of manufacturing productivity savings decreased gross profit by 2.6% during the period. We have increased our published selling prices across our portfolio in order to help offset inflation and have experienced sequential improvement in realization throughout the fiscal year. As a result, net pricing increased gross profit by 2.6% during 2011. Unfavorable product mix decreased gross profit by 0.4% during 2011. Excluding the restructuring and acquisition charges, gross profit was 25.8% and 26.2% of net sales, respectively, for 2011 and 2010.

Marketing and selling expenses

Marketing and selling expenses were $171.6 million, or 6.9%, of net sales for the fiscal year ended December 25, 2011, compared to $172.3 million, or 7.1%, of sales during the comparable prior year period. During 2011, we increased advertising expenses by $9.4 million as we expanded our investment in direct consumer marketing. We made significant investments in our Birds Eye Steamfresh and Birds Eye Voila! brands, as part of our enhanced brand building efforts and in support of our new product launches during the period. We also supported our Duncan Hines brand with an extensive new advertising campaign for the Decadent line. These incremental expenses were more than offset by the overhead synergies achieved from the Birds Eye Acquisition, which reduced other marketing and selling expenses by $10.4 million for the period.

Administrative expenses

Administrative expenses were $80.5 million, or 3.3%, of net sales for the fiscal year ended December 25, 2011, compared to $110.0 million, or 4.5%, of net sales during the comparable prior year period. The decrease in administrative expenses as a percentage of net sales is due to an $8.6 million decrease in incentive compensation expenses during 2011 due to a low bonus payout rate of 20% for 2011, synergies from the Birds Eye Acquisition and charges of $13.1 million in the 2010 period for the termination benefits and integration related expenses and $1.3 million of lease termination costs. Excluding these 2010 charges and expenses and the impact of the 2011 incentive compensation variance, administrative expenses were 3.6% and 3.9% of net sales during 2011 and 2010, respectively.

Goodwill impairment charges

During 2011, we recognized goodwill impairment charges of $122.9 million related to our Frozen Breakfast ($51.7 million), Private Label ($49.7 million) and Foodservice ($21.5 million) reporting units. The impairment charges were primarily driven by lower long term sales projections resulting from a strategic decision to focus on higher margin products and the loss of a key customer within the Private Label reporting unit. For more information on our impairment charges please refer to the “Impairment of Goodwill and Other Long-Lived Assets” section above.

Other expense (income), net

Other expense (income), net consists of the following:

	Fiscal years ended
($ in millions)	December 26, 2010	December 25, 2011
Amortization of intangibles/other assets	$17.2	$16.2
Tradename impairment charges	29.0	25.3
Lehman Brothers Specialty Financing settlement	—	8.5
Gain on sale of the Watsonville, California facility	—	(0.4)
Birds Eye Acquisition merger-related costs (1)	0.2	(0.1)
Royalty income and other	(0.9)	(0.9)

Total other expense (income), net	$45.5	$48.6

(1)	See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

During 2011 we recognized tradename impairment charges of $23.7 million related to our Aunt Jemima trade name, and $1.6 million related to other smaller tradenames. The impairments were driven by lower projected sales levels within these brands primarily as a result of our strategic initiatives to focus on higher margin products.

During the second quarter of 2010 LBSF initiated a claim against us in LBSF’s bankruptcy proceeding for an additional payment from us of $19.7 million, related to certain derivative contracts which we had earlier terminated due to LBSF’s default as a result of its bankruptcy filing in 2008. During the second quarter of 2011, we and LBSF agreed in principle to a settlement of LBSF’s second quarter 2010 claim. Under the terms of the settlement, we made a payment of $8.5 million in return for LBSF’s full release of its claim.

On June 24, 2011, we completed the sale of our Watsonville, California facility which had been recorded as an asset held for sale. The proceeds of the sale were $7.9 million and resulted in a $0.4 million gain.

Earnings before interest and taxes

EBIT was $183.3 million for the fiscal year ended December 25, 2011, a decrease of $81.9 million, or 30.9%, from the comparable prior year period. The primary drivers of the decrease are the goodwill and tradename impairment charges of $148.2 million related to our Frozen Breakfast, Private Label and Foodservice reporting units and our Aunt Jemima tradename recognized during 2011. The $8.5 million settlement of LBSF’s outstanding claim against us also contributed to the decrease. The decrease was partially offset by higher gross profit as a result of the favorable comparison of $15.6 million described above related to the Birds Eye Acquisition and plant consolidation projects, an impairment charge of $29.0 million recognized during 2010 related to the Hungry-Man trade name, and a $29.5 million decrease in administrative expenses primarily driven by non-recurring costs related to the Birds Eye integration during the prior year, synergies achieved during 2011 and reduced management incentive compensation in 2011. Excluding these items, EBIT increased by $0.9 million, which is primarily driven by improved pricing, partially offset by higher commodity costs.

Birds Eye Frozen Division:

EBIT was $97.2 million for the fiscal year ended December 25, 2011, a decrease of $17.3 million, or 15.1%, from the comparable prior year period. The primary drivers of the decrease were impairment charges of $51.7 million and $24.9 million related to our Frozen Breakfast reporting unit goodwill and trade names. In addition, we incurred $12.6 million of costs related to the planned closure of our Fulton, New York manufacturing facility. Offsetting these was a favorable variance resulting from $18.3 million of non-recurring expense recorded during 2010 related to the sale of inventory that was recorded at fair value during the Birds Eye Acquisition. In addition, administrative expenses were lower as a result of non-recurring integration costs of $5.3 million that were incurred during the prior year related to the Birds Eye Acquisition. Higher commodity costs in 2011, partially offset by increased selling prices and improved manufacturing performance also impacted EBIT for the period.

Duncan Hines Grocery Division:

EBIT was $157.3 million for the fiscal year ended December 25, 2011, a decrease of $1.5 million, or 0.9%, from the comparable prior year period. The primary driver of the decrease was $8.9 million of costs related to the closure of our Tacoma, Washington manufacturing facility. This unfavorable variance was offset by improved pricing and manufacturing performance and a favorable variance resulting from $12.0 million of non-recurring expense recorded during 2010 related to the sale of inventory that was recorded at fair value during the Birds Eye Acquisition. Higher commodity costs in 2011, along with higher advertising expenses resulting from our new Duncan Hines advertising campaign also impacted EBIT during the period.

Specialty Foods Division:

Loss before interest and taxes was $40.3 million for the fiscal year ended December 25, 2011, a decrease of $67.4 million, or 248.8%, from the comparable prior year period. The primary driver of the decrease was impairment charges of $71.2 million recorded in our Private Label and Foodservice reporting units. Offsetting this charge was a favorable variance resulting from $7.3 million of non-recurring expense recorded during 2010 related to the sale of inventory that was recorded at fair value during the Birds Eye Acquisition. The remaining decrease was driven by lower net sales, combined with higher commodity costs.

Interest expense, net

Interest expense, net was $208.1 million in the fiscal year ended December 25, 2011, compared to $235.7 million in the fiscal year ended December 26, 2010.

The comparison of interest expense to the prior year period was impacted by our August 2010 refinancing, which resulted in charges of $20.9 million related to the write off of debt issue costs and discounts, loan modification fees and hedge ineffectiveness.

Included in interest expense, net, was $2.1 million and $3.3 million for the fiscal year ended December 25, 2011 and the fiscal year ended December 26, 2010, respectively, for the amortization of the cumulative mark-to-market adjustment for an interest rate swap that was de-designated for swap accounting in the fourth quarter of 2008 and subsequently terminated. The counterparty to the interest rate swap was LBSF, a subsidiary of Lehman Brothers, and the hedge was de-designated for swap accounting at the time of LBSF’s bankruptcy filing. At that time of de-designation, the cumulative mark to market adjustment was $11.5 million. As of December 25, 2011, the remaining unamortized balance is $0.4 million.

Excluding the impact of the items in the previous paragraphs, the net decrease in interest expense was $5.5 million, of which $5.4 million was due to lower term loan debt levels due to payments made in 2010, $2.2 million due to the impact of lower interest rates from the August 2010 refinancing, $2.5 million due to lower amortization of debt issue costs, $2.0 million due to lower interest rates on the Tranche B term loans, offset by increased losses on interest rate swap agreements of $5.7 million and other increases of $0.9 million.

Included in the interest expense, net, amount was $23.4 million and $17.7 million for the fiscal year ended December 25, 2011 and the fiscal year ended December 26, 2010, respectively, recorded from losses on interest rate swap agreements, a net change of $5.7 million. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements, excluding the AOCI portion, are recorded as an adjustment to interest expense.

Provision (benefit) for income taxes

The effective tax rate was (89.1%) for the fiscal year ended December 25, 2011, compared to 25.1% for the fiscal year ended December 26, 2010. The effective rate difference was principally due to the $100.2 million portion of the $122.9 million goodwill impairment for which no tax benefit was recognized. Further, a benefit of $3.9 million was recorded as a result of evaluating new information effecting the measurement of certain unrecognized tax benefits and the settlement of a tax examination, as well as a benefit of $2.6 million reflecting a decrease in our net deferred state taxes as a result of changes to our manufacturing footprint and state legislation enacted during the year. Additionally, the prior year rate was effected due to a $2.2 million benefit to the state effective rate as a result of restructuring arising from the Birds Eye integration and an out of period adjustment of $4.2 million to correct errors related to the reversal of our income tax valuation allowance as of December 27, 2009. Since the out of period adjustment was not material to either the fiscal year 2010 or fiscal year 2009 financial statements, we recorded the adjustment in the financial statement for the year ended December 26, 2010.

Liquidity and Capital Resources

Overview

Our cash flows are seasonal. Typically we are a net user of cash in the third quarter of the calendar year (i.e., the quarter ending in September) and a net generator of cash over the balance of the year.

Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service. In addition, subsequent to the IPO, the Company initiated a quarterly dividend program. Currently, the quarterly payment is $0.18 per share or approximately $21 million. We have paid a quarterly cash dividend of $0.18 per share since our IPO and, on November 18, 2013, reflecting the accretion we expect from the Wish-Bone acquisition and our strong operating cash flow since the consummation of our IPO, we announced an increase in our quarterly cash dividend to $0.21 per share, beginning with our fourth quarter dividend to be paid in January 2014 to shareholders of record on December 2, 2013. Capital expenditures are expected to be approximately $80 to $90 million in 2013, which include approximately $7 million related to our facility restructuring projects. We have historically satisfied our liquidity requirements with internally generated cash flows and availability under our revolving credit facility. We expect that our ability to generate cash from our operations and ability to borrow from our credit facilities should be sufficient to support working capital needs, planned growth, capital expenditures, debt service and dividends for the next 12 months and for the foreseeable future. We keep an insignificant amount of cash in foreign accounts, primarily related to the operations of our Canadian business. Tax liabilities related to bringing these funds back into the United States would not be significant and have been accrued. Our recent IPO and refinancing has significantly reduced interest expense and improved our debt maturity profile.

Statements of cash flows for the nine months ended September 29, 2013 compared to the nine months ended September 23, 2012

For the nine months ended September 29, 2013, the net of all activities resulted in an increase in cash of $18.1 million compared to a decrease in cash of $145.1 million for the nine months ended September 23, 2012.

Net cash provided by operating activities was $141.7 million for the nine months ended September 29, 2013 and was the result of net earnings, excluding non-cash charges and credits, of $177.0 million and an increase in working capital of $35.4 million. The increase in working capital was primarily the result of a $36.2 million seasonal increase in inventory during the harvest season, a $25.3 million increase in accounts receivable driven by the timing of sales, a $10.5 million decrease in accrued liabilities primarily attributable to lower interest payable resulting from the refinancings and pay downs and a $5.6 million decrease in accrued trade marketing expense driven by the seasonality of our marketing programs. The aging profile of accounts receivable has not changed significantly from December 2012. These were partially offset by a $41.7 million increase in accounts payable driven by the timing of our inventory purchases. All other working capital accounts generated a net $0.4 million cash inflow.

Net cash provided by operating activities was $62.4 million for the nine months ended September 23, 2012 and was the result of net earnings, excluding non-cash charges and credits, of $112.0 million and an increase in working capital of $49.7 million. The increase in working capital was primarily the result of a $66.8 million seasonal increase in inventory during the harvest season and a $6.0 million increase in accounts receivable driven by the timing of sales as well as higher selling prices. These were offset by a $14.2 million increase in accounts payable driven by our inventory purchases. All other working capital accounts generated a net $8.9 million cash inflow.

Net cash used in investing activities was $55.9 million for the nine months ended September 29, 2013 and was primarily related to capital expenditures. Capital expenditures during the first nine months of 2013 included approximately $6.1 million of costs related to our facility consolidation projects. Investing activities also included $6.9 million of proceeds from the sale of assets previously held for sale.

Net cash used in investing activities was $49.2 million for the nine months ended September 23, 2012 and was primarily related to capital expenditures. Capital expenditures during the first nine months of 2012 included approximately $4.9 million of costs related to our facility consolidation projects.

Net cash used by financing activities in 2013 was impacted by our April 2013 refinancing, which is explained in greater detail in Note 9 to the unaudited consolidated financial statements included elsewhere in this prospectus. Net cash used by financing activities for the nine months ended September 29, 2013 was $68.0 million and consisted of $1,625.9 million of proceeds from our new Tranche G Term Loan, $624.2 million of proceeds ($667.0 million of gross proceeds net of $43.1 million of underwriting discounts and other fees) from our IPO and $350.0 million of proceeds from our notes offering which were more than offset by $1,732.1 million of term loan repayments, $899.2 million of repurchases of outstanding notes, $20.8 million of dividends paid, $12.5 million of debt acquisition costs and $3.4 million of net capital leases and notes payable activity.

Net cash used by financing activities in 2012 was impacted by our April and September 2012 refinancings. Net cash used by financing activities for the nine months ended September 23, 2012 was $158.7 million and consisted of $625.2 million of term loan repayments, $373.3 million of repurchases of outstanding notes, $17.4 million of debt acquisition costs, $2.8 million of net capital leases, $2.4 million of notes payable activity, and $0.8 million of equity repurchases. These outflows were funded by $842.6 million of proceeds from our new Tranche E and F Term loans, with the remainder coming from cash on hand.

Statements of cash flows for the fiscal year ended December 30, 2012 compared to the fiscal year ended December 25, 2011

Net cash provided by operating activities was $202.9 million for the fiscal year ended December 30, 2012 and was the result of net earnings, excluding non-cash charges and credits, of $216.1 million and a decrease in cash from working capital of $13.1 million. The decrease in cash from working capital was primarily the result of a $22.0 million increase in inventory principally resulting from temporary inventory buildup from our supply chain efficiency initiatives, principally the close down of the Millsboro, Delaware plant, and a $16.3 million decrease in accounts payable driven principally by the timing of production. These were offset by a $9.4 million increase in accrued trade marketing expense driven by higher sales for December of 2012 compared to the previous year as well as increased spending rates driven by increased competitive activity. Also impacting working capital was a decrease of $16.3 million in accounts receivable resulting from the timing of sales within the month of December in 2012 compared to the previous year. The aging profile of accounts receivable has not changed significantly from December 25, 2011. All other working capital accounts generated a net $0.4 million cash outflow.

Net cash provided by operating activities was $204.2 million for the fiscal year ended December 25, 2011 and was the result of net earnings, excluding non-cash charges and credits, of $215.5 million and an increase in working capital of $11.3 million. The increase in working capital was primarily the result of a $23.5 million decrease in accrued liabilities driven by lower incentive compensation and interest accruals, a $12.1 million decrease in accrued trade marketing expense driven by lower trade spending rates in December and a faster rate of settlement on deductions, and an $11.0 million increase in accounts receivable driven by the timing of sales as well as higher selling prices. The aging profile of accounts receivable did not change significantly from December 2010. These were offset by a $38.2 million increase in accounts payable driven by our inventory purchases and the timing of vendor payments. All other working capital accounts had no net effect on cash during the period.

Net cash used in investing activities was $77.7 million for the fiscal year ended December 30, 2012 and was primarily related to capital expenditures. Capital expenditures during fiscal 2012 included approximately $8.6 million of costs related to our facility consolidation projects.

Net cash used in investing activities was $109.4 million for the fiscal year ended December 25, 2011 and consisted of $117.3 million of capital expenditures, offset by $7.9 million of proceeds received for the sale of our Watsonville, CA facility, which had been recorded as an asset held for sale. Capital expenditures during 2011 included approximately $29.0 million of costs related to our plant consolidation projects in Tacoma and Fulton. Although not impacting our cash capital expenditures, we also acquired approximately $11.2 million of assets through capital leases during 2011.

Net cash used by financing activities was impacted by our 2012 Refinancings, which is explained in greater detail in Note 9 to the consolidated financial statements included elsewhere in this prospectus. Net cash used by financing activities for the fiscal year ended December 30, 2012 was $184.1 million and consisted of $632.0 million of term loan repayments, $373.3 million of repurchases of outstanding notes, $17.4 million of debt acquisition costs, $3.5 million of capital lease payments, $0.4 million of notes payable activity, and $0.9 million for repurchases of equity. These outflows were funded by $842.6 million of proceeds from our new Tranche E and F Term loans, with the remainder coming from cash on hand.

Net cash used by financing activities for the fiscal year ended December 25, 2011 was $59.0 million and consisted of $57.5 million of term loan repayments, including a $55.0 million voluntary prepayment of the Tranche D Term Loan made in December 2011, $2.5 million of payments on capital leases, $1.6 million of share repurchases of equity, and $0.7 million of debt acquisition costs. These outflows were partially offset by proceeds from new equity contributions of $0.6 million and other financing activities of $2.7 million.

The net of all activities resulted in a decrease in cash of $58.8 million for the fiscal year ended December 30, 2012, compared to an increase in cash of $35.7 million for the fiscal year ended December 25, 2011.

Statements of cash flows for the fiscal year ended December 25, 2011 compared to the fiscal year ended December 26, 2010

Net cash provided by operating activities was $204.2 million for the fiscal year ended December 25, 2011 and was the result of net earnings, excluding non-cash charges and credits, of $215.5 million and an increase in working capital of $11.3 million. The increase in working capital was primarily the result of a $23.5 million decrease in accrued liabilities driven by lower incentive compensation and interest accruals, a $12.1 million decrease in accrued trade marketing expense driven by lower trade spending rates in December and a faster rate of settlement on deductions, and an $11.0 million increase in accounts receivable driven by the timing of sales as well as higher selling prices. The aging profile of accounts receivable has not changed significantly from December 2010. These were offset by a $38.2 million increase in accounts payable driven by our inventory purchases and the timing of vendor payments. All other working capital accounts had no net effect on cash during the period.

Net cash provided by operating activities was $257.0 million for fiscal 2010, which consisted of net earnings excluding non-cash charges of $166.4 million, and a decrease in working capital of $90.6 million. The decrease in working capital was principally due to a concerted effort to reduce inventories while, at the same time, improving customer service levels. Inventories were reduced by $60.6 million. In addition, accounts receivable declined by $13.0 million in line with lower sales. Working capital also decreased due to a $14.5 million increase in accrued liabilities, principally driven by a $16.1 million increase in accrued interest, caused by the timing of the Birds Eye Acquisition borrowing in 2009.

Net cash used in investing activities was $109.4 million for the fiscal year ended December 25, 2011 and consisted of $117.3 million of capital expenditures, offset by $7.9 million of proceeds received for the sale of our Watsonville, California facility, which had been recorded as an asset held for sale. Capital expenditures during 2011 included approximately $29.0 million of costs related to our plant consolidation projects in Tacoma, Washington and Fulton, New York. Although not impacting our cash capital expenditures, we also acquired approximately $11.2 million of assets through capital leases during 2011. Net cash used in investing activities was $81.3 million for the twelve months ended December 26, 2010 and was related exclusively to capital expenditures.

Net cash used by financing activities for the fiscal year ended December 25, 2011 was $59.0 million and consisted of $57.5 million of term loan repayments, including a $55.0 million voluntary prepayment of the Tranche D Term Loan made in December 2011, $2.5 million of payments on capital leases, $1.6 million of share repurchases, and $0.7 million of debt acquisition costs. These outflows were partially offset by proceeds from new share issuances of $0.6 million and other financing activities of $2.7 million. Net cash used in financing activities was $134.3 million during the year ended December 26, 2010. The usage primarily related to a $27.0 million prepayment of our term loans in accordance with the “Excess Cash Flow” requirements of our senior secured credit facilities, $3.1 million of normally scheduled repayments of the term loans, a $73.0 million voluntary prepayment of the Tranche D Term Loan made in December 2010, $14.3 million in repayments of bank overdrafts, $13.4 million of refinancing costs in connection with the refinancing of the Tranche C Term Loan, and $5.7 million in repayments of our notes payable and capital lease obligations, partially offset by

$2.2 million of other activities, net. In August 2010, we refinanced our Tranche C Term Loan by issuing $400 million of 8.25% Senior Notes and executing a new Tranche D Term Loan in the amount of $442.3 million. Except for the refinancing costs referred to above, this refinancing did not impact net cash used in financing activities.

The net of all activities resulted in an increase in cash of $35.7 million for the fiscal year ended December 25, 2011, compared to an increase in cash of $41.4 million or the fiscal year ended December 26, 2010.

Debt

As of December 30, 2012 and September 29, 2013, our long term debt consisted of the following:

($ in millions)	December 30, 2012	September 29, 2013
Long-term debt:
Senior Secured Credit Facility—Tranche B Non Extended Term Loans due 2014	$243.3	$—
Senior Secured Credit Facility—Tranche B Extended Term Loans due 2016	637.9	—
Senior Secured Credit Facility—Tranche E Term Loans due 2018	398.0	—
Senior Secured Credit Facility—Tranche F Term Loans due 2018	448.9	—
Senior Secured Credit Facility—Tranche G Term Loans due 2020	—	1,625.9
4.875% Senior Notes due 2021	—	350.0
9.25% Senior Notes due 2015	465.0	—
8.25% Senior Notes due 2017	400.0	—
Unamortized discount on long term debt	(7.2)	(8.2)
Capital lease obligations	21.0	20.6

	2,606.9	1,988.3
Less: current portion of long-term obligations	30.4	19.4

Total long-term debt	2,567.5	$1,968.9

On April 17, 2012, we entered into an amended and restated credit agreement which extended a portion of our Tranche B Term Loans to 2016, allowed us to borrow on new $400 million Tranche E Term Loans and replace our existing revolving credit facility with a new $150 million revolving credit facility. We used proceeds from the Tranche E Term Loans to pay off all of our outstanding balance of $313.2 million aggregate principal amount of Tranche D Term Loans. On April 19, 2012, we redeemed all $199.0 million of our outstanding 10.625% Senior Subordinated Notes using proceeds from the Tranche E Term Loans along with available cash.

On August 30, 2012, we entered into the first amendment to the amended and restated credit agreement which allowed us to borrow on new $450 million Tranche F Term Loans. The Company used proceeds from the Tranche F Term Loans along with available cash to pay off $300 million of the aggregate principal amount of Tranche B Non Extended Term Loans and $150 million of the aggregate principal amount of 9.25% Senior Notes. For additional details regarding our debt instruments and our April and September 2012 refinancing, please refer to Note 9 “Debt and Interest Expense” to the audited consolidated financial statements included elsewhere in this prospectus.

On April 29, 2013, we entered into the second amendment to the amended and restated senior secured credit facility, which provided for a seven year term loan facility in the amount of $1,630.0 million (the “Tranche G Term Loans”) and replaced the existing revolving credit facility with a new five year $150.0 million revolving credit facility. Additionally, we issued $350.0 million aggregate principal amount of 4.875% Senior Notes (the “4.875% Senior Notes”) due 2021.

On October 1, 2013, we entered into the first amendment to our second amended and restated credit agreement which allowed us to, among other things, borrow under a new incremental $525.0 million term loan facility (the “Tranche H Term Loans”) to fund a portion of the purchase price for the acquisition of Wish-Bone. The new Tranche H Term Loans have substantially the same terms as the Tranche G Term Loans.

We meet the service requirements on our debt utilizing cash flow generated from operations. In addition to the above facilities, we have a $150.0 million revolving credit facility, which can be used to fund working capital needs and can also be used to issue up to $50.0 million of letters of credit. There were no borrowings against the revolving credit facility as of September 29, 2013 and December 30, 2012, except in respect of letters of credit as set forth below. As of September 29, 2013 and December 30, 2012, we had issued approximately $29.0 million and $33.5 million, respectively, of letters of credit under this facility, leaving approximately $121.0 million and $116.5 million, respectively, of unused capacity under the revolving credit facility.

The term loans under the senior secured credit facility mature in quarterly installments of 0.25% of their aggregate funded total principal amount. The aggregate maturities of the Tranche G Term Loans outstanding as of September 29, 2013 are $4.1 million in the remainder of 2013, $16.3 million in 2014, $16.3 million in 2015, $16.3 million in 2016, $20.4 million in 2017 and $1,552.6 million thereafter.

Under the terms of our senior secured credit facility, we are required to use 50% of our “Excess Cash Flow” to prepay the term loans under the senior secured credit facility (which percentage will be reduced to 25% at a total leverage ratio of between 4.50 and 5.49 and 0% at a total leverage ratio below 4.50). Excess Cash Flow is defined as consolidated net income (as defined), as adjusted for certain items, including (1) all non-cash charges and credits included in arriving at consolidated net income, (2) changes in working capital, (3) capital expenditures (to the extent they were not financed with debt), (4) the aggregate amount of principal payments on indebtedness and (5) certain other items defined in the senior secured credit facility. For the 2012 reporting year we determined that there were no amounts due under the Excess Cash Flow requirements of the senior secured credit facility. In December 2013, we will determine if amounts are due under the Excess Cash Flow requirements of the senior secured credit facility for the 2013 reporting year.

As market conditions warrant, we and our subsidiaries, affiliates or significant equity holders (including Blackstone and its affiliates) may from time to time, in our or their sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise.

For additional details regarding our debt instruments, please refer to Note 9 “Debt and Interest Expense” of the audited and unaudited consolidated financial statements, included elsewhere in this prospectus.

For a description of the material terms of our debt instruments, please see “Description of Other Indebtedness.”

Covenant Compliance

The following is a discussion of the financial covenants contained in our debt agreements.

Senior Secured Credit Facility

Our senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions; and

•	engage in certain transactions with affiliates.

Our senior secured credit facility also contains certain customary affirmative covenants and events of default.

On April 17, 2012, we amended and restated the credit agreement relating to our senior secured credit facilities as part of an initiative to lower our interest costs by paying off our 10.625% Senior Subordinated Notes and extending the maturity dates for a portion of our senior secured credit facilities. On August 30, 2012, we entered into an amendment to the senior secured credit facilities, which provided for the issuance of new $450 million Tranche F Term Loans, the proceeds of which were used to redeem a portion of our 9.25% Senior Notes and to prepay the initial term loans due April 2, 2014. On April 29, 2013, we entered into the second amendment to the amended and restated senior secured credit facilities, which provided for a $1,630.0 million term loan facility and replaced the existing revolving credit facility with a new $150.0 million revolving credit facility. This is discussed further in Note 9 “Debt and Interest Expense” to the audited consolidated financial statements included elsewhere in this prospectus. On October 1, 2013, we entered into the first amendment to our second amended and restated credit agreement which allowed us to, among other things, borrow under a new incremental $525.0 million term loan facility to fund a portion of the purchase price for the acquisition of Wish-Bone.

4.875% Senior Notes

On April 29, 2013, we issued the 4.875% Senior Notes. The 4.875% Senior Notes are general senior unsecured obligations, effectively subordinated in right of payment to all of our existing and future senior secured indebtedness, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries that guarantee our other indebtedness.

The indenture governing the 4.875% Senior Notes limits our (and most or all of our subsidiaries’) ability to, subject to certain exceptions:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Subject to certain exceptions, the indenture governing the 4.875% Senior Notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Adjusted EBITDA

The Company’s metric of Adjusted EBITDA, an operating performance measure, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pursuant to the terms of the senior secured credit facility, we are required to maintain a ratio of Net First Lien Secured Debt to Adjusted EBITDA of no greater than 5.75 to 1.00. Net First Lien Secured Debt is defined as our aggregate consolidated secured indebtedness secured on a first lien basis, less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the Senior Secured Leverage Ratio (which is currently the same as the ratio of Net First Lien Secured Debt to Adjusted EBITDA described above), in the case of the senior secured credit facility, or to the ratio of Adjusted EBITDA to fixed charges for the most recently concluded four consecutive fiscal quarters in the case of the 4.875% Senior Notes. We believe that these covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of our financial performance. As of September 29, 2013, we were in compliance with all covenants and other obligations under the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, extraordinary, unusual or non-recurring items and other adjustment items permitted in calculating Adjusted EBITDA under the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

EBITDA and Adjusted EBITDA do not represent net earnings or loss or cash flow from operations as those terms are defined by United States Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facility to be immediately due and payable. Any such acceleration would also result in a default under the indenture governing the 4.875% Senior Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Adjusted EBITDA.

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Net earnings	$22.0	$(46.9)	$52.6	$8.9	$33.7
Interest expense, net	235.7	208.1	198.4	154.5	107.8
Income tax expense	7.4	22.1	32.7	3.7	35.1
Depreciation and amortization expense	78.1	88.5	98.1	68.5	57.7

EBITDA	$343.2	$271.8	$381.7	$235.6	$234.2

Non-cash items (a)	$71.5	$152.2	$0.1	$(1.4)	$5.3
Acquisition, merger and other restructuring charges (b)	27.5	20.3	23.3	17.9	12.3
Other adjustment items (c)	4.7	5.5	21.0	21.0	53.4

Adjusted EBITDA	$446.9	$449.7	$426.1	$273.1	$305.2

(a)	Non-cash items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$4.7	$1.1	$0.9	$0.7	$5.6
Unrealized losses (gains) resulting from hedging activities (2)	0.7	1.6	(1.3)	(2.1)	(0.3)
Goodwill impairment charge (3)	—	122.9	—	—	—
Other impairment charges (4)	29.0	26.6	0.5	—	—
Effects of adjustments related to the application of purchase accounting (5)	37.1	—			—

Total non-cash items	$71.5	$152.2	$0.1	$(1.4)	$5.3

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market adjustments of obligations under foreign exchange and commodity derivative contracts.
(3)	For fiscal year 2011, represents goodwill impairments on the Frozen Breakfast ($51.7 million), Private Label ($49.7 million) and Food Service ($21.5 million) reporting units.
(4)	For fiscal year 2010, represents an impairment for the Hungry-Man tradename ($29.0 million). For fiscal year 2011, represents tradename impairments on Aunt Jemima ($23.7 million), Lender’s ($1.2 million) and Bernstein’s ($0.4 million), as well as a plant asset impairment on the previously announced closure of the Tacoma, Washington facility ($1.3 million). For fiscal year 2012, represents tradename impairment of Bernstein’s ($0.5 million).
(5)	For fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.

(b)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Expenses in connection with an acquisition or other non-recurring merger costs (1)	$0.9	$8.8	$2.3	$1.6	$1.2
Restructuring charges, integration costs and other business optimization expenses (2)	25.5	9.5	20.0	15.3	7.4
Employee severance and recruiting (3)	1.1	2.0	1.0	1.0	3.7

Total acquisition, merger and other restructuring charges	$27.5	$20.3	$23.3	$17.9	$12.3

(1)	For fiscal year 2010, primarily represents costs related to the Birds Eye Acquisition as well as other expenses related to due diligence investigations. For fiscal year 2011, primarily represents an $8.5 million legal settlement related to the Lehman Brothers Specialty Financing claim described in more detail in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus and in “Business—Legal Proceedings.” For fiscal year 2012 and the nine months ended September 23, 2012 and September 29, 2013, primarily represents expenses related to the IPO and due diligence investigations.
(2)	For fiscal year 2010, primarily represents employee termination benefits and lease termination costs related to the closing of the Rochester, New York office and integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and restructuring-related charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012, primarily represents restructuring and restructuring-related charges related to the closure of our Fulton, New York and Millsboro, Delaware facilities, as a result of footprint consolidation projects. For the nine months ended September 29, 2013, primarily represents restructuring and restructuring-related charges related to the closure of our Millsboro, Delaware facility, consulting and business optimization expenses related to the expansion of headquarter direct sales coverage for retail and a gain from the sale of our Tacoma, Washington location in July 2013.
(3)	For fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013, represents severance costs paid, or to be paid, to terminated employees.
(c)	Other adjustment items are comprised of the following:

($ in millions)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Management, monitoring, consulting and advisory fees (1)	$4.5	$4.6	$4.7	$3.5	$19.2
Bond redemption fees (2)	—	—	14.3	14.3	34.2
Other (3)	0.2	0.9	2.0	3.2	—

Total other adjustments	$4.7	$5.5	$21.0	$21.0	$53.4

(1)	For fiscal year 2010, fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012 and September 29, 2013 represents management/advisory fees and expenses paid to an affiliate of Blackstone pursuant to the Advisory Agreement. For the nine months ending September 29, 2013, it also includes a $15.1 million expense to terminate the Blackstone advisory fee agreement. The Advisory Agreement was terminated in accordance with its terms.
(2)	For fiscal year 2012 and the nine months ended September 23, 2012, represents $14.3 million of the premiums paid on the redemption of $150.0 million of 9.25% Senior Notes due 2015, the redemption of $199.0 million of 10.625% Senior Subordinated Notes due 2017 and the repurchase and retirement of $10.0 million of 9.25% Senior Notes due 2015. For the nine months ended September 29, 2013, represents the premiums paid on the redemption of $400.0 million of 8.25% Senior Notes due 2017 at a premium of $34.2 million.
(3)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011, primarily represents a gain on the sale of the Watsonville, California property and the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $1.1 million, net of insurance recoveries. For fiscal year 2012 and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product of $2.0 million (after insurance recovery received in the fourth quarter of 2012) and $3.2 million (before insurance recovery), respectively.

Our covenant requirements and actual ratios for the twelve months ended September 29, 2013 are as follows:

	Covenant Requirement	Actual Ratio	Proforma Adjusted (5)
Senior Secured Credit Facility
Net First Lien Leverage Ratio (1)	5.75 to 1.00	3.35	4.08
Total Leverage Ratio (2)	Not applicable	4.12	4.75
Senior Notes (3)
Minimum Adjusted EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions (4)	2.00 to 1.00	3.57	3.57

(1)	Pursuant to the terms of the senior secured credit facility, we are required to maintain a ratio of Net First Lien Secured Debt to Adjusted EBITDA of no greater than 5.75 to 1.00. Net First Lien Secured Debt is defined as our aggregate consolidated secured indebtedness secured on a first lien basis, less the aggregate amount of all unrestricted cash and cash equivalents.
(2)	The Total Leverage Ratio is not a financial covenant but is used to determine the applicable rate under the senior secured credit facility. The Total Leverage Ratio is calculated by dividing consolidated total debt less the aggregate amount of all unrestricted cash and cash equivalents by Adjusted EBITDA.
(3)	Our ability to incur additional debt and make certain restricted payments under the indenture governing the 4.875% Senior Notes, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charges ratio of at least 2.00 to 1.
(4)	Fixed charges is defined in the indenture governing the 4.875% Senior Notes as (i) consolidated interest expense (excluding specified items) plus consolidated capitalized interest less consolidated interest income, plus (ii) cash dividends and distributions paid on preferred stock or disqualified stock.
(5)	Proforma adjusted debt ratios, which are used to measure compliance with the covenants, include the impact of the Wish-Bone acquisition. The adjustments include the addition of the $525.0 million Tranche H Term Loan, a $72.4 million cash payment to fund the acquisition and the impact on EBITDA and interest expense.

Inflation

Historically, inflation did not have a significant effect on us as we had been successful in mitigating the effects of inflation with cost reduction and productivity programs. However inflation became more pronounced in 2011 and 2012, particularly in ingredient costs such as vegetables, flours, shortening/oils, beef, dairy, cocoa, corn sweeteners and energy. In the first nine months of 2013, inflation was less pronounced compared to the first nine months of 2012, principally in the first six months and is expected to be less pronounced over the remainder of 2013. To the extent possible, we offset inflation with productivity programs. However, we spend approximately $1.1 billion each year on ingredients, therefore each 1% change in our weighted average ingredient costs would increase our Cost of products sold by approximately $11 million. If we experience significant inflation, price increases may be necessary in order to preserve our margins and returns. Severe increases in inflation could have an adverse impact on our business, financial condition and results of operations.

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before restructuring-related accelerated depreciation, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments noted in the table below. Our management uses Adjusted gross profit as an operating performance measure. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined above), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management’s performance. Adjusted gross profit is not defined under GAAP, should not be considered in isolation or as substitutes for measures of our performance prepared in accordance with GAAP and is not indicative of gross profit as determined under GAAP.

The following table provides a reconciliation from our gross profit to Adjusted gross profit.

($ in thousands)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Gross profit	$602,328	$614,866	$584,549	$397,174	$456,672
Accelerated depreciation expense (a)	736	14,077	20,990	11,812	—
Non-cash items (b)	38,173	3,046	(1,195)	(1,996)	109
Acquisition, merger and other restructuring charges (c)	4,284	9,915	16,934	13,774	3,756
Other adjustment items (d)	187	1,262	1,619	2,555	—

Adjusted gross profit	$645,708	$643,166	$622,897	$423,319	$460,537

(a)	Reflects accelerated depreciation from plant closures.
(b)	Non-cash items are comprised of the following:

($ in thousands)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Non-cash compensation charges (1)	$397	$152	$113	$96	$388
Unrealized losses (gains) resulting from hedging activities (2)	700	1,608	(1,307)	(2,092)	(279)
Other impairment charges (3)	—	1,286	—	—	—
Effects of adjustments related to the application of purchase accounting (4)	37,076	—	—	—	—

Total non-cash items	$38,173	$3,046	$(1,194)	$(1,996)	$109

(1)	Represents non-cash compensation charges related to the granting of equity awards.
(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.
(3)	For fiscal year 2011, represents a plant asset impairment on the previously announced closure of the Tacoma, Washington facility of $1.3 million.
(4)	For fiscal year 2010, represents expense related to the write-up to fair market value of inventories acquired as a result of the Birds Eye Acquisition.
(c)	Acquisition, merger and other restructuring charges are comprised of the following:

($ in thousands)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Restructuring charges, integration costs and other business optimization expenses (1)	$4,097	$9,326	16,923	13,763	3,557
Employee severance and recruiting (2)	187	589	11	11	199

Total acquisition, merger and other restructuring charges	$4,284	$9,915	$16,934	$13,774	$3,756

(1)	For fiscal year 2010, primarily represents integration costs related to the Birds Eye Acquisition. For fiscal year 2011, primarily represents restructuring charges, consulting and business optimization expenses related to the closings of the Tacoma, Washington and Fulton, New York facilities. For fiscal year 2012, primarily represents restructuring charges and consulting and business optimization expenses related to the closings of the Tacoma, Washington, Fulton, New York and Millsboro, Delaware facilities. For the nine months ended September 23, 2012 and September 29, 2013, primarily represents restructuring and restructuring-related charges, consulting and business optimization expenses related to closures at our Millsboro, Delaware (March, 2013) and Fulton, New York (March, 2012) facilities and a gain from the sale of our Tacoma, Washington location in July 2013.
(2)	Represents severance costs paid or accrued to terminated employees.
(d)	Other adjustment items are comprised of the following:

($ in thousands)	(52 weeks) Fiscal year ended December 26, 2010	(52 weeks) Fiscal year ended December 25, 2011	(53 weeks) Fiscal year ended December 30, 2012	(39 weeks) Nine Months ended September 23, 2012	(39 weeks) Nine Months ended September 29, 2013
Other (1)	$187	$1,262	$1,618	$2,555	—

Total other adjustments	$187	$1,262	$1,618	$2,555	—

(1)	For fiscal year 2010, represents miscellaneous other costs. For fiscal year 2011 and fiscal year 2012, and the nine months ended September 23, 2012, primarily represents the cost of retrieving and destroying the product covered by the recall of Aunt Jemima product, net of insurance recoveries.

Contractual Commitments

Our contractual commitments consist mainly of payments related to long-term debt and related interest, operating and capital lease payments, certain take-or-pay arrangements entered into as part of the normal course of business and pension obligations.

The table below provides information on our contractual commitments as of December 30, 2012:

	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	($ in thousands)
Total debt at face value (1)	$2,593,044	$27,411	$725,597	$1,037,786	$802,250
Projected interest payments on long-term debt (2)	697,190	153,560	288,275	226,851	28,504
Operating lease obligations	73,384	13,035	18,712	13,883	27,754
Capital lease obligations	27,916	4,666	7,954	4,270	11,026
Purchase obligations (3)	735,481	592,084	76,187	11,760	55,450
Pension (4)	62,919	8,000	15,739	17,695	21,485

Total (5)	$4,189,934	$798,756	$1,132,464	$1,312,245	$946,469

(1)	Total debt at face value includes scheduled principal repayments and excludes interest payments.
(2)	The total projected interest payments on long-term debt are based upon borrowings and interest rates as of December 30, 2012, including the effect of interest rate swaps in place. The interest rate on variable rate debt is subject to changes beyond our control and may result in actual interest expense and payments differing from the amounts above.
(3)	The amounts indicated in this line primarily reflect future contractual payments, including certain take-or-pay arrangements entered into as part of the normal course of business. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. Purchase obligations also include trade and consumer promotion and advertising commitments. We do not believe such purchase obligations will adversely affect our liquidity position.
(4)	The funding of the defined benefit pension plan is based upon our planned 2013 cash contribution. The future years’ contributions are based upon our expectations taking into consideration the funded status of the plan at December 30, 2012. Currently, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and IRS guidelines, our plans are 91% funded.
(5)	The total excludes the liability for uncertain tax positions. We are not able to reasonably estimate the timing of the long-term payments or the amount by which the liability will increase or decrease over time. Therefore, the long-term portion of the liability is excluded from the Contractual Commitments table.

The table below provides information updated through September 29, 2013 showing the impact of our IPO and 2013 refinancing:

	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
	(in thousands)
Total debt at face value (1)	$1,975,925	$16,300	$32,600	$32,600	$1,894,425
Projected interest payments on long term debt (2)	428,067	70,960	130,386	134,497	92,224

(1)	Total debt at face value includes scheduled principal repayments, excludes interest payments and excludes indebtedness incurred in connection with the Wish-Bone acquisition. A portion of the October 1, 2013 acquisition of Wish-Bone was funded through a new $525.0 million Term Loan H that will require scheduled quarterly payments of 0.25% of the original principal amount, with the balance payable in the final installment in April 2020.
(2)	The total projected interest payments on long-term debt are based upon borrowings and interest rates as of September 29, 2013, including the effect of interest rate swaps in place. The interest rate on variable rate debt is subject to changes beyond our control and may result in actual interest expense and payments differing from the amounts above.

Off-Balance Sheet Arrangements

As of December 31, 2012 and September 29, 2013, we did not have any off-balance sheet obligations.

Accounting Policies and Pronouncements

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires the use of judgment, estimates and assumptions. We make such subjective determinations after careful consideration of our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period.

Our significant accounting policies are detailed in Note 2 to the consolidated financial statements included elsewhere in this prospectus. The following areas are the most important and require the most difficult, subjective judgments.

Trade and consumer promotion programs

We offer various sales incentive programs to customers and consumers, such as feature price discounts, in-store display incentives, cooperative advertising programs, new product introduction fees, and coupons. The mix between promotion programs, which are classified as reductions in revenue, and advertising or other marketing activities, which are classified as marketing and selling expenses, fluctuates between periods based on our overall marketing plans, and such fluctuations have an impact on revenues. The measurement and recognition of the costs for trade and consumer promotion programs involves the use of judgment related to performance and redemption estimates. Estimates are made based on historical experience and other factors and are adjusted quarterly based upon our most recent experience and new information. Typically, programs that are offered have a very short duration. Historically, the difference between actual experience compared to estimated redemptions and performance has not been significant to the quarterly or annual financial statements and actual expense has been within 1.0% of amounts accrued. However, actual expenses may differ if the level of redemption rates and performance were to vary from estimates.

Goodwill and Indefinite-lived trade names

We evaluate the carrying amount of goodwill for impairment on an annual basis, as of year end, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The goodwill impairment review consists of a two-step process. We perform quantitative testing by calculating the fair value of each reporting unit. We then compare the fair value of the reporting unit with its carrying value. If this fair value exceeds the carrying value, no further analysis or goodwill impairment charge is required. If the fair value is below the carrying value, we proceed to the next step, which is to measure the amount of the impairment loss. The impairment loss is measured as the difference between the carrying value and implied fair value of goodwill. To measure the implied fair value of goodwill we make a hypothetical allocation of the estimated fair value of the reporting unit to the tangible and intangible assets (other than goodwill) within the respective reporting unit using the same rules for determining fair value and allocation under the authoritative guidance for business combinations as we would use if it were an original purchase price allocation. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount the shortfall is charged to earnings.

In estimating the fair value of our reporting units we primarily use the income approach, which utilizes forecasted discounted cash flows to estimate the fair value for each reporting unit. We believe that the use of the discounted cash flow model results in the most accurate estimate of the reporting unit’s fair value since market values for our reporting units are not readily available. The income approach utilizes management’s business plans and projections as the basis for expected future cash flows for five years plus a terminal year. We make significant assumptions including projected sales growth rates and operating margins and the weighted average cost of capital. In our recent impairment tests, we forecasted cash flows for five years plus a terminal year and assumed a weighted average cost of capital of 8.5%. Our projections assume sales growth rates for the next five years and the terminal year that generally average between 1.0% and 3.0% and operating margins which increase moderately from historical levels over time as a result of planned capital improvements in our plants and manufacturing efficiency projects. These assumptions are determined based upon our expectations for each of the individual reporting units and in our judgment are consistent with other companies in the packaged food industry. In order to validate our assumptions, we also reconcile the aggregate fair value of our reporting units to the estimated fair value of the entire company using a market multiple approach.

In fiscal 2012, all reporting units tested had a fair value that exceeded their carrying value by at least 22%. We performed a sensitivity analysis on our weighted average cost of capital and we determined that a 50 basis point increase in the weighted average cost of capital would not have resulted in any of our reporting units implied fair value being less than their carrying value. Additionally, a 50 basis point decrease in the terminal growth rate used for each reporting unit would not have resulted in any of our reporting units implied fair value being less than their carrying value.

We also evaluate the carrying amount of our trade names for impairment on an annual basis, in December, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying value. If the carrying value of a trade name exceeds its fair value at the time of the evaluation, we would charge the shortfall to earnings.

To estimate the fair value of our trade names we primarily use the relief from royalty method, which utilizes forecasted discounted cash flows to estimate the fair value. The utilization of the relief from royalty method requires us to make significant assumptions including sales growth rates, implied royalty rates and discount rates. As discussed under “Impairment of Goodwill and Other Long-Lived Assets,” in fiscal 2012, we recognized an impairment of $0.5 million to our Bernstein’s trade name resulting from a decline in value due to reduced sales forecasts for the brand.

In the course of our testing, we identified 6 trade names which do not have a fair value that exceeded their carrying value by at least 15%. The total carrying value of these trade names as of December 30, 2012 is $228.7 million. As of December 30, 2012, a 50 basis point increase in the weighted average cost of capital for each brand would have resulted in an additional impairment of $4.5 million. A 50 basis point decrease in the terminal sales growth rate would have resulted in an additional impairment of $1.9 million.

Pension Benefits

We provide pension benefits to certain employees and retirees, all of which are frozen for future benefit accruals as of June 30, 2013. Pension benefits are no longer offered to salaried employees. All salaried pension benefits which existed are frozen. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, turnover rates and mortality rates. Independent actuaries, in accordance with accounting principles generally accepted in the United States, perform the required calculations to determine pension expense. Actual results that differ from the actuarial assumptions are generally accumulated and amortized over future periods.

The discount rate is established as of our fiscal year-end measurement date. In establishing the discount rate, we review published market indices of high-quality debt securities, adjusted as appropriate for duration. In addition, independent actuaries apply high-quality bond yield curves to the expected benefit payments of the plans. The expected return on plan assets is a long-term assumption based upon historical experience and expected future performance, considering our current and projected investment mix. This estimate is based on an estimate of future inflation, long-term projected real returns for each asset class, and a premium for active management. Within any given fiscal period, significant differences may arise between the actual return and the expected return on plan assets. The value of plan assets, used in the calculation of pension expense, is the fair market value. Gains and losses resulting from differences between actual experience and the assumptions are determined at each measurement date. If the net gain or loss exceeds 10% of the greater of plan assets or liabilities, a portion is amortized into earnings in the following year.

Net periodic pension expense was $2.1 million in fiscal 2012, $2.8 million in fiscal 2011 and $5.6 million in 2010. Significant weighted-average assumptions for all plans as of the end of the year are as follows:

	2010	2011	2012
Pension Benefits
Discount rate	5.7%	5.4%	4.3%
Expected return on plan assets	7.8%	7.2%	7.2%

Estimated sensitivities to annual net periodic pension cost are as follows: a 50-basis-point reduction in the discount rate would increase pension expense by approximately $0.9 million; a 50-basis-point reduction in the estimated return on assets assumption would increase pension expense by approximately $0.9 million.

Net periodic pension expense is expected to be a credit of approximately $0.5 million in 2013. We expect to contribute approximately $8.0 million to our pension plans in 2013. Given the adverse impact of declining financial markets, combined with the impact that historically low interest rates have on the discount rate used to compute our pension obligation, we made contributions to our plans of $13.3 million in fiscal 2012, $15.9 million in fiscal 2011 and $13.2 million in fiscal 2010.

See also Note 10 “Pension and Retirement Plans” to the consolidated financial statements included elsewhere in this prospectus for additional information on pension expenses.

Insurance reserves

We are self-insured and retain liabilities for the first $350,000 of payments on each claim under our worker’s compensation insurance policy. We utilize a stop loss policy issued by an insurance company to fund claims in excess of $350,000. We estimate the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. We base actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses-based on historical information from both us and the industry-and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses. Historically, such differences are not significant.

Income taxes

We record income taxes based on the amounts that are refundable or payable in the current year, and we include results of any difference between generally accepted accounting principles and U.S. tax reporting that we record as deferred tax assets or liabilities. We review our deferred tax assets for recovery. A valuation allowance is established when we believe that it is more likely than not that some portion of our deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Equity-based compensation

Equity-based compensation expense is measured based on the estimated grant date fair value and recognized over the requisite service period for awards that we ultimately expect to vest. We estimate forfeitures at the time of grant based on our actual experience to date and revise our estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We use the Black-Scholes option-pricing model to value stock options granted. In terms of the assumptions used in the model, we:

•	use the simplified method to estimate the number of periods to exercise date. While we had plans in place as a private company, our broader post IPO plans have not been in place for a sufficient amount of time to understand their post vesting behavior. As such, we will continue to use this methodology until such time we have sufficient history to provide a reasonable basis on which to estimate the expected term.

•	base the expected volatilities on the average historical volatility of a basket of competitor companies. At such time that we have sufficient history, we will base this assumption on the volatility of our share price.

•	base the expected dividend yield assumption on our expected dividend rate during the expected term of the award, and

•	base the risk free rate for the expected term of the option on the U.S. Treasury yield curve in effect at the time of grant.

We estimate the fair value of non-vested shares based on the market price of the underlying share on the date of the grant.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” (“ASU 2013-02”). This new guidance requires that we present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This guidance only impacts disclosures within our consolidated financial statements and notes to the consolidated financial statements and does not result in a change to the accounting treatment of Accumulated Other Comprehensive Income. We adopted this standard during the three-month period ended March 31, 2013.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” (“ASU 2013-11”). The update provides guidance on financial statement presentation of an unrecognized tax benefit when a NOLC, a similar tax loss, or a tax credit carryforward exists. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. We will adopt this standard in December 2013. We anticipate that adoption of the standard will not have a material impact on our audited consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Financial Instruments

Risk Management Strategy

We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates, foreign exchange rates or commodity prices. Please refer to Note 11 “Financial Instruments” to our audited consolidated financial statements, included elsewhere in this prospectus, for additional details regarding our derivatives and refer to Note 9 “Debt and Interest Expense” to the consolidated financial statements included elsewhere in this prospectus, for additional details regarding our debt instruments.

Interest Rate Risk

We manage interest rate risk based on the varying circumstances of anticipated borrowings and existing variable and fixed rate debt, including our revolving line of credit. Examples of interest rate management strategies include capping interest rates using targeted interest cost benchmarks, hedging portions of the total amount of debt, hedging a period of months and not always hedging to maturity, and at other times locking in rates to fix interests costs.

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges in accordance with the authoritative guidance for derivative and hedge accounting involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

As discussed above, our variable rate financing arrangements subject us to interest rate risk. If the benchmark LIBOR interest rate were to increase by 50 basis points our annual interest payments on our variable rate facilities would increase by approximately $8.4 million. However, we would also recognize a corresponding decrease of $3.9 million in the payments made on our interest rate swap contracts for a net impact on interest expense of $4.5 million. As of December 30, 2012, a 50 basis point decrease in the benchmark LIBOR interest rate would have increased the fair value of our interest rate swap liabilities by $2.6 million.

Foreign Currency Risk

Certain parts of our foreign operations in Canada expose us to fluctuations in foreign exchange rates. Our goal is to reduce our exposure to such foreign exchange risks on our foreign currency cash flows and fair value fluctuations on recognized foreign currency denominated assets, liabilities and unrecognized firm commitments to acceptable levels primarily through the use of foreign exchange-related derivative financial instruments. We enter into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of our functional currency. As of December 30, 2012, a 10% appreciation in the U.S. dollar relative to the Canadian dollar would have decreased the fair value of our foreign exchange forward contracts by $5.0 million.

Commodity Price Risk

We purchase raw materials in quantities expected to be used in a reasonable period of time in the normal course of business. We generally enter into agreements for either spot market delivery or forward delivery. The prices paid in the forward delivery contracts are generally fixed, but may also be variable within a capped or collared price range. The outstanding purchase commitment for these commodities at any point in time typically ranges from 6 to 12 months of anticipated requirements, depending on the commodity. These contracts are considered normal purchases and sales.

In addition, we may also purchase forward derivative contracts on certain commodities to manage the price risk associated with forecasted purchases of materials used in our manufacturing process. Generally, these derivatives are not designated as hedges as they do not meet the authoritative guidance for derivative and hedge accounting but they are not speculative. From time to time, we enter into commodity forward contracts to fix the price of natural gas, diesel fuel, corn, soybean oil and other commodity purchases at a future delivery date. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in Cost of products sold in the Consolidated Statements of Operations.

As of December 30, 2012, the potential change in fair value of commodity derivative instruments, assuming a 10% adverse movement in the underlying commodity prices, would have resulted in an unrealized net loss of $1.0 million.

Although we may utilize forward purchase contracts and other instruments to mitigate the risks related to commodity price fluctuation, such strategies do not fully mitigate commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies.

BUSINESS

Our Company

We are a leading manufacturer, marketer and distributor of high-quality, branded food products in North America, with annual net sales of $2.5 billion in fiscal 2012. Our brands are leaders in many of their respective categories, and we hold the #1 or #2 market share position in 10 of the 12 major product categories in which we compete. Our brand portfolio enjoys strong household penetration in the United States, where our products can be found in over 85% of U.S. households. Our products are sold through supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, dollar stores, drug stores and warehouse clubs in the United States and Canada, as well as in military channels and foodservice locations. Given our diverse portfolio of iconic brands with attractive market positions, our business generates significant and stable cash flows that we believe will enable us to pay regular dividends to our shareholders, reduce our debt and drive value creation through both reinvestment in our existing brands and periodic strategic acquisitions.

From fiscal 2008 through fiscal 2012, we grew our net sales and Adjusted EBITDA by approximately 59% and 91%, respectively, and expanded our Adjusted EBITDA margin by 2.9 percentage points. Over the same period, our earnings increased from a net loss of $28.6 million in 2008 to net earnings of $52.6 million in fiscal 2012. See “Prospectus Summary—Summary Historical Consolidated Financial Data” for our definition of Adjusted EBITDA and a reconciliation of our net earnings (loss) to Adjusted EBITDA.

On December 23, 2009, we acquired all of the common stock of Birds Eye, a transaction that significantly expanded our presence in frozen foods and provided Pinnacle with critical mass in the frozen food industry in the United States. At the time of the Birds Eye Acquisition, the Birds Eye portfolio included an expanding platform of healthy, high-quality frozen vegetables and frozen meals, as well as a portfolio of primarily branded shelf-stable foods that were complimentary to our existing product offerings. In fiscal 2010, all aspects of the Birds Eye business were fully integrated with Pinnacle. On October 1, 2013, we acquired Wish-Bone, which had sales of approximately $190 million in 2012, adding a 13th major product category to our portfolio. Wish-Bone is a leading salad dressing brand, holding the #1 share position in the Italian segment of the category and the #3 position overall (based on IRI data for the 52-week period ended October 6, 2013). We expect that the acquisition of Wish-Bone will enhance our margins.

In addition to reinvestment in our brands and making periodic strategic acquisitions, we have also deployed our significant cash flows to reduce our debt. Our cash flow generation, combined with proceeds from our IPO, has enabled us to pay down approximately $1.0 billion of the $3.0 billion of debt we incurred in connection with the acquisition of the Company by affiliates of The Blackstone Group L.P. in April 2007, and the Birds Eye Acquisition in December 2009. Our October 1, 2013 acquisition of Wish-Bone added $525 million of new debt to our capital structure.

Our operations are managed and reported in three operating segments: the Birds Eye Frozen Division, the Duncan Hines Grocery Division and the Specialty Foods Division. The Birds Eye Frozen Division and the Duncan Hines Grocery Division, which collectively represent our North America Retail operations, include the following brands:

Birds Eye Frozen Division	Industry Category	Market Share 52 Weeks Ended 9/29/13	Category Rank (1)
Major Brands:
Birds Eye	Frozen vegetables	25.5%	#1
Birds Eye Voila!	Frozen complete bagged meals	27.0%	#2	(2)
Van de Kamp’s	Frozen prepared seafood	14.8%	#2
Mrs. Paul’s
Lender’s	Frozen and refrigerated bagels	60.1%	#1
Celeste	Frozen pizza for one	7.9%	#4
Hungry-Man	Full-calorie single-serve frozen dinners and entrées	8.1%	#3
Aunt Jemima	Frozen pancakes/waffles/French toast	5.8%	#2

(1)	Rank among branded manufacturers, excluding Private Label.
(2)	Pinnacle is the #2 competitor and Birds Eye Voila! is the #1 ranked individual brand in the frozen complete bagged meals category.

Duncan Hines Grocery Division	Industry Category	Market Share 52 Weeks Ended 9/29/13	Category Rank (1)
Major Brands:
Duncan Hines	Cake/brownie mixes and frostings	23.6%	#2
Vlasic	Shelf-stable pickles	35.0%	#1
Mrs. Butterworth’s Log Cabin	Table syrup	21.0%	#1
Armour Brooks Nalley	Canned meat	21.0%	#2
Comstock Wilderness	Pie/pastry fruit fillings	38.3%	#1

(1)	Rank among branded manufacturers, excluding Private Label.

In addition to our North America Retail operations, the Specialty Foods Division consists of a regional presence in snack products (including Tim’s Cascade and Snyder of Berlin), as well as our Foodservice and Private Label businesses. As part of our ongoing strategic focus over the last several years, we have deemphasized certain low-margin Foodservice businesses, particularly Foodservice pickles in fiscal 2012, and Private Label businesses for the benefit of our higher margin branded food products. We expect that this effort will be substantially completed in 2013.

Within our divisions, we actively manage our portfolio by segregating our business into Leadership Brands and Foundation Brands. Our Leadership Brands enjoy a combination of higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing than do our Foundation Brands. As a result, we focus our investment spending and brand-building activities on our Leadership Brands. By contrast, we manage our Foundation Brands for revenue and market share stability and for cash flow generation to support investment in our Leadership Brands, reduce our debt and fund other corporate priorities. As a result, we focus spending for our Foundation Brands on brand renovation and targeted consumer and trade programs.

Our Leadership Brands are comprised of Birds Eye, Birds Eye Voila!, Duncan Hines, Vlasic, Van de Kamp’s, Mrs. Paul’s, Mrs. Butterworth’s and Log Cabin. Historically, our Leadership Brands have received approximately 80% of our marketing investment and the majority of our innovation investment. Our Birds Eye and Birds Eye Voila! brands combined have annual retail revenue in excess of $1 billion, and our remaining Leadership Brands collectively have annual retail revenue of approximately $900 million. In fiscal 2012, our Leadership Brands accounted for approximately 55% and 70% of our consolidated net sales and gross profit, respectively, and approximately 65% and 74% of our North America Retail net sales and gross profit, respectively. We plan to add the recently acquired Wish-Bone business to our Leadership Brand portfolio.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our ongoing success:

Actively Managed Portfolio of Iconic Food Brands with Leading Market Positions

We actively manage our diverse portfolio of iconic food brands that participate in attractive product categories. Our well-recognized brand portfolio enjoys strong household penetration in the United States, where our products can be found in over 85% of U.S. households. Our brands are leaders in their respective categories, holding the #1 or #2 market share position in 10 of the 12 major product categories in which we compete.

We have prioritized our investment spending and brand-building activities behind our Leadership Brands, given their higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing, as compared to that of our Foundation Brands. We manage our Foundation Brands for stability in sales, market share and cash flow, with a focus on ongoing quality upgrades, competitive pricing and strong merchandising and trade programs. Our brand prioritization strategy is focused on ensuring that the strong, stable cash flows from our Foundation Brands are deployed for reinvestment in marketing and on-trend innovation for our higher-margin Leadership Brands, as well as for debt reduction and other corporate priorities. From fiscal 2008 through fiscal 2012, net sales of our Leadership Brands grew at a CAGR of 2%, compared to our Foundation Brands, which were flat. Gross profit margin for our Leadership Brands was 30% of net sales in fiscal 2012, compared to 20% of net sales for our Foundation Brands in fiscal 2012.

Strong Innovation and Marketing Capabilities Focused on Leadership Brands

Since 2009, we have substantially enhanced our organizational capabilities in the areas of new product innovation and consumer marketing. We have improved our in-house innovation capabilities by augmenting and upgrading our innovation team, with the construction of a new state-of-the-art R&D facility in our Parsippany, New Jersey headquarters. This facility co-locates our sales, marketing and operations teams with our entire company-wide R&D team, and better enables us to leverage the innovation experience of senior management. Additionally, we have increased investment in consumer insights and employee innovation training. Our Renewal Rate, which we define as gross sales from products introduced within the last three years as a percentage of current year gross sales, has nearly doubled since the Birds Eye Acquisition to 9.4% in fiscal 2012, compared to 5.0% in fiscal 2009 for Pinnacle before the Birds Eye Acquisition. Gross sales represents net sales before returns, discounts, trade, slotting and coupon redemption expenses and other allowances. Recent examples of successfully launched innovations include Duncan Hines Frosting Creations custom-flavor frosting system, Duncan Hines Decadent cake mixes, Vlasic Farmer’s Garden artisan-quality pickles, Birds Eye Chef’s Favorites enhanced vegetable side dishes and Birds Eye Voila! family size complete bagged meals. We intend to continue to invest in innovation that enables us to further differentiate our brands in the marketplace.

To complement our accelerated innovation efforts, we have also focused and enhanced our marketing investments behind our Leadership Brands. We have partnered with best-in-class branded consumer advertising, digital and media agencies to develop high impact marketing programs implemented across television, print, social and digital media. From fiscal 2008 through fiscal 2011, our consumer marketing investments behind our Leadership Brands increased at a CAGR of 6%, while investment spending declined 14% in fiscal 2012 due to our planned shift of investment spending into trade promotions during a period of heightened competitive activity and significant consumer price sensitivity. We intend to increase marketing investments behind our Leadership Brands over time, as the volume trends and promotional environment in the broader food industry normalize.

Operational Excellence Driving Continued Gross Margin Improvement

Our operational excellence program is a holistic, company-wide productivity initiative designed to generate annual productivity savings in procurement, manufacturing and logistics, as well as supply chain consolidation efforts, in the range of 3% to 4% of our annual Cost of products sold. In fiscal 2012, our operational excellence initiative drove productivity savings of 4.0%. These productivity savings, combined with selective retail price increases and our active commodity hedging program, have been instrumental in mitigating input cost inflation in periods of significant inflationary pressure, such as fiscal 2012, and driving gross margin expansion in periods of more modest inflation. We also pursue other initiatives to drive incremental improvement in our gross margin, including improving our product mix through new product innovation and low-margin SKU rationalization, increasing the effectiveness of our trade promotional spending and realizing synergies from acquisitions. Furthermore, our gross margin benefits from our diversified input cost basket in which no single commodity accounted for more than 9% of our total Cost of products sold in fiscal 2012.

In fiscal 2011, we completed two manufacturing plant consolidations designed to optimize our manufacturing footprint and reduce our supply chain costs. In fiscal 2012, we initiated the consolidation of a third manufacturing plant and terminated the use of a third party storage facility. The combined ongoing annualized benefit to Cost of products sold from these projects is estimated at approximately $28 million, with fiscal 2012 benefiting by approximately $16 million and the balance expected to be realized over the 2013-2015 time period. From fiscal 2008 through fiscal 2012, we have expanded our gross margin as percentage of net sales by 1.9 percentage points and our Adjusted gross margin as percentage of net sales by 3.4 percentage points. See “Prospectus Summary—Summary Historical Consolidated Financial Data” for our definition of Adjusted gross profit and a reconciliation of our gross profit to Adjusted gross profit.

Strong Free Cash Flow Conversion

Our business generates an attractive Adjusted EBITDA margin and also benefits from modest capital expenditure and working capital requirements and approximately $1 billion in NOLCs, which combined have resulted in strong and stable unlevered free cash flows. Our Adjusted EBITDA margin benefits from the quality of our brand portfolio and our lean and nimble organization structure, with selling, general and administrative expenses, excluding marketing investment and one-time items, representing approximately 8.5% of net sales. Our well-maintained manufacturing facilities and strategic use of co-packers limit our maintenance capital expenditure requirements, and our significant NOLCs and other tax attributes minimize our cash taxes.

We believe our strong free cash flows will enable us to maximize shareholder value through paying a regular dividend, reducing our indebtedness, strategically deploying our capital to fund innovation and organic growth opportunities and financing value-enhancing acquisitions.

Proven M&A Expertise with Significant Opportunity

We have substantial experience in sourcing, executing and integrating value-enhancing acquisitions. We maintain a highly-disciplined approach to M&A, focusing on opportunities that add new iconic brands to our portfolio and/or allow for strong synergy realization.

On October 1, 2013, we acquired Wish-Bone, which had sales of approximately $190 million in 2012, for a purchase price of $575 million. We anticipate that Wish-Bone, excluding one-time acquisition-related expenses, will be accretive to earnings per share beginning in the fourth quarter of 2013. In December 2009, we completed the $1.3 billion purchase of Birds Eye. The Birds Eye Acquisition added approximately $1 billion in net sales, including the Birds Eye and Birds Eye Voila! brands, enhanced our operating margins, and added critical scale to our frozen food business. The integration of Birds Eye was largely completed within six months of the acquisition, and the synergies we achieved exceeded our original estimates. Similarly, in 2006, we completed the acquisition of Armour from the Dial Corporation and successfully integrated the business within four months. The Armour acquisition added approximately $225 million in net sales and was immediately accretive to our operating margins.

Our strong existing platforms in the Birds Eye Frozen and Duncan Hines Grocery segments facilitate a large addressable market and broad set of potential acquisition targets. We believe our scale, management depth, integration expertise and access to capital will allow us to consider both small and large acquisitions in the future and to seamlessly integrate them to drive maximum value creation.

Experienced, Hands-On Management Team and Board of Directors

Our management team has a demonstrated history of delivering strong operating results. From fiscal 2008 through fiscal 2012, we have enhanced our business mix through active portfolio management, including focused innovation and marketing and the successful integration of a transformative, value-enhancing acquisition that dramatically increased the scale and scope of our business. Our management team, which has been strengthened with the recent addition of several highly-experienced executives, has extensive food industry experience and includes several executives who have managed significantly larger businesses and have led numerous acquisition integrations. Our management team is complimented by an experienced Board of Directors, which includes several individuals with a proven track record of successfully managing and acquiring consumer businesses.

Our Strategy

We intend to profitably grow our business and create shareholder value through the following strategic initiatives:

Drive Growth Through Focus on Leadership Brands

Our Leadership Brands are among our highest-growth and highest-margin businesses and enjoy greater potential for value-added innovation and enhanced responsiveness to consumer marketing. Our brand prioritization strategy is focused on ensuring that the strong, stable cash flows from our Foundation Brands are, among other uses, reinvested in marketing and on-trend innovation for our higher-margin Leadership Brands. We believe our formalized innovation processes, upgraded R&D capabilities, increased investments in consumer insights, and partnership with best-in-class branded consumer advertising, digital and media agencies will enable us to continue to introduce successful new products and drive brand growth through high-impact marketing programs. We believe this strategy, which will focus the majority of our consumer marketing investments and new product innovation efforts on our Leadership Brands, will drive higher-margin revenue growth across our portfolio.

Expand Margins By Leveraging Productivity and Efficient Organization Structure

We believe we are well-positioned to continue to expand our margins. Our company-wide focus on productivity, along with selective pricing actions and our active commodity hedging program, are intended to mitigate input cost inflation in periods of significant inflationary pressure and more than offset input cost inflation in periods of modest input cost inflation. In addition, our focus on improving our product mix, enhancing the effectiveness of our trade promotions, realizing synergies from acquisitions and leveraging our efficient organizational structure are expected to further drive margin expansion over time. We believe our lean, nimble structure and efficient internal processes will continue to enhance our decision-making and speed of execution. Our flat structure, which has enabled us to hold our overhead costs (i.e., selling, general and administrative expenses, excluding marketing investment and one-time items) at approximately 8.5% of net sales, allows for a high level of connectivity between senior management and our operations and customers, ensuring senior management engagement in key business decisions.

Deliver Strong Free Cash Flow Through Tight Working Capital Management, Focused Capital Spending and Minimal Cash Taxes

We believe we are well-positioned to profitably grow our business and generate strong free cash flow through our combination of attractive Adjusted EBITDA margins, modest working capital requirements, limited maintenance capital expenditures and low cash taxes that result from our approximately $1 billion in NOLCs and other tax attributes, which we believe will reduce the majority of our federal and state cash taxes through 2015 and generate modest annual cash tax savings beyond 2015. Our well-maintained manufacturing facilities and strategic use of co-packers limit our capital expenditure requirements, and our ongoing focused management of working capital also benefits our free cash flow.

Acquire Value-Enhancing Food Brands

We intend to continue to proactively pursue value-enhancing acquisitions in the packaged food industry, utilizing a disciplined approach to identify and evaluate attractive acquisition candidates. We believe we can leverage our scale, management depth and integration expertise, along with our access to capital, to continue our track record of making value-accretive acquisitions. We believe the combination of consolidating selling, general and administrative functions, leveraging our scale in procurement, optimizing supply chain and manufacturing operations, cross-marketing brands across categories and further developing retailer relationships will continue to enable us to drive acquisition synergies in future transactions we may pursue. On October 1, 2013, we acquired Wish-Bone, a leading salad dressing brand, with a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone and Western brand names.

Return Value to Shareholders Through Debt Reduction and Regular Dividend Payments

We believe our capital structure and strong free cash flow enable us not only to invest in our Leadership Brands to drive organic growth and fund value-enhancing acquisitions, but also to continue to strengthen our balance sheet through debt reduction and to return capital to our shareholders through regular dividend payments. We have paid a quarterly cash dividend of $0.18 per share since our IPO and, on November 18, 2013, reflecting the accretion we expect from the Wish-Bone acquisition and our strong operating cash flow since the consummation of our IPO, we announced an increase in our quarterly cash dividend to $0.21 per share, beginning with our fourth quarter dividend to be paid in January 2014 to shareholders of record on December 2, 2013. See “Dividend Policy.”

Industry Segments

Birds Eye Frozen Division

Birds Eye is the largest brand in the $3.3 billion frozen vegetables category. Collectively, our steamed and non-steamed product offerings hold the #1 position among branded products, with a 25.5% market share. Birds Eye was founded by frozen foods inventor Clarence Birdseye in 1926 and the tradition of innovation continues today. With the launch of Birds Eye Steamfresh vegetables in January 2006, Birds Eye was the first company to capture a nationwide market share with a product that enables consumers to conveniently steam vegetables in microwaveable packaging. Also, in 2011, Birds Eye took Steamfresh to the next level with the introduction of the Steamfresh Chef’s Favorites vegetable blends with sauces, seasonings and starches which deliver excellent taste and convenience. New government programs, such as the USDA’s My Plate program, and nutrition and health professionals continue to identify increased vegetable consumption as a key to better health. We believe that enhancing the taste of vegetables and making them exceptionally convenient are keys to driving more vegetable consumption. Birds Eye has taken a leadership role in increasing vegetable consumption, with a specific focus on children. We are sponsors of the USDA’s My Plate program, partners in Partnership for Healthy America, and are engaged in a breakthrough marketing effort with Nickelodeon (the number one children’s television network) to encourage children to eat more vegetables. We also compete in the frozen complete bagged meals category with our Birds Eye Voila! brand. We are the second largest competitor in the frozen complete bagged meal category, and our Birds Eye Voila! brand is the #1 brand in the category, with a 27.0% market share. Birds Eye Voila! frozen bagged meals provide consumers with a high quality complete meal, including protein, starch, and vegetables, that they can prepare in a skillet in just minutes. In fiscal 2012, our product launches included an expansion of the very successful Chef’s Favorites line and new on-trend vegetables, including edamame.

Duncan Hines Grocery Division

Duncan Hines is the division’s largest brand and includes cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes, and cookie mixes. Duncan Hines was introduced as a national brand in 1956 when Duncan Hines, a renowned restaurant critic and gourmet, launched the brand as part of his efforts to bring restaurant-quality food to American homes. Duncan Hines has expanded its presence at retail over the past year through a commitment to innovation. Over the past 3 years, Duncan Hines has established a successful line of Decadent cakes, which offer premium quality products. In February 2012, we introduced an innovative line of frosting products, Duncan Hines Frosting Creations, which uses a patent pending frosting system to allow consumers to customize their frosting into one of 12 different flavors. Duncan Hines is the #2 brand with a 23.6% market share of the $1.4 billion cake/brownie mixes and frostings category.

We also offer a complete line of shelf-stable pickle products that we market and distribute nationally, primarily under the Vlasic brand, and regionally under the Milwaukee’s and Wiejske Wyroby brands. Our Vlasic brand, represented by its trademark Vlasic stork, was introduced over 65 years ago and has the highest consumer awareness and quality ratings in the pickle category. Vlasic is the #1 brand in the $755 million shelf-stable pickle category and Pinnacle brands collectively hold a 35.0% market share. In fiscal 2012, our new product launches included Vlasic Farmers Garden, artisan-style pickles.

Specialty Foods Division

Snack Products. Our snack products primarily consist of Tim’s Cascade, Snyder of Berlin and Husman’s. These direct store delivery brands have strong local awareness and hold leading market share positions in their regional markets.

Foodservice and Private Label. We also manufacture and distribute certain products, mainly in the frozen breakfast, canned meat, and pie and pastry fruit filling categories, through foodservice channels. We also manufacture and distribute certain Private Label products in the canned meat, shelf-stable pickles and frozen prepared seafood categories. As part of our ongoing strategic focus over the last several years, we have deemphasized certain low-margin Foodservice and Private Label businesses for the benefit of our higher margin branded food products. This effort will be substantially completed in 2013.

Financial information about our business segments is discussed in greater detail in Note 14 to the audited consolidated financial statements included elsewhere in this prospectus.

Acquisitions

Reorganization of Subsidiaries

In order to simplify administrative matters and financial reporting, on September 30, 2007, Pinnacle Foods Corporation (“PFC”) merged with and into Pinnacle Foods Group Inc. (“PFGI”). As a final step to the reorganization, PFGI was converted from a Delaware corporation into a Delaware limited liability company under Delaware law on October 1, 2007 under the name Pinnacle Foods Group LLC.

Birds Eye Acquisition

On November 18, 2009, Pinnacle Foods Group LLC (“PFG LLC”) entered into a Stock Purchase Agreement with Birds Eye Holdings LLC and Birds Eye pursuant to which PFG LLC acquired all of the issued and outstanding common stock of Birds Eye from Birds Eye Holdings LLC. At the closing of the Birds Eye Acquisition on December 23, 2009, PFG LLC purchased all of the outstanding shares of Birds Eye’s common stock, par value $0.01 per share, for $670.0 million in cash, together with the assumption of Birds Eye’s debt of $670.4 million, resulting in the total acquisition cost of $1,340.4 million.

Wish-Bone Acquisition

On August 11, 2013, we entered into the asset purchase agreement with Unilever. Pursuant to the terms of the asset purchase agreement, we agreed to acquire the Wish-Bone salad dressings business, including the Wish-Bone and Western brands, from Unilever for $575.0 million, subject to a customary post-closing inventory adjustment. We consummated the acquisition on October 1, 2013. Concurrently with the closing of the acquisition of Wish-Bone, we entered into the first amendment to our second amended and restated credit agreement which allowed Pinnacle Foods Finance LLC to, among other things, borrow under a new incremental $525.0 million Tranche H Term Loan to fund a portion of the purchase price for the acquisition of Wish-Bone, the rest of which was paid in cash. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Description of Other Indebtedness.”

The following chart illustrates our history:

Date	Event	Selected Brands Acquired
2001	Pinnacle Foods Holding Corporation was formed to acquire the North American business of Vlasic Foods International Inc.	Hungry-Man Swanson (1) Vlasic Open Pit
2003	Pinnacle Foods Inc. acquired Pinnacle Foods Holding Corporation
2004	Merger of Pinnacle Foods Holding Corporation with Aurora Foods Inc. completed and surviving company renamed Pinnacle Foods Group Inc.	Duncan Hines Van de Kamp’s and Mrs. Paul’s Log Cabin and Mrs. Butterworth’s Lender’s Celeste Aunt Jemima (frozen breakfast products) (1)
2006	Pinnacle Foods Group Inc. acquired Armour business from the Dial Corporation	Armour (1)
2007	Pinnacle Foods Inc. acquired by affiliates of Blackstone
2009	Birds Eye acquired by Pinnacle Foods Group LLC	Birds Eye Birds Eye Steamfresh Birds Eye Voila! (1) Comstock Wilderness Brooks Nalley Bernstein’s Tim’s Cascade Snyder of Berlin
2013	Pinnacle Foods Inc. acquired the Wish-Bone salad dressing business	Wish-Bone Western

(1)	We manufacture and market these products under licenses granted by Campbell Soup Company (Swanson), the Quaker Oats Company (Aunt Jemima), Smithfield Foods, Inc. (Armour) and Voila Bakeries, Inc. (Voila!). See “—Intellectual Property.”

Customers

We have several large customers that account for a significant portion of our sales. Wal-Mart and its affiliates are our largest customers and represented approximately 25% of our net sales in each of the fiscal years 2012, 2011 and 2010, respectively. Cumulatively, including Wal-Mart, our top ten customers accounted for approximately 60% of net sales in fiscal year 2012, 60% of net sales in fiscal year 2011 and 61% of net sales in fiscal year 2010.

Marketing

Our marketing programs consist of consumer advertising, consumer promotions, trade promotions, direct marketing, cause related marketing and public relations. Our advertising consists of television, newspaper, magazine, digital, mobile and social advertising aimed at increasing consumer preference and usage of our brands. Consumer promotions include free trial offers, targeted coupons and on-package offers to generate trial usage and increase purchase frequency. Our trade promotions focus on obtaining retail feature and display support, achieving optimum retail product prices and securing retail shelf space. Over the long term, we continue to focus on shifting our marketing efforts toward building long-term brand equity through increased consumer marketing.

Research and Development

Our Product Development and Technical Services teams focus on new product development, product-quality improvements, productivity improvements, regulatory compliance, package development, quality assurance, consumer affairs and brand extensions for our Duncan Hines Grocery, Birds Eye Frozen and Specialty Food products. In fiscal 2012, we consolidated all of our R&D functions in our new state-of-the-art facility in our Parsippany, New Jersey headquarters and closed our Green Bay, Wisconsin location. The consolidation provides for seamless collaboration among our marketing, sales, operations and R&D functions. The relocation resulted in $3.0 million of one-time expenses in fiscal 2012. Our R&D expenditures totaled $12.0 million, $8.1 million and $9.4 million for fiscal years 2012, 2011 and 2010, respectively. Our level of R&D expenditures reflects our focus on product development in comparison to basic research.

Intellectual Property

We own a number of registered and common law trademarks in the United States, Canada and other countries, including Amazing Glazes®, Appian Way®, Birds Eye®, Bernstein’s®, Brooks®, C&W®, CasaRegina®, Celeste®, Chocolate Lovers®, Comstock®, Country Kitchen®, Duncan Hines®, Erin’s Gourmet Popcorn®, Farmer’s Garden®, Freshlike®, Fun Frosters™, Frosting Creations®, Hartford House®, Hawaiian Style Bowls®, Hearty Bowls™, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse™, Husman’s®, It’s Good to be Full®, Lender’s®, Lil’ Griddles®, Log Cabin®, Lunch Bucket®, Magic Minis®, McKenzie’s®, Milwaukee’s®, Moist Deluxe®, Mrs. Butterworth’s®, Mrs. Paul’s®, Nalley®, Nobody Brings the Bite Like Vlasic®, Open Pit®, Ovals®, Riviera®, Satisfy Your Craving®, Signature Desserts®, Simple Mornings®, Simply Classic™, Snack’mms®, So Moist. So Delicious. And So Much More.®, Stackers®, Snyder of Berlin®, Steamfresh®, Taste the Juicy Crunch®, That’s the Tastiest Crunch I’ve Ever Heard!®, Thick N Rich®, Tim’s Cascade Snacks®, Treet®, Van de Kamp’s®, Vlasic®, Western®, Wilderness® and Wish-Bone®. We also have applications pending with the United States Patent and Trademark Office for a number of trademarks, including Discover the Wonder of Vegetables™, Holiday Velvets™, It’s Always Vegetable Season™, Simply Erin’s™, Simply Tim’s™ and Spring Velvets™. We own the trademark Snyder of Berlin while an unrelated third party owns the trademark Snyder of Hanover. Per a court order, the use of the trademark must include the word “Snyder” in combination with the words “of Berlin.” We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark registration in the United States, Canada, and other countries on the Vlasic stork.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising, and promotion and sale of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising material, and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company, a subsidiary of PepsiCo Inc. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants, and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising, and promotional materials bearing the Aunt Jemima trademark. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

We have a license agreement granting us an exclusive, royalty bearing, perpetual license to use certain Armour trademarks in the United States. Under the license agreement, Smithfield Foods, Inc., as successor to ConAgra, Inc., the licensor, grants us a license for the use of various Armour trademarks in conjunction with shelf-stable products within the United States. The shelf-stable products must be manufactured according to approved formulas and specifications, and new specifications must be approved by the licensor, with such approval not to be unreasonably withheld or delayed. Proposed labels, packaging, advertising, and promotional materials must first be submitted to the licensor for approval, with such approval not to be unreasonably withheld or delayed. We are required to make annual royalty payments to the licensor based upon our annual net sales of the approved shelf-stable products. If we were to materially breach the license agreement, Smithfield Foods, Inc. could terminate the license. We own and maintain Armour registrations in many other countries.

We have an exclusive license agreement whereby we receive $0.8 million per year in royalties from the Dean Pickle and Specialty Products Company, a subsidiary of TreeHouse Foods, Inc., for the use of Nalley® and other trademarks in the production of the Nalley’s Pickle brand.

We also manufacture and market frozen complete bagged meals under the Voila! trademark pursuant to a royalty-free exclusive and perpetual license granted by Voila Bakeries, Inc. This license gives us the right to use Voila! in the United States in connection with products containing both meat and vegetable items. The license contains standard provisions, including those dealing with quality control and termination by Voila Bakeries, Inc. as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, Voila Bakeries, Inc. could terminate the license.

Although we own a number of patents covering manufacturing processes, we do not believe that our business depends on any one of these patents to a material extent. In 2011, we applied for a patent for our new Duncan Hines Frosting Creations™ products.

Sales and Distribution

We sell and distribute a majority of our products in the United States through one national broker with whom we have a long-term working relationship. In Canada, we use one national broker to sell and distribute the majority of our products. We employ other brokers for the foodservice and club channels. Through this sales broker network, our products reach all traditional classes of trade, including supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, drug stores, warehouse clubs, foodservice, and other alternative channels. In 2013, we plan to expand direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business, which will include building internal capabilities to best meet the needs of our customers while continuing to leverage the services of our national broker.

Due to the different demands of distribution for frozen and shelf-stable products, we maintain separate distribution systems. Our Birds Eye Frozen Division’s product warehouse and distribution network consists of 14 locations. Birds Eye Frozen Division products are distributed by means of four owned and operated warehouses located at our Mattoon, Illinois, Waseca, Minnesota, Jackson, Tennessee and Darien, Wisconsin plants. In addition, we utilize eight distribution centers in the United States and two distribution centers in Canada, all of which are owned and operated by third-party logistics providers. Our Duncan Hines Grocery Division’s product warehouse and distribution network consists of 13 locations. Duncan Hines Grocery Division products are distributed by means of five owned and operated warehouses located at our Millsboro, Delaware (which is scheduled to close during the first half of fiscal year 2013), St. Elmo, Illinois, Ft. Madison, Iowa, Fennville, Michigan and Imlay City, Michigan plants. In addition, we utilize seven distribution centers in the United States which are owned and operated by third-party logistics providers. We also distribute Duncan Hines Grocery products from one leased distribution center in Canada. In each third-party operated location, the provider receives, handles and stores products. Our distribution system uses a combination of common carrier trucking and inter-modal rail transport. In addition to these locations, our snack products are primarily distributed through a direct store delivery network in the Midwest, Mid-Atlantic, and Pacific Northwest, a portion of which we own and operate and a portion of which utilizes third-party providers. We believe that our sales and distribution network is scalable and has the capacity to support substantial increases in volume.

Ingredients and Packaging

We believe that the ingredients and packaging used to produce our products are readily available through multiple sources. Our ingredients typically account for approximately 55% of our annual Cost of products sold, excluding logistics and depreciation, and primarily include sugar, cucumbers, flour (wheat), vegetables, fruits, poultry, seafood, proteins, vegetable oils, shortening, meat, corn syrup and other agricultural products. Certain vegetables and fruits are purchased under dedicated acreage supply contracts from a number of growers prior to each growing season, while a smaller portion is sourced directly from third parties. Our packaging costs, primarily for aluminum, glass jars, plastic trays, corrugated fiberboard, polyfilm and plastic packaging materials, typically account for approximately 20% of our annual Cost of products sold, excluding logistics and depreciation.

Manufacturing

Owned and Operated Manufacturing Facilities. We own and operate ten manufacturing facilities for our products. See “—Properties” below for a listing of our manufacturing facilities.

Co-Packing Arrangements. In addition to our own manufacturing facilities, we source a significant portion of our products under “co-packing” agreements, a common industry practice in which manufacturing is outsourced to other companies. We regularly evaluate our co-packing arrangements to ensure the most cost-effective manufacturing of our products and to utilize company-owned manufacturing facilities most effectively. Third-parties produce our Duncan Hines product line, as well as various other products.

Seasonality

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including frozen vegetables and frozen complete bagged meals, tend to be marginally higher during the winter months. Seafood sales peak during Lent, in advance of the Easter holiday. Sales of pickles, relishes, barbecue sauces, potato chips and salad dressings tend to be higher in the spring and summer months, and demand for Duncan Hines products, Birds Eye vegetables and our pie and pastry fruit fillings tend to be higher around the Easter, Thanksgiving, and Christmas holidays. Since many of the raw materials we process under the Birds Eye and Vlasic brands are agricultural crops, production of these products is predominantly seasonal, occurring during and immediately following the purchase of such crops. We also increase our Duncan Hines inventories in advance of peak fall selling season. As a result, our inventory levels tend to be higher during August, September, and October, and thus we require more working capital during these months. We are a seasonal net user of cash in the third quarter of the calendar year.

Competition

We face competition in each of our respective product lines. Although we operate in a highly competitive industry, we believe that the strength of our brands has resulted in strong respective competitive positions. We compete with producers of similar products on the basis of, among other things, product quality, brand recognition and loyalty, price, customer service, effective consumer marketing and promotional activities, and the ability to identify and satisfy emerging consumer preferences.

Employees

We employed approximately 4,900 people as of September 29, 2013, with approximately 63% of our hourly employees unionized. Due to the seasonality of our pickle and vegetable businesses, our employment fluctuates throughout the year, and thus our average number of employees was approximately 4,400 throughout fiscal 2012. In December 2013, the collective bargaining agreement will expire for approximately 480 employees at our Darien, Wisconsin plant, and negotiations with the union began in October 2013 and are on-going. Our other unionized employees are covered under collective bargaining agreements expiring between April 2014 and

October 2022. See “Risk Factors—Risks related to our business—Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.”

Financial Information About Geographical Areas

For information about our geographical segments, see Note 14 to the audited consolidated financial statements included elsewhere in this prospectus.

Governmental, Legal and Regulatory Matters

Food Safety and Labeling

We are subject to extensive regulation, including, among other things, the Food, Drug and Cosmetic Act, as amended by the Food Safety Modernization Act, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, and the rules and regulations promulgated thereunder by the U.S. Food and Drug Administration. This comprehensive and evolving regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging, and safety of food, including compliance with current Good Manufacturing Practices. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are also subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

On January 27, 2012, we issued a voluntary recall for certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause an allergic reaction in people who have a soy allergy. The cost of retrieving and destroying the product covered by the recall, net of insurance recoveries, was $3.2 million, of which $1.1 million was recorded as an inventory write down in Cost of products sold in the Consolidated Statements of Operations in 2011. For the fiscal year ended December 30, 2012, the cost of retrieving and destroying the product covered by the recall, net of insurance recoveries, was $2.1 million and was primarily recorded as a reduction of Net Sales on the Consolidated Statement of Operations. These costs are reported in the Birds Eye Frozen segment. We have insurance coverage that is designed to protect us against this type of loss. This recall did not have a material adverse effect on our financial condition, operating results or our business. We do not expect this recall to have a lasting impact on the Aunt Jemima brand.

Our operations and products are also subject to state and local regulation, including the registration and licensing of plants, enforcement by state health agencies of various state standards, and the registration and inspection of facilities. Compliance with federal, state and local regulation is costly and time-consuming. Enforcement actions for violations of federal, state, and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. We believe that our practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

Federal Trade Commission

We are subject to certain regulations by the Federal Trade Commission. Advertising of our products is subject to such regulation pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

Employee Safety Regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health, and safety standards to protect our employees from accidents.

Environmental Regulation

We are subject to a number of federal, state, and local laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including:

•	the discharge of pollutants into the air and water;

•	the identification, generation, storage, handling, transportation, disposal, record-keeping, labeling and, reporting of and emergency response in connection with hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices, and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) acquire or amend permits to authorize facility operations, (iii) modify, upgrade, or replace existing and proposed equipment and (iv) clean up or decommission our facilities or other locations to which our wastes have been sent. For example, some of our baking facilities are required to obtain air emissions permits and to install bag filters. Many of our facilities discharge wastewater into municipal treatment works, and may be required to pre-treat the wastewater and/or to pay surcharges. Some of our facilities use and store in tanks large quantities of materials, such as sodium chloride and ammonia, that could cause environmental damage if accidentally released. We use some hazardous materials in our operations, and we generate and dispose of hazardous wastes as a conditionally exempt small quantity generator. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative, and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

Many of our plants were in operation before current environmental laws and regulations were enacted. Our predecessors have in the past had to remediate soil and/or groundwater contamination at a number of locations, including petroleum contamination caused by leaking underground storage tanks which they removed, and we may be required to do so again in the future. We have sold a number of plants where we have ceased operations, and it is possible that future renovations or redevelopment at these facilities might reveal additional contamination that may need to be addressed. Although remediation costs in the past have not been material, future remediation costs may be . The presence of hazardous materials at our facilities or at other locations to which we have sent hazardous wastes for treatment or disposal, may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state “Superfund” statutes. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), owners and operators of facilities from which there has been a release or threatened release of hazardous materials, together with those who have transported or arranged for the transportation or disposal of those materials, are liable for (i) the costs of responding to and remediating that release and (ii) the restoration of natural resources damaged by any such release. Under CERCLA and similar state statutes, liability for the entire cost of cleaning up the contaminated site can, subject to certain exceptions, be imposed upon any such party regardless of the lawfulness of the activities that led to the contamination.

In working to resolve an environmental wastewater investigation by the State of Michigan Department of Natural Resources and Environment (“MDNRE”) at our Birds Eye Fennville, Michigan production facility, on July 20, 2010, we and the MDNRE reached an agreement (“Administrative Consent Order” or “ACO”). Pursuant to the terms of the ACO, we have installed a new wastewater treatment system at the facility at a cost of approximately $6.2 million and are contributing the funds required to extend the City’s water supply to the affected residents.

Insurance

We maintain general liability and product liability, property, worker’s compensation, business interruption, director and officer and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Properties

We own and operate the following 10 manufacturing and warehouse facilities:

Facility location	Principal products	Principal segment (1)	Facility size
Darien, Wisconsin	Frozen vegetables and complete bagged meals	Birds Eye Frozen	747,900 square feet
Ft. Madison, Iowa	Canned meat	Duncan Hines Grocery	478,000 square feet
Imlay City, Michigan	Pickles, peppers, relish	Duncan Hines Grocery	461,000 square feet
Fayetteville, Arkansas	Frozen dinners and entrées	Birds Eye Frozen	390,000 square feet
Fennville, Michigan	Fruit toppings and fillings	Duncan Hines Grocery	328,000 square feet
Jackson, Tennessee	Frozen breakfast, frozen pizza, frozen prepared seafood	Birds Eye Frozen	324,300 square feet
Waseca, Minnesota	Frozen vegetables	Birds Eye Frozen	290,000 square feet
St. Elmo, Illinois	Syrup, barbecue sauce	Duncan Hines Grocery	252,000 square feet
Mattoon, Illinois	Bagels, frozen breakfast	Birds Eye Frozen	212,000 square feet
Berlin, Pennsylvania	Snack foods—Snyder of Berlin	Specialty Foods	180,000 square feet

(1)	We manufacture Private Label and Foodservice in the majority of our plants, the products of which reside in the Specialty Foods segment.

Our properties are 100% encumbered under our senior secured credit facility. See “Description of Other Indebtedness.”

We also lease a manufacturing plant, warehouse and distribution center in Algona, Washington (Snack foods—Tim’s Cascade). In addition, we lease warehouses in Darien, Wisconsin and Waseca, Minnesota.

We have entered into co-packing (third-party manufacturing) agreements with several manufacturers for certain of our finished products, most significantly our Duncan Hines product line. All of our Duncan Hines cake mix, brownie mix, specialty mix and frosting production equipment, including co-milling, blending and packaging equipment, is located at the contract manufacturers’ facilities. The most significant Duncan Hines co-packing agreement will expire in June 2015. We believe that our manufacturing facilities, together with our co-packing agreements, provide us with sufficient capacity to accommodate our planned internal growth. The Wish-Bone products acquired by us will continue to be manufactured by Unilever for approximately eighteen months following the consummation of the Wish-Bone acquisition (with an option to extend for an additional six months) to enable us to transition manufacturing of Wish-Bone into an existing Pinnacle facility.

In 2011, we made changes in our manufacturing footprint by consolidating our canning operations from our Tacoma, Washington facility into our Ft. Madison, Iowa facility. In 2011, we also consolidated our vegetable processing and packaging operations from our Fulton, New York facility into our Darien, Wisconsin and Waseca, Minnesota facilities. In fiscal 2012, we announced plans to further improve the efficiency of our supply chain by consolidating our Vlasic pickle production into one plant in Imlay City, Michigan. Our other pickle production plant, located in Millsboro, Delaware, ended production in December 2012. In January 2013, we sold our Fulton, New York facility. We are currently searching for buyers for our unutilized location in Tacoma, Washington. On March 14, 2013, we entered into an agreement to sell our Millsboro, Delaware facility for approximately $5 million, subject to completion of due diligence and customary closing conditions.

We also lease office space under operating leases (expiring) in Parsippany, New Jersey (April 2023), Cherry Hill, New Jersey (October 2021); Lewisburg, Pennsylvania (Month to Month); Fayetteville, Arkansas (Month to Month); and Mississauga, Ontario (August 2015). We are also obligated on leases for our former Mountain Lakes, New Jersey headquarters (November 2013) and Green Bay, Wisconsin, R&D location (June 2014).

Legal Proceedings

General

From time to time, we and our operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, our general counsel and management are of the opinion that the final outcome of these matters will not have a material effect on our financial condition, results of operations or cash flows.

Lehman Brothers Special Financing

On June 4, 2010, LBSF initiated a claim against us in LBSF’s bankruptcy proceeding for an additional payment from us of $19.7 million, related to certain derivative contracts which we had earlier terminated due to LBSF’s default as a result of its bankruptcy filing in 2008. On May 31, 2011, we and LBSF agreed in principle to a settlement of LBSF’s June 4, 2010 claim. Under the terms of the settlement, we made a payment of $8.5 million during the third quarter of fiscal year 2011 in return for LBSF’s full release of its claim.

Please also see “—Environmental Regulation” above regarding our ACO with the MDNRE.

MANAGEMENT

Below is a list of our executive officers and directors and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position
Robert J. Gamgort	51	Chief Executive Officer and Director
Craig Steeneck	55	Executive Vice President and Chief Financial Officer
Christopher J. Boever	46	Executive Vice President and Chief Customer Officer
Mary Beth DeNooyer	43	Executive Vice President and Chief Human Resources Officer
Antonio F. Fernandez	54	Executive Vice President and Chief Supply Chain Officer
M. Kelley Maggs	61	Executive Vice President, Secretary and General Counsel
Mark L. Schiller	52	Executive Vice President and Division President—Birds Eye Frozen Division
Christopher Slager	44	Executive Vice President and Division President—Duncan Hines Grocery Division
John F. Kroeger	58	Senior Vice President, Deputy General Counsel and Assistant Secretary
Lynne M. Misericordia	50	Senior Vice President, Treasurer and Assistant Secretary
Roger Deromedi	60	Non-Executive Chairman of the Board and Director
Ann Fandozzi	41	Director
Jason Giordano	35	Director
Prakash A. Melwani	55	Director
Jeff Overly	55	Director
Raymond P. Silcock	63	Director

Robert J. Gamgort was appointed Chief Executive Officer effective July 13, 2009. From September 2002 to April 2009, Mr. Gamgort served as North American President for Mars Incorporated, where he managed the company’s portfolio of confectionery, main meal, pet food and retail businesses in North America. Mr. Gamgort joined Mars in 1998, initially serving as Vice President of Marketing for M&M / Mars and then as General Manager of its Chocolate Unit. Prior to joining Mars, Mr. Gamgort served as President of Major League Baseball Properties. Mr. Gamgort began his career at General Foods, which later merged with and became Kraft Foods, where he served in key marketing, sales, corporate strategy, and general management roles. Mr. Gamgort holds an MBA from the Kellogg Graduate School of Management at Northwestern University and a BA in Economics from Bucknell University and studied at the London School of Economics. Mr. Gamgort serves on the Board of Trustees for Bucknell University and the Board of Directors of the Grocery Manufacturers Association.

Craig Steeneck has been Executive Vice President and Chief Financial Officer since July 2007. Mr. Steeneck oversees our financial operations, treasury, tax and information technology. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT, where he helped redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Worldwide), playing key roles in wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International, a subsidiary of Cendant. From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. Mr. Steeneck is also a Certified Public Accountant in the State of New Jersey and an honors graduate of the University of Rhode Island.

Christopher J. Boever joined us in December 2011 and serves as Executive Vice President and Chief Customer Officer. As Sales and Chief Customer Officer, Mr. Boever leads customer relations and sales across our entire Pinnacle Foods brand portfolio. Mr. Boever oversees the sales force and broker organization for Pinnacle’s U.S. organization. From June 2007 to December 2011, Mr. Boever worked at ConAgra Foods, Inc., most recently serving as Senior Vice President Sales, leading the direct and broker sales organization for the

Consumer Division. At ConAgra he advanced through positions of increasing responsibility including strategy, planning and operations across a portfolio of frozen, grocery, refrigerated and snack food brands. From January 1991 to June 2007, Mr. Boever worked in various headquarters and field positions at Hormel Foods. Mr. Boever holds a Bachelor of Business Administration degree from the University of Wisconsin.

Mary Beth DeNooyer was named Executive Vice President and Chief Human Resources Officer in May 2013. As Chief Human Resources Officer, Ms. DeNooyer leads all human resources responsibilities throughout the company including organizational development, recruitment and talent management, training, compensation and benefits, employee relations and diversity. From April 2011 through June 2012. Ms. DeNooyer served as Senior Vice President and Chief Human Resources Officer for the division of Sara Lee which was spun-off as Hillshire Brands. From March 2010 to June 2012. Ms. DeNooyer served as Senior Vice President, Compensation and Benefits at Sara Lee. Ms. DeNooyer held Human Resources leadership positions at The Pepsi Bottling Group from 1998 to 2010 and General Mills from 1994 to 1998. Ms. DeNooyer holds a Bachelor’s Degree in Business Administration from Drexel University and a Master’s Degree in Industrial and Labor Relations from Cornell University.

Antonio F. Fernandez joined us in February 2011 and serves as Executive Vice President and Chief Supply Chain Officer. In his role, Mr. Fernandez has overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing and distribution. Additionally, he oversees Pinnacle’s food quality and safety programs. Prior to joining our Company, Mr. Fernandez was most recently employed with Kraft Foods Inc. as Senior Vice President, Operations Excellence from 2010 to 2011, following the acquisition of Cadbury, plc. Mr. Fernandez worked at Cadbury from 1998 to 2010 in a series of senior management positions, the last being Chief Supply Chain Officer where he was responsible for all aspects of the confectionery company’s global supply chain. Mr. Fernandez’s early career includes positions in manufacturing, procurement, engineering and consulting with Procter & Gamble Co., PepsiCo, Inc. and the Canaan Group, a general management-consulting firm. He holds a Bachelor of Science degree in Chemical Engineering from Lafayette College.

M. Kelley Maggs became our Executive Vice President and General Counsel in March 2013. Previously, Mr. Maggs served as Senior Vice President, General Counsel and Secretary since Pinnacle’s inception in 2001. Mr. Maggs oversees all legal and corporate secretary activities at Pinnacle. He was associated with affiliates of CDM Investor Group LLC from 1993 until 2007. Prior to his involvement with Pinnacle, Mr. Maggs held the same position with International Home Foods Inc. from November 1996 to December 2000. From 1993 to 1996, Mr. Maggs was employed with Stella Foods, Inc. as Vice President and General Counsel. Prior to that time, he was engaged in the private practice of law in Virginia and New York. Mr. Maggs is a graduate of Niagara University and received his Juris Doctor from George Mason University Law School.

Mark L. Schiller was named Executive Vice President and Division President—Birds Eye Frozen Division in May 2013. In this role, Mr. Schiller manages our frozen portfolio which includes brands such as Birds Eye frozen vegetables, Birds Eye Voila! and Hungry-Man frozen dinners and entrées, Van de Kamp’s and Mrs. Paul’s frozen prepared seafood, and Aunt Jemima frozen breakfasts. From June 2010 to May 2013, Mr. Schiller served as Executive Vice President and Division President—Duncan Hines Grocery. From March 2002 to April 2010, Mr. Schiller worked at PepsiCo as Senior Vice President of Frito Lay New Ventures, President of Quaker Foods and Snacks North America, and Senior Vice President and General Manager of Frito Lay Convenience Foods Division. From 1998 to 2002, Mr. Schiller was Chief Operating Officer and Co-President of Tutor Time Learning Systems, Inc. From 1996 to 1998, Mr. Schiller served as president of Valley Recreation Products, Inc. Mr. Schiller began his career at the Quaker Oats Company in 1985 where he progressed through a number of marketing, sales and supply chain roles. Mr. Schiller holds a Bachelor of Arts degree from Tulane University and an MBA from Columbia University Graduate School of Business.

Christopher B. Slager was named Executive Vice President and Division President Duncan Hines Grocery Division in November 2013. In this role, Mr. Slager leads our grocery portfolio which includes brands such as Duncan Hines cake/brownie mixes and frostings, Vlasic pickles, peppers and relish, Wish-Bone and Western salad dressings, Log Cabin and Mrs. Butterworth’s syrups, Armour canned meats, Brooks and Nalley chili, and Open Pit barbecue sauces. From August 2002 through August 2013, Mr. Slager worked at Campbell Soup Company in a variety of leadership positions, including Vice President and General Manager of North America Foodservice, Vice President of Marketing for Soups and Business Director on a variety of brands. From 2001 to 2002, Mr. Slager was Director of Marketing at Aurora Foods. From 2000 to 2001, Mr. Slager was Director of Marketing at CyberCrop.com. Mr. Slager began his career in 1991 at The Procter & Gamble Company where he held brand management positions on Folgers Coffee and Jif Peanut Butter, in addition to leading new business development teams responsible for developing and launching business propositions for multiple Procter & Gamble brands. Mr. Slager holds a Bachelor of Science degree in Electrical Engineering from Tulane University and an MBA from the A.B. Freeman School of Business at Tulane University.

John F. Kroeger became our Senior Vice President and Deputy General Counsel in March 2013. Mr. Kroeger joined our Company in 2001 as our Vice President and Deputy General Counsel. In addition, Mr. Kroeger was also the Vice President of Human Resources from 2004 through 2006. Prior to Pinnacle Foods, Mr. Kroeger was the Vice President and General Counsel of Anadigics, Inc. From August 1998 until December 2000, Mr. Kroeger was Vice President and Assistant General Counsel at International Home Foods Inc. Mr. Kroeger has also held legal and general management positions with leading companies in the chemical, pharmaceutical and petroleum-refining industries. Mr. Kroeger is licensed to practice law in the States of New Jersey and Virginia. He is a graduate of the College of William and Mary with the following degrees: BA (Economics), J.D., and a Masters of Law and Taxation.

Lynne M. Misericordia has been Senior Vice President and Treasurer since Pinnacle’s inception in 2001. Ms. Misericordia previously held the position of Treasurer with International Home Foods Inc. from November 1996 to December 2000. Before that, Ms. Misericordia was employed by Wyeth from August 1985 to November 1996 and held various financial positions. Ms. Misericordia received her Bachelor of Arts from Babson College.

Roger Deromedi was appointed Non-Executive Chairman of the Board in 2009, and is a Director. Previously, he was Executive Chairman of the Board since April 2, 2007. Prior thereto, Mr. Deromedi served as Chief Executive Officer of Kraft Foods Inc. from December 2003 to June 2006. Prior to that, he was co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International since 2001. He was President and Chief Executive Officer of Kraft Foods International from 1999 to 2001 and previously held a series of increasingly responsible positions since joining General Foods, Kraft’s predecessor company, in 1977. Mr. Deromedi is Vice-Chairman of the Rainforest Alliance, on the Board of Directors of the Joffrey Ballet, and on the Board of Trustees of the Field Museum of Natural History. Mr. Deromedi earned an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in economics and mathematics from Vanderbilt University.

Ann Fandozzi is a Director. She is President & Chief Executive Officer of vRide, a ride sharing platform that offers commuters an economical and stress-free way to work, since June 2012. From 2007 to 2012, she served in senior management positions with Whirlpool Corporation. Her most recent role was Corporate Vice President of the Global e-business, Direct to Consumer and Sears/Kenmore units. Previously, she served at DaimlerChrysler Corporation as Global Executive Director of Family Vehicles from 2002 to 2007. Her previous experience also includes roles at Ford Motor Company, McKinsey and Company, Wharton Financial Institutions Center and Lockheed Martin. Ms. Fandozzi received her MBA from the Wharton School of the University of Pennsylvania, her M.S.E. in Systems Engineering from the University of Pennsylvania and her B.E. in Computer Engineering from the Stevens Institute of Technology.

Jason Giordano is a Director. Mr. Giordano is a Managing Director in the Private Equity Group at Blackstone. Since joining Blackstone in 2006, Mr. Giordano has been involved in the execution of the firm’s investments in Pinnacle Foods, Birds Eye Foods, Polymer Group, Inc., and Acushnet (Titleist), and in analyzing investment opportunities across various industries, including Food and Beverage, Consumer Products, Chemicals, and Industrials. Before joining Blackstone, Mr. Giordano was an Associate at Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, he worked in investment banking at Goldman, Sachs & Co. focused on Communications, Media, and Entertainment clients. Mr. Giordano received an AB from Dartmouth College and an MBA with High Distinction from Harvard Business School, where he graduated as a Baker Scholar. Mr. Giordano also serves on the Board of Directors of HealthMarkets, Inc. and Polymer Group, Inc.

Prakash A. Melwani is a Director. Mr. Melwani is a Senior Managing Director at Blackstone and is based in New York. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists and Performance Food Group. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, he was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani serves as a Director of Acushnet Company, Kosmos Energy, Performance Food Group, Pinnacle Foods, RGIS Inventory Specialists and Blackstone strategic partner, Patria.

Jeff Overly is a Director. Mr. Overly is an Operating Partner in the Private Equity Group at Blackstone. Mr. Overly is involved in monitoring, advising, and supporting Lean Operational Excellence and Supply Chain improvement opportunities within Blackstone’s portfolio company holdings. Before joining Blackstone in 2008, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company where he was responsible for global manufacturing operations, including the entire supply chain from procurement to shipment of finished product through a multi-warehouse regional distribution center network. Prior to that, he served 25 years at General Motors Corporation and Delphi Corporation in numerous operations and engineering positions with global responsibilities. Mr. Overly has a BS in Industrial Management from the University of Cincinnati, and a Masters in Business from Central Michigan University.

Raymond P. Silcock is a Director. He was appointed Audit Committee Chairman effective May 2008. Mr. Silcock is the Chief Financial Officer at Diamond Foods, Inc. since June 2013. Mr. Silcock was previously the Chief Financial Officer for The Great Atlantic and Pacific Tea Company since its emergence from bankruptcy in March 2012 until February 28, 2013 and previously was the Head of Finance from December 2011 to March 2012. From December 2009 to December 2011, he was an independent management consultant with clients including The Great Atlantic and Pacific Tea Company and Palm Ventures LLC. From September 2009 to December 2009, Mr. Silcock was the Executive Vice President and Chief Financial Officer of KB Home, and prior to that served as Senior Vice President and Chief Financial Officer of UST Inc. from July 2007 to April 2009. Before joining UST, Mr. Silcock was Executive Vice President and Chief Financial Officer of Swift & Company from 2006 to 2007 when the company was acquired by JBS S.A. Prior to that, he was Executive Vice President and Chief Financial Officer of Cott Corporation from 1998 to 2005. In addition, Mr. Silcock spent 18 years with Campbell Soup Company, serving in a variety of progressively more responsible roles, culminating as Vice President, Finance for the Bakery and Confectionary Division. Mr. Silcock holds an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (UK). Mr. Silcock served on the Boards of Prestige Brand Holdings Inc. from 2006 to 2009 and American Italian Pasta Company from 2006 to 2007.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of Messrs. Gamgort, Deromedi, Giordano, Melwani, Overly and Silcock and Ms. Fandozzi. Our Board of Directors consists of 7 directors, 3 of whom are independent. We have a classified board of directors, with 2 directors in Class I (Messrs. Overly and Silcock), 2 directors in Class II (Mr. Giordano and

Ms. Fandozzi) and 3 directors in Class III (Messrs. Melwani, Deromedi and Gamgort). In addition, we entered into a stockholders agreement with certain affiliates of Blackstone in connection with our IPO. This agreement grants Blackstone the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until they resign or are terminated by the stockholders. In particular, the members of our Board of Directors considered the following important characteristics: (i) Mr. Melwani, Mr. Giordano and Mr. Overly are representatives appointed by affiliates of Blackstone, our principal stockholder, and have significant financial, investment and operational experience from their involvement in Blackstone’s investment in numerous portfolio companies and have played active roles in overseeing those businesses, (ii) Mr. Deromedi, our Non-Executive Chairman of the Board, and Mr. Silcock each have had significant executive level experience throughout their careers in leading consumer package goods companies, (iii) Mr. Gamgort, our Chief Executive Officer, previously served as North American President for Mars Incorporated, where he managed the company’s North American portfolio and in addition, Mr. Gamgort served as President of Major League Baseball Properties and at Kraft Foods, where he held key marketing, sales, corporate strategy, and general management roles, and (iv) Ms. Fandozzi has extensive experience with public companies, including serving in senior management positions with a focus on sales and marketing at Whirlpool Corporation and DaimlerChrysler Corporation. Ms. Fandozzi also has an educational background in business administration and systems and computer engineering.

Board Leadership Structure

Our Board of Directors is led by Mr. Deromedi, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time.

Role of Board in Risk Oversight

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Controlled Company Exception

Affiliates of Blackstone beneficially own more than 50% of our common stock and voting power. As a result, (x) under the terms of the Stockholders Agreement, affiliates of Blackstone are entitled to nominate at least 4 of the 7 members of our Board of Directors (see “Certain Relationships and Related Party Transactions—Stockholders Agreement”) and (y) we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing these exemptions and expect to continue to do so. As a result, we do not have a majority of independent directors on our Board of Directors (although our Board of Directors has determined that Messrs. Deromedi and Silcock and Ms. Fandozzi qualify as independent directors under the corporate governance standards of the NYSE); and we do not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. Also, such committees are not subject to annual performance evaluations. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Committees

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, the Compensation and the Nomination and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The vice president of internal audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of our Board of Directors provides appropriate risk oversight of our activities given the controlling interests held by Blackstone.

Audit Committee

The members of our Audit Committee are Messrs. Silcock (Chairman) and Overly and Ms. Fandozzi. Our Board of Directors determined that Mr. Silcock and Ms. Fandozzi qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We expect a third new independent member to be placed on the Audit Committee within one year of the completion of the IPO so that all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under NYSE Rule 303(A). Our Board of Directors has determined that Mr. Silcock qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

The Audit Committee Charter may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Audit Committee.

Compensation Committee

The members of our Compensation Committee are Messrs. Melwani (Chairman), Giordano, Deromedi and Silcock and Ms. Fandozzi.

The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

The Compensation Committee charter may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Compensation Committee.

Nominating and Corporate Governance Committee

The members of our current Nominating and Corporate Governance Committee are Messrs. Deromedi, Giordano and Overly and Ms. Fandozzi (Chairman). The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board of Directors, subject to the stockholders agreement with Blackstone; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders; (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, subject to the stockholders agreement with Blackstone; (4) reviewing and recommending to the Board of Directors corporate governance guidelines applicable to us; (5) overseeing the evaluation of the Board of Directors and management; and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

The Nominating and Corporate Governance Committee may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee, other than Mr. Deromedi, who was previously our Executive Chairman, are current or former officers or employees of our Company. We are parties to certain transactions with Blackstone described in “Certain Relationship and Related Transactions” section of this prospectus. Mr. Deromedi does not participate in Compensation Committee discussions regarding his own compensation.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer and may be found on our website at www.pinnaclefoods.com under Investor Center: Corporate Governance: Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Objectives and Design

Our primary objective in establishing our comprehensive compensation program is to recruit, attract, retain and properly incent high-level talent to work for and ultimately add value to our Company for the benefit of our stockholders.

Each element of the overall comprehensive program (discussed in greater detail below) is intended to be competitive with similar elements offered both locally and nationally by other like-size employers and competitors, and the elements taken together are intended to present a comprehensive competitive program to accomplish the objectives noted above.

We designed most of the major elements of our comprehensive compensation program by soliciting initial thoughts and ideas from our senior management team, consisting of our Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Human Resources Officer, and in consultation with other members of our senior management. Additional input and suggested objectives were received from representatives of our major stockholder and Frederic W. Cook & Co, Inc. and Compensation Resources Inc., compensation consultants advising us on employee compensation. Major compensation elements are reviewed annually by our senior management.

After receipt of the input noted and development of proposed plans, such plans were (and in the case of annual bonus plans, are annually) presented to our Compensation Committee. The Compensation Committee consists of Directors Prakash Melwani, Jason Giordano, Roger Deromedi, Non-Executive Chairman of the Board, Raymond Silcock and Ann Fandozzi. We are parties to certain transactions with Blackstone described in “Certain Relationships and Related Party Transactions.” None of our directors or named executive officers participates in discussions involving his or her own compensation.

The Compensation Committee determines the terms of and ultimately adopts our comprehensive compensation program.

Our compensation program is designed to reward performance, which in turn creates value for our stockholders. Performance is reviewed annually for both our executives and our Company as a whole. Our Compensation Committee reviews and approves annual compensation elements such as bonus plan attainment, and our full Board of Directors reviews full year earnings and management performance by our executives. The Board as a whole also approves elements of our annual budgets, which include certain elements of the compensation program such as annual bonuses and annual merit base salary increases, if any, for our executives.

In short, if value is not added to our Company annually, certain elements of the compensation program are not paid or do not vest, i.e., annual bonuses, annual merit base salary increases and certain equity grants.

The compensation program is intended to reward both short-term (annual performance) and long-term company performance. Therefore, employee equity programs, which are discussed in more detail below, are key elements of the compensation program.

Elements of Compensation

For the fiscal year ended December 30, 2012, we had three principal elements which made up our compensation program. They were:

•	Base salary and potential annual merit adjustment;

•	Bonus plan (“MIP” or “Management Incentive Plan”) awards; and

•	Employee equity plans.

We also provide severance, change of control and other termination-related programs and 401(k) plan and other benefits.

The following is a brief discussion of each principal element of compensation.

(a)	Base salary. Our Chief Executive Officer recommends the base salaries for his direct reports. The Chief Executive Officer’s base salary is set by the Compensation Committee. Base salaries are intended to compensate the executive officers and all other salaried employees for their basic services performed for our Company on an annual basis. In setting base salaries, we take into account the employee’s experience, the functions and responsibilities of the job, salaries for similar positions within the community and for competitive positions in the food industry generally and any other factor relevant to that particular job. We establish salary grades for all levels of the organization. Each grade has a minimum, a midpoint and a maximum. On average, we attempt to pay in the middle range for each job but do not confine ourselves to this practice if other factors such as experience warrant a lower or higher base salary. In determining applicable salaries, we also consult with outside consultants and recruiters, senior members of our management team who have experience at other relevant companies, Board members and stockholder employment relations personnel. Base salaries may be adjusted annually based on executive officer performance and, in certain circumstances, adjusted throughout the year to address competitive pressures or changes in job responsibilities. The Chief Executive Officer’s annual base salary adjustment is approved by the Compensation Committee of the Board of Directors. Adjustments for all other executives are recommended by the Chief Executive Officer and approved by the Compensation Committee.

(b)	Bonus plan (MIP) awards. We use our MIP to incent our eligible employees on an annual basis. The MIP, together with base salary and basic benefits (other than our 401(k) plan) are considered to be short-term compensation programs. MIP awards are intended to reward executives and other eligible employees for achieving annual profit and operational goals. MIP targets are equal to a pre-determined percentage of salary, with target and maximum payouts if certain business objectives are attained. Our Adjusted EBITDA target, which is derived from our operating plan for the year and approved annually by the Board of Directors, is a major component, with the balance based on achievement of company-wide objectives. See “Prospectus Summary—Summary Historical Consolidated Financial Data” for our definition of Adjusted EBITDA and a reconciliation of our net earnings (loss) to Adjusted EBITDA. Individual performance against these goals is considered when determining individual awards.

The Adjusted EBITDA target for a 100% bonus plan payout was $445 million for the fiscal year ended December 30, 2012 and for a 75% payout target was $420 million. Actual performance was over the 75% target at $426 million for the fiscal year ended December 30, 2012, resulting in a 80% payout rate for this component of the overall plan. The overall rating on operational goals (in the areas of market share expectation, product innovation, trade spending efficiency, in-store execution, effective sales and operations planning processes, food safety, productivity, footprint consolidation and organizational development) achieved our target. The combination of the 80% payout rate for the Adjusted EBITDA target (50% of total) and the 100% score ascribed to operational goals (50% of total) resulted in a total MIP payout of 90% for 2012.

Robert J. Gamgort, our Chief Executive Officer, has compensation that also includes deferred cash incentive awards that are described further below under the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012—Employment Agreements.” The specific performance objectives for deferred cash incentive awards are the same as for the MIP as discussed in the previous paragraph. The overall attainment evaluation is at the discretion of the Compensation Committee and for the purpose of the deferred cash award, the Compensation Committee has historically weighted the operational goals heavier than the Adjusted EBITDA target.

The full Board of Directors approves the bonus pool contained in the annual budget; the Compensation Committee approves actual payment of bonuses pursuant to the MIP and the bonuses paid to, or accrued on behalf of, the named executive officers.

(c)	Equity programs. In the fiscal year ended December 31, 2012, we had two long-term equity incentive plans: the 2007 Stock Incentive Plan and the 2007 Unit Plan (the 2007 Stock Incentive Plan and the 2007 Unit Plan are collectively referred to as the “2007 Equity Plans”). The 2007 Equity Plans provided executives with the opportunity to acquire a proprietary interest in our Company, thus aligning executive and long-term shareholder interests. In connection with the dissolution of Peak Holdings LLC, we terminated the 2007 Unit Plan and adopted, with stockholder approval, the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan, so that we can continue to provide our named executive officers and other key service providers with equity-based long-term incentives. The equity awards are subject to service conditions, which are more fully described below, that serve as a retention tool. The equity awards are also subject to performance-based and exit event-based conditions, which further align our executive compensation with long-term profitability and long-term shareholder interests. The total percentage of equity reserved for issuance under the 2007 Equity Plans prior to the IPO was 10% of the total equity of Pinnacle Foods Inc. The 2007 Stock Incentive Plan included approximately 175 salaried employees and is authorized to issue options to purchase up to 20,000 (or 1.1 million, after giving effect to the stock split effected in connection with the IPO) shares of our common stock. Following the completion of our IPO, no further awards will be made under the 2007 Stock Incentive Plan. All options granted under the 2007 Equity Plans were required to be awarded with a strike price that was not less than the fair market value of a share of our common stock on the date of the grant. Under the 2007 Unit Plan, approximately 60 management employees were given the opportunity to invest in our Company through the purchase of Class A-2 Units in our parent company, Peak Holdings LLC, which was dissolved in connection with the IPO. In connection with the dissolution of Peak Holdings LLC, the holders of units of Peak Holdings LLC were automatically distributed the assets of Peak Holdings LLC. Because the sole asset of Peak Holdings LLC was shares of our common stock, each holder of units received shares of our common stock as described below in “Conversion of Units of Peak Holdings LLC.”

Vesting of Options and Class B Units

With references to grants from 2007 to 2009, generally, 25% of the options (“time-vesting options”) and profits interest units in Peak Holdings LLC (“PIUs”) (consisting of Class B-1 Units) vest ratably over five years, subject to full acceleration upon a change of control. Fifty percent of the options (the “performance options”) and PIUs (consisting of the Class B-2 Units) vest ratably over five years depending upon whether annual or cumulative Adjusted EBITDA targets are met. The grant agreements also provided that, if the Adjusted EBITDA target is achieved in any two consecutive fiscal years during the employee’s continued employment, then that year’s and all prior years’ performance options and Class B-2 Units vest, and if the exit options and the Class B-3 Units vest during the employee’s continued employment (as described below), then all the performance options and Class B-2 Units also vest.

With reference to grants after 2009, generally, 25% of the options (“time-vesting options”) and PIUs (consisting of Class B-1 Units) vest ratably over five years, subject to full acceleration upon a change of control. Seventy-five percent of the options (the “performance options”) and PIUs (consisting of the Class B-2 Units) vest ratably over five years depending upon whether annual or cumulative Adjusted EBITDA targets are met. The grant agreements also provided that, if the Adjusted EBITDA target is achieved in any two consecutive fiscal years during the employee’s continued employment, then that year’s and all prior years’ performance options and Class B-2 Units vest, and if there is a change of control or liquidity event (defined as when Blackstone sells more than 50% of its holdings) and a certain annual internal rate of return is attained by Blackstone, then all the performance options and the Class B-2 units also vest. Prior to March 1, 2013, the annual internal rate of return target was 20%, but the Compensation Committee reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plans were adopted.

In addition, with respect to certain Class B-2 Units held by our Chief Executive Officer (and, for other executives, with respect to grants of Class B-2 Units made in 2010), upon a liquidity event (or, for other executives’ 2010 grants, a change of control), any unvested B-2 Units scheduled to vest in the future will vest in the same proportion as any tranches related to such Class B-2 Units that have previously vested.

The Adjusted EBITDA targets that applied to awards outstanding under our equity plans for the fiscal year ended December 30, 2012 varied based on the year in which the award was originally granted: 1) for grants that were issued in 2010 and prior years, the Adjusted EBITDA target was $503 million; 2) for grants that were issued in 2011, the Adjusted EBITDA target was $460 million; and 3) for grants that were issued in 2012, the Adjusted EBITDA target was $420 million. The $503 million target for 2012 that was set in 2010 and prior years is higher because it was set at a time when prevailing market conditions in the industry were more favorable. Certain employees have equity awards that are subject to enhanced Adjusted EBITDA targets that are described further below under the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012—Employment Agreements.” Because actual Adjusted EBITDA was $426 million for the fiscal year ended December 30, 2012, targets for awards issued in 2011 and prior years were not met and awards granted under our equity plans did not vest. For awards issued in 2012, our Adjusted EBITDA was met and a portion of those awards vested. This is discussed in greater detail in Note 4 to the audited consolidated financial statements included elsewhere in this prospectus.

The final 25% of the options (the “exit options”) and PIUs (consisting of the Class B-3 Units) granted from 2007 to 2009 under the 2007 Equity Plans vest either on a change of control or liquidity event, if a certain annual internal rate of return is attained by Blackstone. Prior to March 1, 2013, this annual internal rate of return target was 20%, but the Compensation Committee reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plans were adopted.

On March 4, 2013, each of our named executive officers agreed to waive any Class B-2 Unit vesting based on the achievement of Adjusted EBITDA targets and, instead, the Class B-2 Units vest on the same terms as the Class B-3 Units, which is based on the internal rate of return target for the Class B-3 Units. This change eliminates all Adjusted EBITDA-based vesting applicable to our named executive officers described above.

Conversion of Units of Peak Holdings LLC

In connection with the dissolution of Peak Holdings LLC, Class A-1 and Class A-2 Units of Peak Holdings LLC (including those held by Blackstone and certain of our directors and officers) were converted into shares of our common stock. The number of shares of our common stock delivered to Blackstone and the other equity holders of Peak Holdings LLC as a result of the conversion was determined in a manner intended to replicate the economic benefit provided by the Class A-1 and Class A-2 Units based upon the valuation of us derived from the initial public offering price, and the number of shares had the same intrinsic value as the Class A-2 Units held by the equity holder prior to such conversion.

In addition, many of our executives (including each manager who invested in Class A-2 Units of Peak Holdings LLC) were awarded PIUs in the form of Class B-1, Class B-2 and Class B-3 Units. In connection with the dissolution of Peak Holdings LLC, all PIUs were converted into shares or restricted shares of our common stock. The number of shares delivered in respect of a converted PIU was determined in a manner intended to replicate the economic benefit provided by the based upon the valuation of us derived from the initial public offering price, and have the same intrinsic value as the PIU immediately prior to such conversion. Vested PIUs were converted into shares of common stock and unvested PIUs were converted into unvested restricted shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested PIU immediately prior to such conversion, as described above.

In connection with the dissolution of Peak Holdings LLC, we terminated the 2007 Unit Plan and adopted, with stockholder approval, the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan, so that we can continue to provide our named executive officers and other key service providers with equity-based long-term incentives. In connection with our IPO, we granted our named executive officers unvested stock options with an exercise price per share of $20 to acquire the following number of shares: Mr. Gamgort, 551,350; Mr. Steeneck, 208,840; Mr. Schiller, 125,310; Mr. Fernandez, 125,310, and Ms. Robling 125,310. These stock options will become fully vested and exercisable on the third anniversary of the completion of the IPO. See “—Compensation Arrangements Adopted in Connection with the IPO—2013 Omnibus Incentive Plan.”

Fiscal 2013 Awards

On August 1, 2013, we issued 155,575 options and 66,042 unvested restricted shares to various employees (including certain of executive officers who are not “named executive officers”) pursuant to the 2013 Omnibus Incentive Plan. The unvested restricted shares vest in full at the end of four years while the options vest in full at the end of three years.

(d)	Severance, change of control and other termination-related programs. We generally have two forms of post-termination compensation—the use of change of control language in employment letters or agreements and basic severance plan provisions. Each of these two forms of compensation is necessary in our opinion to help attract and retain top quality executives. In addition, we believe that we benefit from such plans as they help to ensure continuity of management. Without these plans, and in the event of a possible or actual change in control, certain executives may feel the need to find other employment before they were forced to leave after a change of control event. With such plans in place, we believe that there will be more stability with our senior executives, allowing for more efficient operation of our Company and the creation of additional value for our Company and our stockholders. At present, we have only one type of change of control provision in our existing employment agreements and letter agreements with our various members of management. This provision essentially provides that, unless the applicable executive is retained in his or her job following a change in control with the same or similar duties, responsibilities, reporting relationship, compensation and location of job, the executive’s employment will be deemed to have been terminated, and the executive will be eligible to receive severance benefits.

Further, we maintain a severance plan which is similar to competitor companies of equal size, pursuant to which eligible executives and employees may receive severance benefits whether or not a change in control has occurred. The severance plan provides a severance benefit determined based upon the employee’s total years of service with our Company, with minimums of four weeks’ pay for new hires and a minimum of 16 weeks’ pay for executives at higher levels, paid in installments. All executives of our Company who are not eligible for severance benefits in connection with a change of control or otherwise covered by individual severance benefit agreements are eligible for the benefits of the severance plan.

New cash severance arrangements

On March 1, 2013, the Compensation Committee of the Board of Directors approved changes in the cash benefits paid under its severance plan and/or individual employment agreements, as applicable. As a result of these changes, cash severance benefits for our Chief Executive Officer increased from 1.5 times the sum of the Chief Executive Officer’s annual base salary and target annual bonus (“total annual target compensation”) to two times the sum of the Chief Executive Officer’s total annual target compensation, and for certain Executive Vice Presidents, including all those listed in the Summary Compensation Table, cash severance benefits increased from a range of between one year of base salary and one-and-one-half times the executive’s total annual target compensation, to one-and-one-half times the executive’s total annual target compensation. For other Executive Vice Presidents and Senior Vice Presidents, cash severance benefits amount to the executive’s total annual target compensation and for Vice Presidents, cash severance benefits amount to one times salary. In addition, the covenants in the severance plan and individual employment agreements related to non-competition and non-solicitation were extended to match the term of the severance benefits. All other aspects of the current severance plan and/or individual employment agreements remain the same.

(e)	401(k) plan and other benefits. We provide various other benefits and compensation-related programs to executives and other salaried employees, which allow us to provide a full and comprehensive compensation package. This full package of compensation elements is important to our objectives to attract, retain and incent high-quality employees. We do not sponsor a defined benefit pension plan for salaried employees. The elements of our compensation program not otherwise discussed above are:

(i)	A 401(k) plan wherein our Company matches up to 50% of employee contributions, up to a maximum company contribution of 3% of the employee’s pay (up to the Internal Revenue Code annual covered compensation limit). The Pinnacle Foods Supplemental Savings Plan which was approved by the Compensation Committee of the Board of Directors on September 11, 2012 to become effective in 2013. The Plan was adopted for the purposes of allowing all company employees, regardless of compensation level, the opportunity to receive the same 3% match on total compensation (base salary plus bonus);

(ii)	Medical and dental insurance for which we pay approximately 70% of the premiums;

(iii)	Life and Accidental Death and Dismemberment insurance paid for by us; and

(iv)	Long-term Disability and Short-Term Disability insurance paid for by us.

In establishing and providing the plans noted above, we use outside 401(k) plan and benefits consultants for medical and 401(k) plan design. Each of the outside consultants provides not less than annual advice about the plan designs for similar manufacturing companies across the United States and in the communities where we are located. As with other elements of compensation, we strive to provide competitive benefits to attract high quality executives. Based on our general perception of the market and while we have not identified specific companies, we believe that the benefits noted in this section generally are competitive with all similarly situated manufacturers and competitors with exceptions made where we believe necessary based on the communities where we are located.

(f)	Executive compensation as a package of compensation elements. In summary, we have developed various elements of compensation for our executives that we believe are consistent with standard industry practices and with the view that each element complements the rest of the elements of the compensation program. Most importantly, we provide a total program that allows us to attain the objectives set forth above. While we do not have a fixed policy that an incoming executive must receive a certain salary, a certain bonus amount, a certain amount of equity, etc., each of the elements is critical to providing a competitive compensation package to executives. Therefore, although no predetermined amount is set, we are careful to give adequate weight to short-term compensation vs. long-term compensation, and no one decision is made with regard to one element of compensation without considering the impact upon the other elements and ultimately the objectives we wish to achieve.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for 2012, 2011 and 2010 for services rendered to us during the respective fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Equity Awards (a) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (b) ($)	Total ($)
Robert J. Gamgort	2012	893,750	—		—	—	1,760,000	(c)	8,178	2,661,928
Chief Executive Officer and Director	2011	875,000	—		—	—	475,000	(c)	7,890	1,357,890
	2010	868,942	—		1,457,044	—	1,515,000	(c)	7,890	3,848,876

Craig Steeneck	2012	532,410	—		—	—	470,695		8,178	1,011,283
Executive Vice President and Chief Financial Officer	2011	521,701	—		—	—	89,172		8,178	619,051
	2010	509,850	—		478,780	—	347,429		8,178	1,344,237

Antonio F. Fernandez (d)	2012	433,035				—	399,985		5,757	838,777
Executive Vice President and Chief Supply Chain Officer	2011	384,135	300,000	(f)	1,162,485	—	66,232		8,083	1,920,935
	2010	—	—		—	—	—		—	—

Mark L. Schiller (e)	2012	437,561	—			—	286,440		8,178	732,179
Executive Vice President and Division President—Duncan Hines Grocery Division	2011	427,803	—		95,985	—	72,882		8,178	604,848
	2010	245,192	—		1,294,000	—	205,870		339,809	2,084,871

Sara Genster Robling (g)	2012	399,817	—		—	—	230,940		8,898	639,655
Executive Vice President and Division President—Birds Eye Frozen Division	2011	390,079	—		—	—	66,595		8,898	465,572
	2010	374,096	—		388,200	—	274,890		8,178	1,045,364

(a)	Equity Awards were valued in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”), the authoritative guidance for stock compensation, and represent the aggregate grant date fair value for the Class B-1, Class B-2 and Class B-3 Units granted during the applicable fiscal year. The assumptions used in the valuation are discussed in Note 4 to the audited consolidated financial statements included elsewhere in this prospectus.
(b)	“All Other Compensation” for 2012, 2011 and 2010 includes contributions made by the Company to 401(k) accounts and group life insurance. For Mr. Schiller it also includes moving expenses (relocation and partial loss on home sale expenses) of $332,185 in 2010.
(c)	For Mr. Gamgort, 2012 includes $810,000 awarded under the regular Management Incentive Plan and $950,000 annual deferred cash incentive award based upon the Board of Directors’ evaluation of attainment of specific 2012 performance objectives. For 2011, includes $175,000 awarded under the regular Management Incentive Plan and $300,000 annual deferred cash incentive award based upon the Board of Directors’ evaluation of attainment of specific 2011 performance objectives. For 2010, includes $735,000 awarded under the regular Management Incentive Plan and $780,000 annual deferred cash incentive award based upon the Board of Directors’ evaluation of attainment of specific 2010 performance objectives.
(d)	Mr. Fernandez was hired as Executive Vice President and Chief Supply Chain Officer on February 7, 2011 and the amount reported as Salary and Non-Equity Incentive Plan Compensation in 2011 for Mr. Fernandez reflects the portion of his annual base salary and MIP earned in 2011 from such date.
(e)	Mr. Schiller was hired by the Company on June 7, 2010 and serves as Executive Vice President and Division President—Duncan Hines Grocery Division and the amount reported as Salary and Non-Equity Incentive Plan Compensation in 2010 for Mr. Schiller reflects the portion of his annual base salary and MIP earned in 2010 from such date.
(f)	Represents a sign-on bonus to compensate for forfeited benefits at previous employer.
(g)	Ms. Robling stepped down from her position as the Executive Vice President and Division President—Birds Eye Frozen Division on June 30, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012

Employment Agreements

Pinnacle Foods Inc. entered into substantially similar employment agreements with each of Robert J. Gamgort and Craig Steeneck that govern the terms of each executive’s employment. Mr. Gamgort entered into an employment agreement for an initial term of five years commencing on July 13, 2009. Mr. Gamgort’s employment agreement was amended on March 8, 2011. Mr. Steeneck entered into an employment agreement which is for an initial term of five years commencing on April 2, 2007, which was supplemented on June 11, 2007 and then modified on February 27, 2009. The initial term of the contracts for each of Mr. Gamgort and Mr. Steeneck will be automatically extended for an additional one-year period on each anniversary date after the initial term, unless one of the parties provides the other 60 days’ prior written notice before the expiration that the term shall not be extended. The agreements are terminable by either party at any time, provided that an executive must give no less than 30 days’ notice prior to a resignation.

The amended employment agreement for Mr. Gamgort (a) sets forth his annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and (b) states that he will be eligible to earn an annual bonus award at a target of 100% of the base salary, and up to a maximum of 200% of the base salary, based upon the achievement of an annual Adjusted EBITDA target and other performance objectives established annually by the Board. In addition, he will be eligible to receive an annual deferred cash incentive award with a target of $1 million per year beginning with the 2010 fiscal year, that is contingent on satisfaction of specified performance objectives established by the Board (although the Board may, at its sole discretion, award pro-rata portions of any deferred award up to $1 million if the performance objectives are not satisfied in full, and under the terms of the employment agreement, the award for the 2009 fiscal year was prorated and was not subject to performance criteria). Each deferred award is generally payable without interest on the third anniversary of the date the Board determines the relevant performance criteria for such award have been achieved, but payment is subject to acceleration upon a change in control of us or upon Mr. Gamgort’s death or termination of employment due to disability. Upon specified terminations of employment, Mr. Gamgort is entitled to a prorated portion of the deferred award eligible to be earned in the year of termination. If Mr. Gamgort resigns from his employment with us other than due to a “constructive termination,” his outstanding and unpaid deferred cash awards are subject to forfeiture on a prorated basis, and will continue to be paid on the original payment dates. The amended employment agreement for Mr. Gamgort also provides for a transaction incentive award in the event of a “qualified public offering” or a “change of control” (each term as defined in Mr. Gamgort’s employment agreement) that occurs during Mr. Gamgort’s employment. The value of such transaction incentive award will be $3 million, or if the ratio of the value of Class A-1 Units of Peak Holdings LLC held by certain affiliates of Blackstone at the time of such qualified offering or change of control, as compared to the value of such affiliates’ cumulative invested capital in respect of such Class A-1 Units exceeds a specified threshold, $4 million. In the case of a change of control, the transaction award will be payable in cash, and in the case of a qualified public offering, the transaction incentive award will be payable in shares (based on the price at which the shares were sold in the public offering), in each case on the first anniversary of the change of control or qualified public offering, as applicable. The IPO constituted a “qualified public offering.” As a result, using the initial public offering price of $20 per share, on April 3, 2013, Mr. Gamgort became entitled to 200,000 shares of our common stock, which will be issued on April 3, 2014, subject to Mr. Gamgort’s continued service through that date.

We have an employment agreement with Mr. Steeneck that sets forth his annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that Mr. Steeneck will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year (with a target percentage of 85% of base salary, and a maximum bonus of not less than 170% of base salary), based upon the extent to which annual performance targets established by the Board of Directors are achieved. The annual bonus, if any, shall be paid within two and one-half months after the end of the applicable fiscal year.

Pursuant to each employment agreement listed above, if an executive’s employment terminates for any reason, the executive is entitled to receive (i) any base salary and unused vacation accrued through the date of termination; (ii) any annual bonus earned, but unpaid, as of the date of termination, (iii) reimbursement of any unreimbursed business expenses properly incurred by the executive; and (iv) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iv) being “accrued rights”). If an executive’s employment is terminated by us without “cause” (as defined below) (other than by reason of death or disability) or if the executive resigns as a result of a “constructive termination” (as defined below) (each a “qualifying termination”), the executive is entitled to (i) the accrued rights; (ii) a pro rata portion of a target annual bonus based upon the percentage of the fiscal year that shall have elapsed through the date of the executive’s termination of employment; (iii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his employment agreement and execution of a general release of claims on our behalf, an amount equal to the product of (x) one-and-one half in the case of Mr. Gamgort or one in the case of Mr. Steeneck (however, as disclosed earlier in the “Severance, change of control and other termination-related programs” subsection of the “Elements of Compensation” section of this Compensation Discussion and Analysis, under the new cash severance arrangements effective March 1, 2013, Mr. Gamgort’s multiplier will be two and the multiplier of certain Executive Vice Presidents, including all those listed in the Summary Compensation Table, will be one-and-one-half) and (y) the sum of (A) the executive’s base salary and (B) the executive’s target annual bonus amount, which shall be payable to the executive in equal installments in accordance with our normal payroll practices; (iv) continued coverage under our group health plans until the earlier of (A) eighteen months in the case of Mr. Gamgort and one year in the case of Mr. Steeneck from the executive’s date of termination of employment with us and (B) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer; and, in the case of Mr. Gamgort, and (v) the applicable payments under the terms of the annual deferred cash incentive award and the transaction incentive award.

For purposes of these agreements, “cause” is defined as (A) the executive’s continued failure substantially to perform his material duties under executive’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following notice by us to the executive of such failure and 30 days within which to cure; (B) theft or embezzlement of our property; (C) any act on the part of executive that constitutes a felony under the laws of the United States or any state thereof (provided, that if an executive is terminated for any action described in this clause (C) and the executive is never indicted in respect of such action, then the burden of establishing that such action occurred will be on us in respect of any proceeding related thereto between the parties and the standard of proof will be clear and convincing evidence (and if we fail to meet that standard, we will reimburse the executive for his reasonable legal fees in connection with that proceeding)); (D) the executive’s willful material misconduct in connection with his duties to us or any act or omission which is materially injurious to our financial condition or business reputation or any of our subsidiaries or affiliates; (E) the executive’s breach of the provisions of the non-competition clause of these agreements; or, solely in the case of Mr. Steeneck, (F) dishonesty in the performance of manager’s duties resulting in material harm to us. No act will be deemed to be “willful” if conducted in good faith with a reasonable belief that the conduct was in our best interests.

For purposes of these agreements, “constructive termination” is defined as (A) our failure to pay or cause to be paid the executive’s base salary or annual bonus (if any) when due; (B) a reduction in the executive’s base salary or target bonus opportunity percentage of base salary (excluding any change in value of equity incentives or a reduction in base salary affecting substantially all similarly situated executives by the same percentage of base salary); (C) any substantial and sustained diminution in the executive’s duties, authority or responsibilities as of the date of the agreement; (D) a relocation of the executive’s primary work location more than 50 miles without his prior written consent; (E) the failure to assign the executive’s employment agreement to a successor, and the failure of such successor to assume that employment agreement, in any public offering or change of control (each as defined in the Securityholders Agreement, dated April 2, 2007, described under “Certain Relationships and Related Party Transactions—Securityholders Agreement”); (F) a Company notice to the executive of our election not to extend the employment term; or, solely in the case of Mr. Gamgort, (G) a failure to elect or reelect or the removal as a member of the Board of Directors; provided, that none of these events will constitute constructive termination unless we fail to cure the event within 30 days after notice is given by the executive specifying in reasonable detail the event which constitutes constructive termination; provided, further, that constructive termination will cease to exist for an event on the 60th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given us notice thereof prior to such date.

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to the accrued rights (as defined above); and, in the case of any termination of Mr. Gamgort’s employment upon his death or while he is disabled, by us without cause, or by Mr. Gamgort as a result of his constructive termination, Mr. Gamgort will be entitled to receive the applicable payments under the terms of the annual deferred cash incentive award and the transaction incentive award.

For information with respect to potential payments to the named executive officers pursuant to their employment agreements upon termination or change of control, see the tables set forth below under “—Potential Payments Upon Termination or Change in Control.”

Each of the agreements also contains non-competition provisions that limit the executive’s ability to engage in activity competing with our Company for 18 months, in the case of Mr. Gamgort, or one year, in the case of Mr. Steeneck, after termination of employment. Termination payments are contingent on the executive’s compliance with all non-competition provisions. Under the new severance programs, non-competition provisions will be the same time periods as the severance benefits, 2 years for Mr. Gamgort and 1 1⁄2 years for Mr. Steeneck.

Other Change of Control and Severance Agreements

Mr. Fernandez and Mr. Schiller have entered into, and, during her tenure at the company, Ms. Robling had entered into, severance agreements that are different from our general policy. Under Mr. Fernandez’s agreement, if his employment is terminated by us without cause, then he would be entitled to a cash payment equal to his then current salary and target bonus for up to 18 months (12 months of severance benefits, plus up to six additional months should he not be employed after the initial 12 months). Under Mr. Schiller’s agreement, if his employment is terminated by us without cause or by Mr. Schiller following his “constructive termination” (as defined in his agreement), then he will be entitled to (i) 12 months of his then current base salary and target bonus, paid in equal installments over 12 months, (ii) 12 months of healthcare benefits for Mr. Schiller and his spouse and eligible dependents, (iii) a prorated bonus, at target, for the year in which such termination occurs and (iv) up to one year of outplacement services. Under Ms. Robling’s agreement, if her employment had been terminated by us without cause (as defined), then she would be entitled to a cash payment equal to her then current salary for up to 12 months (nine months guaranteed plus up to three additional months should she not be employed after the initial nine months).

As disclosed earlier in the “Severance, change of control and other termination-related programs” subsection of the “Elements of Compensation” section of this Compensation Discussion and Analysis, under the new severance program effective March 1, 2013, severance benefits for certain Executive Vice Presidents, including Mr. Fernandez, Mr. Schiller and Ms. Robling, will amount to one-and-one-half times salary and target bonus with non-competition provisions for the same time periods.

In connection with her departure, on July 1, 2013, Ms. Robling forfeited 79,014 unvested shares of Pinnacle Foods stock.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides supplemental information relating to grants of plan-based awards in fiscal 2012 to help explain information provided above in our Summary Compensation Table.

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Target ($)
Robert J. Gamgort	MIP	2012	225,000	900,000	1,800,000	—	—	—
	Deferred Cash
	Incentive Award	2012	—	1,000,000	1,000,000
Craig Steeneck	MIP	2012	113,695	454,778	909,556	—	—	—
Antonio F. Fernandez	MIP	2012	92,589	370,357	740,714	—	—	—
Mark L. Schiller	MIP	2012	93,608	374,432	748,864	—	—	—
Sara Genster Robling	MIP	2012	85,534	342,134	684,267	—	—	—

Outstanding Equity Awards at 2012 Fiscal Year End

The following table provides information regarding outstanding awards made to our named executive officers as of our most recent fiscal year end. In connection with dissolution of Peak Holdings LLC, the assets of Peak Holdings LLC were automatically distributed to the holders of units, including PIUs. Because the sole asset of Peak Holdings LLC was shares of our common stock, each holder of units received shares of our common stock subject to the same vesting conditions as the converted PIUs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (a)		Market Value of Shares or Units of Stock That Have Not Vested (h) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h) ($)
Robert J. Gamgort	309.5	(c)	1,322,891	1,575.3	(c)	4,235,804
Craig Steeneck	27.8	(d)	87,778	480.5	(d)	1,181,645
Antonio F. Fernandez	109	(e)	254,948	408.8	(e)	956,054
Mark L. Schiller	84	(f)	258,289	333.8	(f)	1,027,894
Sara Genster Robling	52.5	(g)	211,940	255.0	(g)	706,991

(a)	Represents Class B-1 PIUs, which vest ratably over five years.
(b)	Represents Class B-2 PIUs, which vest ratably over five years depending on whether annual or cumulative Adjusted EBITDA targets are met and Class B-3 PIUs, which vest either on a change of control or liquidity event if certain internal rates of return are met. See “Equity programs” under “Elements of Compensation” which further describes the vesting provisions of the Class B-2 and B-3 PIUs.
(c)	Includes 225 Class B-1 PIUs which vest in equal installments on July 29 of 2013 and 2014 and 84.5 Class B-1 PIUs which vested in equal installments on June 17 of 2013, 2014 and 2015, in each case assuming Mr. Gamgort’s continued employment through the applicable vesting date. Number of unearned and unvested units includes 1,012.8 Class B-2 PIUs and 562.5 Class B-3 PIUs.
(d)	Includes 27.8 Class B-1 PIUs which vest in equal installments on June 17 of 2013, 2014, and 2015, in each case assuming Mr. Steeneck’s continued employment through the applicable vesting date. Number of unearned and unvested units includes 111 Class B-2 PIUs and 369.5 Class B-3 PIUs.
(e)	Includes 109 Class B-1 PIUs which vest in equal installments on May 24 of 2013, 2014, 2015, and 2016, in each case assuming Mr. Fernandez’s continued employment through the applicable vesting date. Number of unearned and unvested units includes 408.8 Class B-2 PIUs.

(f)	Includes 75 Class B-1 PIUs which vest in equal installments on June 17 of 2013, 2014, and 2015, and 9 Class B-1 PIUs which vest in equal installments on June 16 of 2013, 2014, 2015, and 2016, in each case assuming Mr. Schiller’s continued employment through the applicable vesting date. Number of unearned and unvested units includes 333.8 B-2 PIUs.
(g)	Includes 30 Class B-1 PIUs which vest in equal installments on April 2 of 2013 and 2014, and 22.5 Class B-1 PIUs which vest in equal installments on June 16 of 2013, 2014, and 2015, in each case assuming Ms. Robling’s continued employment through the applicable vesting date. Number of unearned and unvested shares includes 180 Class B-2 PIUs and 75 Class B-3 PIUs. Ms. Robling stepped down from the Company on June 30, 2013 as the Company’s Executive Vice President and Division President—Birds Eye Frozen Division. In connection with her departure, on July 1, 2013, Ms. Robling forfeited 79,014 unvested shares of Pinnacle Foods stock and 125,310 options were cancelled.
(h)	The value ascribed to the Class B-1 and B-2 PIUs is based on the appreciation in the value of our business from and after the date of grant through December 30, 2012, the date of the Company’s most recent valuation. The value of our business had not appreciated to a level that would have created value in the Class B-3 PIUs as of December 30, 2012, the date of the Company’s most recent valuation. Therefore, we believe the market value of the Class B-3 PIUs was zero on that date.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (a) (#)	Value Received on Vesting (a) ($)
Robert J. Gamgort	140.7	358,512
Craig Steeneck	47.8	122,182
Antonio F. Fernandez	27.3	13,671
Mark L. Schiller	27.3	34,277
Sara Genster Robling	22.5	52,769

(a)	During fiscal 2012, a portion of the Class B-1 Units vested. Value realized on vesting is based on the appreciation in the value of our business from and after the date of grant through December 25, 2011, the date of the Company’s most recent valuation prior to the applicable vesting dates.

Nonqualified Deferred Compensation for Fiscal 2012

The following table provides information regarding the annual deferred cash incentive awards awarded to Mr. Gamgort. The deferred cash incentive awards awarded to Mr. Gamgort are the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. The material terms of Mr. Gamgort’s deferred cash incentive awards are described above in the section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012—Employment Agreements.”

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
Robert J. Gamgort	—	950,000	—	—	2,488,333
Craig Steeneck	—	—	—	—	—
Antonio F. Fernandez	—	—	—	—	—
Mark L. Schiller	—	—	—	—	—
Sara Genster Robling	—	—	—	—	—

(1)	Represents Mr. Gamgort’s annual deferred cash incentive award with respect to fiscal 2012. This amount is also reported as compensation to Mr. Gamgort with respect to fiscal 2012 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table (see footnote (c) to the Summary Compensation Table).
(2)	No interest accrues on Mr. Gamgort’s deferred cash incentive awards.
(3)	No deferred cash incentive payments were made to Mr. Gamgort in fiscal 2012.
(4)	Includes previously earned annual deferred cash incentive awards with respect to fiscal 2009 ($458,333), fiscal 2010 ($780,000) and fiscal 2011 ($300,000). All these amounts have been previously reported as compensation to Mr. Gamgort in the Summary Compensation Table for previous years.

Pension Benefits for Fiscal 2012

None of our named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries or affiliates.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 28, 2012 (the last business day of our fiscal year), assuming the executive’s employment terminated effective December 28, 2012 in accordance with their respective employment agreements described earlier. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

In the tables below, the value of the accelerated PIU vesting reflects the value of the Class B-1 PIUs and, with respect to Mr. Gamgort (and other executives with respect to grants made in 2010), the Class B-2 PIUs that would have vested in the same proportion as any tranche related to such Class B-2 PIUs that has previously vested, and is based on the appreciation in the value of our business from and after the applicable date of grant through December 30, 2012, the date of the Company’s most recent valuation. See “Equity Programs” under “Elements of Compensation” which describes the accelerated PIU vesting provisions. Amounts reported assume that neither the unvested Class B-3 PIUs nor Class B-2 PIUs that do not vest proportionately would have vested upon a change of control since the value of our business had not appreciated to a level that would have created value in the Class B-3 PIUs as of December 30, 2012, the date of the Company’s most recent valuation. The value of the health and welfare benefits in the tables below was estimated at $1,000 per month.

You should read this section together with the subsection above entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012—Employment Agreements,” which includes, among other things, definitions of the terms “cause” and “constructive termination” used in the tables below with respect to Messrs. Gamgort and Steeneck. The term “change of control” is defined in the applicable employment agreement or severance agreement for each such executive officer. Mr. Gamgort’s severance amounts include $1 million in connection with his deferred cash incentive awards. Upon a change of control, disability or death, all previously awarded deferred cash incentive awards are also payable.

All employees have life insurance benefits which are payable upon death. The benefit under the life insurance policy for each of the named executive officers is $500,000.

Robert J. Gamgort	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control		Disability	Death
Cash Severance	—	$3,700,000	—	$3,700,000	—		—	—
Acceleration of Stock Vesting	—	—	—	—	$2,803,509		—	—
Vested Stock Awards	—	4,140,380	—	4,140,380	—		—	—
Health and Welfare Benefits	—	18,000	—	18,000	—		—	—
Transaction Incentive Award	—	—	—	—	3,000,000	(1)	—	—
Accelerated Payment of Deferred Cash Incentive Awards (2)	—	—	—	—	2,488,333		2,488,333	2,488,333

Total	—	$7,858,380	—	$7,858,380	$8,291,842		2,488,333	2,488,333

(1)	Mr. Gamgort may receive an additional $1 million in cash if a specified ratio is met (as described in the subsection above entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for 2012—Employment Agreements”).
(2)	Represents accelerated payment of all previously earned deferred cash incentive awards, which amount is reported in the Aggregate Balance at Last Fiscal Year End Column of the Non-Qualified Deferred Compensation Table above. Mr. Gamgort’s deferred cash incentive award earned with respect to fiscal 2012 has been reported as compensation to Mr. Gamgort with respect to fiscal 2012 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and all his other previously earned deferred cash incentive awards have been reported as compensation in the Summary Compensation Table for previous years.

Craig Steeneck	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death
Cash Severance	—	$989,811	—	$989,811	—	—	—
Acceleration of Stock Vesting	—	—	—	—	$158,001	—	—
Vested Stock Awards	—	2,729,392	—	2,729,392	—	—	—
Health and Welfare Benefits	—	12,000	—	12,000	—	—	—

Total	—	$3,731,203	—	$3,731,203	$158,001	—	—

Antonio F. Fernandez	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death
Cash Severance	—	$1,209,106	—	—	—	—	—
Acceleration of Stock Vesting	—	—	—	—	$254,948	—	—
Vested Stock Awards	—	63,737	—	—	—	—	—
Health and Welfare Benefits	—	18,000	—	—	—	—	—

Total	—	$1,290,843	—	—	$254,948	—	—

Mark L. Schiller	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death
Cash Severance	—	$814,940	—	$814,940	—	—	—
Acceleration of Stock Vesting	—	—	—	—	$448,080	—	—
Vested Stock Awards	—	400,660	—	400,600	—	—	—
Health and Welfare Benefits	—	12,000	—	12,000	—	—	—
Outplacement Services	—	15,000	—	15,000	—	—	—

Total	—	$1,242,600	—	$1,242,600	$448,080	—	—

Sara Genster Robling	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Constructive Termination	Change in Control	Disability	Death
Cash Severance	—	$402,510	—	—	—	—	—
Acceleration of Stock Vesting	—	—	—	—	$268,877	—	—
Vested Stock Awards	—	611,308	—	—	—	—	—
Health and Welfare Benefits	—	12,000	—	—	—	—	—

Total	—	$1,025,818	—	—	$268,877	—	—

On March 1, 2013, the Compensation Committee of the Board of Directors approved changes in the cash benefits paid under the severance plan. As a result of these changes, cash severance benefits for Mr. Gamgort will increase from 1.5 times the sum of his annual base salary and target annual bonus (“total annual target compensation”) to two times the sum of his total annual target compensation. For Messrs. Steeneck, Fernandez and Schiller and Ms. Robling cash severance benefits will increase from a range of between one year of base salary and one-and-one-half times the executive’s total annual target compensation, to one-and-one-half times the executive’s total annual target compensation. If the new cash severance benefits had been in effect as of December 28, 2012, the following amounts would have been reported as cash severance in the tables above: Mr. Gamgort ($4,600,000); Mr. Steeneck ($1,484,717); Mr. Fernandez ($1,209,106); Mr. Schiller ($1,222,410); and Ms. Robling ($1,116,965).

Departure of Ms. Robling

Ms. Robling stepped down from the Company on June 30, 2013 as the Company’s Executive Vice President and Division President—Birds Eye Frozen Division after a transition period to pursue new opportunities that provide greater time flexibility. In connection with her departure, on July 1, 2013, Ms. Robling forfeited 79,014 unvested shares of Pinnacle Foods stock and 125,310 options were cancelled.

Compensation of Directors

Our directors who are also our employees or employees of Blackstone receive no additional compensation for their services as directors. Mr. Deromedi’s compensation is discussed below under “Director Service Agreement.” Mr. Silcock and Ms. Fandozzi, who are not employees of the Company nor of Blackstone, received (1) an annual retainer of $30,000 to be paid annually in arrears on April 2, (2) for Mr. Silcock, an annual payment of $10,000 for serving as Chairman of the Audit Committee and (3) an annual equity grant with an assumed terminal value of approximately $50,000. Vesting of directors’ equity grants is the same as for the named executive officers described in subsection “Equity programs” under section “Elements of Compensation” above.

The table below sets forth information regarding director compensation, except for Mr. Gamgort, which is detailed in the “Summary Compensation Table,” for the fiscal year ended December 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Equity Awards (a) ($)		Option Awards (a) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)	Total Number of Outstanding Equity Awards
Roger Deromedi	$162,750	$—		$—	$98,449	(c)	$—	$261,199	1,075
Raymond P. Silcock	40,000	2,358	(b)	—	—		—	42,358	63
Ann Fandozzi	30,000	2,358	(b)	—	—		—	32,358	18
Jason Giordano	—	—		—	—		—	—	—
Prakash A. Melwani	—	—		—	—		—	—	—
Jeff Overly	—	—		—	—		—	—	—

(a)	Equity Awards which were valued in accordance with ASC Topic 718, the authoritative guidance for stock compensation, represent grant date fair value for the Class B-1 and Class B-2 Units granted during 2012. The assumptions used in the valuation are discussed in Note 4 to our audited consolidated financial statements included elsewhere in this prospectus.

(b)	Represents 18 Class B-1 Units, each valued at a grant date fair value of $131.
(c)	Represents the annual bonus awarded to Mr. Deromedi pursuant to the terms of his director service agreement, which amount was calculated in a manner consistent with the MIP for our named executive officers.

Our directors who are also our employees or employees of Blackstone do not receive any additional compensation for their services as directors. Our other directors currently receive annual fees as follows:

•	$80,000 in cash, paid quarterly in arrears;

•	$100,000 in restricted stock units, to be granted at the annual shareholder meeting and which restricted stock units will vest at the earlier of (x) the first anniversary of the date of grant and (y) the next annual shareholder meeting;

•	additional $100,000 in cash and $20,000 in restricted stock units for the Non-Executive Chairman of the Board of Directors; and

•	additional $15,000 for chairperson of each of the audit committee, compensation committee or nominating and corporate governance committee.

Director Service Agreement

In connection with the Blackstone Transaction, on April 2, 2007, we entered into a director service agreement with Roger Deromedi that governs the terms of his services as our Non-Executive Chairman.

On March 1, 2013, Mr. Deromedi and the Company agreed that the director services agreement would expire upon the completion of the IPO. As a result, Mr. Deromedi no longer has contractual rights to severance or specified compensation levels. In addition, Mr. Deromedi is no longer eligible for an annual bonus and is not subject to non-competition provisions.

In connection with our IPO, we granted Mr. Deromedi unvested stock options with an exercise price per share of $20 to acquire 167,080 shares of our common stock. These stock options will become fully vested and exercisable on the third anniversary of the completion of the IPO.

Compensation Arrangements Adopted in connection with the IPO

2013 Omnibus Incentive Plan

Our Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm, to advise on executive compensation in connection with the IPO. In connection with the IPO, our Board adopted, with the approval of our stockholders, a new incentive plan (the “2013 Omnibus Incentive Plan”) pursuant to which a total of 11,300,000 shares of our common stock is reserved for issuance under (1) equity awards granted as a result of the conversion of unvested PIUs into restricted common stock of Pinnacle Foods, Inc., (2) stock options and other equity awards granted in connection with the completion of the IPO, and (3) awards granted by us under the 2013 Omnibus Incentive Plan following the completion of the IPO in accordance with its terms. No further awards are currently made under the 2007 Equity Plans. The following description of the 2013 Omnibus Incentive Plan is not complete and is qualified by reference to the full text of the 2013 Omnibus Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose. The purpose of the 2013 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to the welfare of the Company and its affiliates and aligning their interests with those of our stockholders.

Shares Subject to the Plan. The 2013 Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under the 2013 Omnibus Incentive Plan is 11,300,000. Of this amount, the maximum number of shares for which incentive stock options may be granted is 11,300,000; the maximum number of shares for which options or SARs may be granted to any individual participant during any single fiscal year is 1,500,000; the maximum number of shares for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is 500,000 (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares granted to any non-employee director in a single fiscal year (other than shares subject to awards made in connection with the IPO and described in this prospectus), taken together with any cash fees paid during the calendar year, shall not exceed $500,000 in total value; and the maximum amount that may be paid to any individual for a single fiscal year under a performance compensation award denominated in cash is $5,000,000. In the event any award (other than a substitute award described below) expires or is cancelled, forfeited, terminated, settled in cash or otherwise settled without delivery of the full number of shares subject to such award, the undelivered shares may be granted again under the 2013 Omnibus Incentive Plan, unless the shares are surrendered after the termination of the 2013 Omnibus Incentive Plan, and only if stockholder approval is not required under the then-applicable rules of the exchange on which the shares of common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company, and such “substitute awards” shall not be counted against the total number of shares that may be issued under the 2013 Omnibus Incentive Plan, except that substitute awards intended to qualify as “incentive stock options” shall count against the limit on incentive stock options described above.

Administration. The 2013 Omnibus Incentive Plan will be administered by the compensation committee of our Board or such other committee of our Board to which it has delegated power, or if no such committee or subcommittee thereof exists, the Board (for purposes of the 2013 Omnibus Incentive Plan, the “Committee”). The Committee has the sole and plenary authority to establish the terms and conditions of any award consistent with the provisions of the 2013 Omnibus Incentive Plan. The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2013 Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, the 2013 Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the 2013 Omnibus Incentive Plan; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2013 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2013 Omnibus Incentive Plan. Any such allocation or delegation may be revoked by the Committee at any time. Unless otherwise expressly provided in the 2013 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2013 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the 2013 Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any holder or beneficiary of any award, and any of our stockholders.

Limitations. No award may be granted under the 2013 Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options. The Committee may grant non-qualified stock options and incentive stock options, subject to the terms and conditions as determined by the Committee; provided that all stock options granted under the 2013 Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the option is intended to qualify as an incentive stock option, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2013 Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the stock option is exercised, (ii) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee, or (iii) by such other method as the Committee may permit in its sole discretion, including without limitation (A) in other property having a fair market value on the date of exercise equal to the purchase price; (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (C) to the extent the Committee provides in the award agreement or otherwise, through a “net exercise” procedure.

Stock Appreciation Rights. The Committee may grant stock appreciation rights independent of or in connection with a stock option, subject to terms and conditions as determined by the Committee. The strike price per share of a stock appreciation right is determined by the Committee but in no event may such amount be less than the fair market value of a share on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards). Generally, each stock appreciation right will entitle the participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (ii) the numbers of shares of common stock covered by the stock appreciation right. The Committee may in its sole discretion substitute, without the consent of the holder or beneficiary of such stock appreciation rights, stock appreciation rights settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for nonqualified stock options.

Restricted Stock and Restricted Stock Units. The Committee may grant shares of restricted stock, subject to terms and conditions as determined by the Committee. As to restricted stock, the holder will generally have the rights and privileges of a stockholder, including without limitation the right to vote such restricted stock and receive dividends, with respect to such restricted stock, except, that if the lapsing of restrictions with respect to such restricted stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such shares of restricted stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse. The Committee may also grant restricted stock units, representing the right to receive, upon the expiration of the appropriate restricted period one share of common stock for each such outstanding restricted stock unit, or, in the discretion of the Committee, the cash value thereof (or any combination thereof). To the extent provided in the applicable award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments (upon the payment by us of dividends on shares of common stock) either in cash or, at the sole discretion of the Committee, in shares of common stock having a value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which will be payable at the same time as the underlying restricted stock units are settled following the release of restrictions on such restricted stock units.

Other Stock-Based Awards. The Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock (including, without limitation, performance shares or performance units), under the 2013 Omnibus Incentive Plan, including performance-based awards.

Performance Compensation Awards. The Committee may also designate any award as a “performance compensation award” intended to qualify as “performance-based compensation” under section 162(m) of the Code. The Committee also has the authority to make an award of a cash bonus to any participant and designate such awards as a performance compensation award under the 2013 Omnibus Incentive Plan. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) inventory control; (xviii) enterprise value; (xix) sales; (xx) stockholder return; (xxi) client retention; (xxii) competitive market metrics; (xxiii) employee retention; (xxiv) timely completion of new product rollouts; (xxv) timely launch of new facilities; (xxvi) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxvii) system-wide revenues; (xxviii) royalty income; (xxix) comparisons of continuing operations to other operations; (xxx) market share; (xxxi) cost of capital, debt leverage year-end cash position or book value; (xxxii) strategic objectives, development of new product lines and related revenue, sales and margin targets, co-branding or international operations; or (xxxiii) any combination of the foregoing. Any one or more of the performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure performance of the Company as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Unless otherwise determined by the Committee at the time a performance compensation award is granted, the Committee shall, during the first 90 days of a performance period (or, within any other maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the performance compensation awards granted to any participant for such performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, specify adjustments or modifications to be made to the calculation of a performance goal for such performance period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

Following the completion of a performance period, the Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based upon the performance formula. Unless otherwise provided in the applicable award agreement, the Committee does not have the discretion to (A) grant or provide payment in respect of performance compensation awards for a performance period if the performance goals for such performance period have not been attained; or (B) increase a performance compensation award above the applicable limitations set forth in the 2013 Omnibus Incentive Plan.

Effect of Certain Events on 2013 Omnibus Incentive Plan and Awards. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in the 2013 Omnibus Incentive Plan) that affects the shares of common stock, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee must make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of: (i) adjusting any or all of (A) the share limits applicable under the 2013 Omnibus Incentive Plan with respect to the number of awards which may be granted hereunder, (B) the number of shares of common stock or other securities of the Company which may be delivered in respect of awards or with respect to which awards may be granted under the 2013 Omnibus Incentive Plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of common stock subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of common stock received or to be received by other stockholders of the Company in such event). For the avoidance of doubt, the Committee may cancel stock options and stock appreciation rights for no consideration if the fair market value of the shares subject to such options or stock appreciation rights is less than or equal to the aggregate exercise price or strike price of such stock options or stock appreciation rights.

Nontransferability of Awards. An award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established for the benefit of participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are the sole member(s), or to a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal tax purposes.

Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the 2013 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the 2013 Omnibus Incentive Plan or for changes in GAAP to new accounting standards, (ii) it would materially increase the number of securities which may be issued under the 2013 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events), or (iii) it would materially modify the requirements for participation in the 2013 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award without such individual’s consent.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends and dividend equivalents may be accumulated in respect of unearned awards and paid within 15 days after such awards are earned and become earned, payable or distributable).

Clawback/Forfeiture. An award agreement may provide that the Committee may in its sole discretion cancel such award if the participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in detrimental activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an award agreement that if the participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of November 19, 2013, after giving effect to the Secondary Offering and assuming that the underwriters of the Secondary Offering do not exercise their option to purchase up to an additional 2,550,000 shares of our common stock, by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and (4) all of our directors and our executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on 117,193,169 shares of our common stock beneficially outstanding as of November 19, 2013.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Pinnacle Foods Inc., 399 Jefferson Road, Parsippany, New Jersey 07054.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	%
Blackstone Funds (1)	62,524,145	53.4%
Robert J. Gamgort (2)	964,915	*
Craig Steeneck	397,697	*
Antonio F. Fernandez	125,900	*
Mark L. Schiller	144,421	*
Roger Deromedi (3)	798,231	*
Jason Giordano (4)	—	—
Prakash A. Melwani (4)	—	—
Jeff Overly (4)	—	—
Raymond P. Silcock	85,989	*
Ann Fandozzi	3,954	*
Directors and Executive Officers as a Group (sixteen persons)	2,890,904	2.5%

*	Less than 1%.
(1)

Includes 34,943,977 shares of our common stock owned by Blackstone Capital Partners V L.P. (“BCP V”), 2,065,432 shares of our common stock owned by Blackstone Capital Partners V-AC L.P. (“BCP V-AC”), 1,092,035 shares of our common stock owned by Blackstone Family Investment Partnership V-SMD L.P. (“Family-SMD”), 225,485 shares of our common stock owned by Blackstone Family Investment Partnership V L.P. (“Family”), 84,506 shares of our common stock owned by Blackstone Participation Partnership V L.P. (“Participation”) and 24,112,710 shares of our common stock owned by BCPV Pinnacle Holdings LLC (“BCPV Pinnacle”) (collectively, the “Blackstone Funds”) and assumes that the underwriters of the Secondary Offering do not exercise their option to purchase up to an additional 2,550,000 shares of our common stock. The general partner of BCP V and BCP V-AC is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-by-Side GP L.L.C. is the general partner of Family and Participation. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. and the sole member of BCP V Side-by-Side GP L.L.C. BCPV Pinnacle is wholly owned and managed by its members, Blackstone Capital Partners (Cayman) V L.P. (“BCP V Cayman”), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V Cayman-A”), Blackstone Capital Partners (Cayman) V-AC L.P. (“BCP V-AC Cayman”), Blackstone Family Investment Partnership (Cayman) V L.P. (“Family Cayman”), Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“Family Cayman SMD”) and Blackstone Participation Partnership (Cayman) V L.P (“Participation Cayman”) (collectively, the “Blackstone

Cayman Funds”). Blackstone Management Associates (Cayman) V, L.P. is the general partner of BCP V Cayman, BCP V Cayman-A and BCP V-AC Cayman. BCP V GP L.L.C. is a general partner and majority in interest owner of Blackstone Management Associates (Cayman) V, L.P. and the general partner of Family Cayman and Participation Cayman. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of each of Family-SMD and Family Cayman SMD is Blackstone Family GP L.L.C., which is controlled by its founder Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds and the Blackstone Cayman Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds and the Blackstone Cayman Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address for each of the Blackstone Funds, Blackstone Management Associates V L.L.C., BMA V. L.L.C., BCP V Side-by-Side GP L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C., Blackstone Family GP L.L.C., the Blackstone Cayman Funds, Blackstone Management Associates (Cayman) V, L.P. and BCP V GP L.L.C. is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York, 10154.
(2)	Excludes 200,000 shares of our common stock that Mr. Gamgort is entitled to receive on April 3, 2014, subject to Mr. Gamgort’s continued service through that date.
(3)	Shares of our common stock are held in a revocable trust for the benefit of Mr. Deromedi.
(4)	Messrs. Melwani, Giordano and Overly are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Securityholders Agreement

We were party to a securityholders agreement (the “Securityholders Agreement”) with Peak Holdings LLC and certain of our employees, which restricted transfers of our common stock and provided customary tag and drag rights with respect to certain sales of our common stock. On April 3, 2013 and in connection with our IPO, we entered into a termination agreement (the “Securityholders Agreement Termination Agreement”) with Peak Holdings LLC and certain of our employees pursuant to which the Securityholders Agreement was terminated.

Stockholders Agreement

In connection with the IPO, we entered into a stockholders agreement with certain affiliates of Blackstone. This agreement grants affiliates of Blackstone the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of Blackstone beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that affiliates of Blackstone are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Blackstone director designee, affiliates of Blackstone shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Blackstone director-designee.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain affiliates of Blackstone and certain members of management. This agreement provides to Blackstone an unlimited number of “demand” registrations and to both Blackstone and members of management party thereto customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify Blackstone and the members of management party thereto against certain liabilities which may arise under the Securities Act of 1933, as amended.

Advisory Agreement

Pinnacle Foods Finance LLC and Blackstone Management Partners L.L.C. (“BMP”) were party to a transaction and advisory fee agreement (the “Advisory Agreement”) pursuant to which BMP or its affiliates provided certain strategic and structuring advice and assistance to Pinnacle Foods Finance LLC and certain monitoring, advisory and consulting services to Pinnacle Foods Finance LLC. On April 3, 2013, Pinnacle Foods Finance LLC and BMP terminated the Advisory Agreement in accordance with its terms. In connection with the termination, we paid a termination fee equal to approximately $15.1 million.

Supplier Costs

Graham Packaging Company, Inc. (“Graham Packaging”), which was formerly controlled by affiliates of Blackstone, supplies packaging for some of our products. Purchases from Graham Packaging were $7.8 million for the fiscal year ended December 25, 2011 and $6.6 million for the fiscal year ended December 26, 2010. On September 8, 2011, Graham Packaging announced the completion of its acquisition by Reynolds Group Holdings Limited, and thus ceased to be a related party.

Customer Purchases

Performance Food Group Company, which is controlled by affiliates of Blackstone, is a foodservice supplier that purchases products from us. Sales to Performance Food Group Company were $3.1 million in the nine months ended September 29, 2013, $5.7 million for the fiscal year ended December 30, 2012, $4.8 million for the fiscal year ended December 25, 2011 and $5.9 million for the fiscal year ended December 26, 2010. As of September 29, 2013, December 30, 2012 and December 25, 2011, amounts due from Performance Food Group Company were $0.01 million, $0.07 million and $0.1 million, respectively and were recorded on the Accounts receivable, net of allowances line in the Consolidated Balance Sheets.

Debt and Interest Expense

As of September 29, 2013, December 30, 2012 and December 25, 2011, interest accrued on debt to related parties was $0.3 million, $0.2 million and $0.4 million, respectively and was recorded on the Accrued liabilities line in the Consolidated Balance Sheets. As of September 29, 2013, $48.0 million of our senior secured term loan was owed to affiliates of Blackstone . As of December 30, 2012, $63.1 million of our senior secured term loan was owed to affiliates of Blackstone. Related party interest for affiliates of Blackstone for the nine months ended September 29, 2013 was $1.3 million. Related party interest for affiliates of Blackstone for the fiscal year ended December 30, 2012 was $3.3 million. As of December 25, 2011, $122.0 million of our senior secured term loan was owed to affiliates of Blackstone. Related party interest for affiliates of Blackstone for the fiscal year ended December 25, 2011 was $6.2 million. As of December 26, 2010, $125.7 million of our senior secured term loan was owed to affiliates of Blackstone. Related party interest for affiliates of Blackstone for the fiscal year ended December 26, 2010 was $5.0 million.

Equity Investment by Chairman and Executive Officers

At the time of our acquisition by Blackstone, our senior management invested $7.0 million to acquire equity interests in Peak Holdings LLC, in the form of Class A-2 Units of Peak Holdings LLC. In addition, each was awarded non-voting profits interest units in Peak Holdings LLC under our equity incentive plans described in “Management—Compensation Discussion and Analysis—Elements of Compensation,” subject to future vesting conditions.

In connection with the capital contributions at the time of the Birds Eye Acquisition on December 23, 2009, certain members of the Board of Directors and senior management invested $3.1 million to acquire equity interests in Peak Holdings LLC in the form of Class A-2 Units of Peak Holdings LLC. To fund these purchases, certain members of management signed 30 day notes receivable at a market interest rate. The total of the notes receivable were $0.6 million and were fully paid in January 2010. Total equity investments by the non-executive Chairman, current and former Directors and senior management as of December 30, 2012 were $11.4 million.

Peak Holdings LLC was dissolved in connection with the IPO, and holders of Class A-2 Units of Peak Holdings LLC received shares of our common stock in connection with such dissolution.

Related Persons Transaction Policy

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and Internal Revenue Code.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Agreement

In connection with the Blackstone Transaction, we entered into senior secured credit facilities with Lehman Commercial Paper Inc., as administrative agent, collateral agent and swing line lender, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as syndication agent, joint lead arranger and joint bookrunner, and the other agents and lenders from time to time party thereto. Subsequent to the Blackstone Transaction, Barclays Bank PLC became the joint lead arranger and joint bookrunner. In connection with the Birds Eye Acquisition, we entered into an amendment of our senior secured credit facilities with Barclays Bank PLC, as administrative agent and collateral agent, Barclays Capital Inc., the investment banking division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, Banc of America Securities LLC, as joint lead arranger and joint bookrunner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint bookrunner, HSBC Securities (USA) Inc., as joint bookrunner, Macquarie Capital (USA) Inc., as joint bookrunner, and the lenders from time to time party thereto. In August 2010, we entered into an amendment of our senior secured credit facilities with Barclays Bank PLC, as sole and exclusive administrative agent and sole collateral agent and Barclays Capital Inc., the investment banking division of Barclays Bank PLC, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC as joint lead arrangers and joint bookrunners.

In April 2012, we entered into an amended and restated credit agreement governing our senior secured credit facilities. In August 2012, we entered into an amendment of our amended and restated senior secured credit facilities with Barclays Bank PLC, as administrative agent and Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners. On April 29, 2013, we entered into the second amendment to the amended and restated senior secured credit facilities (as so amended, the “senior secured credit facility”), which provided for a seven year term loan facility in the amount of $1,630.0 million (the “Tranche G Term Loans”) and replaced the existing revolving credit facility with a new five year $150.0 million revolving credit facility (the “revolving credit facility”). The Tranche G Term Loans mature on April 29, 2020 and the revolving credit facility matures on April 29, 2018. On October 1, 2013, we entered into the first amendment to our second amended and restated credit agreement which allowed us to, among other things, borrow under a new incremental $525.0 million term loan facility (the “Tranche H Term Loans; and together with the Tranche G Term Loans, the “Term Loans”) to fund a portion of the purchase price for the acquisition of Wish-Bone. The Tranche H Term Loans have substantially the same terms as the Tranche G Term Loans.

PFF, which is referred to in this section as the “Borrower,” is the borrower under the senior secured credit facility. The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing line borrowings. In addition, the senior secured credit facility also provide us with the option to raise incremental credit facilities, refinance the loans with debt incurred outside the credit agreement and extend the maturity date of the revolving loans and term loans, in each case, subject to certain limitations.

Interest Rate and Fees

PFF’s borrowings under the senior secured credit facility, bear interest at a floating rate and are maintained as base rate loans or as eurocurrency rate loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as described in the senior secured credit facility. The base rate is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) the eurocurrency rate that would be payable on such day for a eurocurrency rate loan with a one-month interest period plus 1%. Eurocurrency rate loans bear interest at the adjusted eurocurrency rate plus the applicable eurocurrency rate margin, as described in the senior secured credit facility. The eurocurrency rate is determined by reference to the British Bankers Association (BBA) LIBOR rate for the interest period relevant to such borrowing. With respect to Term Loans, the eurocurrency rate shall be no less than 0.75% per annum and the base rate shall be no less than 1.75% per annum. The interest rate margin for Term Loans under the senior secured credit facility is initially 1.50%, in the case of the base rate loans and 2.50%, in the case of eurocurrency rate loans. Following October 29, 2013, the margin is subject to one 25 basis point step down upon achievement by the Company of a total net leverage ratio of less than 4.25:1.0.

The total combined amount of the senior secured credit facility loans that were owed to affiliates of Blackstone as of September 29, 2013 and December 30, 2012, was $48.0 million and $63.1 million, respectively. As of September 29, 2013 and December 30, 2012 there were no borrowings outstanding under the revolving credit facility, except in respect of letters of credit as set forth below, however, the eurocurrency rate would have been 2.68% and 3.71% as of such dates. For the nine months ended September 29, 2013, the weighted average interest rate on the term loan components of the senior secured credit facility was 3.63%. For the nine months ended September 23, 2012, the weighted average interest rate on the term loan components of the senior secured credit facility was 3.63%. As of September 29, 2013 and December 30, 2012 the eurocurrency interest rate on the term loan facilities was 3.25% and 4.08%, respectively.

PFF pays a fee for all outstanding letters of credit drawn against the revolving credit facility at an annual rate equivalent to the applicable eurocurrency rate margin then in effect under the revolving credit facility, plus the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such letter of credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the revolving credit facility cannot exceed $50.0 million. As of September 29, 2013 and December 30, 2012, PFF had utilized $29.0 million and $33.5 million, respectively of the revolving credit facility for letters of credit. As of September 29, 2013 and December 30, 2012, respectively, there was $121.0 million and $116.5 million of borrowing capacity under the revolving credit facility, of which $21.0 million and $16.5 million was available to be used for letters of credit

Prepayments

Under the terms of the senior secured credit facility, PFF is required to use 50% of its “Excess Cash Flow” to prepay the term loans under the senior secured credit facility (which percentage will be reduced to 25% at a total leverage ratio of 4.50 to 5.49 and to 0% at a total leverage ratio below 4.50). As of September 29, 2013, PFF had a total leverage ratio of 4.75 (proforma adjusted for the Wish-Bone acquisition in compliance with the terms of the senior secured credit facility. See Note 9 to the consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further details). Excess Cash Flow is defined as consolidated net income (as defined), as adjusted for certain items, including (1) all non-cash charges and credits included in arriving at consolidated net income, (2) changes in working capital, (3) capital expenditures (to the extent they were not financed with debt), (4) the aggregate amount of principal payments on indebtedness and (5) certain other items defined in the senior secured credit facility. For the 2012 reporting year PFF determined that there were no amounts due under the Excess Cash Flow requirements of the senior secured credit facility. In December 2013, PFF will determine if amounts are due under the Excess Cash Flow requirements of the senior secured credit facility for the 2013 reporting year.

The term loans under the senior secured credit facility mature in quarterly installments of 0.25% of their aggregate funded total principal amount. The aggregate maturities of the Tranche G Term Loans outstanding as of September 29, 2013 are $4.1 million in the remainder of 2013, $16.3 million in 2014, $16.3 million in 2015, $16.3 million in 2016, $20.4 million in 2017 and $1,552.6 million thereafter.

Guarantee

The obligations under the senior secured credit facility are unconditionally and irrevocably guaranteed by Peak Finance Holdings LLC, any subsidiary of Peak Finance Holdings LLC that directly or indirectly owns 100% of the issued and outstanding equity interests of PFF, subject to certain exceptions, each of PFF’s direct or indirect material domestic subsidiaries (collectively, the “Guarantors”) and by us effective with the April 2013 refinancing. In addition, subject to certain exceptions, the senior secured credit facility is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of PFF and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of PFF, or any of its material domestic wholly-owned subsidiaries and (ii) certain tangible and intangible assets of PFF and those of the Guarantors (subject to certain exceptions and qualifications).

Certain Covenants and Events of Default

The senior secured credit facility contain a number of significant affirmative and negative covenants and events of default. Such covenants, among other things, restrict, subject to certain exceptions, the ability of the borrower and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions; and

•	engage in certain transactions with affiliates.

Pursuant to the terms of the senior secured credit facility, PFF is required to maintain a ratio of net first lien secured debt to adjusted EBITDA of no greater than 5.75 to 1.00. Net first lien secured debt is defined as aggregate consolidated secured first lien indebtedness, less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the credit agreement governing our senior secured credit facility and the indenture governing the 4.875% Senior Notes, PFF’s ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the senior secured leverage ratio (which is currently the same as the ratio of net first lien secured debt to adjusted EBITDA above), in the case of the senior secured credit facility, or to the ratio of adjusted EBITDA to fixed charges for the most recently concluded four consecutive fiscal quarters, in the case of the 4.875% Senior Notes. The senior secured credit facility also permits restricted payments up to an aggregate amount of (together with certain other amounts) the greater of $50 million and 2% of PFF’s consolidated total assets, so long as no default has occurred and is continuing and its pro forma senior secured leverage ratio would be no greater than 4.25 to 1.00. As of September 29, 2013, Pinnacle Foods Inc. is in compliance with all covenants and other obligations under the senior secured credit facility and the indenture governing the Notes.

THE EXCHANGE OFFER

General

The Issuers hereby offer to exchange a like principal amount of exchange notes for any or all outstanding unregistered notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding unregistered notes pursuant to the exchange offer.

As of the date of this prospectus, $350.0 million aggregate principal amount of 4.875% Senior Notes due 2021 that were issued in a private offering on April 29, 2013 are outstanding and unregistered. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding unregistered notes known to us on or about                     , 2013. The Issuers’ obligation to accept outstanding unregistered notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. The Issuers currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 360 days after the issue date of the outstanding unregistered notes. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding unregistered notes were issued April 29, 2013.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding unregistered notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement or to the extent that the applicable provisions of Rule 144(k) under the Securities Act are amended or revised. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit the Issuers to effect the exchange offer;

•	if for any other reason the exchange offer is not consummated within 360 days of the issue date of the applicable series of outstanding unregistered notes;

•	any initial purchaser requests in writing to the Issuers within 30 days after the consummation of the exchange offer with respect to outstanding unregistered notes that are not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer; or

•	if any holder of the outstanding unregistered notes that participates in the exchange offer does not receive exchange notes that may be sold without restriction under state and federal laws in exchange for its tendered outstanding unregistered notes (other than due solely to the status of such holder as an affiliate of any Issuer) and notifies the Issuers within 30 days after becoming aware of restrictions.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding unregistered notes and the exchange notes required to be registered on a shelf registration statement.

Each holder of outstanding unregistered notes that wishes to exchange their outstanding unregistered notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	such holder is not an affiliate of any Issuer, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Each broker dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes, where the broker dealer acquired the outstanding unregistered notes as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of any Issuer as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are an affiliate of any Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker dealers, only broker dealers that acquired the outstanding unregistered notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired by such broker dealer as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding unregistered notes surrendered in the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding unregistered notes were issued. The exchange notes and the outstanding unregistered notes will constitute a single class for all purposes under the indenture governing the senior notes. For a description of the indenture governing the senior notes, please see “Description of Notes.”

On the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, the guarantors of the outstanding unregistered notes offer to issue new guarantees with respect to all exchange notes issued in the exchange offer. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offer” include the guarantors’ offer to exchange the new guarantees for the old guarantees, references to the “exchange notes” include the related new guarantees and references to the “outstanding unregistered notes” include the related old guarantees.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $350.0 million aggregate principal amount of notes that were issued in a private offering on April 29, 2013 are outstanding and unregistered. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indentures relating to such holders’ outstanding unregistered notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept notes due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender outstanding unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on                     , 2014. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension in writing, followed by notification to the registered holders of the outstanding unregistered notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offers following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding unregistered notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding unregistered notes, violate any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Unregistered Notes”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding unregistered notes by notice, by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the notes under the Securities Act and the qualification of the Trustee and the indentures governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offer.

Procedures for Tendering Outstanding Unregistered Notes

Only a holder of outstanding unregistered notes may tender its outstanding unregistered notes in the exchange offer. To tender outstanding unregistered notes in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding unregistered notes along with the letter of transmittal; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding unregistered notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding unregistered notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding unregistered notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding unregistered notes on your behalf.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding unregistered notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding unregistered notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding unregistered notes in the exchange offer by causing DTC to transfer their outstanding unregistered notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding unregistered notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker dealer that is to receive exchange notes for its own account in exchange for outstanding unregistered notes must represent that such outstanding unregistered notes were acquired by that broker dealer as a result of market making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or to not accept any particular outstanding unregistered notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding unregistered notes by causing the book-entry transfer facility to transfer those outstanding unregistered notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding unregistered notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents or an agent’s message are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes but your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either: (i) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes; and

•	where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless you are an eligible guarantor institution.

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:	By Facsimile:

Wilmington Trust, National Association	(302) 636-4139
c/o Wilmington Trust Company
Corporate Capital Markets	For Information or Confirmation by Telephone:
Rodney Square North
1100 North Market Street	Sam Hamed
Wilmington, Delaware 19890-1626	(302) 636-6181

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding unregistered notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes under the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries, (ii) the term “Company” refers only to Pinnacle Foods Finance LLC (and its successors in interest) and not to any of its Subsidiaries, (iii) the term “Finance Co.” refers only to Pinnacle Foods Finance Corporation (and its successors in interest) and not to any of its Subsidiaries, (iv) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries and (v) the term “Holdings” refers only to Pinnacle Foods Inc. (and its successors in interest), an indirect parent of the Company, and not to any of its Subsidiaries.

The Issuers issued $350 million in aggregate principal amount of 4.875% Senior Notes due 2021 (the “Notes”). The outstanding unregistered notes were, and the exchange notes will be, issued under an indenture dated as of April 29, 2013 (the “Indenture”) among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes are substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The term “Notes” refers to the outstanding unregistered notes and the exchange notes.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under “Prospectus Summary.”

Brief Description of Notes

The Notes:

•	are unsecured senior obligations of the Issuers;

•	are pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities);

•	are effectively subordinated to all Secured Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities) to the extent of the value of the assets securing that Indebtedness;

•	are senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers;

•	are initially guaranteed on a senior unsecured basis by Holdings and each Restricted Subsidiary of the Company (other than Finance Co.) that guarantees the Senior Credit Facilities; and

•	are structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of Holdings (other than the Issuers) that are not Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture.

Holdings and each of the Issuers’ Restricted Subsidiaries (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and ranks pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, is effectively subordinated to all Secured Indebtedness of each such entity and ranks senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of Holdings (other than the Issuers) that do not Guarantee the Notes.

Not all of Holdings’ Subsidiaries Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers, Holdings or any other Guarantor. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries or Receivables Subsidiaries (subject to certain limited exceptions) will guarantee the Notes. The only material Subsidiary of the Company that does not guarantee the Notes is Pinnacle Foods Canada Corp., which accounted for approximately $84.7 million, or 3.4% of our net sales, for the fiscal year ended December 30, 2012, and $34.6 million, or less than 1.0%, of our total assets as of December 30, 2012. For the nine months ended September 29, 2013, Pinnacle Foods Canada Corp. accounted for approximately $62.6, or 3.6%, of our net sales and $37.7 million, or less than 1.0% of our total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Guarantee by a Guarantor (other than clauses (i)(a) through (i)(c) below, in the case of Holdings) provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

Holdings and the Company are holding companies for their Subsidiaries, with no material operations of their own and only limited assets. Accordingly, Holdings and the Company are dependent upon the distribution of the earnings of their Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service their debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that has been created to be a co-issuer of the Notes. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee rank pari passu in right of payment to all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities. However, the Senior Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of September 29, 2013, the Issuers and the Guarantors had $1,625.9 million of Secured Indebtedness outstanding. As of September 29, 2013, the Company also had an additional $121.0 million of unused borrowing capacity available under the revolving portion of the Senior Credit Facilities (after giving effect to approximately $29.0 million of outstanding letters of credit), all of which would be secured if borrowed, and the option to raise incremental credit facilities under our Senior Credit Facilities, subject to certain limitations.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers maintain one or more paying agents for the Senior Notes. The initial paying agent for the Senior Notes is the Trustee.

The Company also maintains one or more registrars and a transfer agent. The initial registrar and transfer agent for the Notes is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and the transfer agent makes payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

Principal, Maturity and Interest

The Issuers issued Notes with an aggregate principal amount of $350.0 million. The Notes will mature on May 1, 2021. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Issuers may issue additional Notes under the Indenture from time to time (“Additional Senior Notes”). The

Notes offered by the Issuers on April 29, 2013 and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Senior Notes that are actually issued.

Interest on the Notes accrues at the rate of 4.875% per annum and is payable semi-annually in arrears on each May 1 and November 1, to the Holders of Notes of record on the immediately preceding April 15 and October 15. Interest on the Notes accrues from the most recent date to which interest has been paid. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York is the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” The Issuers and their Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to May 1, 2016.

At any time prior to May 1, 2016, the Issuers may redeem all or a part of the Notes, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after May 1, 2016, the Issuers may redeem the Notes, in whole or in part, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Percentage
2016	103.656%
2017	102.438%
2018	101.219%
2019 and thereafter	100.000%

In addition, until May 1, 2016, the Issuers may, at their option, upon notice as described under heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued by them at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Notes, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are contributed to the Issuers; provided that (i) at least 50% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any notice of any optional redemption may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more condition precedents, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. So long as any Notes are listed on an exchange, and to the extent required by such exchange, the Issuers will notify such exchange of any such notice of redemption. In addition, the Issuers will notify the exchange of the principal amount of Notes outstanding following any partial redemption of such Notes.

If the Issuers redeem less than all of the outstanding Notes, the Trustee shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

The Issuers and their Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have prior to or concurrently with the time the Issuers are required to make a Change of Control Offer (as defined below) delivered electronically or mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption” or “Satisfaction and Discharge,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7) that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may provide, that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as reflected on the Company’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently repay or reduce:

(a) Obligations under a Credit Facility to the extent such Obligations were incurred under paragraph (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and to correspondingly reduce any outstanding commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under the Notes or any other Senior Indebtedness (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable), provided that if the Company or any Restricted Subsidiary shall so repay any such other Senior Indebtedness, the Issuers will either reduce Obligations under the Notes on a pro rata basis by, at its option, (A) redeeming Notes as described under “Optional Redemption,” (B) purchasing Notes through open-market purchases at a price equal to or higher than 100% of the principal amount thereof in a manner that complies with the Indenture and applicable securities law, or (C) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate amount payable in respect of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis to the extent practicable or otherwise in accordance with the procedures of the DTC based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued by them at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate, or (c) by lot or such other similar method in accordance with the procedures of the DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption, subject to the satisfaction of any conditions to an optional redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus are not applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “—Liens” below without equally and ratably securing the Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “—Repurchase at the Option of Holders—Asset Sales” above; provided, further, that the provisions of this paragraph shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto contained in clauses (I) through (IV)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after April 2, 2007 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2007, to the end of the Company’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after April 2, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after April 2, 2007 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (6) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following April 2, 2007 (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after April 2, 2007; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after April 2, 2007; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after April 2, 2007, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

As of September 29, 2013, the amount available for Restricted Payments pursuant to this clause (3) was approximately $1.1 billion.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $30.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year ; provided further that such amount in any calendar year may be increased by an amount equal to:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after April 2, 2007, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after April 2, 2007; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after April 2, 2007;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after April 2, 2007, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital

Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $30.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after April 2, 2007, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or made to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to fund such payment), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain its organizational existence;

(b) so long as the Company is treated as a pass-through entity of which such direct or indirect parent is owner, member or a partner (directly or through entities that are pass-through entities), or is a member of a consolidated or combined group that includes such direct or indirect parent, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) members of a consolidated or combined group of which the Company was the common parent;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company, including those relating to being a public company, to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(17) the making of any Restricted Payment if, at the time of the making of such payments and after giving effect thereto (including, without limitation, to the Incurrence of any Indebtedness to finance such payments), the Consolidated Total Debt Ratio would not exceed 3.50 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Company’s Subsidiaries (other than Finance Co.) were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (17) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (17) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (17) and such first paragraph in a manner that otherwise complies with this covenant.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,180.0 million outstanding at any one time;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantees) and the exchange notes and related guarantees issued in exchange for the Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes, in the case of Finance Co., or the Guarantee of the Notes, in the case of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200% of the net cash proceeds received by the Company since immediately after April 2, 2007 from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $200.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Finance Co. or a Guarantor;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20) Indebtedness of Foreign Subsidiaries of the Company incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (20) $50.0 million (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20);

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’slength commercial terms on a recourse basis; and

(24) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1) and 12(b) above shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that neither Issuer will, and the Company will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and the Company will not permit any Guarantor (other than Holdings) to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Guarantor (other than Holdings), or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes (or the Guarantees in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event of the Lien relating to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in the United States and any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor (except for Holdings) will, and the Company will not permit any Guarantor (other than Holdings) to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor. For the avoidance of doubt, the foregoing limitations shall not apply to Holdings.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)(a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of

Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Notes, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee, and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Issuers continue to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) Finance Co. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of the Company to the Holders when, taken as a whole, compared to the Sponsor Management Agreement in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) [RESERVED];

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith;

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(15) payments to any future, current or former employee, director, manager, officer, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Company in good faith;

(16) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(17) payments by the Company (and any direct or indirect parent company of the Company) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any direct or indirect parent company of the Company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Company;

(18) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, in the ordinary course of business; and

(19) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such non-Guarantor Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and Hedging Obligations;

(b) the Indenture and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, designated or assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(1) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital market debt securities, other than Finance Co. or a Guarantor, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) of either Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the issue date of the Additional Notes,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Sections 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Holdings, an indirect parent of the Company, is a Guarantor of the Notes. We currently satisfy our reporting obligations under this covenant with the filing of the reports Holdings is required to file pursuant to Section 13 of the Exchange Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until at least 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties and rights of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of any Issuer or any Guarantor (other than the Issuers and the Guarantors) or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and any Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 1, 2016 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through May 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Note;

in each case, calculated by the Issuers (or their designee).

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(1) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after April 2, 2007, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any sale to the Industrial Development Board of the City of Jackson, Tennessee in connection with a Sale and Lease-Back Transaction that does not result in the recognition of the sale or the asset transfer in accordance with GAAP, or any similar transaction.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA—(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder in connection with which any Person other than one or more Permitted Holders is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such transferee Person is a Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such transferee Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in the calculation of any Voting Stock of which any such Person is the beneficial owner; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of direct or indirect parent company of the Company; provided that (x) so long as the Company is a Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in calculating the Voting Stock of which any such Person is the beneficial owner.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (z) any accretion or accrued interest of discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction to the extent incurred on or prior to April 1, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to April 2, 2007 and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after April 2, 2007 that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the aggregate amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such date to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the aggregate amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such date to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants-Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Existing Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, the Existing Senior Notes or the Senior Subordinated Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after April 2, 2007 and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” (and similar fees paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been or are taken no later than 36 months after April 2, 2007 and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $30.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any net loss from disposed or discontinued operations;

(1) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Senior Notes” means the $625.0 million in aggregate principal amount of the Issuers’ 9 1/4% Senior Notes due 2015, consisting of $325.0 million aggregate principal amount issued on April 2, 2007 and $300.0 million additional aggregate principal amount issued on December 23, 2009.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations, including the Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect all adjustments included in the calculation of Consolidated EBITDA as set forth in footnote 3 to the “Summary Historical Consolidated and Combined Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charge Coverage Test” has the meaning set forth in clause (2) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on April 2, 2007.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means the Holdings and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” has the meaning set forth in the first paragraph under “General.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but only to the extent of the fair market value of the assets subject to such Lien;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, UBS Securities LLC, Macquarie Capital (USA) Inc. and Blackstone Advisory Partners L.P.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such

Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means April 29, 2013, the date of original issuance of the Notes under the Indenture.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders–Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means (i) each of the Investors and members of management of the Company (or its direct or indirect parent companies) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; and (ii) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on April 2, 2007;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (1), (2), (4), (12) or (20) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(other than with respect to clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (7), (8), (9), (10), (11) and (28) of this definition of “Permitted Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding; and

(28) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Company formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of April 29, 2013, among the Issuers, the Guarantors and Barclays Capital Inc..

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement dated as of April 2, 2007 by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Barclays Bank PLC, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of their Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the $250.0 million in aggregate principal amount of the Issuers’ 10 5⁄8% senior subordinated notes due 2017 issued on April 2, 2007 and any Additional Senior Subordinated Notes, as defined in “Description of Senior Subordinated Notes—Principal, Maturity and Interest” section of the offering memorandum dated March 31, 2007 relating to a portion of the Existing Senior Notes and the Senior Subordinated Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Issuers.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of a portion of the Existing Senior Notes in connection therewith, the issuance of the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on April 2, 2007 and the refinancing of debt in existence on April 2, 2007, including the tender offer and consent solicitation of the 8.25% Senior Subordinated Notes due 2013 issued by Pinnacle Foods Group, Inc.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of February 10, 2007, among Crunch Holding Corp., Peak Holdings LLC, Peak Acquisition Corp. and Peak Finance LLC.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available three Business Days prior to the date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2016.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes issued in exchange for outstanding unregistered notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indentures should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

In any event, persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of the exchange notes by a Plan subject to ERISA or the Internal Revenue Code with respect to which an Issuer or a Guarantor is considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Similar restrictions may apply to Plans that are subject to Similar Law.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing in “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding unregistered notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a similar violation of any applicable Similar Laws.

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee of an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or exchange notes (and the exchange of outstanding unregistered notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the outstanding notes or exchange notes or exchanging the outstanding unregistered notes for exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the outstanding notes or exchange notes (and the exchange of outstanding unregistered notes for exchange notes).

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding unregistered notes where the outstanding unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 90 days, we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding unregistered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Perkins Coie LLP addressed certain matters relating to Washington law. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with Blackstone.

EXPERTS

The financial statements of Pinnacle Foods Inc. included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

The audited historical special purpose combined financial statements of the Wish-Bone and Western Salad Dressing business as of December 31, 2012 and for the years ended December 31, 2012 and 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Issuers and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to the Issuers, the guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our corporate web site under the heading “Investors,” at http://www.pinnaclefoods.com. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The Issuers and the guarantors have agreed that even if they are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, they will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in “Description of Notes—Certain Covenants—Reports and Other Information” subject to the provisions described in that section.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Audited Consolidated Financial Statements of Pinnacle Foods Inc. and Subsidiaries
Management’s Report on Internal Control over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	F-3
Report of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	F-4
Consolidated Statements of Operations for the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010	F-5
Consolidated Statements of Comprehensive Earnings (Loss) for the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010	F-6
Consolidated Balance Sheets at December 30, 2012 and December 25, 2011	F-7
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010	F-8
Consolidated Statements of Shareholders’ Equity	F-9
Notes to Consolidated Financial Statements	F-10

Unaudited Consolidated Financial Statements of Pinnacle Foods Inc. and Subsidiaries
Consolidated Statements of Operations for the three and nine months ended September 29, 2013 and September 23, 2012	F-63
Consolidated Statements of Comprehensive Earnings for the three and nine months ended September 29, 2013 and September 23, 2012	F-64
Consolidated Balance Sheets at September 29, 2013 and December 30, 2012	F-65
Consolidated Statements of Cash Flows for the nine months ended September 29, 2013 and September 23, 2012	F-66
Consolidated Statements of Shareholders’ Equity	F-67
Notes to Consolidated Financial Statements	F-68

Financial Statements of certain assets of the Wish-Bone and Western salad dressing businesses
Independent Auditor’s Report	F-108
Special Purpose Combined Statements of Assets Acquired as of September 30, 2013 (unaudited ) and December 31, 2012	F-109

Special Purpose Combined Statements of Revenues and Direct Expenses for the nine months ended September  30, 2013 (unaudited) and 2012 (unaudited) and for the years ended December 31, 2012 and December 31, 2011

F-110
Notes to Special Purpose Combined Financial Statements	F-111

Management’s Report on Internal Control over Financial Reporting

The management of Pinnacle Foods Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 30, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 30, 2012, the Company’s internal control over financial reporting is effective based on those criteria.

/s/ Robert J. Gamgort
Robert J. Gamgort Chief Executive Officer

/s/ Craig Steeneck
Craig Steeneck Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pinnacle Foods Inc.

Parsippany, New Jersey

We have audited the accompanying consolidated balance sheets of Pinnacle Foods Inc. and subsidiaries (the “Company”) as of December 30, 2012 and December 25, 2011, and the related consolidated statements of operations, comprehensive earnings (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 30, 2012. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pinnacle Foods Inc. and subsidiaries as of December 30, 2012 and December 25, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 30, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 5, 2013 (except for Note 17, as to which

the date is November 26, 2013 and Note 18, as to which the date is March 12, 2013)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pinnacle Foods Inc.

Parsippany, New Jersey

We have audited the internal control over financial reporting of Pinnacle Foods Inc. and subsidiaries (the “Company”) as of December 30, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 30, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 30, 2012 of the Company and our report dated March 5, 2013 (except for Note 17, as to which the date is November 26, 2013 and Note 18, as to which the date is March 12, 2013) expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 5, 2013

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands of dollars)

	Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
	53 weeks	52 weeks	52 weeks
Net sales	$2,478,485	$2,469,562	$2,436,703
Cost of products sold	1,893,936	1,854,696	1,834,375

Gross profit	584,549	614,866	602,328
Operating expenses
Marketing and selling expenses	169,736	171,641	172,344
Administrative expenses	89,414	80,460	109,950
Research and development expenses	12,031	8,021	9,387
Goodwill impairment charge	—	122,900	—
Other expense (income), net	29,774	48,578	45,495

Total operating expenses	300,955	431,600	337,176

Earnings before interest and taxes	283,594	183,266	265,152
Interest expense	198,484	208,319	236,004
Interest income	110	242	288

Earnings (loss) before income taxes	85,220	(24,811)	29,436
Provision for income taxes	32,701	22,103	7,399

Net earnings (loss)	$52,519	$(46,914)	$22,037

Net earnings (loss) per share
Basic	$0.65	$(0.58)	$0.32

Diluted	$0.61	$(0.58)	$0.30

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

(thousands of dollars)

	Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
	53 weeks	52 weeks	52 weeks
Net earnings (loss)	$52,519	$(46,914)	$22,037
Other comprehensive (loss) earnings
Swaps mark to market adjustments	2,533	21,738	(3,428)
Amortization of deferred mark-to-market adjustment on terminated swaps	445	2,119	3,296
Foreign currency translation	275	285	367
Loss on pension actuarial assumptions	(17,765)	(28,169)	(4,098)
Tax benefit (provision) on other comprehensive earnings	5,395	1,123	(2,078)

Total other comprehensive loss—net of tax	(9,117)	(2,904)	(5,941)

Total comprehensive earnings (loss)	$43,402	$(49,818)	$16,096

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(thousands of dollars)

	December 30, 2012	December 25, 2011
Current assets:
Cash and cash equivalents	$92,281	$151,031
Accounts receivable, net of allowances of $5,149 and $5,440, respectively	143,884	159,981
Inventories	358,051	335,812
Other current assets	11,862	7,549
Deferred tax assets	99,199	71,109

Total current assets	705,277	725,482
Plant assets, net of accumulated depreciation of $244,694 and $205,281, respectively	493,666	501,283
Tradenames	1,603,992	1,604,512
Other assets, net	155,558	178,849
Goodwill	1,441,495	1,441,495

Total assets	$4,399,988	$4,451,621

Current liabilities:
Short-term borrowings	$2,139	$1,708
Current portion of long-term obligations	30,419	15,661
Accounts payable	137,326	152,869
Accrued trade marketing expense	44,571	35,125
Accrued liabilities	119,269	128,785

Total current liabilities	333,724	334,148
Long-term debt (includes $63,097 and $121,992 owed to related parties, respectively)	2,576,386	2,738,650
Pension and other postretirement benefits	100,918	93,406
Other long-term liabilities	28,705	22,099
Deferred tax liabilities	471,529	417,966

Total liabilities	3,511,262	3,606,269
Commitments and contingencies (Note 12)
Shareholders’ equity:
Pinnacle common stock: par value $.01 per share, 200,000,000 shares authorized, issued and outstanding 81,210,672 and 81,272,593, respectively	812	813
Additional paid-in-capital	696,512	696,539
Retained earnings	252,955	200,436
Accumulated other comprehensive loss	(61,553)	(52,436)

Total Shareholders’ equity	888,726	845,352

Total liabilities and shareholders’ equity	$4,399,988	$4,451,621

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(thousands of dollars)

	Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
	53 weeks	52 weeks	52 weeks
Cash flows from operating activities
Net earnings (loss)	$52,519	$(46,914)	$22,037
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	98,123	88,476	78,049
Goodwill and intangible asset impairment charge	520	148,200	29,000
Plant asset impairment charge	—	1,286	—
Amortization of discount on term loan	994	1,205	2,157
Amortization of debt acquisition costs	8,585	11,062	13,541
Call premium on note redemptions	14,255	—	—
Refinancing costs and write off of debt issuance costs	17,482	—	17,281
Amortization of deferred mark-to-market adjustment on terminated swaps	444	2,119	3,295
Change in value of financial instruments	(1,185)	1,617	1,043
Equity-based compensation charge	850	1,151	4,727
Pension expense, net of contributions	(10,391)	(13,543)	(8,096)
Other long-term liabilities	2,799	113	(1,398)
Other long-term assets	—	169	447
Deferred income taxes	30,929	20,524	4,382
Changes in working capital
Accounts receivable	16,259	(10,952)	12,958
Inventories	(22,027)	(5,785)	60,578
Accrued trade marketing expense	9,383	(12,111)	(1,899)
Accounts payable	(16,333)	38,201	(548)
Accrued liabilities	(1,432)	(23,490)	14,424
Other current assets	1,079	2,884	5,000

Net cash provided by operating activities	202,853	204,212	256,978

Cash flows from investing activities
Capital expenditures	(78,279)	(117,306)	(81,272)
Proceeds from sale of plant assets	570	7,900	—

Net cash used in investing activities	(77,709)	(109,406)	(81,272)

Cash flows from financing activities
Proceeds from bond offerings	—	—	400,000
Proceeds from bank term loans	842,625	—	442,300
Repayments of long-term obligations	(632,025)	(57,547)	(946,558)
Repurchase of notes	(373,255)	—	—
Proceeds from short-term borrowings	4,294	3,070	3,409
Repayments of short-term borrowings	(3,864)	(2,954)	(3,049)
Borrowings under revolving credit facility	40,000	—	—
Repayments of revolving credit facility	(40,000)	—	—
Repayment of capital lease obligations	(3,511)	(2,543)	(2,658)
Equity contributions	—	558	626
Repurchases of equity	(877)	(1,624)	(1,282)
Collection of notes receivable from officers	—	—	565
Debt acquisition costs	(17,498)	(721)	(13,370)
Change in bank overdrafts	—	—	(14,304)
Other financing	—	2,730	—

Net cash used in financing activities	(184,111)	(59,031)	(134,321)

Effect of exchange rate changes on cash	217	(30)	27
Net change in cash and cash equivalents	(58,750)	35,745	41,412
Cash and cash equivalents—beginning of period	151,031	115,286	73,874

Cash and cash equivalents—end of period	$92,281	$151,031	$115,286

Supplemental disclosures of cash flow information:
Interest paid	$179,427	$196,339	$179,766
Interest received	110	241	271
Income taxes paid (refunded)	1,981	(1,954)	6,998
Non-cash investing and financing activities:
New capital leases	1,548	11,240	13,587

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(thousands of dollars, except share amounts)

	Common Stock		Additional Paid In Capital	Notes Receivable from Officers	Retained earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance, December 27, 2009	49,647,260	$496	$692,700	$(565)	$225,313	$(43,591)	$874,353

Equity contributions
Share issuance	31,774,830	318	(318)				—
Shares purchased	62,188	—	626				626
Shares repurchased	(127,605)	—	(1,282)				(1,282)
Equity related compensation			4,727				4,727
Notes receivable from officers				565			565
Comprehensive earnings					22,037	(5,941)	16,096

Balance, December 26, 2010	81,356,673	$814	$696,453	$—	$247,350	$(49,532)	$895,085

Equity contributions
Shares purchased	44,794	—	558				558
Shares repurchased	(128,874)	(1)	(1,623)				(1,624)
Equity related compensation			1,151				1,151
Comprehensive earnings					(46,914)	(2,904)	(49,818)

Balance, December 25, 2011	81,272,593	$813	$696,539	$—	$200,436	$(52,436)	$845,352

Equity contributions
Shares repurchased	(61,921)	(1)	(877)				(878)
Equity related compensation			850	—			850
Comprehensive earnings					52,519	(9,117)	43,402

Balance, December 30, 2012	81,210,672	$812	$696,512	$—	$252,955	$(61,553)	$888,726

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands of dollars, except share amounts and where noted in millions)

1. Summary of Business Activities

Business Overview

Pinnacle Foods Inc. (hereafter referred to as “Pinnacle” or the “Company”), formerly known as Crunch Holding Corp., is a holding company whose sole asset is 100% ownership of Peak Finance Holdings LLC (“PFH”). PFH is a holding company whose sole asset is 100% ownership of Pinnacle Foods Finance LLC (“PFF”).

PFF is a leading manufacturer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in three operating segments: (i) Birds Eye Frozen, (ii) Duncan Hines Grocery and (iii) Specialty Foods. The Company’s United States retail frozen vegetables (Birds Eye), frozen complete bagged meals (Birds Eye Voila!), frozen seafood (Van de Kamp’s, Mrs. Paul’s), full-calorie single-serve frozen dinners and entrées (Hungry-Man), frozen breakfast (Aunt Jemima), frozen and refrigerated bagels (Lender’s), and frozen pizza for one (Celeste) are reported in the Birds Eye Frozen Division. The Company’s baking mixes and frostings (Duncan Hines), shelf-stable pickles (Vlasic), table syrups (Mrs. Butterworth’s and Log Cabin), canned meat (Armour, Nalley, Brooks), pie and pastry fillings (Comstock, Wilderness), barbecue sauces (Open Pit), salad dressing (Bernstein’s) and all Canadian operations are reported in the Duncan Hines Grocery Division. The Specialty Foods Division consists of snack products (Tim’s Cascade and Snyder of Berlin) and the Company’s food service and private label businesses.

History and Current Ownership

Since 2001, the Company and its predecessors have been involved in several business combinations to acquire certain assets and liabilities related to the brands discussed above.

On December 23, 2009, Pinnacle Foods Group LLC (“PFG LLC”), an entity wholly owned by PFF, purchased Birds Eye Foods, Inc. (the “Birds Eye Acquisition”).

2. Summary of Significant Accounting Policies

Consolidation. The Consolidated Financial Statements include the accounts of Pinnacle Foods Inc. and its wholly-owned subsidiaries. The results of companies acquired during the year are included in the Consolidated Financial Statements from the effective date of the acquisition. Intercompany transactions have been eliminated in consolidation.

During the third quarter of 2011, PFF entered into a transaction with U.S. Bancorp Community Development Corporation and Iowa Community Development LC in connection with our participation in the federal government’s New Markets Tax Credit Program. Under the terms of the transaction, PFF received proceeds of $2.7 million, which was used to expand the Ft. Madison, Iowa manufacturing facility. PFF must maintain its status as a qualified entity for a period of seven years from the closing date in order to earn the $2.7 million benefit received. The assets acquired with the proceeds of the transaction, as well as certain other assets of PFF are pledged to secure PFF’s continued qualification under the New Markets Tax Credit Program. The $2.7 million is recorded in Other long-term liabilities on the Consolidated Balance Sheet.

The transaction resulted in the creation of two new entities, ICD XIII LLC and Pinnacle Foods Investment Fund LLC. Pinnacle has no legal equity interest in these entities. However, since the primary purpose of this transaction is to facilitate benefits for PFF under the New Markets Tax Credit Program and PFF provides a guaranty of its status as a qualified entity, the consolidation analysis determined that PFF is the primary beneficiary and the two new entities should be, and are, consolidated in our Consolidated Financial Statements.

Foreign Currency Translation. Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of Accumulated other comprehensive loss within shareholder’s equity. The Company translates the results of operations of its foreign subsidiary at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in Cost of products sold on the Consolidated Statements of Operations and were a $344 loss in the year ended December 30, 2012, $1,537 loss in the year ended December 25, 2011 and a $3,388 loss in the year ended December 26, 2010. These amounts include the mark to market and realized gains and losses on our foreign currency swaps as discussed in Note 11 to our Consolidated Financial Statements.

Fiscal Year. The Company’s fiscal year ends on the last Sunday in December resulting in a fifty-three-week fiscal year for 2012 and fifty-two-week fiscal years for 2011 and 2010.

Cash and Cash Equivalents. The Company considers investments in all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are measured at fair value and are Level 1 assets.

Inventories. Substantially all inventories are valued at the lower of average cost or net realizable value. The type of costs included in inventory are ingredients, containers, packaging, other raw materials, direct manufacturing labor and fully absorbed manufacturing overheads. When necessary, the Company provides allowances to adjust the carrying value of its inventories to the lower of cost or net realizable value, including any costs to sell or dispose and consideration for obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

Plant Assets. Plant assets are stated at historical cost, and depreciation is computed using the straight-line method over the lives of the assets. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. The weighted average estimated remaining useful lives are approximately 12 years for buildings and 6 years for machinery and equipment. When assets are retired, sold, or otherwise disposed of, their gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Costs of assets acquired in a business combination are based on the estimated fair value at the date of acquisition.

Goodwill and Indefinite-lived Intangible Assets. The Company evaluates the carrying amount of goodwill and indefinite-lived tradenames for impairment on at least an annual basis and when events occur or circumstances change that an impairment might exist. The Company performs goodwill impairment testing for each business which constitutes a component of the Company’s operating segments, known as reporting units. The Company performs quantitative testing by calculating the fair value of each reporting unit. The Company compares the fair value of these reporting units with their carrying values inclusive of goodwill. If the carrying amount of the reporting unit exceeds its fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount and any shortfall is charged to earnings. In estimating the implied fair value of the goodwill, the Company estimates the fair value of the reporting unit’s tangible and intangible assets (other than goodwill). In estimating the fair value of our reporting units, the Company primarily uses the income approach, which utilizes forecasted discounted cash flows to estimate the fair value for each reporting unit. The income approach utilizes management’s business plans and projections as the basis for expected future cash flows for five years plus a terminal year. It requires significant assumptions including projected sales growth rates and operating margins and the weighted average cost of capital. In the most recent impairment tests, the Company forecasted cash flows for five years plus a terminal year and assumed a weighted average cost of capital of 8.5%. These projections assume sales growth rates for the next five years and the terminal year that generally average between 1.0% and 3.0% and operating margins which increase moderately from historical levels over time as a result of planned capital improvements in our plants and manufacturing efficiency projects. These assumptions are determined based upon management’s expectations for each of the individual reporting units.

For indefinite-lived tradename intangible assets, the Company determines recoverability by comparing the carrying value to its fair value estimated based on discounted cash flows attributable to the tradename and charges the shortfall, if any, to earnings. In estimating the fair value of trade names, the Company primarily uses the relief from royalty method. The relief from royalty method involves discounted cash flow techniques, which require management to make significant assumptions regarding the weighted average cost of capital, and sales growth trends.

Assumptions underlying fair value estimates referred to above are subject to risks and uncertainties. These measurements would be considered level 3 under the fair value hierarchy as described in Note 3 to the Consolidated Financial Statements. For more information on goodwill and indefinite-lived intangible assets, please refer to Note 7 to the Consolidated Financial Statements.

Valuation of Long-Lived Assets. The carrying value of long-lived assets held and used, other than goodwill and indefinite-lived intangibles, is evaluated at the asset group level when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using the projected cash flows from the asset group discounted at a rate commensurate with the risk involved. Losses on long-lived asset groups held for sale, other than goodwill, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Revenue Recognition and Trade Marketing. Revenue from product sales is recognized upon shipment to the customers as terms are free on board (FOB) shipping point, at which point title and risk of loss is transferred and the selling price is fixed or determinable. This completes the revenue-earning process specifically that an arrangement exists, delivery has occurred, ownership has transferred, the price is fixed and collectability is reasonably assured. A provision for payment discounts and product return allowances, which is estimated based upon the Company’s historical performance, management’s experience and current economic trends, is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances and merchandising funds, and consumer coupons are offered through various programs to customers and consumers. Sales are recorded net of estimated trade promotion spending, which is recognized as incurred at the time of sale. Certain retailers require the payment of slotting fees in order to obtain space for the Company’s products on the retailer’s store shelves. The fees are recognized as reductions of revenue on the date a liability to the retailer is created. These amounts are included in the determination of net sales. Accruals for expected payouts under these programs are included as accrued trade marketing expense in the Consolidated Balance Sheet. Coupon redemption costs are also recognized as reductions of net sales when the coupons are issued. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timing of those offers, estimated redemption/usage rates from historical performance, management’s experience and current economic trends.

Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products (slotting fees). They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. The Company records as expense the estimated ultimate cost of the program in the period during which the program occurs. In accordance with the authoritative guidance for revenue recognition, these trade marketing expenses are classified in the Consolidated Statements of Operations as a reduction of net sales. Also, in accordance with the guidance, coupon redemption costs are also recognized as reductions of net sales when issued.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in the Company’s marketing and selling expenses were $37,260 for fiscal year ended December 30, 2012, $50,106 for fiscal year ended December 25, 2011 and $40,725 for fiscal year ended December 26, 2010.

Shipping and Handling Costs. In accordance with the authoritative guidance for revenue recognition, costs related to shipping and handling of products shipped to customers are classified as Cost of products sold.

Stock Based Compensation. Grant-date fair value of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is reduced based on estimated forfeitures with adjustments to actual expense recorded at the time of vesting. Forfeitures are estimated based on historical experience. The majority of our equity options have a five-year vesting period. For those options that have a performance condition, compensation expense is based upon the number of shares expected to vest after assessing the probability that the performance criteria will be met. We recognize compensation cost for awards over the vesting period, adjusted for any changes in our probability assessment.

Insurance reserves. The Company is self-insured under its worker’s compensation insurance policy. The Company utilizes a stop loss policy issued by an insurance company to fund claims in excess of $250. The Company estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. The Company bases actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses and the projected costs to resolve these losses.

Income Taxes. Income taxes are accounted for in accordance with the authoritative guidance for accounting for income taxes under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company continually reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

Financial Instruments. The Company uses financial instruments to manage its exposure to movements in interest rates, certain commodity prices and foreign currencies. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Company. The Company does not use derivatives for trading purposes and is not a party to leveraged derivatives. The authoritative guidance for derivative and hedge accounting requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized in earnings. The cash flows associated with the financial instruments are included in the cash flow from operating activities.

Deferred financing costs. Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is prepaid or retired early, the related unamortized deferred financing costs are written off in the period the debt is retired.

Capitalized Internal Use Software Costs. The Company capitalizes the cost of internal-use software that has a useful life in excess of one year. These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized internal use software costs are amortized using the straight-line method over their estimated useful lives, generally 2 1⁄2 to 3 years. The Company amortized $4,723 for fiscal year ended December 30, 2012,

$4,221 for fiscal year ended December 25, 2011 and $5,030 for fiscal year ended December 26, 2010. Additionally, as of December 30, 2012 and December 25, 2011, the net book value of capitalized internal use software totaled $11,276 and $9,503, respectively and is included in Plant assets, net on the Consolidated Balance Sheets.

Accumulated other comprehensive loss. Accumulated other comprehensive loss includes loss on financial instruments, foreign currency translation adjustments, net gains or (losses) on pension actuarial assumptions and the related tax provisions or benefits that are currently presented as a component of shareholder’s equity. The components of Accumulated other comprehensive loss at year end were as follows:

	December 30, 2012	December 25, 2011
Swaps mark to market adjustments	(2,878)	(5,856)
Foreign currency translation	(369)	(644)
Loss on pension actuarial assumptions	(69,374)	(51,608)
Tax benefit	11,068	5,672

Accumulated other comprehensive loss	(61,553)	(52,436)

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” (“ASU 2013-02”). This new guidance requires that we present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This guidance only impacts disclosures within our consolidated financial statements and notes to the consolidated financial statements and does not result in a change to the accounting treatment of Accumulated Other Comprehensive Income. We will be required to adopt this guidance beginning with our March 31, 2013 interim reporting on Form 10-Q.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment,” (“ASU 2012-02”). In accordance with the amendments in ASU 2012-02, an entity has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If the entity determines that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than the carrying value, the entity will be required to perform the quantitative test. The amendments in ASU 2012-02 are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. However, early adoption is permitted. We are in the process of evaluating this guidance; however, do not expect it will have a material effect on the consolidated financial statements upon adoption.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance became effective in the first quarter of 2012. Upon adoption of this guidance we have decided to present comprehensive income in a separate but consecutive statement. See the Consolidated Statements of Comprehensive Earnings as part of our financial statements for the new presentation.

3. Fair Value Measurements

The authoritative guidance for financial assets and liabilities discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions.

The Company’s financial assets and liabilities subject to recurring fair value measurements and the required disclosures are as follows:

	Fair Value as of December 30, 2012	Fair Value Measurements Using Fair Value Hierarchy			Fair Value as of December 25, 2011	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Interest rate derivatives	$—	$—	$—	$—	$1,335	$—	$1,335	$—
Foreign currency derivatives	638	—	638	—	931	—	931	—
Commodity derivatives	525	—	525	—	142	—	142	—

Total assets at fair value	$1,163	$—	$1,163	$—	$2,408	$—	$2,408	$—

Liabilities
Interest rate derivatives	$3,807	$—	$3,807	$—	$7,836	$—	$7,836	$—
Commodity derivatives	682	—	682	—	1,615	—	1,615	—

Total liabilities at fair value	$4,489	$—	$4,489	$—	$9,451	$—	$9,451	$—

The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk.

The valuations of these instruments are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate, commodity, and foreign exchange forward curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of the authoritative guidance for fair value disclosure, the Company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of non-performance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. The Company had no fair value measurements associated with financial assets and liabilities based upon significant unobservable inputs (Level 3) as of December 30, 2012 or December 25, 2011.

In addition to the instruments named above, the Company also makes fair value measurements in connection with its annual goodwill and trade name impairment testing. These measurements would fall into Level 3 of the fair value hierarchy.

In December 2011, the Company adopted the provisions of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements,” (“ASU 2011-04”). For purposes of calculating fair value of financial instruments, we manage the portfolio of financial assets and financial liabilities on the basis of the Company’s net exposure to credit risk. The Company has elected to apply the portfolio exception in ASU 2011-04 with respect to measuring counterparty credit risk for all of its derivative transactions subject to master netting arrangements on a net basis by counterparty portfolio.

4. Shareholder’s Equity, and Equity-Based Compensation Expense and Earnings Per Share

Shareholder’s Equity

In connection with the capital contributions at the time of the Birds Eye Acquisition on December 23, 2009, certain members of the Board of Directors and management purchased ownership units of Peak Holdings. To fund these purchases, certain members of management signed 30 day notes receivable at a market interest rate. The total of the notes receivable were $565 and were fully paid in January 2010.

Equity-based Compensation

The Company has two long-term incentive programs: The 2007 Stock Incentive Plan and the 2007 Unit Plan. Equity-based compensation expense recognized during the period is based on the value of the portion of equity-based payment awards that is ultimately expected to vest during the period. As equity-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The authoritative guidance for equity compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company currently uses the Black-Scholes option-pricing model as its method of valuation for equity-based awards. Since the underlying equity is not publicly traded, the determination of fair value of equity-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of equity-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee equity option exercise behaviors.

The fair value of the options granted during the fiscal year ended December 30, 2012 was estimated on the date of the grant using the Black-Scholes model with the following weighted average assumptions:

	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Risk-free interest rate	0.34%	0.64%	1.52%
Expected time to option exercise	3.50 years	1.93 years	2.93 years
Expected volatility of Pinnacle Foods Inc. stock	40%	55%	70%
Expected dividend yield on Pinnacle Foods Inc. stock	2% – 4%	0%	0%

Volatility was based on the average volatility of a group of publicly traded food companies. The Company estimates the annual forfeiture rates to be 7.6% for the 2007 Stock Incentive Plan and 6.4% for the 2007 Unit Plan.

The expected dividend yield for fiscal 2012 was based on the fact that the annual dividend yields in the food industry typically range between 2% and 4%, and that following the IPO, PF plans on paying a dividend in line with that range.

Expense Information

The following table summarizes equity-based compensation expense related to employee equity options and employee equity units under the authoritative guidance for equity compensation which was allocated as follows:

	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Cost of products sold	$113	$152	$394
Marketing and selling expenses	342	463	1,936
Administrative expenses	370	502	2,184
Research and development expenses	25	34	213

Pre-Tax Equity-Based Compensation Expense	850	1,151	4,727
Income Tax Benefit	30	33	141

Net Equity-Based Compensation Expense	$820	$1,118	$4,586

As of December 30, 2012, cumulative unrecognized equity compensation expense of the unvested portion of shares and units for the Company’s two long-term incentive programs was $9,108. The weighted average period over which vesting will occur is approximately 7.0 years for the 2007 Stock Incentive Plan and 7.1 years for the 2007 Unit Plan. The Company did not meet the Management EBITDA target in 2012 or in 2011 for awards issued in 2011 and prior and, as a result, the Performance Options and units did not vest. For grants made in 2012, the Company did meet the Management EBITDA target. The Company met the 2010 and 2009 Management EBITDA targets and as a result all previously issued Performance Options and units vested during 2010, thus resulting in an additional $1.7 million in equity-based compensation expense for the year. Options and units under the plans have a termination date of 10 years from the date of issuance.

2007 Stock Incentive Plan

Pinnacle Foods Inc., adopted an equity option plan (the “2007 Stock Incentive Plan”) providing for the issuance of up to 1,104,888 shares of Pinnacle Foods Inc.’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons are eligible to receive grants of nonqualified stock options, as permitted by applicable law. For options granted from 2007 to 2009, generally 25% of the options will vest ratably over five years (“Time-Vested Options”), subject to full acceleration upon a change of control. Fifty percent of the options vest ratably over five years if annual or cumulative Management EBITDA targets, as defined, are met (“Performance Options”). The final 25% of the options vest either on a change of control or liquidity event (defined as when Blackstone sells more than 50% of its holdings), if a 12% annual internal rate of return is attained by Blackstone (“Exit Options”). In addition, the plan was also revised to provide that if the EBITDA target is achieved in any two consecutive fiscal years (excluding 2007 and 2008) during the employee’s continued employment, then that year’s and all prior years’ Performance Options will vest and become exercisable, and if the Exit Options vest and become exercisable during the employee’s continued employment, then all the Performance Options will also vest and become exercisable. Subsequent to 2009, the Company awarded options in the form of Time Vested Options (25%) and Performance Options (75%) to certain employees. The options have the same vesting provisions as stated above, including the provisions that if there is a change of control or liquidity event and if a 12% annual internal rate of return is attained by Blackstone, then all the Performance Options will also vest and become exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20% but the Compensation Committee of the Board of Directors reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted.

The following table summarizes the equity option transactions under the 2007 Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value at Grant Date	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding, December 25, 2011	463,887	$9.28	$3.98	6.96	939
Granted	42,207	16.98	4.07
Exercised	(11,104)	8.62	3.99
Forfeitures	(58,504)	9.82	3.47

Outstanding, December 30, 2012	436,486	$9.99	$3.97	6.22	1,642

Exercisable, December 30, 2012	186,781	$9.00	$4.04	5.19	$3,407

2007 Unit Plan

Peak Holdings, the parent of Pinnacle Foods Inc., adopted an equity plan (the “2007 Unit Plan”) providing for the issuance of profit interest units (PIUs) in Peak Holdings. Certain employees have been given the opportunity to invest in Peak Holdings through the purchase of Peak Holding’s Class A-2 Units. In addition, from 2007 to 2009, each manager who so invested was awarded profit interests in Peak Holdings in the form of Class B-1, Class B-2 and Class B-3 Units. Generally 25% of the PIUs will vest ratably over five years (“Class B-1 Units”), subject to full acceleration upon a change of control. Fifty percent of the PIUs vest ratably over five years depending on whether annual or cumulative EBITDA targets are met (“Class B-2 Units”). The plan also provides that, if the Adjusted EBITDA target is achieved in any two consecutive fiscal years during the employee’s continued employment, then that year’s and all prior years’ Class B-2 Units will vest, and if there is a change of control or liquidity event (defined as when Blackstone sells more than 50% of its holdings) and a certain annual internal rate of return is attained by Blackstone, then all the Class B-2 units will also vest, and if the Class B-3 Units vest during the employee’s continued employment (as described below), then all the Class B-2 Units will also vest. The final 25% of the PIUs granted vest either on a change of control or liquidity event, if a 12% annual internal rate of return is attained by Blackstone (“Class B-3 Units”). Subsequent to 2009, the Company awarded PIUs to certain employees in the form of Class B-1 Units (25%) and Class B-2 Units (75%). The Class B-1 Units and Class B-2 Units have the same vesting provisions as stated above, including the provisions that if there is a change of control or liquidity event and if a 12% annual internal rate of return is attained by Blackstone, then all the Class B-2 units will also vest and become exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20% but the Compensation Committee of the Board of Directors reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted.

The PIUs align the interest of management and the members by providing certain members of management an interest in the overall return earned by Blackstone upon the exit of their investment. The intrinsic value of the PIU’s is based upon the enterprise value of the Company. The following table summarizes the activities under the 2007 Unit Plan:

	Number of Units	Weighted Average Fair Value at Grant Date	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding, December 25, 2011	10,738	$2,227.82	6.91	10,607
Granted	1,131	131.00
Exercised	(184)	2,334.81
Forfeitures	(632)	2,430.18

Outstanding, December 30, 2012	11,053	$1,999.93	6.23	19,276

Vested, December 30, 2012	4,489	$2,198.68	4.95	$41,485

Earnings Per Share

Basic earnings (loss) per common share is computed by dividing net earnings or loss for common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share are calculated by dividing net earnings by weighted-average common shares outstanding during the period plus dilutive potential common shares, which are determined as follows:

	2012	2011	2010
Weighted-average common shares	81,230,630	81,315,848	68,434,982
Effect of dilutive securities:
Warrants	5,192,974	—	5,192,974
Options to purchase common stock	70,942	—	10,239

Dilutive potential common shares	86,494,546	81,315,848	73,638,195

Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all warrants and options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. Basic loss per share excludes potentially dilutive securities.

In 2011, 5,192,974 warrants and 29,823 options to purchase common stock were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.

5. Other Expense (Income), net

	Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
Other expense (income), net consists of:
Amortization of intangibles/other assets	$15,828	$16,175	$17,170
Tradename impairment charges	520	25,300	29,000
Redemption premium on the early extinguishment of debt	14,255	—	—
Lehman Brothers Specialty Financing settlement	—	8,500	—
Gain on sale of the Watsonville, CA facility	—	(391)	—
Royalty income and other	(829)	(1,006)	(675)

Total other expense (income), net	$29,774	$48,578	$45,495

Tradename impairment charges. In fiscal 2012, the Company recorded a tradename impairments of $0.5 million on Bernstein’s. In fiscal 2011, the Company recorded tradename impairments of $23.7 million on Aunt Jemima breakfast, $1.2 million on Lender’s and $0.4 million on Bernstein’s. In fiscal 2010, the Company recorded an impairment of $29.0 million on the Hungry-Man tradename.

Redemption premium on the early extinguishment of debt. On April 19, 2012, as part of a debt refinancing (the “April 2012 Refinancing”) the Company redeemed all $199.0 million of its outstanding 10.625% Senior Subordinated Notes at a redemption price of 105.313% of the aggregate principal amount. In addition, on June 5, 2012, the Company repurchased and retired $10.0 million of 9.25% Senior Notes at a price of 102.125% of the aggregate principal amount. On September 20, 2012, as part of a debt refinancing (the “September 2012 Refinancing”) the Company redeemed $150.0 million of its outstanding 9.25% Senior Subordinated Notes at a redemption price of 102.313% of the aggregate principal amount. For more information on debt refinancing see Note 9 to the Consolidated Financial Statements for Debt and Interest Expense.

Lehman Brothers Specialty Financing settlement. On June 4, 2010, Lehman Brothers Special Financing (LBSF) initiated a claim against the Company in LBSF’s bankruptcy proceeding for an additional payment from the Company of $19.7 million, related to certain derivatives contracts which the Company had earlier terminated due to LBSF’s default as a result of its bankruptcy filing in 2008. On May 31, 2011, the Company and LBSF agreed to a settlement of LBSF’s June 4, 2010 claim. Under the terms of the settlement, the Company made payment of $8.5 million during the third quarter of 2011 in return for LBSF’s full release of its claim.

Sale of the Watsonville, CA facility. On June 24, 2011, the Company completed the sale of its Watsonville, CA facility which had been recorded as an asset held for sale. The proceeds of the sale were $7.9 million and resulted in a $0.4 million gain recorded in Other Expense (Income), net in the fiscal year ended December 25, 2011.

6. Balance Sheet Information

Accounts Receivable. Customer accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for cash discounts, returns and bad debts is the Company’s best estimate of the amount of uncollectible amounts in its existing accounts receivable. The Company determines the allowance based on historical discounts taken and write-off experience. The Company reviews its allowance for doubtful accounts quarterly. Account balances are charged off against the allowance when the Company concludes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers. Accounts receivable are as follows:

	December 30, 2012	December 25, 2011
Customers	$137,950	$154,949
Allowances for cash discounts, bad debts and returns	(5,149)	(5,440)

Subtotal	132,801	149,509
Other receivables	11,083	10,472

Total	$143,884	$159,981

Following are the changes in the allowance for cash discounts, bad debts, and returns:

	Beginning Balance	Revenue Reductions	Deductions	Ending Balance
Fiscal 2012	$5,440	$90,598	$(90,889)	$5,149
Fiscal 2011	5,214	86,158	(85,932)	5,440
Fiscal 2010	3,826	84,618	(83,230)	5,214

Inventories. Inventories are as follows:

	December 30, 2012	December 25, 2011
Raw materials, containers and supplies	$50,919	$66,247
Finished product	307,132	269,565

Total	$358,051	$335,812

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

Other Current Assets. Other Current Assets are as follows:

	December 30, 2012	December 25, 2011
Prepaid expenses	$5,954	$6,540
Prepaid income taxes	578	1,009
Assets held for sale	5,330	—

Total	$11,862	$7,549

Assets held for sale include our closed plants in Tacoma, Washington, Fulton, New York and Millsboro, Delaware.

Plant Assets. Plant assets are as follows:

	December 30, 2012	December 25, 2011
Land	$14,061	$18,001
Buildings	178,300	163,397
Machinery and equipment	513,339	474,556
Projects in progress	32,660	50,610

Subtotal	738,360	706,564
Accumulated depreciation	(244,694)	(205,281)

Total	$493,666	$501,283

Depreciation was $82,295, $72,299 and $60,879 during the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. As of December 30, 2012 and December 25, 2011, Plant Assets included assets under capital lease with a book value of $22,030 and $17,614 (net of accumulated depreciation of $8,246 and $5,257), respectively.

Accrued Liabilities. Accrued liabilities are as follows:

	December 30, 2012	December 25, 2011
Employee compensation and benefits	$53,373	$50,891
Interest payable	28,116	36,840
Consumer coupons	3,346	3,170
Accrued restructuring charges (see note 8)	10,480	4,076
Accrued financial instrument contracts (see note 11)	682	9,451
Other	23,272	24,357

Total	$119,269	$128,785

Other Long-Term Liabilities. Other long-term liabilities are as follows:

	December 30, 2012	December 25, 2011
Employee compensation and benefits	$9,340	$9,589
Long-term rent liability and deferred rent allowances	10,217	6,594
Liability for uncertain tax positions	1,614	1,788
Accrued financial instrument contracts (see note 11)	3,807	—
Other	3,727	4,128

Total	$28,705	$22,099

7. Goodwill, Tradenames and Other Assets

Goodwill

Goodwill by segment is as follows:

	Birds Eye Frozen	Duncan Hines Grocery	Specialty Foods	Total
Balance, December 26, 2010	$578,769	$740,465	$245,161	$1,564,395
Impairments	(51,700)	—	(71,200)	(122,900)

Balance, December 25, 2011	$527,069	$740,465	$173,961	$1,441,495

Balance, December 30, 2012	$527,069	$740,465	$173,961	$1,441,495

The authoritative guidance for business combinations requires that all business combinations be accounted for at fair value under the acquisition method of accounting. The authoritative guidance for goodwill provides that goodwill will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate. The Company completed its annual testing as of December 30, 2012, resulting in no impairment. As a result of the testing in 2011, the Company recognized goodwill impairments of $122.9 million in our Frozen Breakfast, Private label, and Foodservice reporting units. The impairment of $51.7 million in our Frozen Breakfast reporting unit was driven by our strategic decision, during our annual planning cycle which occurs during the fourth quarter each year, to discontinue substantial portions of our low margin products on a prospective basis, and the aggressive re-entry of a key competitor into the market. This impairment is reported in the Birds Eye Frozen segment. The impairments of $49.7 million and $21.5 million in our Private Label and Foodservice reporting units, respectively, were driven by the loss of a large customer account during the fourth quarter of 2011, compressed operating margins resulting from higher ingredient costs, as well as our strategic decision to discontinue various lower margin products during our annual planning cycle which occurs during the fourth quarter each year. These charges are reported in the Specialty Foods Segment. All goodwill impairments are recorded in the Goodwill impairment charge line in the Consolidated Statements of Operations.

Tradenames

Tradenames by segment are as follows:

	Birds Eye Frozen	Duncan Hines Grocery	Specialty Foods	Total
Balance, December 26, 2010	$821,580	$772,232	$36,000	$1,629,812
Impairments	(24,900)	(400)	—	(25,300)

Balance, December 25, 2011	$796,680	$771,832	$36,000	$1,604,512

Impairments	—	(520)	—	(520)

Balance, December 30, 2012	$796,680	$771,312	$36,000	$1,603,992

The authoritative guidance for indefinite-lived assets provides that indefinite-lived assets will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate. As a result of its annual testing of indefinite-lived assets as of December 30, 2012, the Company recorded impairment charges totaling $0.5 million for its Bernstein’s tradename which is reported in the Duncan Hines Grocery segment In December 2011, the Company recorded an impairment charge of $23.7 million for its Aunt Jemima breakfast tradename and $1.2 million of its Lender’s tradename all of which is reported in the Birds Eye Frozen segment. In December 2011, the Company also recorded an impairment charge of $0.4 million for its Bernstein’s tradename which is reported in the Duncan Hines Grocery segment. All impairment charges were the result of the Company’s reassessment of the longterm sales projections for its branded products during our annual planning cycle which occurs during the fourth quarter each year. These costs were recorded in Other expense (income), net on the Consolidated Statements of Operations.

Other Assets

	December 30, 2012
	Weighted Avg Life	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangibles
Recipes	10	$52,810	$(30,365)	$22,445
Customer relationships—Distributors	36	125,746	(28,791)	96,955
Customer relationships—Foodservice	7	36,143	(31,882)	4,261
Customer relationships—Private Label	7	9,214	(8,533)	681
License	7	4,875	(2,250)	2,625

Total amortizable intangibles		$228,788	$(101,821)	$126,967
Deferred financing costs		59,486	(35,306)	24,180
Other (1)		4,411	—	4,411

Total other assets, net				$155,558

	Amortizable intangibles by segment
	Birds Eye Frozen			$69,581
	Duncan Hines Grocery			48,806
	Specialty Foods			8,580

				$126,967

	December 25, 2011
	Weighted Avg Life	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangibles
Recipes	10	$52,810	$(25,084)	$27,726
Customer relationships—Distributors	36	125,746	(22,947)	102,799
Customer relationships—Foodservice	7	36,143	(28,472)	7,671
Customer relationships—Private Label	7	9,214	(7,989)	1,225
License	7	4,875	(1,500)	3,375

Total amortizable intangibles		$228,788	$(85,992)	$142,796
Deferred financing costs		77,112	(46,228)	30,884
Financial instruments (see note 11)		1,335	—	1,335
Other (1)		3,834	—	3,834

Total other assets, net				$178,849

	Amortizable intangibles by segment
	Birds Eye Frozen			$76,054
	Duncan Hines Grocery			53,948
	Specialty Foods			12,794

				$142,796

(1)	As of December 30, 2012 and December 25, 2011, Other consists of security deposits.

Amortization of intangible assets was $15,828, $16,175 and $17,170 during the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. Estimated amortization expense for each of the next five years and thereafter is as follows: 2013—$15,500; 2014—$12,200; 2015—$10,900; 2016—$10,300; 2017—$5,700 and thereafter—$72,400.

Deferred Financing Costs

All deferred financing costs, which relate to the Senior Secured Credit Facility and Senior Notes are amortized into interest expense over the life of the related debt facility using the effective interest method. On April 17, 2012, as part the April 2012 Refinancing, the Company expensed financing costs of $7,526 and wrote off deferred financing costs of $5,450. On August 30, 2012, as part of the September 2012 Refinancing, The Company wrote off deferred financing costs of $2,641. The Company capitalized costs of $9,972 for the fiscal year ended December 30, 2012. These costs primarily consisted of arrangement and legal fees. In addition, amortization of deferred financing costs was $8,585, $11,062 and $13,541 during the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. For more information on debt refinancings, see Note 9 to the Consolidated Financial Statements for Debt and Interest Expense.

The following summarizes deferred financing cost activity:

	Gross Carrying Amount	Accumulated Amortization	Net
Balance, December 25, 2011	$77,112	$(46,228)	$30,884
2012—Additions	9,972	—	9,972
—Amortization	—	(8,585)	(8,585)
—Write Off	(27,598)	19,507	(8,091)

Balance, December 30, 2012	$59,486	$(35,306)	$24,180

8. Restructuring Charges

Pickle supply chain improvements

On May 25, 2012, the Company announced plans to further improve the efficiency of its supply chain by consolidating its Vlasic pickle production into one plant in Imlay City, Michigan. The Company’s decision to focus on its branded Vlasic business and de-emphasize its lower-margin, un-branded pickle business was the catalyst for this consolidation.

Millsboro, Delaware plant closure related charges

The Company’s pickle production plant, located in Millsboro, Delaware ended production at year-end 2012. The Company recorded employee termination costs of $1,726 in the fiscal year ended December 30, 2012. The Company recorded asset retirement obligation charges of $750 in the fiscal year ended December 30, 2012. In addition, the Company recorded accelerated depreciation charges of $16,547 in the fiscal year ended December 30, 2012. All restructuring charges related to the consolidation of the Company’s pickle production are recorded in the Duncan Hines Grocery segment and in the Cost of products sold line in the Consolidated Statements of Operations.

Exit lower-margin un-branded business charge

As a result of exiting the lower-margin un-branded pickle business, the Company terminated the use of a third party ingredients storage facility in the third quarter of 2012. In doing so, the Company recorded contract termination and other fees of $6,483 in the fiscal year ended December 30, 2012. In addition, the Company recorded accelerated depreciation charges at its Imlay City, Michigan plant for assets used in the lower-margin un-branded pickle business. These charges were $1,587 in the fiscal year ended December 30, 2012. All restructuring charges related to exiting the lower-margin un-branded pickle business are recorded in the Specialty foods segment and in the Cost of products sold line in the Consolidated Statements of Operations.

Green Bay, Wisconsin Research Facility

On May 15, 2012, the Company announced plans to relocate the Birds Eye Frozen Division Research and Development team from Green Bay, Wisconsin to its new facility at its Parsippany, New Jersey headquarters. The Company believes that the relocation will allow for seamless collaboration between marketing, sales, procurement and R&D that will drive superior brand innovation, marketing and productivity. We closed our Green Bay, Wisconsin research facility in December 2012. The Company recorded employee termination costs of $960 in the fiscal year ended December 30, 2012. The Company recorded facility shutdown costs of $958 in the fiscal year ended December 30, 2012. In addition, the Company recorded accelerated depreciation charges of $878 in the fiscal year ended December 30, 2012. All restructuring charges related to the closure of the Green Bay, Wisconsin research facility are recorded in the Birds Eye Frozen segment and in the Research and development line in the Consolidated Statements of Operations.

Fulton, New York Plant

On April 15, 2011, the Company announced plans to consolidate the Birds Eye Frozen segment’s Fulton, New York plant operations into its Darien, Wisconsin and Waseca, Minnesota facilities in order to locate vegetable processing closer to the crop-growing region and thus reduce the related freight costs. In connection with this project, the Company made significant capital investments in its Darien, Wisconsin and Waseca, Minnesota plants. The Company recorded termination costs of $1,680 in the fiscal year ended December 25, 2011. In addition, the Company recorded accelerated depreciation costs of $2,550 and $9,295 in the fiscal years ended December 30, 2012 and December 25, 2011, respectively. All restructuring charges related to the closure of the Fulton, New York plant are recorded in the Birds Eye Frozen segment and in the Cost of products sold line in the Consolidated Statements of Operations. Severance payments were substantially completed in the third quarter of 2012. The Fulton facility was sold in January 2013.

Tacoma, Washington Plant

On December 3, 2010, in an effort to improve its supply chain operations, the Company announced the closure of the Tacoma, Washington plant and the consolidation of production into its Fort Madison, Iowa plant. The Company recorded termination costs of $30 and $1,533 in the fiscal years ended and December 25, 2011 and December 26, 2010, respectively. In addition to termination benefits, the Company recorded asset retirement obligations of $1,026 at Tacoma in the fiscal year ended December 26, 2010, which were capitalized and depreciated over the remaining useful life of the plant. In the fiscal year ended December 25, 2011, the Company recorded additional asset retirement obligation expenses of $523, which were expensed immediately. The Company recorded asset impairment charges of $1,286 in the fiscal year ended December 25, 2011 upon ceasing use of the facility at the end of the second quarter of 2011. The Company recorded accelerated depreciation costs of $307 and $4,782 in the fiscal years ended December 30, 2012 and December 25, 2011, respectively. All restructuring charges related to the closure of the Tacoma, Washington plant are recorded in the Duncan Hines Grocery segment and in the Cost of products sold line in the Consolidated Statements of Operations. Severance payments were substantially completed in the second quarter of 2012.

Rochester, New York Office

The Rochester, New York office was the former headquarters of Birds Eye Foods, Inc., which was acquired by the Company on December 23, 2009. In connection with the consolidation of activities into the Company’s New Jersey offices, the Rochester office was closed in December 2010. Notification letters under the Worker Adjustment and Retraining Notification Act of 1988 were issued in the first quarter of 2010. Activities related to the closure of the Rochester office began in the second quarter of 2010 and resulted in the elimination of approximately 200 positions. In addition, the Company recognized lease termination costs in 2010 due to the discontinuation of use of the Birds Eye Foods’ corporate headquarters.

The total cost of termination benefits recorded in the Administrative expenses line on the Consolidated Statements of Operations for the fiscal year ended December 26, 2010 was $11,393 and was recorded in the segments as follows: $8,052 in the Birds Eye Frozen segment, $2,076 in the Duncan Hines Grocery segment and $1,265 in the Specialty Foods segment.

In addition to the termination benefits, the Company recorded net lease termination costs of $1,206 for the fiscal year ended December 26, 2010 related to vacating the Birds Eye Foods’ Corporate headquarters prior to the expiration of the lease.

The following table summarizes total restructuring charges accrued as of December 30, 2012.

Description	Balance, December 26, 2010	Expense	Other increases	Payments	Balance, December 25, 2011
Facility shutdowns	$1,851	$523	$—	$(1,173)	$1,201
Employee severance	6,096	1,710	—	(4,931)	2,875

Total	$7,947	$2,233	$—	$(6,104)	$4,076

Description	Balance, December 25, 2011	Expense	Other increases		Payments	Balance, December 30, 2012
Facility shutdowns	$1,201	$958	$776	(1)	$(139)	$2,796
Contract termination and other fees	—	6,483	—		(650)	5,833
Employee severance	2,875	2,687	—		(3,711)	1,851

Total	$4,076	$10,128	$776		$(4,500)	$10,480

(1)	Consists of asset retirement obligations primarily at the Millsboro, Delaware plant.

9. Debt and Interest Expense

	December 30, 2012	December 25, 2011
Short-term borrowings
—Notes payable	$2,139	$1,708

Total short-term borrowings	$2,139	$1,708

Long-term debt
—Senior Secured Credit Facility—Tranche B Non Extended Term Loans due 2014	$243,264	$1,196,875
—Senior Secured Credit Facility—Tranche B Extended Term Loans due 2016	637,906	—
—Senior Secured Credit Facility—Tranche D Term Loans due 2014	—	313,194
—Senior Secured Credit Facility—Tranche E Term Loans due 2018	398,000	—
—Senior Secured Credit Facility—Tranche F Term Loans due 2018	448,875	—
—9.25% Senior Notes due 2015	465,000	625,000
—8.25% Senior Notes due 2017	400,000	400,000
—10.625% Senior Subordinated Notes due 2017	—	199,000
—Unamortized discount on long term debt	(7,230)	(2,712)
—Capital lease obligations	20,990	22,954

	2,606,805	2,754,311
Less: current portion of long-term obligations	30,419	15,661

Total long-term debt	$2,576,386	$2,738,650

	Fiscal year
Interest expense	December 30, 2012	December 25, 2011	December 26, 2010
Interest expense, third party	$158,557	$165,611	$179,209
Related party interest expense (Note 13)	3,330	6,172	4,996
Amortization of debt acquisition costs (Note 7)	8,585	11,062	13,541
Write-off of debt acquisition costs (Note 7)	8,091	—	11,633
Write-off of loan discount	1,864	—	5,648
Financing costs (Note 7)	7,526	—	—
Amortization of deferred mark-to-market adjustment on terminated swaps (Note 11)	444	2,119	3,295
Interest rate swap losses (Note 11)	10,087	23,355	17,682

Total interest expense	$198,484	$208,319	$236,004

Senior Secured Credit Facility

On August 30, 2012, as part of the September 2012 Refinancing, PFF, an indirect subsiary of the Company, entered into the first amendment to the amended and restated Senior Secured Credit Facility (as amended, the “Senior Secured Credit Facility”), which provided for incremental term loans in the amount of $450.0 million (the “Tranche F Term Loans”). PFF used proceeds from the Tranche F Term Loans to pay off $300.0 million of the aggregate principle amount of Tranche B Non Extended Term Loans due 2014.

On September 20, 2012 PFF redeemed $150.0 million aggregate principle amount of its 9.25% Senior Notes due 2015 using proceeds from the Tranche F Term Loans. This is explained in greater detail under the section titled, “Senior Notes and Senior Subordinated Notes.”

In connection with the refinancing, the Company incurred deferred financing fees which are explained in detail in Note 7 to the Consolidated Financial Statements, “Goodwill, Tradenames and Other Assets.” Also, the Company incurred $3.4 million of original issue discount on its new Tranche F Term Loans.

The stated maturity date of the Tranche F Term Loans is October 17, 2018. However, the maturity date would be accelerated as follows:

•	if more than $150.0 million of the 9.25% Senior Notes are outstanding on December 31, 2014, then the maturity date of the Tranche F Term Loans would be December 31, 2014; or

•	if more than $150.0 million of the 8.25% Senior Notes are outstanding on June 2, 2017, then the maturity date of the Tranche F Term Loans would be June 2, 2017.

On April 17, 2012, as part of the April 2012 Refinancing, PFF entered into an amendment and restatement of the Senior Secured Credit Facility. The Senior Secured Credit Facility provides for (i) an extension of the maturity date of a portion of the existing term loan B facility (the “Tranche B Extended Term Loans”) in the initial amount of $641.1 million, while a portion of the existing term loan B facility (the “Tranche B Non Extended Term Loans”) in the initial amount of $550.0 million retained their original terms, (ii) the issuance of a new term loan E facility (the “Tranche E Term Loans”) in the initial amount of $400.0 million, and (iii) the replacement of the existing revolving credit facility with a new $150.0 million revolving credit facility (the “Revolving Credit Facility”). The Senior Secured Credit Facility, as well as the indentures covering the various notes referenced below, subject the Company to various financial and non-financial covenants. The Company used proceeds from the Tranche E Term Loans to pay off all of its outstanding balance of $313.2 million aggregate principal amount of Tranche D Term Loans.

On April 19, 2012, PFF redeemed all $199.0 million aggregate principal amount of its outstanding 10.625% Senior Subordinated Notes using proceeds from the Tranche E Term Loans along with available cash. This is explained in greater detail under the section titled, “Senior Notes and Senior Subordinated Notes.”

In connection with the refinancing, the Company incurred deferred financing fees which are explained in detail in Note 7 to the Consolidated Financial Statements, “Goodwill, Tradenames and Other Assets.” Also, the Company incurred $4.0 million of original issue discount on its new Tranche E Term Loans.

The stated maturity dates are: April 2, 2014 for the Tranche B Non Extended Term Loans, October 2, 2016 for the Tranche B Extended Term Loans, October 17, 2018 for the Tranche E Term Loans, and April 17, 2017 for the Revolving Credit Facility.

However, the maturity dates would be accelerated as follows:

•	if more than $150.0 million of the Tranche B Non Extended Term Loans are outstanding on January 3, 2014, the Revolving Credit Facility would expire January 3, 2014;

•	if more than $150.0 million of the 9.25% Senior Notes are outstanding on December 31, 2014, then the maturity dates of the Tranche B Extended Term Loans, the Tranche E Term Loans and the Revolving Credit Facility would be December 31, 2014;

•	if more than $150.0 million of the Tranche B Extended Term Loans are outstanding on July 3, 2016, the Revolving Credit Facility would expire July 3, 2016; or

•	if more than $150.0 million of the 8.25% Senior Notes are outstanding on June 2, 2017, then the maturity dates of the Tranche E Term Loans and the Revolving Credit Facility would be June 2, 2017.

There were no borrowings outstanding under the Revolving Credit Facility as of December 30, 2012 and December 25, 2011.

The total combined amount of the Senior Secured Credit Facility Loans that were owed to affiliates of Blackstone as of December 30, 2012 and December 25, 2011, was $63,097 and $121,992, respectively.

The Company’s borrowings under the Senior Secured Credit Facility, bear interest at a floating rate and are maintained as base rate loans or as Eurocurrency rate loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the Senior Secured Credit Facility. The base rate is defined as the highest of (i) the prime rate (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1% and the Eurocurrency rate that would be payable on such day for a Eurocurrency rate loan with a one-month interest period plus 1.0%. Eurocurrency rate loans bear interest at the adjusted Eurocurrency rate, as described in the Senior Secured Credit Facility, plus the applicable Eurocurrency rate margin. With respect to Tranche E Term Loans and Tranche F Term Loans, the Eurocurrency rate shall be no less than 1.25% per annum and the base rate shall be no less than 2.25% per annum.

The applicable margins with respect to the Company’s Senior Secured Credit Facility vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on the Company’s leverage ratio as defined in the credit agreement. The applicable margins with respect to the Senior Secured Credit Facility as of December 30, 2012 were:

Applicable Margin (per annum)

Revolving Credit Facility and Letters of Credit			Tranche B Non Extended Term Loans		Tranche B Extended Term Loans
Eurocurrency Rate	Base Rate	Commitment Fees Rate	Eurocurrency Rate	Base Rate	Eurocurrency Rate	Base Rate
3.50%	2.50%	0.50%	2.50%	1.50%	3.50%	2.50%

			Tranche E Term Loans		Tranche F Term Loans
			Eurocurrency Rate	Base Rate	Eurocurrency Rate	Base Rate
			3.50%	2.50%	3.50%	2.50%

The obligations under the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by each of PFF’s direct or indirect material wholly-owned domestic subsidiaries (collectively, the “Guarantors”). In addition, the Senior Secured Credit Facility is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of PFF and 65% of the capital stock of, or other equity interests in, each material direct foreign subsidiary of PFF, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of PFF and those of the Guarantors (subject to certain exceptions and qualifications).

A commitment fee of 0.50% per annum based on current leverage ratios is applied to the unused portion of the Revolving Credit Facility. There were revolver borrowings made during fiscal 2012, however, there were no revolver borrowings outstanding as of December 30, 2012 or during fiscal 2011 and fiscal 2010. As of December 30, 2012 and December 25, 2011, the Eurocurrency interest rate on the revolving credit facility would have been 3.71% and 2.79%, respectively. For the fiscal year ending December 30, 2012, the weighted average interest rate on the revolving credit facility calculated on the base rate was 3.72%.

For the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, the weighted average interest rate on the term loan components of the Senior Credit Facility were 3.76%, 3.51% and 4.44%, respectively. As of December 30, 2012 and December 25, 2011 the Eurocurrency interest rate on the term loan facilities was 4.08% and 3.46%, respectively.

The Company pays a fee for all outstanding letters of credit drawn against the Revolving Credit Facility at an annual rate equivalent to the Applicable Margin then in effect with respect to Eurodollar loans under the Revolving Credit Facility, less the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such letter of credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the Revolving Credit Facility cannot exceed $50,000. As of December 30, 2012 and December 25, 2011, the Company had utilized $33,453 and $33,568, respectively of the Revolving Credit Facility for letters of credit. As of December 30, 2012 and December 25, 2011, there were no borrowings under the Revolving Credit Facility. As of December 30, 2012 and December 25, 2011, respectively, there was $116,547 and $116,432 of borrowing capacity under the Revolving Credit Facility, of which $16,547 and $16,432 was available to be used for letters of credit.

Under the terms of the Senior Secured Credit Facility, the Company is required to use 50% of its “Excess Cash Flow” to prepay the Senior Secured Credit Facility loans (which percentage will be reduced to 25% at a total leverage ratio of 4.50 to 5.49 and to 0% at a total leverage ratio below 4.50). Excess Cash Flow is defined as consolidated net income (as defined), as adjusted for certain items, including (1) all non-cash charges and credits included in arriving at consolidated net income, (2) changes in working capital, (3) capital expenditures (to the extent they were not financed with debt), (4) the aggregate amount of principal payments on indebtedness and (5) certain other items defined in the Senior Secured Credit Facility. In December 2011, the Company made voluntary prepayments on its Senior Secured Credit Facility of $55.0 million. As a result of this prepayment, no payment was due under the Excess Cash Flow requirements of Senior Secured Credit Facility for the 2011 reporting year. For the 2012 reporting year the Company determined that there are no amounts due under the Excess Cash Flow requirements of the Senior Secured Credit Facility.

The Senior Secured Credit Facility loans mature in quarterly 0.25% installments. The aggregate maturities of the Tranche B Non Extended Term Loans outstanding as of December 30, 2012 are $12.5 million in 2013 and $230.8 million in 2014. The aggregate maturities of the Tranche B Extended Term Loans outstanding as of December 30, 2012 are $6.4 million in 2013, $6.4 million in 2014, $6.4 million in 2015 and $618.6 million in 2016. The aggregate maturities of the Tranche E Term Loans outstanding as of December 30, 2012 are $4.0 million in 2013, $4.0 million in 2014, $4.0 million in 2015, $4.0 million in 2016, $5.0 million in 2017 and $377.0 million thereafter. The aggregate maturities of the Tranche F Term Loans outstanding as of December 30, 2012 are $4.5 million in 2013, $4.5 million in 2014, $4.5 million in 2015, $4.5 million in 2016, $5.6 million in 2017 and $425.3 million thereafter.

Pursuant to the terms of the Senior Secured Credit Facility, the Company is required to maintain a ratio of Net First Lien Secured Debt to Adjusted EBITDA of no greater than 5.25 to 1.00. Net First Lien Secured Debt is defined as aggregate consolidated secured indebtedness, less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the Senior Secured Credit Facility and the indentures governing the Senior Notes, the Company’s ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the Senior Secured Leverage Ratio (which is currently the same as the Net First Lien Secured Debt Ratio above), in the case of the Senior Secured Credit Facility, or to the ratio of Adjusted EBITDA to fixed charges for the most recently concluded four consecutive fiscal quarters, in the case of the Senior Notes. The Senior Secured Credit Facility also permits restricted payments up to an aggregate amount of (together with certain other amounts) the greater of $50 million and 2% of the Company’s consolidated total assets, so long as no default has occurred and is continuing and its senior secured leverage ratio would be no greater than 4.25 to 1.00. As of December 30, 2012 the Company is in compliance with all covenants and other obligations under the Senior Secured Credit Facility and the Senior Notes.

Senior Notes and Senior Subordinated Notes

On April 2, 2007, PFF issued in the initial aggregate principal amounts of $325.0 million of 9.25% Senior Notes (the “Senior Notes”) due 2015, and $250.0 million of 10.625% Senior Subordinated Notes (the “Senior Subordinated Notes”) due 2017. On December 23, 2009, as part of the Birds Eye Foods Acquisition, PFF issued an additional $300.0 million of 9.25% Senior Notes due 2015 (the “Additional Senior Notes”). The Senior Notes and the Additional Senior Notes are collectively referred to herein as the 9.25% Senior Notes. On August 17, 2010, PFF issued $400.0 million of 8.25% Senior Notes due 2017 (the “8.25% Senior Notes”).

The 9.25% Senior Notes and the 8.25% Senior Notes are general unsecured obligations of PFF, effectively subordinated in right of payment to all existing and future senior secured indebtedness of PFF and guaranteed on a full, unconditional, joint and several basis by PFF’s wholly-owned domestic subsidiaries that guarantee other indebtedness of PFF.

On April 19, 2012, PFF redeemed all $199.0 million aggregate principal amount of its outstanding 10.625% Senior Subordinated Notes at a redemption price equal to 105.313% of the aggregate principal amount plus accrued and unpaid interest to the redemption date. The total redemption price was approximately $210.6 million, including accrued interest of $1.0 million. The premium of $10.6 million was recorded in Other expense (income) during the second quarter. The redemption was effected in accordance with the indenture governing the Senior Subordinated Notes pursuant to a notice dated March 20, 2012. PFF funded the redemption price for the Senior Subordinated Notes with the net proceeds of $82.8 million from the Tranche E Term Loans along with $127.8 million of available cash.

On September 20, 2012, PFF redeemed $150.0 million aggregate principal amount of its outstanding 9.25% Senior Notes at a redemption price equal to 102.313% of the aggregate principal amount plus accrued and unpaid interest to the redemption date. The total redemption price was approximately $160.0 million, including accrued interest of $6.5 million. The premium of $3.5 million was recorded in Other expense (income) during the third quarter of 2012. The redemption was effected in accordance with the indenture governing the Senior Subordinated Notes pursuant to a notice dated August 21, 2012. PFF funded the redemption price for the Senior Subordinated Notes fully with the net proceeds from the Tranche F Term Loans.

PFF may redeem some or all of the 8.25% Senior Notes at any time prior to September 1, 2013 at a price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” is defined as the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such 8.25% Senior Note at September 1, 2013, plus (ii) all required interest payments due on such 8.25% Senior Note through September 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate plus 50 basis points over (b) the principal amount of such note.

PFF currently may redeem the 9.25% Senior Notes, and in the future may redeem the 8.25% Senior Notes or the Senior Subordinated Notes, at the redemption prices listed below, if redeemed during the twelve-month periods of each of the years indicated below:

9.25% Senior Notes		8.25% Senior Notes
Year	Percentage	Year	Percentage
April 1, 2012	102.313%	September 1, 2013	106.188%
April 1, 2013 and thereafter	100.000%	September 1, 2014	104.125%
		September 1, 2015	102.063%
		September 1, 2016 and thereafter	100.000%

In addition, until September 1, 2013, PFF may redeem up to 35% of the aggregate principal amount of the 8.25% Senior Notes at a redemption price equal to 108.25% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of the 8.25% Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by PFF from one or more equity offerings; provided that (i) at least 50% of the aggregate principal amount of the 8.25% Senior Notes originally issued under the indenture remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 90 days of the date of closing of each such equity offering.

As market conditions warrant, the Company and its subsidiaries, affiliates or significant equity holders (including Blackstone and its affiliates) may from time to time, in its or their sole discretion, purchase, repay, redeem or retire any of the Company’s outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise.

The estimated fair value of the Company’s long-term debt, including the current portion, as of December 30, 2012, is as follows:

	December 30, 2012
Issue	Face Value	Fair Value
Senior Secured Credit Facility—Tranche B Non Extended Term Loans	$243,264	$244,480
Senior Secured Credit Facility—Tranche B Extended Term Loans	637,906	641,095
Senior Secured Credit Facility—Tranche E Term Loans	398,000	400,985
Senior Secured Credit Facility—Tranche F Term Loans	448,875	452,242
9.25% Senior Notes	465,000	471,975
8.25% Senior Notes	400,000	427,000

	$2,593,045	$2,637,777

The estimated fair value of the Company’s long-term debt, including the current portion, as of December 25, 2011, is as follows:

	December 25, 2011
Issue	Face Value	Fair Value
Senior Secured Credit Facility—Tranche B Term Loans	$1,196,875	$1,169,945
Senior Secured Credit Facility—Tranche D Term Loans	313,194	313,977
9.25% Senior Notes	625,000	642,188
8.25% Senior Notes	400,000	416,000
10.625% Senior Subordinated Notes	199,000	209,448

	$2,734,069	$2,751,558

The estimated fair values of the Company’s long-term debt are classified as Level 2 in the fair value hierarchy. The fair value is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

10. Pension and Retirement Plans

The Company accounts for pension and retirement plans in accordance with the authoritative guidance for retirement benefit compensation. This guidance requires recognition of the funded status of a benefit plan in the statement of financial position. The guidance also requires recognition in accumulated other comprehensive earnings of certain gains and losses that arise during the period but are deferred under pension accounting rules.

The Company uses a measurement date for the pension benefit plans that coincides with its year end.

The Company has two defined benefit plans (Pinnacle Foods Pension Plan and the Birds Eye Foods Pension Plan), which only cover union employees at our manufacturing locations and both of which are frozen for future benefit accruals as of December 30, 2012, two qualified 401(k) plans, two non-qualified 40l(k) plans and participates in a multi-employer defined benefit plan.

With reference to the two non-qualified 401(k) plans, one is the Birds Eye Foods non-qualified 401 (k) plan which was closed to new contributions on April 1, 2010. The second plan is the Pinnacle Foods Supplemental Savings Plan which was approved by the Compensation Committee of the Board of Directors on September 11, 2012 to become effective in 2013 and was adopted for the purpose of allowing all Company employees, regardless of compensation level, the opportunity to receive the same 3% match on total compensation (base salary plus bonus).

During fiscal 2012, the Company changed investment managers for the Pinnacle Foods Pension Plan and the Birds Eye Pension Plan to Mercer Investment Management, Inc. Funds under the control of the previous investment managers were liquidated successfully and invested in Mercer common and collective trust funds.

Pinnacle Foods Pension Plan

The Company maintains a non-contributory defined benefit pension plan (the “Pinnacle Foods Pension Plan”) that covers eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Pinnacle Foods Pension Plan is funded in conformity with the funding requirements of applicable government regulations. Plan assets consist principally of cash equivalents, equity and fixed income common collective trusts. Plan assets do not include any of the Company’s own equity or debt securities.

We recorded a curtailment gain of $3,310 in the fiscal year ending December 30, 2012 which decreased Accrued pension benefits and Accumulated other comprehensive income that was the result of a new collective bargaining agreement at our Fayetteville, Arkansas plant and the closure of our Millsboro, Delaware plant. In 2010, pension benefits at our Imlay City, Michigan location were frozen and this resulted in a curtailment gain of $2,646 that was recognized in accumulated other comprehensive income during the second quarter of 2010 and a related $992 curtailment loss that was recognized in Cost of products sold. As of December 30, 2012, the Pinnacle Foods Pension Plan is frozen.

The following table reconciles the changes in our benefit obligation:

	Pinnacle Foods Pension Plan Pension Benefits Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$91,660	$83,814	$78,740
Service cost	786	893	1,228
Interest cost	4,081	4,263	4,558
Actuarial loss	9,460	7,388	6,173
Gross benefits paid	(4,922)	(4,698)	(4,239)
Curtailment gain	(3,310)	—	(2,646)

Net benefit obligation at end of the period	97,755	91,660	83,814

Change in Plan Assets
Fair value of plan assets at beginning of the period	57,802	55,226	45,948
Employer contributions	4,141	6,829	8,881
Actual return on plan assets	7,209	445	4,636
Gross benefits paid	(4,922)	(4,698)	(4,239)

Fair value of plan assets at end of the period	64,230	57,802	55,226

Funded status at end of the year	$(33,525)	$(33,858)	$(28,588)

Amounts recognized in the Consolidated Balance Sheets
Accrued pension benefits	$(33,525)	$(33,858)	$(28,588)

Net amount recognized at end of the period	$(33,525)	$(33,858)	$(28,588)

Amounts recognized in Accumulated Other Comprehensive Loss
Net loss / (gain)	$32,283	$30,802	$20,339
Prior service cost	—	345	386

Net amount recognized at end of the period	$32,283	$31,147	$20,725

Accumulated benefit obligation	97,755	88,196	79,753
Weighted average assumptions
Discount rate	3.98%	4.59%	5.45%
Expected return on plan assets	7.00%	7.50%	7.50%
Rate of compensation increase	N/A	3.00%	3.00%

The following represents the components of net periodic cost:

Pension Benefits	Pinnacle Foods Pension Plan Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
Service cost	$786	$893	$1,228
Interest cost	4,081	4,263	4,558
Expected return on assets	(4,463)	(4,244)	(3,611)
Amortization of:
prior service cost	42	42	77
actuarial loss	1,923	724	819
Curtailment loss	303		992

Net periodic cost	$2,672	$1,678	$4,063

Weighted average assumptions:
Discount rate	4.43%	5.45%	5.87%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	3.00%	3.00%	3.00%

The discount rate used to calculate the present value of the projected benefit obligation is set based on long-term high quality bonds that match the expected benefit payments. The projected return of plan assets assumption is based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 30, 2012 and December 25, 2011, by asset category, are as follows:

	December 30, 2012	December 25, 2011
Asset category
Equity securities	60%	59%
Debt securities	40%	36%
Cash	0%	5%

Total	100%	100%

The Company adopted a new investment policy in fiscal 2012 for the Pinnacle Pension Plan. The Plan’s investments in equity or debt securities are based on a glide path strategy where the investment in debt securities increases as the Plan’s funded status becomes smaller. Based on the current funded status, the policy is to invest approximately 60% of plan assets in equity securities and 40% in fixed income securities. Periodically, the plan assets are rebalanced to maintain these allocation percentages and the investment policy is reviewed. Within each investment category, assets are allocated to various investment styles. Professional managers manage all assets and a consultant is engaged to assist in evaluating these activities. The expected long-term rate of return on assets was determined by assessing the rates of return on each targeted asset class, return premiums generated by portfolio management and by comparison of rates utilized by other companies.

The following table summarizes the Pinnacle Foods Pension Plan’s investments measured at fair value on a recurring basis:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions.

	Fair Value as of December 30, 2012	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term investments:
Short-term Investment Fund	$259	$—	$259	$—
Equity Common/collective trusts:
Small/Mid Capitalization Fund	5,273	—	5,273	—
Large Capitalization Equity Fund	19,647	—	19,647	—
International Fund	13,715	—	13,715	—
Fixed Income Common/collective trusts:
Fixed Income Fund	25,336	—	25,336	—

Total assets at fair value	$64,230	$—	$64,230	$—

	Fair Value as of December 25, 2011	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term investments:
Short-term Investment Fund	$2,827	$2,827	$—	$—
Equity Common/collective trusts:
Small Capitalization Fund	1,142	—	1,142	—
Large Capitalization Equity Fund	7,883	—	7,883	—
International Fund	9,436	—	9,436	—
Growth Fund	5,652	—	5,652	—
U.S. Value Fund	9,646	—	9,646	—
Fixed Income Common/collective trusts:
Fixed Income Fund	20,832	—	20,832	—

Total assets at fair value	$57,418	$2,827	$54,591	$—

The plan had $64,230 and $54,591 of investments in common and collective trusts which are reported at fair value and categorized as level 2 in the above tables as of December 30, 2012 and December 25, 2011, respectively. The plan has concluded that net asset value (“NAV”) reported by the underlying funds approximates fair market value of these investments. The investments are redeemable with the fund at NAV under the original terms of the agreements of trust and/or subscription and adoption agreements and the operations of the underlying funds. However, it is possible that a portion of any redemption may be withheld to secure the payment of compensation or expenses due or to become due in accordance with the agreements of trust.

As of December 25, 2011, total assets at fair value of $57,418 do not include a $384 receivable from broker that is included in total assets of the plan of $57,802.

Cash Flows

Contributions. The Company made contributions to the Pinnacle Foods Pension Plan totaling $4.1 million in fiscal 2012, $6.8 million in fiscal 2011 and $8.9 million in fiscal 2010. In fiscal 2013, the Company expects to make contributions of approximately $3.0 million.

Birds Eye Foods Pension Plan

The Company’s Birds Eye Foods Pension Plan (the “Birds Eye Foods Pension Plan”) consists of hourly and salaried employees and has primarily non-contributory defined-benefit schedules. Benefits for the salaried employees have been frozen since the plan was acquired.

The Company acquired an Excess Benefit Retirement Plan from Birds Eye Foods (“EBRP”), which serves to provide employees with the same retirement benefit they would have received from Birds Eye’s retirement plan under the career average base pay formula. Benefits for this plan are frozen. Also, the Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. Expenses and liabilities for the EBRP and the SERP plan are grouped with those of the Birds Eye Pension Plan in all disclosures listed herein.

The benefits for these plans are based primarily on years of service and employees’ pay near retirement. The Company’s funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of cash equivalents, equity and fixed income common collective trusts. Plan assets do not include any of the Company’s own equity or debt securities.

In fiscal 2012, various pension plan benefits for certain locations were frozen resulting in an plan curtailment of $806 which decreased Accrued pension benefits and Accumulated other comprehensive income. In connection with the plant closure of our Tacoma, Washington location in 2011 we recorded a plan curtailment which decreased Accrued pension benefits and Accumulated other comprehensive income by $4,975. In 2010, the pension plan benefits for certain locations were frozen. The curtailment gain recorded in Cost of products sold during the fiscal year ended December 26, 2010 was $588. As of December 30, 2012, the Birds Eye Foods Pension Plan is frozen.

The following table reconciles the changes in our benefit obligation:

	Birds Eye Foods Pension Plan Pension Benefits Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$175,057	$155,854	$148,890
Service cost	102	537	2,086
Interest cost	7,439	8,200	8,221
Participant contributions	—	22	14
Actuarial loss	24,561	27,567	7,564
Gross benefits paid	(11,818)	(12,148)	(10,333)
Curtailment gain	(806)	(4,975)	(588)

Net benefit obligation at end of the period	194,535	175,057	155,854

	Birds Eye Foods Pension Plan Pension Benefits Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Change in Plan Assets
Fair value of plan assets at beginning of the period	118,666	108,446	101,710
Employer contributions	8,373	9,471	4,741
Participant contributions	—	22	14
Actual return on plan assets	14,714	12,875	12,314
Gross benefits paid	(11,818)	(12,148)	(10,333)

Fair value of plan assets at end of the period	129,935	118,666	108,446

Funded status at end of the year	$(64,600)	$(56,391)	$(47,408)

Amounts recognized in the Consolidated Balance Sheets
Accrued pension benefits	$(64,179)	$(55,892)	$(46,953)
Accrued pension benefits (part of accrued liabilities)	(421)	(499)	(455)

Net amount recognized at end of the period	$(64,600)	$(56,391)	$(47,408)

Amounts recognized in Accumulated Other Comprehensive Loss
Net loss	$37,955	$20,797	$3,455

Net amount recognized at end of the period	$37,955	$20,797	$3,455

Accumulated benefit obligation	194,536	174,399	152,202
Weighted average assumptions
Discount rate	3.83%	4.51%	5.27%
Expected return on plan assets	7.00%	7.00%	7.00%
Rate of compensation increase	N/A	3.00%	3.00%

The following represents the components of net periodic (benefit) cost:

Pension Benefits	Birds Eye Foods Pension Plan Fiscal year
	December 30, 2012	December 25, 2011	December 26, 2010
Service cost	$102	$537	$2,086
Interest cost	7,439	8,200	8,221
Expected return on assets	(8,574)	(7,634)	(8,205)
Amortization of actuarial loss	489	9
Curtailment gain			(588)

Net periodic (benefit) cost	$(544)	$1,112	$1,514

Weighted average assumptions:
Discount rate	4.17%	5.31%	5.67%
Expected return on plan assets	7.00%	7.00%	8.00%
Rate of compensation increase (1)	1.78%	3.00%	3.80%

(1)	In fiscal 2012, this represents 3% for the seven months when the employees earned service credits.

To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

Plan Assets

The following table sets forth the weighted-average asset allocations of the Company’s pension plans by asset category:

	December 30, 2012	December 25, 2011
Asset category
Equity securities	60%	39%
Debt securities	40%	59%
Cash	0%	2%

Total	100%	100%

The Company adopted a new investment policy in fiscal 2012 for the Birds Eye Pension Plan. The Plan’s investments in equity or debt securities is based on a glide path strategy where the investment in debt securities increases as the Plan’s funded status becomes smaller. Based on the current funded status, the policy is to invest approximately 60% of plan assets in equity securities and 40% in fixed income securities. Periodically, the plan assets are rebalanced to maintain these allocation percentages and the investment policy is reviewed. Within each investment category, assets are allocated to various investment styles. Professional managers manage all assets and a consultant is engaged to assist in evaluating these activities. The expected long-term rate of return on assets was determined by assessing the rates of return on each targeted asset class, return premiums generated by portfolio management and by comparison of rates utilized by other companies.

The following table summarizes the Birds Eye Food Pension Plan’s investments measured at fair value on a recurring basis:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions.

	Fair Value as of December 30, 2012	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term investments:
Short-term Investment Fund	$525	$—	$525	$—
Equity Common/collective trusts:
Small/Mid Capitalization Fund	10,697		10,697
Large Capitalization Equity Fund	40,661		40,661
International Fund	26,579		26,579
Fixed Income Common/collective trusts:
Fixed Income Fund	51,474	—	51,474	—

Total assets at fair value	$129,936	$—	$129,936	$—

	Fair Value as of December 25, 2011	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term investments:
Short-term Investment Fund	$2,593	$2,593	$—	$—
Equity Common/collective trusts:
Extended Index Fund	8,755	—	8,755	—
Collective S&P 500 Index Fund	29,352	—	29,352	—
Equity Mutual Funds:
Euro Pacific Growth Fund	8,300	8,300	—	—
Fixed Income Mutual Funds:
Fixed Income Fund	69,838	69,838	—	—
Debt Securities	—	—	—	—

Total assets at fair value	$118,838	$80,731	$38,107	$—

The plan had $129,936 and $38,107 of investments in common and collective trusts which are reported at fair value and categorized as level 2 in the above tables as of December 30, 2012 and December 25, 2011, respectively. The plan has concluded that net asset value (“NAV”) reported by the underlying funds approximates fair market value of these investments. The investments are redeemable with the fund at NAV under the original terms of the agreements of trust and/or subscription and adoption agreements and the operations of the underlying funds. However, it is possible that a portion of any redemption may be withheld to secure the payment of compensation or expenses due or to become due in accordance with the agreements of trust.

As of December 25, 2011, total assets at fair value of $118,838 do not include certain broker payables of $172 that are included in total assets of the plan of $118,666.

Cash Flows

Contributions. The Company made contributions to the Birds Eye Pension Plan totaling $8.4 million in fiscal 2012, $9.5 million in fiscal 2011 and $4.7 million in fiscal 2010. In fiscal 2013, the Company expects to make contributions of approximately $5.0 million.

Estimated Future Benefit Payments for all Plans

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pinnacle Foods Pension Plan ($)	Birds Eye Foods Pension Plan ($)
2013	4,398	9,382
2014	4,200	9,755
2015	3,972	9,551
2016	4,015	9,739
2017	4,012	10,065
2018-2022	21,274	54,973

Savings Plans

Employees participate in 401(k) plans. Pinnacle matches 50% of employee contributions up to five percent of compensation for union employees after one year of continuous service and six percent of compensation for salaried employees and it is our current intent to continue the match at these levels. Employer contributions made by the Company relating to this plan were $4,228 for fiscal 2012, $4,249 for fiscal 2011 and $4,269 for fiscal 2010.

In addition, the Company acquired a Non-Qualified 401(k) Plan from Birds Eye Foods. Under the Non-Qualified 401(k) Plan, the Company allocates matching contributions for the benefit of “highly compensated employees” as defined under Section 414(q) of the Internal Revenue Code. The plan ceased accepting future contributions on April 1, 2010.

Multi-employer Plan

The Company contributes to the United Food and Commercial Workers International Union Industry Pension Fund (EIN 51-6055922) (the “UFCW Plan”) under the terms of the collective-bargaining agreement with its Fort Madison employees. In September 2012, the collective bargaining agreement expired for 450 of our union employees in Fort Madison, Iowa. On February 14, 2013 a new collective bargaining agreement, effective through September 2016, was ratified by our Fort Madison union employees.

For the fiscal years ended December 30, 2012 and December 25, 2011 contributions to the UFCW Plan were $744 and $642, respectively. The contributions to this plan are paid monthly based upon the number of employees. They represent less than 5% of the total contributions received by this plan during the most recent plan year.

The risks of participating in multi-employer plans are different from single-employer plans in the following aspects: (a) assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers, (b) if a participating employer stops contributing to the multi-employer plan, the unfunded obligations of the plan may be borne by the remaining participating employers and (c) if the Company chooses to stop participating in the plan, the Company may be required to pay a withdraw liability based on the underfunded status of the plan.

The UFCW Plan received a Pension Protection Act “green” zone status for the plan year ending June 30, 2012. The zone status is based on information the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the green zone are at least 80 percent funded. The UFCW Plan did not utilize any extended amortization provisions that effect its placement in the “green” zone. The UFCW Plan has never been required to implement a funding improvement plan nor is one pending at this time.

11. Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates, foreign exchange rates or commodity prices.

The Company manages interest rate risk based on the varying circumstances of anticipated borrowings and existing variable and fixed rate debt, including the Company’s revolving credit facility. Examples of interest rate management strategies include capping interest rates using targeted interest cost benchmarks, hedging portions of the total amount of debt, or hedging a period of months and not always hedging to maturity, and at other times locking in rates to fix interests costs.

Certain parts of the Company’s foreign operations in Canada expose the Company to fluctuations in foreign exchange rates. The Company’s goal is to reduce its exposure to such foreign exchange risks on its foreign currency cash flows and fair value fluctuations on recognized foreign currency denominated assets, liabilities and unrecognized firm commitments to acceptable levels primarily through the use of foreign exchange-related derivative financial instruments. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency. The Company does not enter into these transactions for non-hedging purposes.

The Company purchases raw materials in quantities expected to be used in a reasonable period of time in the normal course of business. The Company generally enters into agreements for either spot market delivery or forward delivery. The prices paid in the forward delivery contracts are generally fixed, but may also be variable within a capped or collared price range. Forward derivative contracts on certain commodities are entered into to manage the price risk associated with forecasted purchases of materials used in the Company’s manufacturing process.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. During the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010 such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

As of December 30, 2012, the Company had the following interest rate swaps that were designated as cash flow hedges of interest rate risk:

Product	Number of Instruments	Notional Amount	Fixed Rate Range	Index	Trade Dates	Maturity Dates
Interest Rate Swaps	2	$900,000	0.58%	USD-LIBOR-BBA	Aug 2011	Apr 2014

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive loss (“AOCL”) in the Consolidated Balance Sheets and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCL related to derivatives will be reclassified to Interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that an additional $2,908 will be reclassified as an increase to Interest expense.

Cash Flow Hedges of Foreign Exchange Risk

The Company’s operations in Canada expose the Company to changes in the U.S. Dollar—Canadian Dollar (“USD-CAD”) foreign exchange rate. From time to time, the Company’s Canadian subsidiary purchases inventory denominated in U.S. Dollars (“USD”), a currency other than its functional currency. The subsidiary sells that inventory in Canadian dollars. The subsidiary uses currency forward and collar agreements to manage its exposure to fluctuations in the USD-CAD exchange rate. Currency forward agreements involve fixing the USD-CAD exchange rate for delivery of a specified amount of foreign currency on a specified date. Currency collar agreements involve the sale of Canadian Dollar (“CAD”) currency in exchange for receiving U.S. dollars if exchange rates rise above an agreed upon rate and purchase of USD currency in exchange for paying CAD currency if exchange rates fall below an agreed upon rate at specified dates.

As of December 30, 2012, the Company had the following foreign currency exchange contracts (in aggregate) that were designated as cash flow hedges of foreign exchange risk:

Product	Number of Instruments	Notional Sold in Aggregate in (“CAD”)	Notional Purchased in Aggregate in (“USD”)	USD to CAD Exchange Rates	Trade Date	Maturity Dates
CAD Forward	12	$45,550	$46,136	0.982—0.993	Sep 2012	Feb 2013—Dec 2013

The effective portion of changes in the fair value of derivatives designated that qualify as cash flow hedges of foreign exchange risk is recorded in AOCL in the Consolidated Balance Sheets and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portions of the change in fair value of the derivative, as well as amounts excluded from the assessment of hedge effectiveness, are recognized directly in Cost of products sold in the Consolidated Statements of Operations.

Non-designated Hedges of Commodity Risk

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to commodity price risk but do not meet the authoritative guidance for hedge accounting. From time to time, the Company enters into commodity forward contracts to fix the price of natural gas, diesel fuel, corn, wheat and soybean oil purchases and other commodities at a future delivery date. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in Cost of products sold in the Consolidated Statements of Operations.

As of December 30, 2012, the Company had the following derivative instruments that were not designated in qualifying hedging relationships:

Commodity Contracts	Number of Instruments	Notional Amount	Price/Index	Trade Dates	Maturity Dates
Diesel Fuel Contracts	4	8,712,304 Gallons	$3.64—$4.09 per Gallon	Sep 2011— June 2012	Jan 2013— June 2013
Corn Contracts	2	765,000 Bushels	$7.82—$7.85 per Bushel	Sep 2012	Feb 2013— Apr 2013

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification in the Consolidated Balance Sheets as of December 30, 2012 and December 25, 2011.

	Tabular Disclosure of Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value as of December 30, 2012	Balance Sheet Location	Fair Value as of December 30, 2012
Derivatives designated as hedging instruments
Interest Rate Contracts		$—	Other long-term liabilities	$3,807
Foreign Exchange Contracts	Other current assets	605		—
	Other assets, net	33		—

Total derivatives designated as hedging instruments		$638		$3,807

Derivatives not designated as hedging instruments
Commodity Contracts	Other current assets	525	Accrued liabilities	682

Total derivatives not designated as hedging instruments		$525		$682

	Balance Sheet Location	Fair Value as of December 25, 2011	Balance Sheet Location	Fair Value as of December 25, 2011
Derivatives designated as hedging instruments
Interest Rate Contracts	Other assets, net	$1,335	Accrued liabilities	$7,836
Foreign Exchange Contracts	Other current assets	931		—

Total derivatives designated as hedging instruments		$2,266		$7,836

Derivatives not designated as hedging instruments
Commodity Contracts	Other current assets	$142	Accrued liabilities	$1,615

Total derivatives not designated as hedging instruments		$142		$1,615

The table below presents the effect of the Company’s derivative financial instruments in the Consolidated Statements of Operations and Accumulated other comprehensive loss (“AOCL”) for the fiscal years ended December 30, 2012 and December 25, 2011.

Tabular Disclosure of the Effect of Derivative Instruments

Gain/(Loss)
Derivatives in Cash Flow Hedging Relationships	Recognized in AOCL on Derivative (Effective Portion)	Effective portion reclassified from AOCL to:	Reclassified from AOCL into Earnings (Effective Portion)	Ineffective portion recognized in Earnings in:	Recognized in Earnings on Derivative (Ineffective Portion)
Interest Rate Contracts	$(7,028)	Interest expense	$(10,290)	Interest expense	$(241)
Foreign Exchange Contracts	(289)	Cost of products sold	(4)	Cost of products sold	(8)

Fiscal year ended December 30, 2012	$(7,317)		$(10,294)		$(249)

Interest Rate Contracts	$(3,364)	Interest expense	$(25,465)	Interest expense	$(9)
Foreign Exchange Contracts	(24)	Cost of products sold	(1,781)	Cost of products sold	274

Fiscal year ended December 25, 2011	$(3,388)		$(27,246)		$265

Interest Rate Contracts	$(22,773)	Interest expense	$(20,409)	Interest expense	$(568)
Foreign Exchange Contracts	(1,792)	Cost of products sold	(3,214)	Cost of products sold	(238)

Fiscal year ended December 26, 2010	$(24,565)		$(23,623)		$(806)

Derivatives Not Designated as Hedging Instruments		Recognized in Earnings in:	Recognized in Earnings on Derivative
Commodity Contracts		Cost of products sold	$(97)

Fiscal year ended December 30, 2012			$(97)

Commodity Contracts		Cost of products sold	$(1,337)

Fiscal year ended December 25, 2011			$(1,337)

Commodity Contracts		Cost of products sold	$(1,215)

Fiscal year ended December 26, 2010			$(1,215)

Credit risk-related Contingent Features

The Company has agreements with certain counterparties that contain a provision whereby the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 30, 2012, the Company has not posted any collateral related to these agreements. If the Company had breached this provision at December 30, 2012, it could have been required to settle its obligations under the agreements at their termination value, which differs from the recorded fair value. The table below summarizes the aggregate fair values of those derivatives that contain credit risk-related contingent features as of December 30, 2012 and December 25, 2011.

December 30, 2012

Asset/(Liability)
Counterparty	Contract Type	Termination Value	Performance Risk Adjustment	Accrued Interest	Fair Value (excluding interest)
Barclays	Interest Rate Contracts	$(2,063)	$31	$(128)	$(1,904)
	Foreign Exchange Contracts	—	—	—	—
	Commodity Contracts	(158)	—	—	(158)
Credit Suisse	Interest Rate Contracts	(2,063)	32	(128)	(1,903)
	Foreign Exchange Contracts	636	3	—	639

Total		$(3,648)	$66	$(256)	$(3,326)

December 25, 2011

Asset/(Liability)
Counterparty	Contract Type	Termination Value	Performance Risk Adjustment	Accrued Interest	Fair Value (excluding interest)
Barclays	Interest Rate Contracts	$(7,766)	$65	$(1,600)	$(6,101)
	Foreign Exchange Contracts	754	1	—	755
	Commodity Contracts	(1,473)	—	—	(1,473)
Credit Suisse	Interest Rate Contracts	(784)	38	(346)	(400)
	Foreign Exchange Contracts	176	—	—	176

Total		$(9,093)	$104	$(1,946)	$(7,043)

12. Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the Company’s general counsel and management are of the opinion that the final outcome of these matters will not have a material effect on the Company’s financial condition, results of operations or cash flows.

Lehman Brothers Special Financing

On June 4, 2010, Lehman Brothers Special Financing (LBSF) initiated a claim against the Company in LBSF’s bankruptcy proceeding for an additional payment from the Company of $19.7 million, related to certain derivative contracts which the Company had earlier terminated due to LBSF’s default as a result of its bankruptcy filing in 2008. On May 31, 2011, the Company and LBSF agreed to a settlement of LBSF’s June 4, 2010 claim. Under the terms of the settlement, the Company made a payment of $8.5 million during the third quarter of 2011 in return for LBSF’s full release of its claim.

Product Recall

On January 27, 2012, the Company issued a voluntary recall for certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause an allergic reaction in people who have a soy allergy. The cost impact of this recall net of insurance recoveries was $3.2 million, of which $1.1 million was recorded as an inventory write down in Cost of products sold in the Consolidated Statements of Operations in 2011. For the fiscal year ended December 30, 2012 costs pertaining to the recall, net of insurance recoveries, was $2.1 million and was primarily recorded as a reduction of Net Sales on the Consolidated Statement of Operations. These costs are reported in the Birds Eye Frozen segment. As of December 30, 2012, the reserves related to the recall remaining on the Company’s Consolidated Balance Sheets is $0.1 million in Accounts receivable reserves.

We have insurance coverage that is designed to protect us against this type of losses. This recall did not have a material adverse effect on our financial condition, operating results or our business. We do not expect this recall to have a lasting impact on the Aunt Jemima brand.

Minimum Contractual Payments

As of December 30, 2012, the Company had entered into non-cancellable lease and purchase contracts, with terms in excess of one year, requiring the following minimum payments:

Description	2013	2014	2015	2016	2017	Thereafter
Operating leases	$13,035	$10,599	$8,113	$7,009	$6,874	$27,754
Capital leases	4,666	4,230	3,724	3,063	1,206	11,026
Purchase Commitments (1)	592,084	59,095	17,092	6,010	5,750	55,450

(1)	The amounts indicated in this line primarily reflect future contractual payments, including certain take-or-pay arrangements entered into as part of the normal course of business. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. Purchase obligations also include trade and consumer promotion and advertising commitments.

Rent expense under our operating leases was $13,861, $11,313 and $12,336 during the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively.

13. Related Party Transactions

At the closing of its acquisition by Blackstone, the Company entered into an advisory agreement with an affiliate of Blackstone pursuant to which such entity or its affiliates provide certain strategic and structuring advice and assistance to the Company. In addition, under this agreement, affiliates of Blackstone provide certain monitoring, advisory and consulting services to the Company for an aggregate annual management fee equal to the greater of $2,500 or 1.0% of Covenant Compliance EBITDA (as defined in the credit agreement governing the Company’s Senior Secured Credit Facility). Affiliates of Blackstone also receive reimbursement for out-of-pocket expenses. Expenses relating to the management fee were $4,650, $4,600 and $4,500 in the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. Management fee expenses were recorded in administrative expenses in the Consolidated Statements of Operations. The Company

reimbursed Blackstone for out-of-pocket expenses totaling $160 and $55 in the fiscal years ended December 30, 2012 and December 26, 2010. There were no out-of-pocket expenses reimbursed to Blackstone in the fiscal year ended December 25, 2011.

Supplier Costs

Graham Packaging, which was formerly controlled by affiliates of Blackstone, supplies packaging for some of the Company’s products. Purchases from Graham Packaging were $7,813 and $6,601 in the fiscal years ended December 25, 2011 and December 26, 2010, respectively. On September 8, 2011, Graham Packaging announced the completion of its acquisition by Reynolds Group Holdings Limited, and thus ceased to be a related party.

Customer Purchases

Performance Food Group Company, which is controlled by affiliates of Blackstone, is a foodservice supplier that purchases products from the Company. Sales to Performance Food Group Company were $5,672, $4,768 and $5,885 in the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. As of December 30, 2012 and December 25, 2011 amounts due from Performance Food Group Company were $68 and $113, respectively and were recorded on the Accounts receivable, net of allowances line in the Consolidated Balance Sheets.

Interest Expense

For the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, fees and interest expense recognized in the Consolidated Statements of Operations for debt to affiliates of Blackstone Advisors L.P. totaled $3,330, $6,172 and $4,996, respectively. As of December 30, 2012 and December 25, 2011, interest accrued on debt to related parties was $173 and $410, respectively and was recorded on the Accrued liabilities line in the Consolidated Balance Sheets.

14. Segments

The Company is a leading producer, marketer and distributor of high quality, branded food products in North America. The Company manages the business in three operating segments: Birds Eye Frozen, Duncan Hines Grocery and Specialty Foods.

The Birds Eye Frozen Division manages its Leadership Brands in the United States retail frozen vegetables (Birds Eye), frozen complete bagged meals (Birds Eye Voila!), and frozen prepared seafood (Van de Kamp’s and Mrs. Paul’s) categories, as well as its Foundation Brands in the full-calorie single-serve frozen dinners and entrées (Hungry-Man), frozen pancakes / waffles / French toast (Aunt Jemima), frozen and refrigerated bagels (Lender’s) and frozen pizza for one (Celeste) categories.

The Duncan Hines Grocery Division manages its Leadership Brands in the cake / brownie mixes and frostings (Duncan Hines), shelf-stable pickles (Vlasic), and table syrups (Mrs. Butterworth’s and Log Cabin) categories, and its Foundation Brands in the canned meat (Armour, Nalley, Brooks), pie and pastry fruit fillings (Comstock, Wilderness), barbecue sauces (Open Pit) and salad dressing (Bernstein’s) categories as well as all Canadian operations. We refer to the sum of the Birds Eye Frozen segment and the Duncan Hines Grocery segment as the North American retail businesses.

The Specialty Foods Division consists of snack products (Tim’s Cascade and Snyder of Berlin) and the foodservice and private label businesses.

Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Corporate assets consist of prepaid and deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management and finance and legal functions.

	Fiscal year
SEGMENT INFORMATION	December 30, 2012	December 25, 2011	December 26, 2010
	53 weeks	52 weeks	52 weeks
Net sales
Birds Eye Frozen	$1,103,093	$1,100,751	$1,065,860
Duncan Hines Grocery	978,615	966,068	958,045
Specialty Foods	396,777	402,743	412,798

Total	$2,478,485	$2,469,562	$2,436,703

Earnings (loss) before interest and taxes
Birds Eye Frozen	$178,184	$97,155	$114,459
Duncan Hines Grocery	120,746	157,316	158,819
Specialty Foods	23,503	(40,317)	27,098
Unallocated corporate expenses	(38,839)	(30,888)	(35,224)

Total	$283,594	$183,266	$265,152

Depreciation and amortization
Birds Eye Frozen	$38,667	$42,130	$34,149
Duncan Hines Grocery	41,400	29,268	24,177
Specialty Foods	18,056	17,078	19,723

Total	$98,123	$88,476	$78,049

Capital expenditures*
Birds Eye Frozen	$41,885	$80,884	$48,291
Duncan Hines Grocery	25,729	31,171	35,315
Specialty Foods	12,213	16,491	11,253

Total	$79,827	$128,546	$94,859

GEOGRAPHIC INFORMATION
Net sales
United States	$2,454,737	$2,442,540	$2,409,548
Canada	84,708	84,832	82,870
Intercompany	(60,960)	(57,810)	(55,715)

Total	$2,478,485	$2,469,562	$2,436,703

*	Includes new capital leases.

SEGMENT INFORMATION	December 30, 2012	December 25, 2011
Total assets
Birds Eye Frozen	$1,978,668	$2,028,104
Duncan Hines Grocery	1,965,002	1,978,813
Specialty Foods	356,722	372,786
Corporate	99,596	71,918

Total	$4,399,988	$4,451,621

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$493,640	$501,245
Canada	26	38

Total	$493,666	$501,283

15. Taxes on Earnings

The components of the provision (benefit) for income taxes are as follows:

Provision (benefit) for income taxes	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Current
Federal	$(635)	$(1,186)	$215
State	1,940	2,339	2,065
Non-U.S.	467	426	737

	1,772	1,579	3,017

Deferred
Federal	28,433	23,911	9,318
State	2,520	(3,377)	(4,936)
Non-U.S.	(24)	(10)	—

	30,929	20,524	4,382

Provision (benefit) for income taxes	$32,701	$22,103	$7,399

Earnings (loss) before income taxes
United States	83,677	$(26,558)	$27,253
Non-U.S.	1,543	1,747	2,183

Total	$85,220	$(24,811)	$29,436

The effective tax rate differs from the federal statutory income tax rate as explained below:

Effective Income Tax Rate	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	3.4%	8.4%	(3.7)%
Tax effect resulting from international activities	0.4%	(0.5)%	1.8%
Change in deferred tax valuation allowance	—%	(8.0)%	—%
Non-deductible expenses	0.8%	(1.5)%	6.8%
Goodwill and other long-lived intangibles impairment	—	(141.4)%	—
Tax credits	0.2%	1.2%	(2.0)%
Uncertain tax positions	(1.5)%	15.9%	2.6%
Out of period adjustment	—	—%	(14.4)%
Other	0.1%	1.8%	(1.0)%

Effective income tax rate	38.4%	(89.1)%	25.1%

Deferred Tax Assets and Liabilities
	December 30, 2012	December 25, 2011
Accrued liabilities	$18,298	$11,468
Inventories	12,173	15,447
Benefits and compensation	18,645	19,135
Hedges	1,362	3,933
Assets held for sale	3,738	—
Net operating loss carryforwards	326,667	338,718
Federal & state tax credits	10,529	12,101
Postretirement benefits	37,881	33,160
Alternative minimum tax	1,901	1,901
Other	2,815	1,398

Subtotal	434,009	437,261
Valuation allowance	(13,354)	(14,202)

Total net deferred tax assets	420,655	423,059

Other intangible assets	(697,043)	(677,393)
Partnership interest	(8,902)	(8,885)
Plant assets	(82,992)	(80,767)
Unremitted earnings	(2,560)	(2,240)
Other	(1,488)	(631)

Total deferred tax liabilities	(792,985)	(769,916)

Net deferred tax asset (liability)	$(372,330)	$(346,857)

Amounts recognized in the Consolidated Balance Sheets
Current net deferred tax assets	99,199	$71,109
Long-term net deferred tax liability	(471,529)	(417,966)

Net deferred tax liability	$(372,330)	$(346,857)

Pursuant to a tax sharing agreement among Pinnacle Foods, Inc (“PF”), and other members of the PF affiliated group, each member is liable for its share of the federal income tax liability of the consolidated group.

Income taxes are accounted for in accordance with the authoritative guidance for accounting for income taxes under which deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. For the fiscal years ended December 30, 2012 and December 25, 2011, the Company recorded a $0.7 million charge and $2.6 million benefit, respectively, to the state income tax provision reflecting a change in the effective tax rate as a result of changes to our manufacturing footprint and state legislative changes enacted during the respective fiscal years. For the year ended December 26, 2010, the Company recorded a $2.2 million benefit to the state income tax provision reflecting a change in the effective tax rate as a result of restructuring following the Birds Eye integration.

The authoritative guidance for accounting for income taxes requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. The Company regularly evaluates its deferred tax assets for future realization. A review of all available positive and negative evidence must be considered, including a company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, and existing contracts or sales backlog that will result in future profits. Based on a review of both the positive and negative evidence, it was determined that the Company had sufficient positive evidence to outweigh any negative evidence and support that it was more likely that not that substantially all of the deferred tax assets would be realized.

The Company recognizes investment tax credits under the flow through method. For the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, a net charge of $1.3 million, and net benefits of $1.2 million and $0.1 million, respectively, were recorded in the Provision for income taxes line of the Consolidated Statements of Operations.

For the fiscal year ended December 26, 2010, the Company recorded an out of period adjustment of $4.2 million to correct errors related to the reversal of the Company’s income tax valuation allowance as of December 27, 2009. Since this adjustment was not material to prior years’ financial statements, the Company recorded the adjustment in the financial statements for the fiscal year ended December 26, 2010.

PF, is a loss corporation as defined by Internal Revenue Code Section 382. Section 382 places an annual limitation on PF’s ability to utilize a portion of our Net Operating Loss Carryovers (NOLCs) and other attributes to reduce future taxable income. As of December 30, 2012, PF has federal NOLCs of $1,099.0 million, of which $237.2 million of the carryovers exceed the estimated available Section 382 limitation. PF reduced its deferred tax assets for this limitation. Of the remaining $861.8 million of NOLCs, $636.1 million are subject to the various Section 382 limitations which will limit the amount of NOLCs that can be utilized in any given year. It is expected that PF’s annual Section 382 limitation going forward will approximate $17.0 million to $23.0 million, adjusted for certain built in gain recognition items (as defined in Section 382) and pending resolution of certain tax matters. Approximately $225 million of the NOLCs are not subject to Section 382 limitations. PF’s NOLCs and certain other tax attributes generated prior to December 23, 2009 may not be utilized to offset Birds Eye income from recognized built in gains that existed at the acquisition date, through December 2014, pursuant to Internal Revenue Code Section 384.

PF’s federal NOLCs have expiration periods from 2017 through 2031. PF and its subsidiaries also have state tax NOLCs that are limited and vary in amount by jurisdiction. State net operating losses are approximately $592.0 million with expiration periods beginning in 2013 through 2032. State tax credits total $9.3 million of which $3.4 million expire on or before 2028. The remaining $5.9 million of state credits do not expire, except upon the occurrence of specific events. The Company’s foreign net operating losses of $0.9 million expire on or before December 2021.

As of December 30, 2012 our valuation allowance for state NOLCs and credits is $12.5 million and the foreign valuation allowance is $0.9 million.

Following are the changes in the deferred tax valuation allowance:

	Beginning Balance	Additions	Acquisitions	Deductions	Ending Balance
Fiscal year ended December 30, 2012	$14,202	$474	$—	$(1,322)	$13,354
Fiscal year ended December 25, 2011	8,284	6,187	—	(269)	14,202
Fiscal year ended December 26, 2010	14,792	—	(5,721)	(787)	8,284

A reconciliation of the beginning and ending amount of gross unrecognized tax positions is as follows:

	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Gross unrecognized tax positions at beginning of year	$9,764	$13,515	$3,410
Increase for tax positions related to prior periods	199	646	9,722
Decrease for tax positions related to prior periods	(509)	(4,133)	—
Increase for tax positions related to the current period	679	558	630
Decrease related to settlement with tax authorities	(1,580)	(822)	(163)
Reductions due to lapse of applicable statutes of limitations	(46)	—	(84)

Gross unrecognized tax positions at end of year	$8,507	$9,764	$13,515

The Company’s liability for unrecognized tax positions as of December 30, 2012 was $8,507, reflecting a net decrease of $1,257 principally for settlement of uncertainties related to federal and foreign tax matters. A benefit of $1,435 was recognized in the provision for income taxes resulting from the settlement of tax examinations. The amount that, if recognized, would impact the effective tax rate as of December 30, 2012 was $1,986. From time to time, various taxing authorities may audit the Company’s tax returns. It is reasonably possible that a decrease in the uncertain tax positions of approximately $699 may occur within the next twelve months due to the lapse of certain statute of limitations or resolution of uncertainties.

The Company recorded interest and penalties associated with uncertain tax positions as a benefit of $157 and $743, and a charge of $266 to the provision for income taxes for the fiscal years ended December 30, 2012, December 25, 2011 and December 26, 2010, respectively. The Company’s liability includes accrued interest and penalties of $332 and $489 as of December 30, 2012 and December 25, 2011, respectively.

The Company files income tax returns with the U.S. federal government and various state and international jurisdictions. With few exceptions, as noted below, the Company’s 1999 and subsequent federal and state tax years remain open by statute, principally relating to NOLCs. With limited exception for certain states, Federal and state tax years for pre-acquisition periods (2009 and earlier) of Birds Eye Food Inc. are either closed by statute or by completed tax examinations. International jurisdictions remain open for the fiscal 2006, fiscal 2010 and subsequent periods. As a matter of course, from time to time various taxing authorities may audit the Company’s tax returns and the ultimate resolution of such audits could result in adjustments to amounts recognized by the Company. Audits of the Company’s federal income tax returns were completed in 2012 by the Canada Revenue Agency for the fiscal years ended December 28, 2008 and December 27, 2009, and the IRS for the fiscal years ended December 27, 2009 and December 26, 2010, respectively. The Company is currently under audit by various state tax jurisdictions. At this time, an estimate of the range of reasonably possible outcomes cannot be made. We do not anticipate these possible outcomes will have a significant impact on the results of operations, our financial position or our cash flows.

16. Quarterly Results (Unaudited)

Summarized quarterly financial data is presented below

	Quarter Ended
	March 2012	June 2012	September 2012	December 2012	Fiscal 2012
Net sales	$616,925	$588,595	$567,905	$705,060	$2,478,485
Cost of products sold	481,248	456,439	438,564	517,685	1,893,936

Gross profit	135,677	132,156	129,341	187,375	584,549
Net earnings (loss)	9,539	(10,560)	9,878	43,662	52,519
Net earnings per share
Basic	$0.12	(0.13)	0.12	0.54	0.65
Weighted average shares outstanding—basic	81,267	82,235	81,218	80,202	81,231
Diluted	$0.11	(0.13)	0.11	0.51	0.61
Weighted average shares outstanding—diluted	86,492	87,559	86,445	85,482	86,495

	Quarter Ended
	March 2011	June 2011	September 2011	December 2011	Fiscal 2011
Net sales	$606,311	$602,023	$574,746	$686,482	$2,469,562
Cost of products sold	452,916	460,346	440,496	500,938	1,854,696

Gross profit	153,395	141,677	134,250	185,544	614,866
Net earnings (loss)	20,252	7,581	12,777	(87,524)	(46,914)
Net earnings per share
Basic	$0.25	0.09	0.16	(1.08)	(0.58)
Weighted average shares outstanding—basic	81,357	81,338	81,296	81,273	81,316
Diluted	0.23	0.09	0.15	(1.08)	(0.58)
Weighted average shares outstanding—diluted	86,621	86,582	86,489	81,273	81,316

Net earnings during fiscal 2012 and fiscal 2011 were affected by the following charges (credits):

	Quarter Ended
	March 2012	June 2012	September 2012	December 2012	Fiscal 2012
Cost of products sold
Restructuring charges (see note 8)	$2,152	$3,537	$14,078	$9,432	$29,199
Restructuring related expenses (a)	1,327	1,513	2,082	3,074	7,996
Aunt Jemima product recall (b)	3,722	(500)	—	(1,150)	2,072
Research and development expenses
Restructuring charges (see note 8)	—	914	465	1,417	2,796
Other expense (income), net
Tradename Impairment charges (c)	—	—	—	520	520
Redemption premium on the early extinguishment of debt (see Note 5)	—	10,785	3,470	—	14,255

	Quarter Ended
	March 2011	June 2011	September 2011	December 2011	Fiscal 2011
Cost of products sold
Restructuring charges (see note 8)	$2,865	$7,567	$3,280	$3,884	$17,596
Aunt Jemima product recall (b)	—	—	—	1,145	1,145
Goodwill impairment charge
Impairment charges (c)	—	—	—	122,900	122,900
Other expense (income), net
Tradename Impairment charges (d)	—	—	—	25,300	25,300
Lehman Brothers Specialty Financing settlement (see Note 5)	—	8,500	—	—	8,500
Interest expense
Amortization of deferred mark-to-market on terminated swap (see Note 11)	705	507	473	434	2,119

(a)	Restructuring related expenses include plant enhancement expenses, removal and transfer of equipment and consulting and engineering costs for restructuring projects.
(b)	On January 27, 2012 we issued a voluntary recall for certain Aunt Jemima frozen pancakes due to potential cross contamination with soy protein which may cause allergic reaction for people who have a soy allergy (See Note 12 for additional information).

(c)	Goodwill impairment charges consist of the following:

•	Fourth quarter 2011—Goodwill Impairment charges of $51,700, $49,700 and $21,500 on the Frozen Breakfast, Private Label and Foodservice reporting units, respectively.
(d)	Tradename impairment charges consist of the following:

•	Fourth quarter 2012—$520 on Bernstein’s.

•	Fourth quarter 2011—$23,700, $1,200 and $400 on the Aunt Jemima breakfast, Lender’s and Bernstein’s tradenames, respectively.

17. Guarantor and Nonguarantor Statements

On April 29, 2013, Pinnacle Foods Finance (“PFF”) issued 4.875% Senior Notes. The 4.875% Senior Notes are general senior unsecured obligations of PFF, effectively subordinated in right of payment to all existing and future senior secured indebtedness of PFF and guaranteed on a full, unconditional, joint and several basis by the Company and PFF’s 100% owned domestic subsidiaries that guarantee other indebtedness of the Company.

The following condensed consolidating financial information presents:

(1)(a)	Condensed consolidating balance sheets as of December 30, 2012 and December 25, 2011.

(b)	The related condensed consolidating statements of operations and comprehensive earnings for the Company, PFF, all guarantor subsidiaries and the non-guarantor subsidiaries for the following:

i.	Fiscal year ended December 30, 2012

ii.	Fiscal year ended December 25, 2011; and

iii.	Fiscal year ended December 26, 2010.

(c)	The related condensed consolidating statements of cash flows for the Company, PFF, all guarantor subsidiaries and the non-guarantor subsidiaries for the following:

i.	Fiscal year ended December 30, 2012

ii.	Fiscal year ended December 25, 2011; and

iii.	Fiscal year ended December 26, 2010.

(2)	Elimination entries necessary to consolidate the Company, PFF, with its guarantor subsidiaries and non-guarantor subsidiaries.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions and include a reclassification entry of net non-current deferred tax assets to non-current deferred tax liabilities.

Pinnacle Foods Inc.

Condensed Consolidating Balance Sheet

December 30, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$—	$83,123	$9,158	$—	$92,281
Accounts receivable, net	—	—	135,791	8,093	—	143,884
Intercompany accounts receivable	—	—	73,769	—	(73,769)	—
Inventories, net	—	—	350,922	7,129	—	358,051
Other current assets	—	1,130	10,546	186	—	11,862
Deferred tax assets	—	—	100,245	74	(1,120)	99,199

Total current assets	—	1,130	754,396	24,640	(74,889)	705,277
Plant assets, net	—	—	493,640	26	—	493,666
Investment in subsidiaries	888,726	1,840,632	11,222	—	(2,740,580)	—
Intercompany note receivable	—	1,469,135	7,270	9,800	(1,486,205)	—
Tradenames	—	—	1,603,992	—	—	1,603,992
Other assets, net	—	23,691	131,707	160	—	155,558
Deferred tax assets	—	239,347	—	—	(239,347)	—
Goodwill	—	—	1,441,495	—	—	1,441,495

Total assets	$888,726	$3,573,935	$4,443,722	$34,626	$(4,541,021)	$4,399,988

Current liabilities:
Short-term borrowings	$—	$—	$2,139	$—	$—	$2,139
Current portion of long-term obligations	—	27,411	3,008	—	—	30,419
Accounts payable	—	37	136,220	1,069	—	137,326
Intercompany accounts payable	—	65,888	—	7,881	(73,769)	—
Accrued trade marketing expense	—	—	41,396	3,175	—	44,571
Accrued liabilities	—	29,662	90,000	727	(1,120)	119,269

Total current liabilities	—	122,998	272,763	12,852	(74,889)	333,724
Long-term debt	—	2,558,404	17,982	—	—	2,576,386
Intercompany note payable	—	—	1,478,593	7,612	(1,486,205)	—
Pension and other postretirement benefits	—	—	100,918	—	—	100,918
Other long-term liabilities	—	3,807	22,168	2,730	—	28,705
Deferred tax liabilities	—	—	710,666	210	(239,347)	471,529

Total liabilities	—	2,685,209	2,603,090	23,404	(1,800,441)	3,511,262
Commitments and contingencies (Note 12)
Shareholder’s equity:
Pinnacle Common Stock	$812	$—	$—	$—	$—	812
Additional paid-in-capital	696,512	697,324	1,284,155	2,324	(1,983,803)	696,512
Retained earnings	252,955	252,955	608,788	8,842	(870,585)	252,955
Accumulated other comprehensive loss	(61,553)	(61,553)	(52,311)	56	113,808	(61,553)

Total shareholders’ equity	888,726	888,726	1,840,632	11,222	(2,740,580)	888,726

Total liabilities and shareholders’ equity	$888,726	$3,573,935	$4,443,722	$34,626	$(4,541,021)	$4,399,988

Pinnacle Foods Inc.

Condensed Consolidating Balance Sheet

December 25, 2011

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$—	$150,493	$538	$—	$151,031
Accounts receivable, net	—	—	152,041	7,940	—	159,981
Intercompany accounts receivable	—	129,142	—	947	(130,089)	—
Inventories, net	—	—	330,136	5,676	—	335,812
Other current assets	—	1,072	6,189	288	—	7,549
Deferred tax assets	—	1,563	69,575	(29)	—	71,109

Total current assets	—	131,777	708,434	15,360	(130,089)	725,482
Plant assets, net	—	—	501,245	38	—	501,283
Investment in subsidiaries	845,352	1,726,711	10,438	—	(2,582,501)	—
Intercompany note receivable	—	1,541,341	7,270	9,800	(1,558,411)	—
Tradenames	—	—	1,604,512	—	—	1,604,512
Other assets, net	—	31,604	147,057	188	—	178,849
Deferred tax assets	—	191,289	—	—	(191,289)	—
Goodwill	—	—	1,441,495	—	—	1,441,495

Total assets	$845,352	$3,622,722	$4,420,451	$25,386	$(4,462,290)	$4,451,621

Current liabilities:
Short-term borrowings	$—	$—	$1,708	$—	$—	$1,708
Current portion of long-term obligations	—	12,500	3,161	—	—	15,661
Accounts payable	—	—	151,693	1,176	—	152,869
Intercompany accounts payable	—	—	130,089	—	(130,089)	—
Accrued trade marketing expense	—	—	32,020	3,105	—	35,125
Accrued liabilities	—	46,012	82,312	461	—	128,785

Total current liabilities	—	58,512	400,983	4,742	(130,089)	334,148
Long-term debt	—	2,718,858	19,792	—	—	2,738,650
Intercompany note payable	—	—	1,551,141	7,270	(1,558,411)	—
Pension and other postretirement benefits	—	—	93,406	—	—	93,406
Other long-term liabilities	—	—	19,369	2,730	—	22,099
Deferred tax liabilities	—	—	609,049	206	(191,289)	417,966

Total liabilities	—	2,777,370	2,693,740	14,948	(1,879,789)	3,606,269
Commitments and contingencies (Note 12)
Shareholder’s equity:
Pinnacle Common Stock	$813	$—	$—	$—	$—	813
Additional paid-in-capital	696,539	697,352	1,284,155	2,324	(1,983,831)	696,539
Retained earnings	200,436	200,436	483,821	8,011	(692,268)	200,436
Accumulated other comprehensive loss	(52,436)	(52,436)	(41,265)	103	93,598	(52,436)

Total shareholders’ equity	845,352	845,352	1,726,711	10,438	(2,582,501)	845,352

Total liabilities and shareholders’ equity	$845,352	$3,622,722	$4,420,451	$25,386	$(4,462,290)	$4,451,621

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings (Loss)

For the fiscal year ended December 30, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$2,454,737	$84,708	$(60,960)	$2,478,485
Cost of products sold	—	120	1,880,692	73,090	(59,966)	1,893,936

Gross profit	—	(120)	574,045	11,618	(994)	584,549
Operating expenses
Marketing and selling expenses	—	342	163,567	5,827	—	169,736
Administrative expenses	—	3,415	82,643	3,356	—	89,414
Research and development expenses	—	25	12,006	—	—	12,031
Intercompany royalties	—	—	—	77	(77)	—
Intercompany technical service fees	—	—	—	917	(917)	—
Other expense (income), net	—	14,255	15,519	—	—	29,774
Equity in (earnings) loss of investees	(52,519)	(124,967)	(831)	—	178,317	—

Total operating expenses	(52,519)	(106,930)	272,904	10,177	177,323	300,955

Earnings (loss) before interest and taxes	52,519	106,810	301,141	1,441	(178,317)	283,594
Intercompany interest (income) expense	—	(95,285)	95,162	123	—	—
Interest expense	—	196,240	2,200	44	—	198,484
Interest income	—	—	110	—	—	110

Earnings (loss) before income taxes	52,519	5,855	203,889	1,274	(178,317)	85,220
Provision (benefit) for income taxes	—	(46,664)	78,922	443	—	32,701

Net earnings (loss)	$52,519	$52,519	$124,967	$831	$(178,317)	$52,519

Total comprehensive earnings	$43,402	$43,402	$113,923	$787	$(158,112)	$43,402

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings (Loss)

For the fiscal year ended December 25, 2011

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$2,442,540	$84,832	$(57,810)	$2,469,562
Cost of products sold	—	(148)	1,839,000	72,716	(56,872)	1,854,696

Gross profit	—	148	603,540	12,116	(938)	614,866
Operating expenses
Marketing and selling expenses	—	463	165,172	6,006	—	171,641
Administrative expenses	—	3,463	73,522	3,475	—	80,460
Research and development expenses	—	34	7,987	—	—	8,021
Intercompany royalties	—	—	—	70	(70)	—
Intercompany technical service fees	—	—	—	868	(868)	—
Goodwill impairment charge	—	—	122,900	—	—	122,900
Other expense (income), net	—	—	48,578	—	—	48,578
Equity in (earnings) loss of investees	46,914	(12,566)	(1,227)	—	(33,121)	—

Total operating expenses	46,914	(8,606)	416,932	10,419	(34,059)	431,600

Earnings before interest and taxes	(46,914)	8,754	186,608	1,697	33,121	183,266
Intercompany interest (income) expense	—	(111,919)	111,874	45	—	—
Interest expense	—	206,581	1,726	12	—	208,319
Interest income	—	—	241	1	—	242

Earnings (loss) before income taxes	(46,914)	(85,908)	73,249	1,641	33,121	(24,811)
Provision (benefit) for income taxes	—	(38,994)	60,683	414	—	22,103

Net earnings (loss)	$(46,914)	$(46,914)	$12,566	$1,227	$33,121	$(46,914)

Total comprehensive earnings (loss)	$(49,818)	$(49,818)	$(3,446)	$2,663	$50,601	$(49,818)

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings (Loss)

For the fiscal year ended December 26, 2010

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$2,409,548	$82,870	$(55,715)	$2,436,703
Cost of products sold	—	624	1,817,475	71,197	(54,921)	1,834,375

Gross profit	—	(624)	592,073	11,673	(794)	602,328
Operating expenses
Marketing and selling expenses	—	1,902	164,712	5,730	—	172,344
Administrative expenses	—	5,199	101,786	2,965	—	109,950
Research and development expenses	—	210	9,177	—	—	9,387
Intercompany royalties	—	—	—	83	(83)	—
Intercompany technical service fees	—	—	—	711	(711)	—
Other expense (income), net	—	—	45,495	—	—	45,495
Equity in earnings of investees	(22,037)	(92,447)	(1,447)	—	115,931	—

Total operating expenses	(22,037)	(85,136)	319,723	9,489	115,137	337,176

Earnings before interest and taxes	22,037	84,512	272,350	2,184	(115,931)	265,152
Intercompany interest (income) expense	—	(121,371)	121,371	—	—	—
Interest expense	—	234,759	1,245	—	—	236,004
Interest income	—	20	268	—	—	288

Earnings (loss) before income taxes	22,037	(28,856)	150,002	2,184	(115,931)	29,436
Provision (benefit) for income taxes	—	(50,893)	57,555	737	—	7,399

Net earnings	$22,037	$22,037	$92,447	$1,447	$(115,931)	$22,037

Total comprehensive earnings	$16,096	$16,096	$89,334	$3,113	$(108,543)	$16,096

Pinnacle Foods Inc.

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 30, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(87,051)	$281,501	$8,403	$—	$202,853

Cash flows from investing activities
Intercompany accounts receivable/payable	—	100,589	—	—	(100,589)	—
Repayments of intercompany loans	—	167,492	—		(167,492)	—
Capital expenditures	—	—	(78,279)	—	—	(78,279)
Sale of plant assets	—	—	570	—	—	570

Net cash (used in) provided by investing activities	—	268,081	(77,709)	—	(268,081)	(77,709)

Cash flows from financing activities
Proceeds from bank term loans	—	842,625	—	—	—	842,625
Repayments of long-term obligations	—	(632,025)	—	—	—	(632,025)
Repurchase of notes	—	(373,255)	—	—	—	(373,255)
Proceeds from short-term borrowing	—	—	4,294	—	—	4,294
Repayments of short-term borrowing	—	—	(3,864)	—	—	(3,864)
Borrowings under revolving credit facility	—	40,000	—	—	—	40,000
Repayments of revolving credit facility	—	(40,000)	—	—	—	(40,000)
Intercompany accounts receivable/payable	—	—	(100,589)		100,589	—
Repayments of intercompany loans	—	—	(167,492)	—	167,492	—
Repayment of capital lease obligations	—	—	(3,511)	—	—	(3,511)
Parent reduction in investment in subsidiary	877	(877)	—	—	—	—
Repurchases of equity	(877)	—	—	—	—	(877)
Debt acquisition costs	—	(17,498)	—	—	—	(17,498)
Net cash (used in) provided by financing activities	—	(181,030)	(271,162)	—	268,081	(184,111)

Effect of exchange rate changes on cash	—	—	—	217	—	217
Net change in cash and cash equivalents	—	—	(67,370)	8,620	—	(58,750)
Cash and cash equivalents—beginning of period	—	—	150,493	538	—	151,031

Cash and cash equivalents—end of period	$—	$—	$83,123	$9,158	$—	$92,281

Supplemental disclosures of cash flow information:
Interest paid	$—	$177,296	$2,131	$—	$—	$179,427
Interest received	—	1	109	—	—	110
Income taxes paid	—	—	1,638	343	—	1,981
Non-cash investing and financing activities:
New capital leases	—	—	1,548	—	—	1,548

Pinnacle Foods Inc.

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 25, 2011

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(90,347)	$299,953	$(5,394)	$—	$204,212

Cash flows from investing activities
Intercompany accounts receivable/payable	—	(291,525)	—	—	291,525	—
Intercompany loans	—	—	(7,270)	(9,800)	17,070	—
Repayments of intercompany loans	—	440,552	—		(440,552)	—
Capital expenditures	—	—	(117,306)	—	—	(117,306)
Sale of plant assets held for sale	—	—	7,900	—	—	7,900

Net cash (used in) provided by investing activities	—	149,027	(116,676)	(9,800)	(131,957)	(109,406)

Cash flows from financing activities
Repayments of long-term obligations	—	(57,547)	—	—	—	(57,547)
Proceeds from short-term borrowing	—	—	3,070	—	—	3,070
Repayments of short-term borrowing	—	—	(2,954)	—	—	(2,954)
Intercompany accounts receivable/payable	—	—	291,525		(291,525)	—
Proceeds from Intercompany loans	—	—	9,800	7,270	(17,070)	—
Repayments of intercompany loans	—	—	(440,552)	—	440,552	—
Repayment of capital lease obligations	—	—	(2,543)	—	—	(2,543)
Debt acquisition costs	—	(67)	(454)	(200)	—	(721)
Equity contributions	—	558	—	—	—	558
Parent reduction in investment in subsidiary	1,624	(1,624)	—	—	—	—
Repurchases of equity	(1,624)	—	—	—	—	(1,624)
Other Financing	—	—	—	2,730	—	2,730

Net cash (used in) provided by financing activities	—	(58,680)	(142,108)	9,800	131,957	(59,031)

Effect of exchange rate changes on cash	—	—	—	(30)	—	(30)
Net change in cash and cash equivalents	—	—	41,169	(5,424)	—	35,745
Cash and cash equivalents—beginning of period	—	—	109,324	5,962	—	115,286

Cash and cash equivalents—end of period	$—	$—	$150,493	$538	$—	$151,031

Supplemental disclosures of cash flow information:
Interest paid	$—	$194,644	$1,695	$—	$—	$196,339
Interest received	—	—	240	1	—	241
Income taxes paid (refunded)	—	—	(2,849)	895	—	(1,954)
Non-cash investing and financing activities:
New capital leases	—	—	11,240	—	—	11,240

Pinnacle Foods Finance LLC

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 26, 2010

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(58,465)	$315,133	$310	$—	$256,978

Cash flows from investing activities
Intercompany accounts receivable/payable	—	16,986	—	—	(16,986)	—
Repayments of intercompany loans	—	159,198	—	—	(159,198)	—
Capital expenditures	—	—	(81,272)	—	—	(81,272)

Net cash (used in) provided by investing activities	—	176,184	(81,272)	—	(176,184)	(81,272)

Cash flows from financing activities
Proceeds from bond offering	—	400,000	—	—	—	400,000
Proceeds from bank term loans	—	442,300	—	—	—	442,300
Repayments of long-term obligations	—	(946,558)	—	—	—	(946,558)
Proceeds from short-term borrowing	—	—	3,409	—	—	3,409
Repayments of short-term borrowing	—	—	(3,049)	—	—	(3,049)
Intercompany accounts receivable/payable	—	—	(16,986)	—	16,986	—
Repayments of intercompany loans	—	—	(159,198)	—	159,198	—
Repayment of capital lease obligations	—	—	(2,658)	—	—	(2,658)
Equity contributions	—	626	—	—	—	626
Parent reduction in investment in subsidiary	1,282	(1,282)	—	—	—	—
Repurchases of equity	(1,282)	—	—	—	—	(1,282)
Repayment of notes receivable from officers	—	565	—	—	—	565
Debt acquisition costs	—	(13,370)	—	—	—	(13,370)
Changes in bank overdrafts	—	—	(14,304)	—	—	(14,304)

Net cash (used in) provided by financing activities	—	(117,719)	(192,786)	—	176,184	(134,321)

Effect of exchange rate changes on cash	—	—	—	27	—	27
Net change in cash and cash equivalents	—	—	41,075	337	—	41,412
Cash and cash equivalents—beginning of period	—	—	68,249	5,625	—	73,874

Cash and cash equivalents—end of period	$—	$—	$109,324	$5,962	$—	$115,286

Supplemental disclosures of cash flow information:
Interest paid	$—	$178,530	$1,236	$—	$—	$179,766
Interest received	—	20	251	—	—	271
Income taxes paid	—	—	6,989	9	—	6,998
Non-cash investing and financing activities:
New capital leases	—	—	13,587	—	—	13,587

18. Stock Split

On March 12, 2013, the Company’s board of directors authorized a 55.2444 for 1 split of the common stock. The split became effective on the date of approval. The Company retained the current par value of $0.01 per share for all shares of common stock. All references to numbers of common shares and per-share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. Stockholders’ equity reflects the stock split by reclassifying from “Additional paid-in capital” to “Common stock” an amount equal to the par value of the additional shares arising from the split.

On March 12, 2013, immediately prior to the stock split described above, 2,679,353 of additional shares were issued through the exercise of the warrant agreement described in Note 1. Immediately thereafter, the warrant agreement was terminated.

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands, except per share amounts)

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Net sales	$572,455	$567,905	$1,754,480	$1,773,425
Cost of products sold	415,052	438,564	1,297,808	1,376,251

Gross profit	157,403	129,341	456,672	397,174
Operating expenses
Marketing and selling expenses	40,866	38,336	134,002	130,540
Administrative expenses	25,304	21,349	93,189	66,089
Research and development expenses	2,709	2,677	7,825	8,211
Other expense (income), net	3,606	7,084	45,096	25,280

Total operating expenses	72,485	69,446	280,112	230,120

Earnings before interest and taxes	84,918	59,895	176,560	167,054
Interest expense	19,595	44,462	107,878	154,601
Interest income	23	4	68	105

Earnings before income taxes	65,346	15,437	68,750	12,558
Provision for income taxes	24,661	5,559	35,108	3,701

Net earnings	$40,685	$9,878	$33,642	$8,857

Net earnings per share
Basic	$0.35	$0.12	$0.32	$0.11
Weighted average shares outstanding—basic	115,590,396	81,218,162	103,921,211	81,237,056
Diluted	$0.35	$0.11	$0.32	$0.10
Weighted average shares outstanding—diluted	116,347,508	86,444,890	105,978,368	86,460,856
Dividends declared	$0.18	$—	$0.36	$—

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (unaudited)

(thousands of dollars)

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Net earnings	$40,685	$9,878	$33,642	$8,857
Other comprehensive earnings (loss)
Foreign currency translation	179	118	(4)	341
Net gain (loss) on financial instrument contracts	(4,709)	(2,622)	25,627	(8,168)
Loss on pension actuarial assumption adjustments	—	—	—	(76)

Reclassifications into earnings:
Financial instrument contracts	(439)	1,174	2,825	8,854
Amortization of deferred mark-to-market adjustment on terminated swaps	—	—	—	445
Loss on pension actuarial assumption adjustments	353	—	1,072	—

Tax benefit (provision) on other comprehensive earnings	1,663	393	(2,481)	(792)

Total other comprehensive (loss) earnings—net of tax	(2,953)	(937)	27,039	604

Total comprehensive earnings	$37,732	$8,941	$60,681	$9,461

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of dollars, except share and per share amounts)

	September 29, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$110,403	$92,281
Accounts receivable, net of allowances of $5,707 and $5,149, respectively	168,916	143,884
Inventories	394,328	358,051
Other current assets	7,266	11,862
Deferred tax assets	121,181	99,199

Total current assets	802,094	705,277
Plant assets, net of accumulated depreciation of $283,426 and $244,694, respectively	512,351	493,666
Tradenames	1,603,992	1,603,992
Other assets, net	161,423	155,558
Goodwill	1,441,495	1,441,495

Total assets	$4,521,355	$4,399,988

Current liabilities:
Short-term borrowings	$1,065	$2,139
Current portion of long-term obligations	19,436	30,419
Accounts payable	180,055	137,326
Accrued trade marketing expense	38,920	44,571
Accrued liabilities	106,675	119,269
Dividends payable	21,354	—

Total current liabilities	367,505	333,724
Long-term debt (includes $48,004 and $63,097 owed to related parties, respectively)	1,968,907	2,576,386
Pension and other postretirement benefits	93,090	100,918
Other long-term liabilities	24,802	28,705
Deferred tax liabilities	530,148	471,529

Total liabilities	2,984,452	3,511,262
Commitments and contingencies (Note 12)
Shareholders’ equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued
Pinnacle common stock: par value $.01 per share, 200,000,000 shares authorized; issued and outstanding 117,220,795 and 81,210,672, respectively	1,172	812
Additional paid-in-capital	1,325,835	696,512
Retained earnings	244,410	252,955
Accumulated other comprehensive loss	(34,514)	(61,553)

Total shareholders’ equity	1,536,903	888,726

Total liabilities and shareholders’ equity	$4,521,355	$4,399,988

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	Nine months ended
	September 29, 2013	September 23, 2012
Cash flows from operating activities
Net earnings	$33,642	$8,857
Non-cash charges (credits) to net earnings
Depreciation and amortization	57,683	68,542
Amortization of discount on term loan	720	669
Amortization of debt acquisition costs	3,378	6,745
Call premium on note redemptions	34,180	14,255
Refinancing costs and write off of debt issuance costs	19,668	17,482
Amortization of deferred mark-to-market adjustment on terminated swaps	—	444
Change in value of financial instruments	(192)	(2,002)
Equity-based compensation charge	5,616	725
Pension expense, net of contributions	(6,756)	(8,924)
Gain on sale of assets held for sale	(3,627)	—
Other long-term liabilities	(494)	3,210
Other long-term assets	—	(601)
Deferred income taxes	33,226	2,637
Changes in working capital
Accounts receivable	(25,275)	(5,974)
Inventories	(36,160)	(66,822)
Accrued trade marketing expense	(5,556)	3,853
Accounts payable	41,746	14,198
Accrued liabilities	(10,464)	4,340
Other current assets	392	750

Net cash provided by operating activities	141,727	62,384

Cash flows from investing activities
Capital expenditures	(62,722)	(49,796)
Proceeds from sale of plant assets	6,853	570

Net cash used in investing activities	(55,869)	(49,226)

Cash flows from financing activities
Net proceeds from issuance of common stock	624,258	—
Repurchases of equity	(191)	(846)
Dividends paid	(20,831)	—
Proceeds from bank term loans	1,625,925	842,625
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(1,732,071)	(625,172)
Repurchase of notes	(899,180)	(373,255)
Proceeds from short-term borrowings	2,408	1,216
Repayments of short-term borrowings	(3,481)	(2,364)
Borrowings under revolving credit facility	—	5,000
Repayments of revolving credit facility	—	(5,000)
Repayment of capital lease obligations	(2,320)	(2,803)
Debt acquisition costs	(12,491)	(17,414)
Change in bank overdrafts	—	19,327

Net cash used in financing activities	(67,974)	(158,686)

Effect of exchange rate changes on cash	238	388
Net change in cash and cash equivalents	18,122	(145,140)
Cash and cash equivalents—beginning of period	92,281	151,031

Cash and cash equivalents—end of period	$110,403	$5,891

Supplemental disclosures of cash flow information:
Interest paid	$91,577	$138,622
Interest received	69	105
Income taxes paid	2,998	1,933
Non-cash investing and financing activities:
New capital leases	2,030	1,549
Dividends payable	21,354	—

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (unaudited)

(thousands of dollars, except share and per share amounts)

	Common Stock		Additional Paid In Capital	Retained earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance, December 25, 2011	81,272,578	$813	$696,539	$200,436	$(52,436)	$845,352
Equity contributions:
Shares repurchased	(60,714)	(1)	(845)			(846)
Equity related compensation			725			725
Comprehensive earnings				8,857	604	9,461

Balance, September 23, 2012	81,211,864	$812	$696,419	$209,293	$(51,832)	$854,692

Balance, December 30, 2012	81,210,672	$812	$696,512	$252,955	$(61,553)	$888,726
Equity contributions:
Share issuance	36,153,849	361	623,897			624,258
Shares repurchased	(8,319)	—	(191)			(191)
Shares forfeited	(135,407)	(1)	1			—
Equity related compensation			5,616			5,616
Dividends ($0.36 per share)*				(42,187)		(42,187)

Comprehensive earnings				33,642	27,039	60,681

Balance, September 29, 2013	117,220,795	$1,172	$1,325,835	$244,410	$(34,514)	$1,536,903

*	$0.18 per share quarterly, declared May 2013 and September 2013

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(thousands of dollars, except share and per share amounts and where noted in millions)

1. Summary of Business Activities

Business Overview

Pinnacle Foods Inc. (hereafter referred to as “Pinnacle” or the “Company”), formerly known as Crunch Holding Corp., is a holding company whose sole asset is 100% ownership of Peak Finance Holdings LLC (“PFH”). PFH is a holding company whose sole asset is 100% ownership of Pinnacle Foods Finance LLC (“Pinnacle Foods Finance”). The Company is majority owned by affiliates of The Blackstone Group L.P. (“Blackstone”). In October 2013, approximately 30.7 million shares previously owned by certain Blackstone Funds were transferred to BCPV Pinnacle Holdings LLC. The transfer of these shares did not result in any change in beneficial ownership for any of the Blackstone Funds.

The Company is a leading manufacturer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in three operating segments: (i) Birds Eye Frozen, (ii) Duncan Hines Grocery and (iii) Specialty Foods. The Company’s United States retail frozen vegetables (Birds Eye), frozen complete bagged meals (Birds Eye Voila!), frozen seafood (Van de Kamp’s, Mrs. Paul’s), full-calorie single-serve frozen dinners and entrées (Hungry-Man), frozen breakfast (Aunt Jemima), frozen and refrigerated bagels (Lender’s), and frozen pizza for one (Celeste) are reported in the Birds Eye Frozen Division. The Company’s baking mixes and frostings (Duncan Hines), shelf-stable pickles (Vlasic), table syrups (Mrs. Butterworth’s and Log Cabin), canned meat (Armour, Nalley and Brooks), pie and pastry fillings (Comstock and Wilderness), barbecue sauces (Open Pit), salad dressing (Bernstein’s) and all Canadian operations are reported in the Duncan Hines Grocery Division. The Specialty Foods Division consists of snack products (Tim’s Cascade and Snyder of Berlin) and the Company’s food service and private label businesses.

Significant transactions affecting comparability

The results of operations in the nine months ended September 29, 2013 and September 23, 2012 are impacted by our April 2013 initial public offering (the “IPO”) and the April 2013 and 2012 refinancings which significantly affected Administrative expenses, Other expense, Interest expense and Provision for income taxes. See Management’s Discussion and Analysis (pages 50-78).

History and Current Ownership

Since 2001, the Company and its predecessors have been involved in several business combinations to acquire certain assets and liabilities related to the brands discussed above.

On December 23, 2009, Pinnacle Foods Group LLC (“PFG LLC”), an entity wholly owned by Pinnacle Foods Finance, purchased Birds Eye Foods, Inc. (the “Birds Eye Acquisition”).

On March 12, 2013, the Company’s board of directors authorized a 55.2444 for 1 split of the common stock. The split became effective on the date of approval. The Company retained the par value of $0.01 per share for all shares of common stock. All references to numbers of common shares and per-share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. Shareholders’ equity reflects the stock split by reclassifying from “Additional paid-in capital” to “Common stock” an amount equal to the par value of the additional shares arising from the split.

On March 28, 2013, the U.S. Securities and Exchange Commission (“SEC”) declared effective the Company’s registration statement on Form S-1 related to the IPO. The Company’s common stock began trading on the New York Stock Exchange (“NYSE”), under the ticker symbol PF, on March 28, 2013. In connection with the IPO,

2,618,307 additional shares were issued through the exercise of a warrant agreement by Peak Holdings LLC (“Peak Holdings”) which was the majority owner of Pinnacle Foods Finance prior to the IPO. Immediately thereafter, the warrant agreement was terminated and Peak Holdings was liquidated. On April 3, 2013, the IPO closed in which the Company issued and sold 33,350,000 shares of common stock for cash consideration of $20.00 per share ($18.80 per share net of underwriting discounts). None of Blackstone, Directors or management of the Company sold any shares as part of the IPO. The Company received approximately $623.9 million in net proceeds ($667.0 million of gross proceeds net of $43.1 million of underwriting discounts and other fees) from the offering, which were used to pay down debt. See Note 9 of the Consolidated Financial Statements “Debt and Interest Expense” for further details.

2. Interim Financial Statements

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting primarily of normal recurring adjustments) necessary for a fair statement of the Company’s financial position as of September 29, 2013, the results of operations for the three and nine months ended September 29, 2013 and September 23, 2012, and the cash flows for the nine months ended September 29, 2013 and September 23, 2012. The results of operations are not necessarily indicative of the results to be expected for the full fiscal year. The accompanying unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 30, 2012.

3. Fair Value Measurements

The authoritative guidance for financial assets and liabilities discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect the Company’s assumptions.

The Company’s financial assets and liabilities subject to recurring fair value measurements and the required disclosures are as follows:

	Fair Value as of September 29, 2013	Fair Value Measurements Using Fair Value Hierarchy			Fair Value as of December 30, 2012	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Interest rate derivatives	$25,065	$—	$25,065	$—	$—	$—	$—	$—
Foreign currency derivatives	573	—	573	—	638	—	638	—
Commodity derivatives	133	—	133	—	525	—	525	—

Total assets at fair value	$25,771	$—	$25,771	$—	$1,163	$—	$1,163	$—

Liabilities
Interest rate derivatives	$1,342	$—	$1,342	$—	$3,807	$—	$3,807	$—
Commodity derivatives	—	—	—	—	682	—	682	—

Total liabilities at fair value	$1,342	$—	$1,342	$—	$4,489	$—	$4,489	$—

The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk.

The valuations of these instruments are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate, commodity, and foreign exchange forward curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of the authoritative guidance for fair value disclosure, the Company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of non-performance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. The Company had no fair value measurements based upon significant unobservable inputs (Level 3) as of September 29, 2013 or December 30, 2012.

In addition to the instruments named above, the Company also makes fair value measurements in connection with its annual goodwill and trade name impairment testing. These measurements would fall into Level 3 of the fair value hierarchy.

In December 2011, the Company adopted the provisions of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements,” (“ASU 2011-04”). For purposes of calculating fair value of financial instruments, we manage the portfolio of financial assets and financial liabilities on the basis of the Company’s net exposure to credit risk. The Company has elected to apply the portfolio exception in ASU 2011-04 with respect to measuring counterparty credit risk for all of its derivative transactions subject to master netting arrangements on a net basis by counterparty portfolio.

4. Other Expense (Income), net

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Other expense (income), net consists of:
Amortization of intangibles/other assets	$3,872	$3,879	$11,616	$11,647
Redemption premiums on the early extinguishment of debt	—	3,470	34,180	14,255
Royalty income and other	(266)	(265)	(700)	(622)

Total other expense (income), net	$3,606	$7,084	$45,096	$25,280

Redemption premium on the early extinguishment of debt. On May 10, 2013, as part of a debt refinancing (the “April 2013 Refinancing”) the Company redeemed all $400.0 million of its outstanding 8.25% Senior Notes at a redemption price of 108.5% of the aggregate principal amount at a premium of $34.2 million. On April 19, 2012, as part of a debt refinancing (the “April 2012 Refinancing”) the Company redeemed all $199.0 million of its outstanding 10.625% Senior Subordinated Notes at a redemption price of 105.313% of the aggregate principal amount at a premium of $10.6 million. On June 5, 2012, the Company repurchased and retired $10.0 million of 9.25% Senior Notes at a price of 102.125% of the aggregate principal amount at a premium of $0.2 million. On

September 20, 2012, as part of a debt refinancing (the “September 2012 Refinancing”) the Company redeemed $150.0 million of its outstanding 9.25% Senior Subordinated Notes at a redemption price of 102.313% of the aggregate principal amount at a premium of $3.5 million.

5. Shareholder’s Equity, Equity-Based Compensation Expense and Earnings Per Share

Equity-based Compensation

The Company has two long-term incentive programs: The 2007 Stock Incentive Plan and the 2013 Omnibus Incentive Plan. Prior to March 28, 2013, Peak Finance Holdings LLC (“Peak Holdings”), the former parent of the Company also had the 2007 Unit Plan, which was terminated in connection with the Company’s recent IPO. Equity-based compensation expense recognized during the period is based on the value of the portion of equity-based payment awards that is ultimately expected to vest during the period. As equity-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The authoritative guidance for equity compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company currently uses the Black-Scholes option-pricing model as its method of valuation for equity-based awards. Prior to March 28, 2013, since the underlying equity was not publicly traded, the determination of fair value of equity-based payment awards on the date of grant using an option-pricing model was based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value was based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of equity-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee equity option exercise behaviors.

The fair value of the options granted during the nine months ended September 29, 2013 and September 23, 2012, respectively, was estimated on the date of the grant using the Black-Scholes model with the following weighted average assumptions:

	September 29, 2013	*	September 23, 2012
Risk-free interest rate	1.16%		0.64%
Expected time to option exercise	6.50 years		1.93 years
Expected volatility of Pinnacle Foods Inc. stock	35%		55%
Expected dividend yield on Pinnacle Foods Inc. stock	3.55%		0%

*	all of the options issued in the first half of 2013 were valued using an IPO price of $20.00 a share. No dividend was in effect in 2012.

Volatility was based on the average volatility of a group of publicly traded food companies. The Company estimates the annual forfeiture rates to be approximately 10% under its long-term incentive plans.

Expense Information

The following table summarizes equity-based compensation expense related to employee equity options and employee equity units under the authoritative guidance for equity compensation which was allocated as follows:

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Cost of products sold	$81	$16	$389	$96
Marketing and selling expenses	56	51	991	291
Administrative expenses	2,069	54	4,082	316
Research and development expenses	85	3	154	22

Pre-tax equity-based compensation expense	2,291	124	5,616	725
Income tax benefit	(698)	(39)	(1,378)	(53)

Net equity-based compensation expense	$1,593	$85	$4,238	$672

As of September 29, 2013, cumulative unrecognized equity compensation expense of the unvested portion of shares for the Company’s two long-term incentive programs was $43,029. The weighted average period over which vesting will occur is approximately 5.5 years for the 2007 Stock Incentive Plan and 2.5 years for the 2013 Omnibus Plan. Options under the plans have a termination date of 10 years from the date of issuance.

2007 Stock Incentive Plan

The Company adopted an equity option plan (the “2007 Stock Incentive Plan”) providing for the issuance of up to 1,104,888 shares of the Company’s common stock. Pursuant to the 2007 Stock Incentive Plan, certain officers, employees, managers, directors and other persons were eligible to receive grants of nonqualified stock options, as permitted by applicable law. For options granted from 2007 to 2009, generally 25% of the options will vest ratably over five years (“Time-Vested Options”), subject to full acceleration upon a change of control. Fifty percent of the options vest ratably over five years if annual or cumulative Management EBITDA targets, as defined, are met (“Performance Options”). The final 25% of the options vest either on a change of control or liquidity event, if a 12% annual internal rate of return is attained by Blackstone. In addition, the plan was also revised to provide that if the EBITDA target is achieved in any two consecutive fiscal years (excluding 2007 and 2008) during the employee’s continued employment, then that year’s and all prior years’ performance options will vest and become exercisable, and if the exit options vest and become exercisable during the employee’s continued employment, then all the performance options will also vest and become exercisable. Subsequent to 2009, the Company awarded options in the form of Time Vested Options (25%) and Performance Options (75%) to certain employees. The options have the same vesting provisions as stated above, including the provisions that if there is a change of control or liquidity event and if a 12% annual internal rate of return is attained by Blackstone, then all the Performance Options will also vest and become exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20%, but the Compensation Committee of the Board of Directors reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted. Subsequent to the adoption of the 2013 Omnibus Incentive Plan (as further described below), there will be no more grants under this plan.

The following table summarizes the equity option transactions under the 2007 Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value at Grant Date	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding, December 30, 2012	436,486	$9.99	$3.97	6.22	$1,642
Granted	—	—	—
Exercised	(43,053)	8.94	4.98
Forfeitures	(30,918)	10.61	6.93

Outstanding, September 29, 2013	362,515	10.06	$5.89	5.58	5,803

Exercisable, September 29, 2013	156,848	$9.20	$4.06	4.80	$2,645

2007 Unit Plan

Peak Holdings, the former parent of Pinnacle Foods Inc., adopted an equity plan (the “2007 Unit Plan”) providing for the issuance of profit interest units (“PIUs”) in Peak Holdings. Certain employees had been given the opportunity to invest in Peak Holdings through the purchase of Peak Holding’s Class A-2 Units. In addition, from 2007 to 2009, each manager who so invested was awarded profit interests in Peak Holdings in the form of Class B-1, Class B-2 and Class B-3 Units. Generally 25% of the PIUs vested ratably over five years (“Class B-1 Units”), subject to full acceleration upon a change of control. Fifty percent of the PIUs vested ratably over five years depending on whether annual or cumulative EBITDA targets were met (“Class B-2 Units”). The plan also provides that, if the Adjusted EBITDA target was achieved in any two consecutive fiscal years during the employee’s continued employment, then that year’s and all prior years’ Class B-2 Units vested, and if there was a change of control or liquidity event, (defined as when Blackstone sells more than 50% of its holdings and a certain annual internal rate of return is attained by Blackstone), then all the Class B-2 units also vested, and if the Class B-3 Units vested during the employee’s continued employment (as described below) then all the Class B-2 Units also vested. The final 25% of the PIUs granted vested either on a change of control or liquidity event, if a 12% annual internal rate of return was attained by Blackstone (“Class B-3 Units”). Subsequent to 2009, the Company awarded PIUs to certain employees in the form of Class B-1 Units (25%) and Class B-2 Units (75%). The Class B-1 Units and Class B-2 Units had the same vesting provisions as stated above, including the provisions that if there was a change of control or liquidity event and if a 12% annual internal rate of return was attained by Blackstone, then all the Class B-2 units would also vest and become exercisable. Prior to March 1, 2013, this annual internal rate of return target was 20%, but the Compensation Committee of the Board of Directors reduced the target for vesting purposes on that date from 20% to 12% to reflect changes in the food industry environment since the plan was adopted.

In connection with the Company’s IPO, Peak Holdings was dissolved resulting in the termination of the 2007 Unit Plan and the adoption of the 2013 Omnibus Incentive Plan (as further described below). As a result of the dissolution, the holders of units of Peak Holdings were distributed the assets of Peak Holdings. As the sole assets of Peak Holdings were shares of the Company’s common stock, units were converted into shares of common stock. The number of shares of common stock delivered to the equity holder as a result of the conversion had the same intrinsic value as the Class A-2 Units held by the equity holder prior to such conversion. Additionally, in connection with the dissolution, all PIUs were converted into shares or restricted shares of the Company’s common stock. Vested PIUs were converted into shares of common stock and unvested PIUs were converted into unvested restricted shares of our common stock, which are subject to vesting terms substantially similar to those applicable to the unvested PIU immediately prior to the conversion. The number of shares delivered under the 2013 Omnibus Incentive Plan, 1,546,355, have the same intrinsic value as the PIUs immediately prior to such conversion.

2013 Omnibus Incentive Plan

In connection with the IPO, the Company adopted an equity incentive plan (the “2013 Omnibus Incentive Plan”) providing for the issuance of up to 11,300,000 shares of the Company’s common stock which will be reserved for issuance under (1) equity awards granted as a result of the conversion of unvested PIUs into restricted common stock of the Company, (2) stock options and other equity awards granted in connection with the completion of the IPO, and (3) awards granted by the Company under the 2013 Omnibus Plan following the completion of the IPO. Pursuant to the 2013 Omnibus Plan, certain officers, employees, managers, directors and other persons are eligible to receive grants of equity based awards, as permitted by applicable law.

On March 27, 2013, in connection with the IPO, the Company issued 2,310,000 “Founders Grants” options under the 2013 Omnibus Plan. The options vest in full at the end of three years. Additionally, 82,460 non-vested shares were issued which also vest in full at the end of three years. Pursuant to his employment agreement, on April 3, 2013, Robert J. Gamgort, the Chief Executive Officer, became entitled to 200,000 shares of common stock, which will be issued on April 3, 2014, subject to Mr. Gamgort’s continued service through that date. On August 1, 2013, an additional 66,042 non-vested shares and 155,575 options were issued to various employees. The non-vested shares vest in full at the end of four years while the options vest in full at the end of three years.

The following table summarizes the equity option transactions under the 2013 Omnibus Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Fair Value at Grant Date	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding, December 30, 2012	—	$—	$—	0	—
Granted	2,465,575	20.35	4.78
Exercised	—	—	—
Forfeitures	(125,310)	20.00	4.63

Outstanding, September 29, 2013	2,340,265	20.37	$4.79	9.51	$13,336

Exercisable, September 29, 2013	—	$—	$—	0	$—

The following table summarizes the changes in non-vested shares.

	Number of Shares	Weighted Average Fair Value at Grant Date	Weighted Average Remaining Life	Aggregate Intrinsic Value (000’s)
Non-vested shares at December 30, 2012	—	$—	0	$—
Converted PIUs	1,546,355	20.00
Granted	348,502	21.06
Forfeitures	(135,407)	20.00
Vested	(80,252)	20.00

Non-vested shares at September 29, 2013	1,679,198	$20.34	6.63	$43,777

Other Comprehensive Earnings

The following table presents amounts reclassified out of Accumulated Other Comprehensive Loss (“AOCL”) and into Net earnings for the three and nine months ended September 29, 2013.

Gain/(Loss) Details about Accumulated Other Comprehensive Earnings Components	Amounts Reclassified from AOCL
	Three months ended September 29, 2013	Nine months ended September 29, 2013		Reclassified from AOCL to:
Gains and losses on financial instrument contracts
Interest rate contracts	$(15)	$(3,961)		Interest expense
Foreign exchange contracts	454	1,136		Cost of products sold

Total before tax	439	(2,825)
Tax benefit (expense)	(239)	935		Provision for income taxes
Deferred tax expense	—	(9,070	)(a)	Provision for income taxes

Net of tax	200	(10,960)
Pension actuarial assumption adjustments
Amortization of actuarial loss	(353)	(1,072	)(b)	Cost of products sold
Tax benefit	136	413		Provision for income taxes

Net of tax	(217)	(659)

Net reclassifications into net earnings	$(17)	$(11,619)

(a)	See Notes 11 and 15 for additional details.
(b)	This is included in the computation of net periodic pension cost (see Note 10 for additional details).

Earnings Per Share

Basic earnings per common share is computed by dividing net earnings or loss for common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share are calculated by dividing net earnings by weighted-average common shares outstanding during the period plus dilutive potential common shares, which are determined as follows:

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Weighted-average common shares	115,590,396	81,218,162	103,921,211	81,237,056
Effect of dilutive securities:	757,112	5,226,728	2,057,157	5,223,800

Dilutive potential common shares	116,347,508	86,444,890	105,978,368	86,460,856

Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all warrants and options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. For the three and nine months ended September 29, 2013 conversion of stock options and non-vested shares totaling 180,297 and 2,454,101, respectively, into common share equivalents were excluded from this calculation as their effect would have been anti-dilutive. For the three and nine months ended September 23, 2012, conversion of stock options and non-vested shares totaling 80,622 and 82,891, respectively, into common share equivalents were excluded from this calculation as their effect would have been anti-dilutive.

6. Balance Sheet Information

Accounts Receivable. Customer accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for cash discounts, returns and bad debts is the Company’s best estimate of the amount of uncollectible amounts in its existing accounts receivable. The Company determines the allowance based on historical discounts taken and write-off experience. The Company reviews its allowance for doubtful accounts quarterly. Account balances are charged off against the allowance when the Company concludes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers. Accounts receivable are as follows:

	September 29, 2013	December 30, 2012
Customers	$168,106	$137,950
Allowances for cash discounts, bad debts and returns	(5,707)	(5,149)

Subtotal	162,399	132,801
Other receivables	6,517	11,083

Total	$168,916	$143,884

Inventories. Inventories are as follows:

	September 29, 2013	December 30, 2012
Raw materials, containers and supplies	$61,504	$50,919
Finished product	332,824	307,132

Total	$394,328	$358,051

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

Other Current Assets. Other Current Assets are as follows:

	September 29, 2013	December 30, 2012
Prepaid expenses	$3,590	$5,954
Prepaid income taxes	2,120	578
Assets held for sale	1,556	5,330

Total	$7,266	$11,862

Assets held for sale is comprised of our closed plant in Millsboro, DE. Our Fulton, NY location, which was previously held for sale, was sold in January 2013 for total net proceeds of $874. Our Tacoma, WA location, which was previously held for sale, was sold in July 2013 for total net proceeds of $5,077.

Plant Assets. Plant assets are as follows:

	September 29, 2013	December 30, 2012
Land	$14,061	$14,061
Buildings	190,487	178,300
Machinery and equipment	556,180	513,339
Projects in progress	35,049	32,660

Subtotal	795,777	738,360
Accumulated depreciation	(283,426)	(244,694)

Total	$512,351	$493,666

Depreciation was $15,786 and $46,067 during the three and nine months ended September 29, 2013, respectively. Depreciation was $22,607 and $56,895 during the three and nine months ended September 23, 2012, respectively which included $7,677 and $12,231, respectively, of accelerated depreciation resulting from restructuring activities. As of September 29, 2013 and December 30, 2012, Plant Assets included assets under capital lease with a book value of $19,924 and $22,030 (net of accumulated depreciation of $8,668 and $8,246), respectively.

Accrued Liabilities. Accrued liabilities are as follows:

	September 29, 2013	December 30, 2012
Employee compensation and benefits	$61,626	$53,373
Interest payable	17,034	28,116
Consumer coupons	2,812	3,346
Accrued restructuring charges (see Note 8)	2,210	10,480
Accrued financial instrument contracts (see Note 11)	1,341	682
Other	21,652	23,272

Total	$106,675	$119,269

Other Long-Term Liabilities. Other long-term liabilities are as follows:

	September 29, 2013	December 30, 2012
Employee compensation and benefits	$9,324	$9,340
Long-term rent liability and deferred rent allowances	9,609	10,217
Liability for uncertain tax positions	1,622	1,614
Accrued financial instrument contracts (see Note 11)	—	3,807
Other	4,247	3,727

Total	$24,802	$28,705

7. Goodwill, Tradenames and Other Assets

Goodwill

Goodwill by segment is as follows:

	Birds Eye Frozen	Duncan Hines Grocery	Specialty Foods	Total
Balance, December 30, 2012	$527,069	$740,465	$173,961	$1,441,495

Balance, September 29, 2013	$527,069	$740,465	$173,961	$1,441,495

The authoritative guidance for business combinations requires that all business combinations be accounted for at fair value under the acquisition method of accounting. The authoritative guidance for goodwill provides that goodwill will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate. The Company completed its annual testing as of December 30, 2012, which indicated no impairment.

Tradenames

Tradenames by segment are as follows:

	Birds Eye Frozen	Duncan Hines Grocery	Specialty Foods	Total
Balance, December 30, 2012	$796,680	$771,312	$36,000	$1,603,992

Balance, September 29, 2013	$796,680	$771,312	$36,000	$1,603,992

The authoritative guidance for indefinite-lived assets provides that indefinite-lived assets will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate. As a result of its annual testing of indefinite-lived assets in December 2012, the Company recorded impairment charges totaling $0.5 million in its Bernstein’s tradename during the year ended December 30, 2012.

Other Assets

	September 29, 2013
	Weighted Avg Life	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangibles
Recipes	10	$52,810	$(34,326)	$18,484
Customer relationships—Distributors	36	125,746	(32,919)	92,827
Customer relationships—Food Service	7	36,143	(34,438)	1,705
Customer relationships—Private Label	7	9,214	(8,942)	272
License	7	4,875	(2,812)	2,063

Total amortizable intangibles		$228,788	$(113,437)	$115,351
Deferred financing costs		35,988	(20,181)	15,807
Financial instruments		25,065	—	25,065
Other (1)		5,200	—	5,200

Total other assets, net				$161,423

	Amortizable intangibles by segment
	Birds Eye Frozen			$64,884
	Duncan Hines Grocery			45,034
	Specialty Foods			5,433

				$115,351

	December 30, 2012
	Weighted Avg Life	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangibles
Recipes	10	$52,810	$(30,365)	$22,445
Customer relationships—Distributors	36	125,746	(28,791)	96,955
Customer relationships—Food Service	7	36,143	(31,882)	4,261
Customer relationships—Private Label	7	9,214	(8,533)	681
License	7	4,875	(2,250)	2,625

Total amortizable intangibles		$228,788	$(101,821)	$126,967
Deferred financing costs		59,486	(35,306)	24,180
Other (1)		4,411	—	4,411

Total other assets, net				$155,558

	Amortizable intangibles by segment
	Birds Eye Frozen			$69,581
	Duncan Hines Grocery			48,806
	Specialty Foods			8,580

				$126,967

(1)	As of September 29, 2013 and December 30, 2012, Other primarily consists of security deposits.

Amortization of intangible assets was $3,872 and $11,616 for the three and nine months ended September 29, 2013, respectively. Amortization of intangible assets was $3,879 and $11,647 for the three and nine months ended September 23, 2012, respectively. Estimated amortization expense for each of the next five years and thereafter is as follows: remainder of 2013 -$3,900; 2014—$12,200; 2015—$10,900; 2016—$10,300; 2017—$5,700 and thereafter—$72,400.

Deferred Financing Costs

All deferred financing costs, which relate to the Senior Secured Credit Facility, Senior Subordinated Notes and Senior Notes are amortized into interest expense over the life of the related debt using the effective interest method. As part of the April 2013 Refinancing and debt repayments including usage of the proceeds from the IPO, the Company expensed financing costs of $4,762 and wrote off deferred financing costs of $12,725. In addition, amortization of deferred financing costs was $623 and $3,378 during the three and nine months ended September 29, 2013, respectively. In 2012, as part of the April and September Refinancings, the Company expensed financing costs of $7,526 and wrote off deferred financing costs of $8,091. In addition, amortization of deferred financing costs was $1,910 and $6,745 during the three and nine months ended September 23, 2012, respectively.

The following summarizes deferred financing cost activity:

	Gross Carrying Amount	Accumulated Amortization	Net
Balance, December 30, 2012	$59,486	$(35,306)	$24,180
2013—Additions	7,730	—	7,730
Amortization	—	(3,378)	(3,378)
Write off	(31,228)	18,503	(12,725)

Balance, September 29, 2013	$35,988	$(20,181)	$15,807

8. Restructuring Charges

Pickle supply chain

On May 25, 2012, the Company announced plans to further improve the efficiency of its supply chain by consolidating its Vlasic pickle production into one plant in Imlay City, MI. The Company’s decision to focus on its branded Vlasic business and de-emphasize its lower-margin, un-branded pickle business was the catalyst for this consolidation.

Millsboro, DE plant closure

The Company’s pickle production plant, located in Millsboro, DE ended production at year-end 2012. The Company recorded employee termination costs of $150 and $1,472 in the three and nine months ended September 23, 2012, respectively. The Company recorded asset retirement obligation charges of $0 and $750 in the three and nine months ended September 23, 2012, respectively. In addition, the Company recorded accelerated depreciation charges of $6,631 and $8,367 in the three and nine months ended September 23, 2012, respectively. All restructuring charges related to the closure of the Millsboro, DE plant are recorded in the Duncan Hines Grocery Division and in the Cost of products sold line in the Consolidated Statements of Operations.

Exit low-margin un-branded business

As a result of exiting the lower-margin un-branded pickle business, the Company terminated the use of a third party ingredients storage facility in the third quarter of 2012. In doing so, the Company accrued contract termination and other fees of $6,483 in both the three and nine months ended September 23, 2012, which was subsequently paid in July 2013. In addition, the Company recorded accelerated depreciation charges at its Imlay City, MI plant for assets used in the low-margin un-branded pickle business. These charges were $814 in both the three and nine months ended September 23, 2012. All restructuring charges related to exiting the low-margin un-branded pickle business are recorded in the Specialty foods segment and in the Cost of products sold line in the Consolidated Statements of Operations.

Green Bay, WI Research Facility

On May 15, 2012, the Company announced plans to relocate the Birds Eye Frozen Division Research and Development team from Green Bay, WI to its new facility at its Parsippany, NJ headquarters. The Company believes that the relocation will allow for seamless collaboration between marketing, sales, procurement and R&D that will drive improved brand innovation, marketing and productivity. The Company closed its Green Bay, WI research facility in December 2012. The Company recorded employee termination costs of $233 and $960 in the three and nine months ended September 23, 2012, respectively. In addition, the Company recorded accelerated depreciation charges of $232 and $419 in the three and nine months ended September 23, 2012, respectively. All restructuring charges related to the closure of the Green Bay, WI research facility are recorded in the Birds Eye Frozen Division and in the Research and development line in the Consolidated Statements of Operations.

Fulton, NY Plant

On April 15, 2011, the Company announced plans to consolidate the Birds Eye Frozen Division’s Fulton, NY plant operations into its Darien, WI and Waseca, MN facilities in order to locate vegetable processing closer to the crop-growing region and thus reduce the related freight costs. In connection with this project, the Company made significant capital investments in its Darien, WI and Waseca, MN plants. The Company recorded accelerated depreciation costs of $0 and $2,324 in the three and nine months ended September 23, 2012, respectively. All restructuring charges related to the closure of the Fulton, NY plant were recorded in the Birds Eye Frozen Division and in the Cost of products sold line in the Consolidated Statements of Operations. Severance costs were accrued in the second quarter of 2011 and payments were substantially completed in the third quarter of 2012. On January 9, 2013, the sale of the Fulton location was finalized for total net proceeds of $874.

Tacoma, WA Plant

On December 3, 2010, in an effort to improve its supply chain operations, the Company announced the closure of the Tacoma, WA plant and the consolidation of production into its Fort Madison, IA plant. The Company recorded accelerated depreciation costs of $0 and $307 in the three and nine months ended September 23, 2012, respectively. All restructuring charges related to the closure of the Tacoma, WA plant were recorded in the Duncan Hines Grocery Division and in the Cost of products sold line in the Consolidated Statements of Operations. Severance costs were accrued in the fourth quarter of 2010 and payments were substantially completed in the second quarter of 2012. The Company’s Tacoma, WA location was sold in July 2013 for total net proceeds of $5.1 million.

The following table summarizes total restructuring charges accrued as of September 29, 2013.

Description	Balance, December 30, 2012	Expense	Payments	Balance, September 29, 2013
Facility shutdowns	$2,796	$—	$(1,030)	$1,766
Contract termination and other fees	5,833	—	(5,833)	—
Employee severance	1,851	—	(1,407)	444

Total	$10,480	$—	$(8,270)	$2,210

9. Debt and Interest Expense

	September 29, 2013	December 30, 2012
Short-term borrowings
—Notes payable	$1,065	$2,139

Total short-term borrowings	$1,065	$2,139

Long-term debt
—Senior Secured Credit Facility—Tranche B Non Extended Term Loans due 2014	$—	$243,264
—Senior Secured Credit Facility—Tranche B Extended Term Loans due 2016	—	637,906
—Senior Secured Credit Facility—Tranche E Term Loans due 2018	—	398,000
—Senior Secured Credit Facility—Tranche F Term Loans due 2018	—	448,875
—Senior Secured Credit Facility—Tranche G Term Loans due 2020	1,625,925	—
—4.875% Senior Notes due 2021	350,000	—
—9.25% Senior Notes due 2015	—	465,000
—8.25% Senior Notes due 2017	—	400,000
—Unamortized discount on long term debt	(8,188)	(7,230)
—Capital lease obligations	20,606	20,990

	1,988,343	2,606,805
Less: current portion of long-term obligations	19,436	30,419

Total long-term debt	$1,968,907	$2,576,386

Interest expense	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Interest expense, third party	$18,318	$37,972	$79,497	$118,021
Related party interest expense (Note 13)	411	665	1,337	2,751
Amortization of debt acquisition costs (Note 7)	623	1,910	3,378	6,745
Write-off of debt acquisition costs (Note 7)	—	2,641	12,725	8,091
Write-off of loan discount	—	—	2,182	1,864
Financing costs (Note 7)	—	—	4,762	7,526
Amortization of deferred mark-to-market adjustment on terminated swaps (Note 11)	—	—	—	444
Interest rate swap losses (Note 11)	243	1,274	3,997	9,159

Total interest expense	$19,595	$44,462	$107,878	$154,601

Senior Secured Credit Facility

On April 3, 2013, the Company completed its IPO which is further described in Note 1. A portion of the proceeds was used to redeem the entire $465.0 million in aggregate principal amount of Pinnacle Foods Finance’s 9.25% Senior Notes at a redemption price of 100.0%. This is explained in greater detail under the section titled, “Senior Notes and Senior Subordinated Notes.” The remaining net proceeds, together with cash on hand, was used to repay $202.0 million of the Tranche B Non-Extended Term Loans.

On April 29, 2013, (the “April 2013 Refinancing”), Pinnacle Foods Finance, entered into the second amendment to the amended and restated Senior Secured Credit Facility, which provided for a seven year term loan facility in the amount of $1,630.0 million (the “Tranche G Term Loans”) and replaced the existing revolving credit facility with a new five year $150.0 million revolving credit facility. Additionally, Pinnacle Foods Finance issued $350.0 million aggregate principal amount of 4.875% Senior Notes (the “4.875% Senior Notes”) due 2021.

As a result of the April 2013 Refinancing, Pinnacle Foods Finance used a portion of the proceeds from the Tranche G Term Loans and the 4.875% Senior Notes issuance to (i) repay all existing indebtedness outstanding under the then existing Senior Secured Credit Facility, consisting of (a) $38.1 million of Tranche B Non-Extended Term Loans, (b) $634.7 million of Tranche B Extended Term Loans, (c) $396.0 million of Tranche E Term Loans and (d) $446.6 million of Tranche F Term Loans and (ii) redeem $400.0 million in aggregate principal amount of Pinnacle Foods Finance’s 8.25% Senior Notes due 2017 at a redemption price of 108.5%.

In connection with the April 2013 Refinancing, Pinnacle Foods Finance incurred deferred financing fees which are detailed in Note 7 to the Consolidated Financial Statements, “Goodwill, Tradenames and Other Assets.” Also, Pinnacle Foods Finance incurred $4,075 of original issue discount on the new Tranche G Term Loans, and wrote off $2,182 of existing original issue discount.

The stated maturity dates are: April 29, 2020 for the Tranche G Loans, and April 29, 2018 for the revolving credit facility.

Pinnacle Foods Finance’s borrowings under the Senior Secured Credit Facility, bear interest at a floating rate and are maintained as base rate loans or as eurocurrency rate loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as described in the Senior Secured Credit Facility. The base rate is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) the eurocurrency rate that would be payable on such day for a eurocurrency rate loan with a one-month interest period plus 1%. Eurocurrency rate loans bear interest at the adjusted eurocurrency rate plus the applicable eurocurrency rate margin, as described in the Senior Secured Credit Facility. The eurocurrency rate is determined by reference to the British Bankers Association “BBA” LIBOR rate for the interest period relevant to such borrowing. With respect to Tranche G Term Loans, the eurocurrency rate shall be no less than 0.75% per annum and the base rate shall be no less than 1.75% per annum. The interest rate margin for Tranche G Term Loans under the Senior Secured Credit Facility is 1.50%, in the case of the base rate loans and 2.50%, in the case of eurocurrency rate loans. The margin is subject to a 25 basis point step down upon achievement by Pinnacle Foods Finance of a total net leverage ratio of less than 4.25:1.0.

The obligations under the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by Peak Finance Holdings LLC, any subsidiary of Peak Finance Holdings LLC that directly or indirectly owns 100% of the issued and outstanding equity interests of Pinnacle Foods Finance, subject to certain exceptions, each of Pinnacle Foods Finance’s direct or indirect material domestic subsidiaries (collectively, the “Guarantors”) and by the Company effective with the April 2013 refinancing. In addition, subject to certain exceptions, borrowings under the Senior Secured Credit Facility are secured by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of Pinnacle Foods Finance and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of Pinnacle Foods Finance, or any of its material domestic wholly-owned subsidiaries and (ii) certain tangible and intangible assets of Pinnacle Foods Finance and those of the Guarantors (subject to certain exceptions and qualifications).

The total combined amount of the Senior Secured Credit Facility Loans that were owed to affiliates of Blackstone as of September 29, 2013 and December 30, 2012, was $48,004 and $63,097, respectively.

As of September 29, 2013 and December 30, 2012 there were no borrowings outstanding under the revolving credit facility, except in respect of letters of credit as set forth below, however, the eurocurrency rate would have been 2.68% and 3.71% as of such dates. For the three and nine months ended September 29, 2013, the weighted average interest rate on the term loan components of the Senior Secured Credit Facility was 3.25% and 3.63%, respectively. For the three and nine months ended September 23, 2012, the weighted average interest rate on the term loan components of the Senior Secured Credit Facility was 3.75% and 3.63%, respectively. As of September 29, 2013 and December 30, 2012 the eurocurrency interest rate on the term loan facilities was 3.25% and 4.08%, respectively.

Pinnacle Foods Finance pays a fee for all outstanding letters of credit drawn against the revolving credit facility at an annual rate equivalent to the applicable eurocurrency rate margin then in effect under the revolving credit facility, plus the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such letter of credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the revolving credit facility cannot exceed $50,000. As of September 29, 2013 and December 30, 2012, Pinnacle Foods Finance had utilized $29,030 and $33,453, respectively of the revolving credit facility for letters of credit. As of September 29, 2013 and December 30, 2012, respectively, there was $120,970 and $116,547 of borrowing capacity under the revolving credit facility, of which $20,970 and $16,547 was available to be used for letters of credit.

Under the terms of the Senior Secured Credit Facility, Pinnacle Foods Finance is required to use 50% of its “Excess Cash Flow” to prepay the term loans under the Senior Secured Credit Facility (which percentage will be reduced to 25% at a total leverage ratio of between 4.50 and 5.49 and to 0% at a total leverage ratio below 4.50). As of September 29, 2013, Pinnacle Foods Finance had a total leverage ratio of 4.75 (proforma adjusted for the Wish-Bone acquisition in compliance with the terms of the Senior Secured Credit Facility). See the “Liquidity and Capital Resources” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details. Excess Cash Flow is defined as consolidated net income (as defined), as adjusted for certain items, including (1) all non-cash charges and credits included in arriving at consolidated net income, (2) changes in working capital, (3) capital expenditures (to the extent they were not financed with debt), (4) the aggregate amount of principal payments on indebtedness and (5) certain other items defined in the Senior Secured Credit Facility. For the 2012 reporting year, Pinnacle Foods Finance determined that there were no amounts due under the Excess Cash Flow requirements of the Senior Secured Credit Facility. In December 2013, Pinnacle Foods Finance will determine if amounts are due under the Excess Cash Flow requirements of the Senior Secured Credit Facility for the 2013 reporting year.

The term loans under the Senior Secured Credit Facility mature in quarterly installments of 0.25% of their aggregate funded total principal amount. The aggregate maturities of the Tranche G Term Loans outstanding as of September 29, 2013 are $4.1 million in the remainder of 2013, $16.3 million in 2014, $16.3 million in 2015, $16.3 million in 2016, $20.4 million in 2017 and $1,552.6 million thereafter.

Pursuant to the terms of the Senior Secured Credit Facility, Pinnacle Foods Finance is required to maintain a ratio of Net First Lien Secured Debt to Adjusted EBITDA of no greater than 5.75 to 1.00. Net First Lien Secured Debt is defined as aggregate consolidated secured indebtedness, less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the Senior Secured Credit Facility and the indenture governing the Senior Notes, Pinnacle Foods Finance’s ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the Senior Secured Leverage Ratio (which is currently the same as the ratio of Net First Lien Secured Debt to Adjusted EBITDA described above), in the case of the Senior Secured Credit Facility, or to the ratio of Adjusted EBITDA to fixed charges for the most recently concluded four consecutive fiscal quarters, in the case of the Senior Notes. The Senior Secured Credit Facility also permits restricted payments up to an aggregate amount of (together with certain other amounts) the greater of $50 million and 2% of Pinnacle Foods Finance’s consolidated total assets, so long as no default has occurred and is continuing and its pro forma Senior Secured Leverage Ratio would be no greater than 4.25 to 1.00. As of September 29, 2013 the Company is in compliance with all covenants and other obligations under the Senior Secured Credit Facility and the indenture governing the Senior Notes.
Senior Notes and Senior Subordinated Notes

On April 3, 2013, the Company completed its IPO which is further described in Note 1. A portion of the proceeds was used to redeem the entire $465.0 million in aggregate principal amount of Pinnacle Foods Finance’s 9.25% Senior Notes at a redemption price of 100.0%.

On April 29, 2013, as part of the April 2013 Refinancing, Pinnacle Foods Finance, an indirect subsidiary of the Company, issued $350.0 million aggregate principal amount of 4.875% Senior Notes (the “4.875% Senior Notes”) due 2021.

As a result of the April 2013 Refinancing, Pinnacle Foods Finance used a portion of the proceeds from the Tranche G Term Loans and the 4.875% Senior Notes issuance to redeem $400.0 million in aggregate principal amount of Pinnacle Foods Finance’s 8.25% Senior Notes due 2017 at a redemption price of 108.5%.

The 4.875% Senior Notes are general unsecured obligations of Pinnacle Foods Finance, effectively subordinated in right of payment to all existing and future senior secured indebtedness of Pinnacle Foods Finance and guaranteed on a full, unconditional, joint and several basis by Pinnacle Foods Finance’s wholly-owned domestic subsidiaries that guarantee other indebtedness of Pinnacle Foods Finance. See Note 17 for the condensed Consolidated Financial Statements for Guarantor and Nonguarantor Financial Statements.

Pinnacle Foods Finance may redeem some or all of the 4.875% Senior Notes at any time prior to May 1, 2016 at a price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” is defined as the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such 4.875% Senior Notes at May 1, 2016, plus (ii) all required interest payments due on such 4.875% Senior Notes through May 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate plus 50 basis points over (b) the principal amount of such note.

Pinnacle Foods Finance may redeem the 4.875% Senior Notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on May 1st of each of the years indicated below:

4.875% Senior Notes
Year	Percentage
2016	103.656%
2017	102.438%
2018	101.219%
2019 and thereafter	100.000%

In addition, until May 1, 2016, Pinnacle Foods Finance may redeem up to 35% of the aggregate principal amount of the 4.875% Senior Notes at a redemption price equal to 104.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of the 4.875% Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by Pinnacle Foods Finance from one or more equity offerings; provided that (i) at least 50% of the aggregate principal amount of the 4.875% Senior Notes originally issued under the indenture remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption occurs within 120 days of the date of closing of each such equity offering.

As market conditions warrant, Pinnacle Foods Finance and its subsidiaries, affiliates or significant equity holders (including Blackstone and its affiliates) may from time to time, in its or their sole discretion, purchase, repay, redeem or retire any of Pinnacle Foods Finance’s outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise.

The estimated fair value of the Company’s long-term debt, including the current portion, as of September 29, 2013, is as follows:

	September 29, 2013
Issue	Face Value	Fair Value
Senior Secured Credit Facility—Tranche G Term Loans	1,625,925	1,611,698
4.875% Senior Notes	350,000	325,500

	$1,975,925	$1,937,198

The estimated fair value of the Company’s long-term debt, including the current portion, as of December 30, 2012, is as follows:

	December 30, 2012
Issue	Face Value	Fair Value
Senior Secured Credit Facility—Tranche B Non Extended Term Loans	243,264	244,480
Senior Secured Credit Facility—Tranche B Extended Term Loans	637,906	641,095
Senior Secured Credit Facility—Tranche E Term Loans	398,000	400,985
Senior Secured Credit Facility—Tranche F Term Loans	448,875	452,242
9.25% Senior Notes	465,000	471,975
8.25% Senior Notes	400,000	427,000

	$2,593,045	$2,637,777

The estimated fair values of the Company’s long-term debt are classified as Level 2 in the fair value hierarchy. The fair value is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

10. Pension and Retirement Plans

The Company accounts for pension and retirement plans in accordance with the authoritative guidance for retirement benefit compensation. This guidance requires recognition of the funded status of a benefit plan in the statement of financial position. The guidance also requires recognition in accumulated other comprehensive earnings of certain gains and losses that arise during the period but are deferred under pension accounting rules.

The Company uses a measurement date for the pension benefit plans that coincides with its year end.

The Company has two defined benefit plans (Pinnacle Foods Pension Plan and the Birds Eye Foods Pension Plan, both of which are frozen for future benefit accruals as of December 30, 2012), two qualified 401(k) plans, two non-qualified 40l(k) plans and participates in a multi-employer defined benefit plan.

Pinnacle Foods Pension Plan

The Company maintains a non-contributory defined benefit pension plan (the “Pinnacle Foods Pension Plan”) that covers eligible union employees and provides benefits generally based on years of service and employees’ compensation. The plan is frozen for future benefits. The Pinnacle Foods Pension Plan is funded in conformity with the funding requirements of applicable government regulations. Plan assets consist principally of cash equivalents, equity and fixed income common collective trusts. Plan assets do not include any of the Company’s own equity or debt securities.

The following represents the components of net periodic (benefit) cost:

	Pinnacle Foods Pension Plan
	Three months ended		Nine months ended
Pension Benefits	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Service cost	$52	$277	$52	$832
Interest cost	1,092	1,028	3,006	3,085
Expected return on assets	(1,084)	(1,089)	(3,334)	(3,267)
Amortization of:
Prior service cost	—	10	—	31
Actuarial loss	181	447	542	1,340

Net periodic cost	$241	$673	$266	$2,021

Cash Flows

Contributions. Due to changes in Federal laws passed in July 2012 governing pension funding requirements, our required payments for pension funding are lower in fiscal 2013 than they were in fiscal 2012. In fiscal 2013, the Company expects to make contributions of $2.7 million to the Pinnacle Foods Pension Plan, of which minimum required payments of $1.2 million and $2.0 million were made in the three and nine months ended September 29, 2013, respectively. The Company made contributions to the pension plan totaling $4.1 million in fiscal 2012, of which $1.7 million and $3.6 million were made in the three and nine months ended September 23, 2012, respectively.

Birds Eye Foods Pension Plan

The Company’s Birds Eye Foods Pension Plan (the “Birds Eye Foods Pension Plan”) consists of hourly and salaried employees and has primarily non-contributory defined-benefit schedules. The plan is frozen for future benefits.

The Company acquired an Excess Benefit Retirement Plan from Birds Eye Foods (“EBRP”), which serves to provide employees with the same retirement benefit they would have received from Birds Eye’s retirement plan under the career average base pay formula. Benefits for this plan are frozen. Also, the Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. Expenses and liabilities for the EBRP and the SERP plan are grouped with those of the Birds Eye Pension Plan in all disclosures listed herein.

The benefits for these plans are based primarily on years of service and employees’ pay near retirement. The Company’s funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of cash equivalents, equity and fixed income common collective trusts. Plan assets do not include any of the Company’s own equity or debt securities.

The following represents the components of net periodic (benefit) cost:

	Birds Eye Foods Pension Plan
	Three months ended		Nine months ended
Pension Benefits	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Service cost	$—	$52	$—	$157
Interest cost	1,612	1,928	5,198	5,784
Expected return on assets	(2,209)	(2,086)	(6,706)	(6,258)
Amortization of actuarial loss	185	87	555	261

Net periodic (benefit) cost	$(412)	$(19)	$(953)	$(56)

Cash Flows

Contributions. Due to changes in Federal laws passed in July 2012 governing pension funding requirements, our required payments for pension funding are lower in fiscal 2013 than they were in fiscal 2012. In fiscal 2013, the Company expects to make contributions of $5.2 million to the Birds Eye Foods Pension Plan, of which minimum required payments of $2.2 million and $3.8 million were made in the three and nine months ended September 29, 2013, respectively. The Company made contributions to the pension plan totaling $8.4 million in fiscal 2012, of which $3.1 million and $6.9 million were made in the three and nine months ended September 23, 2012, respectively.

Multi-employer Plans

Pinnacle contributes to the United Food and Commercial Workers International Union Industry Pension Fund (EIN 51-6055922) (the “UFCW Plan”) under the terms of the collective-bargaining agreement with its Fort Madison employees. On February 14, 2013, a new four year collective bargaining agreement, effective through September 2016, was ratified by our 450 Fort Madison union employees.

For the three and nine months ended September 29, 2013, contributions to the UFCW Plan were $126 and $561, respectively. For the three and nine months and September 23, 2012, contributions to the UFCW Plan were $187 and $558, respectively. The contributions to this plan are paid monthly based upon the number of employees. They represent less than 5% of the total contributions received by this plan during the most recent plan year.

The risks of participating in multi-employer plans are different from single-employer plans in the following aspects: (a) assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers, (b) if a participating employer stops contributing to the multi-employer plan, the unfunded obligations of the plan may be borne by the remaining participating employers and (c) if the Company chooses to stop participating in the plan, the Company may be required to pay a withdrawal liability based on the underfunded status of the plan.

The UFCW Plan received a Pension Protection Act “green” zone status for the plan year ending June 30, 2013. The zone status is based on information the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the green zone are at least 80 percent funded. The UFCW Plan did not utilize any extended amortization provisions that effect its placement in the “green” zone. The UFCW Plan has never been required to implement a funding improvement plan nor is one pending at this time.

11. Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. The primary risks managed by using derivative instruments are interest rate risk, foreign currency exchange risk and commodity price risk. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates, foreign exchange rates or commodity prices.

The Company manages interest rate risk based on the varying circumstances of anticipated borrowings and existing variable and fixed rate debt, including the Company’s revolving credit facility. Examples of interest rate management strategies include capping interest rates using targeted interest cost benchmarks, hedging portions of the total amount of debt, or hedging a period of months and not always hedging to maturity, and at other times locking in rates to fix interests costs.

Certain parts of the Company’s foreign operations in Canada expose the Company to fluctuations in foreign exchange rates. The Company’s goal is to reduce its exposure to such foreign exchange risks on its foreign currency cash flows and fair value fluctuations on recognized foreign currency denominated assets, liabilities and unrecognized firm commitments to acceptable levels primarily through the use of foreign exchange-related derivative financial instruments. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency. The Company does not enter into these transactions for non-hedging purposes.

The Company purchases raw materials in quantities expected to be used in a reasonable period of time in the normal course of business. The Company generally enters into agreements for either spot market delivery or forward delivery. The prices paid in the forward delivery contracts are generally fixed, but may also be variable within a capped or collared price range. Forward derivative contracts on certain commodities are entered into to manage the price risk associated with forecasted purchases of materials used in the Company’s manufacturing processes.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. During the three and nine months ended September 29, 2013 and September 23, 2012, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

The second quarter 2013 IPO (Note 1) and debt refinancings (Note 9) resulted in significant changes to the Company’s debt profile. For the two $650 million interest rate swaps in place at the time that were scheduled to mature April 2014, it became probable that the associated original forecasted transactions would not occur. As such, the Company discontinued hedge accounting and accelerated the reclassification of amounts in AOCL to earnings as a result of the hedged forecasted transactions becoming probable not to occur. In the second quarter 2013, these accelerated amounts resulted in a $2.8 million charge to interest expense ($1.7 million, net of tax benefits) and a $9.1 million non-cash charge to the provision for income tax expenses related to the release of deferred tax charges recorded in Other comprehensive income (see Note 15 for additional details). Prospective changes in the fair value of these derivatives no longer designated in hedging relationships are recorded directly in earnings.

As of September 29, 2013, the Company had the following interest rate swaps that were designated as cash flow hedges of interest rate risk:

Product	Number of Instruments	Current Notional Amount	Fixed Rate Range	Index	Trade Dates	Maturity Dates
Interest Rate Swaps	14	$1,333,000	0.76% – 2.97%	USD-LIBOR-BBA	Apr 2013	Apr 2014 – Apr 2020

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive loss (“AOCL”) in the Consolidated Balance Sheets and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCL related to derivatives will be reclassified to Interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that an additional $518 will be reclassified as an increase to Interest expense.

Cash Flow Hedges of Foreign Exchange Risk

The Company’s operations in Canada expose the Company to changes in the U.S. Dollar – Canadian Dollar (“USD-CAD”) foreign exchange rate. From time to time, the Company’s Canadian subsidiary purchases inventory denominated in U.S. Dollars (“USD”), a currency other than its functional currency. The subsidiary sells that inventory in Canadian dollars. The subsidiary uses currency forward and collar agreements to manage its exposure to fluctuations in the USD-CAD exchange rate. Currency forward agreements involve fixing the USD-CAD exchange rate for delivery of a specified amount of foreign currency on a specified date. Currency collar agreements involve the sale of Canadian Dollar (“CAD”) currency in exchange for receiving U.S. dollars if exchange rates rise above an agreed upon rate and purchase of USD currency in exchange for paying CAD currency if exchange rates fall below an agreed upon rate at specified dates.

As of September 29, 2013, the Company had the following foreign currency exchange contracts (in aggregate) that were designated as cash flow hedges of foreign exchange risk:

Product	Number of Instruments	Notional Sold in Aggregate in (“CAD”)	Notional Purchased in Aggregate in (“USD”)	USD to CAD Exchange Rates	Trade Date	Maturity Dates
CAD Forward	4	$14,600	$14,729	0.990 – 0.993	Sep 2012	Oct 2013 – Dec 2013

The effective portion of changes in the fair value of derivatives designated that qualify as cash flow hedges of foreign exchange risk is recorded in AOCL in the Consolidated Balance Sheets and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portions of the change in fair value of the derivative, as well as amounts excluded from the assessment of hedge effectiveness, are recognized directly in Cost of products sold in the Consolidated Statements of Operations.

Non-designated Hedges of Commodity Risk

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to commodity price risk but do not meet the authoritative guidance for hedge accounting. From time to time, the

Company enters into commodity forward contracts to fix the price of natural gas, diesel fuel, corn, wheat and soybean oil purchases and other commodities at a future delivery date. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in Cost of products sold in the Consolidated Statements of Operations.

As of September 29, 2013, the Company had the following derivative instruments that were not designated in qualifying hedging relationships:

Commodity Contracts	Number of Instruments	Notional Amount	Price/Index	Trade Dates	Maturity Dates
Diesel Fuel Contracts	2	2,016,158 Gallons	$3.75 – $3.93 per Gallon	April 2013	December 2013

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification in the Consolidated Balance Sheets as of September 29, 2013 and December 30, 2012.

	Tabular Disclosure of Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value as of September 29, 2013	Balance Sheet Location	Fair Value as of September 29, 2013
Derivatives designated as hedging instruments
Interest Rate Contracts	Other assets, net	$25,065	Accrued liabilities	$62
Foreign Exchange Contracts	Other current assets	573

Total derivatives designated as hedging instruments		$25,638		$62

Derivatives not designated as hedging instruments
Interest Rate Contracts			Accrued liabilities	$1,280
Commodity Contracts	Other current assets	133

Total derivatives not designated as hedging instruments		$133		$1,280

	Balance Sheet Location	Fair Value as of December 30, 2012	Balance Sheet Location	Fair Value as of December 30, 2012
Derivatives designated as hedging instruments
Interest Rate Contracts			Other long-term liabilities	$3,807
Foreign Exchange Contracts	Other current assets	$605
	Other assets, net	33

Total derivatives designated as hedging instruments		$638		$3,807

Derivatives not designated as hedging instruments
Commodity Contracts	Other current assets	$525	Accrued liabilities	$682

Total derivatives not designated as hedging instruments		$525		$682

The table below presents the effect of the Company’s derivative financial instruments in the Consolidated Statements of Operations and Accumulated other comprehensive loss (“AOCL”) for the three and nine months ended September 29, 2013 and September 23, 2012.

Tabular Disclosure of the Effect of Derivative Instruments

Gain/(Loss)
Derivatives in Cash Flow Hedging Relationships	Recognized in AOCL on Derivative (Effective Portion)	Effective portion reclassified from AOCL to:	Reclassified from AOCL into Earnings (Effective Portion)		Ineffective portion recognized in Earnings in:	Recognized in Earnings on Derivative (Ineffective Portion)
Interest Rate Contracts	$(4,158)	Interest expense	$(15	)(a)	Interest expense	$(18)
Foreign Exchange Contracts	(551)	Cost of products sold	454		Cost of products sold	(15)

Three months ended September 29, 2013	$(4,709)		$439			$(33)

Interest Rate Contracts	$24,548	Interest expense	$(3,961	)(a)	Interest expense	$8
Foreign Exchange Contracts	1,079	Cost of products sold	1,136		Cost of products sold	(8)

Nine months ended September 29, 2013	$25,627		$(2,825)			$—

Interest Rate Contracts	$(1,445)	Interest expense	$(1,067)		Interest expense	$(207)
Foreign Exchange Contracts	(1,177)	Cost of products sold	(107)		Cost of products sold	19

Three months ended September 23, 2012	$(2,622)		$(1,174)			$(188)

Interest Rate Contracts	$(6,822)	Interest expense	$(9,394)		Interest expense	$(208)
Foreign Exchange Contracts	(1,346)	Cost of products sold	95		Cost of products sold	(8)

Nine months ended September 23, 2012	$(8,168)		$(9,299)			$(216)

Derivatives Not Designated as Hedging Instruments	Recognized in Earnings in:	Recognized in Earnings on Derivative
Commodity Contracts	Cost of products sold	$304
Interest Rate Contracts	Interest expense	(209)

Three months ended September 29, 2013		$95

Commodity Contracts	Cost of products sold	$208
Interest Rate Contracts	Interest expense	(44)

Nine months ended September 29, 2013		$164

Commodity Contracts	Cost of products sold	$2,785

Three months ended September 23, 2012		$2,785

Commodity Contracts	Cost of products sold	$419

Nine months ended September 23, 2012		$419

(a)	Includes $2.8 million of accelerated reclassifications out of AOCL.

Credit risk-related contingent features

The Company has agreements with certain counterparties that contain a provision whereby the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of September 29, 2013, the Company has not posted any collateral related to these agreements. If the Company had breached this provision at September 29, 2013, it could have been required to settle its obligations under the agreements at their termination value, which differs from the recorded fair value. The table below summarizes the aggregate fair values of those derivatives that contain credit risk-related contingent features as of September 29, 2013 and December 30, 2012.

September 29, 2013

Asset/(Liability)
Counterparty	Contract Type	Termination Value	Performance Risk Adjustment	Accrued Interest	Fair Value (excluding interest)
Barclays	Interest Rate Contracts	$10,054	$232	$(146)	$10,432
	Commodity Contracts	133	—	—	133
Bank of America	Interest Rate Contracts	9,916	99	—	10,015
Credit Suisse	Interest Rate Contracts	3,105	101	(71)	3,277
	Foreign Exchange Contracts	574	—	—	574

Total		$23,782	$432	$(217)	$24,431

December 30, 2012

Asset/(Liability)
Counterparty	Contract Type	Termination Value	Performance Risk Adjustment	Accrued Interest	Fair Value (excluding interest)
Barclays	Interest Rate Contracts	$(2,063)	$31	$(128)	$(1,904)
	Commodity Contracts	(158)	—	—	(158)
Credit Suisse	Interest Rate Contracts	(2,063)	32	(128)	(1,903)
	Foreign Exchange Contracts	636	3	—	639

Total		$(3,648)	$66	$(256)	$(3,326)

12. Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the Company’s general counsel and management are of the opinion that the final outcome of these matters will not have a material effect on the Company’s financial condition, results of operations or cash flows.

Aunt Jemima Breakfast Product Recall

On January 27, 2012, the Company issued a voluntary product recall for certain Aunt Jemima frozen pancakes due to potential cross contamination. The net cost of retrieving and destroying the product covered by the product recall for the three and nine months ended September 23, 2012, was $0.0 million and $3.3 million, respectively.

In order to mitigate the adverse impact of the product recall on the Aunt Jemima brand business continuity, trade promotions and other consumer marketing expenditures were increased in 2012 above normal ongoing levels

(market rehabilitation expenses). In August 2013, the Company collected an insurance recovery of $3.2 million related to these market rehabilitation expenses, of which $2.3 million was recorded as a reduction of trade promotions (a component of Net Sales) and $0.9 million as a reduction to Marketing and selling expenses in the three and nine months ended September 29, 2013. The Birds Eye Frozen Division recorded $2.7 million of the recovery while $0.5 million was recorded in the Duncan Hines Grocery Division related to the Aunt Jemima business in Canada.

13. Related Party Transactions

At the closing of its acquisition by Blackstone, the Company entered into an advisory agreement with an affiliate of Blackstone pursuant to which such entity or its affiliates provided certain strategic and structuring advice and assistance to the Company. In addition, under this agreement, affiliates of Blackstone provided certain monitoring, advisory and consulting services to the Company for an aggregate annual management fee equal to the greater of $2,500 or 1.0% of Covenant Compliance EBITDA (as defined in the credit agreement governing the Company’s Senior Secured Credit Facility). Affiliates of Blackstone also received reimbursement for out-of-pocket expenses. Expenses relating to the management fee, which were recorded in Administrative expenses, were $0 and $1,148 in the three and nine months ended September 29, 2013, respectively. Expenses relating to the management fee were $1,188 and $3,409 in the three and nine months ended September 23, 2012, respectively. There were no out-of-pocket expenses reimbursed to Blackstone in the three and nine months ended September 29, 2013. The Company reimbursed Blackstone for out-of-pocket expenses totaling $0 and $123 in three and nine months ended September 23, 2012, respectively.

On April 3, 2013, the advisory agreement was terminated in accordance with its terms for a fee paid of $15,100. In addition, prepaid expenses for related party management fees of $3,345 that were recorded to Other current assets were expensed.

Customer Purchases

Performance Food Group Company, which is controlled by affiliates of Blackstone, is a foodservice supplier that purchases products from the Company. Sales to Performance Food Group Company were $961 and $3,040 in the three and nine months ended September 29, 2013, respectively. Sales to Performance Food Group Company were $992 and $3,351 in the three and nine months ended September 23, 2012, respectively. As of September 29, 2013 and December 30, 2012, amounts due from Performance Food Group Company were $42 and $68, respectively, and were recorded on the Accounts receivable, net of allowances line in the Consolidated Balance Sheets.

Interest Expense

For the three and nine months ended September 29, 2013, fees and interest expense recognized in the Consolidated Statements of Operations for debt owed to affiliates of Blackstone Advisors L.P. totaled $411 and $1,337, respectively. For the three and nine months ended September 23, 2012, fees and interest expense recognized in the Consolidated Statements of Operations for debt to affiliates of Blackstone Advisors L.P. totaled $665 and $2,751, respectively. As of September 29, 2013 and December 30, 2012, debt owed to related parties was $48,004 and $63,097, respectively and was recorded on the Long-term debt in the Consolidated Balance Sheets. As of September 29, 2013 and December 30, 2012, interest accrued on debt owed to related parties was $269 and $173, respectively, and was recorded on the Accrued liabilities line in the Consolidated Balance Sheets.

14. Segments

The Company is a leading producer, marketer and distributor of high quality, branded food products in North America. The Company manages the business in three operating segments: Birds Eye Frozen, Duncan Hines Grocery and Specialty Foods.

The Birds Eye Frozen Division manages its Leadership Brands in the United States retail frozen vegetables (Birds Eye), frozen complete bagged meals (Birds Eye Voila!), and frozen seafood (Van de Kamp’s and Mrs. Paul’s) categories, as well as its Foundation Brands in the frozen and refrigerated bagels (Lender’s), frozen pizza for one (Celeste), full-calorie single-serve frozen dinners and entrées (Hungry-Man), and frozen breakfast (Aunt Jemima) categories.

The Duncan Hines Grocery Division manages its Leadership Brands in the baking mixes and frostings (Duncan Hines), shelf-stable pickles (Vlasic), and table syrups (Mrs. Butterworth’s and Log Cabin) categories, and its Foundation Brands in the canned meat (Armour, Nalley and Brooks), pie and pastry fillings (Comstock and Wilderness), barbecue sauces (Open Pit) and salad dressing (Bernstein’s) categories as well as all Canadian operations.

The Company refers to the sum of the Birds Eye Frozen Division and the Duncan Hines Grocery Division as the North America retail businesses.

The Specialty Foods Division consists of snack products (Tim’s Cascade and Snyder of Berlin) and the foodservice and private label businesses.

Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Corporate assets consist of prepaid and deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions and IPO and refinancing related charges.

SEGMENT INFORMATION	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Net sales
Birds Eye Frozen	$257,973	$255,950	$794,464	$787,603
Duncan Hines Grocery	224,214	215,637	690,243	687,225
Specialty Foods	90,268	96,318	269,773	298,597

Total	$572,455	$567,905	$1,754,480	$1,773,425

Earnings before interest and taxes
Birds Eye Frozen	$45,009	$42,356	$130,462	$109,509
Duncan Hines Grocery	38,265	26,347	97,399	77,136
Specialty Foods	8,026	539	21,087	12,680
Unallocated corporate expenses	(6,382)	(9,347)	(72,388)	(32,271)

Total	$84,918	$59,895	$176,560	$167,054

Depreciation and amortization
Birds Eye Frozen	$9,917	$9,114	$28,544	$28,437
Duncan Hines Grocery	4,815	12,125	16,131	26,683
Specialty Foods	4,926	5,248	13,008	13,422

Total	$19,658	$26,487	$57,683	$68,542

Capital expenditures*
Birds Eye Frozen	$4,853	$8,301	$29,866	$29,690
Duncan Hines Grocery	4,968	4,339	24,136	14,502
Specialty Foods	2,554	2,458	8,663	7,153

Total	$12,375	$15,098	$62,665	$51,345

GEOGRAPHIC INFORMATION
Net sales
United States	$568,340	$564,304	$1,737,413	$1,759,479
Canada	19,569	19,771	62,117	59,151
Intercompany	(15,454)	(16,170)	(45,050)	(45,205)

Total	$572,455	$567,905	$1,754,480	$1,773,425

*	Includes new capital leases.

SEGMENT INFORMATION	September 29, 2013	December 30, 2012
Total assets
Birds Eye Frozen	$2,037,405	$1,978,668
Duncan Hines Grocery	1,996,435	1,965,002
Specialty Foods	364,426	356,722
Corporate	123,089	99,596

Total	$4,521,355	$4,399,988

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$513,648	$493,640
Canada	23	26

Total	$512,351	$493,666

15. Provision for Income Taxes

The provision for income taxes and related effective tax rates for the three and nine months ended September 29, 2013 and September 23, 2012, respectively, were as follows:

	Three months ended		Nine months ended
Provision for Income Taxes	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Current	$388	$906	$1,882	$1,064
Deferred	24,273	4,653	33,226	2,637

Total	$24,661	$5,559	$35,108	$3,701

Effective tax rate	37.7%	36.0%	51.1%	29.5%

Income taxes are accounted for in accordance with the authoritative guidance for accounting for income taxes under which deferred tax assets and liabilities are determined based on the difference between their financial statement basis and tax basis, using enacted tax rates in effect for the year in which the differences are expected to reverse.

During the nine months ended September 29, 2013, the Company refinanced all of its outstanding debt (Note 9) and the Company discontinued hedge accounting for interest rate swaps in effect at that time (Note 11). Effective with the swap termination, deferred tax expense of $9.1 million, which was recorded in Accumulated Other Comprehensive Loss through the swap termination date, was reclassified as a non-cash deferred tax expense in the provision for income taxes through the consolidated statement of operations. During the nine months ended September 23, 2012, the Company announced restructuring plans (Note 8) that were projected to decrease our future state effective tax rate, resulting in a net benefit of $2.1 million to the tax provision and a corresponding decrease to our net deferred tax liabilities.

The Company regularly evaluates its deferred tax assets for future realization. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

As of September 29, 2013 and September 23, 2012, the Company maintained a valuation allowance for certain state net operating loss (“NOL”) carryovers, state tax credit carryovers and foreign loss carryovers. For the nine months ended September 29, 2013 a benefit of $1.5 million was recognized to the income tax provision for reduction of the valuation allowance for state NOL carryovers and state credits attributable to a projected decrease of interest expense from the IPO and the April 2013 refinancing. For the nine months ended September 23, 2012, a charge of $1.9 million was recognized to the income tax provision, principally related to the realizability of state NOL carryovers and state credits due to the aforementioned restructuring plans.

On September 13, 2013 the IRS issued final and proposed Tangible Property Regulations. The final regulations are generally effective for taxable years beginning on or after January 1, 2014. The Company is in the process of evaluating and analyzing the financial accounting implications of adopting the final regulations. At this time the Company does not anticipate that there will be a material impact to the financial statements.

16. Recently Issued Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” (“ASU 2013-02”). This new guidance requires that the Company present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This guidance only impacts disclosures within the consolidated financial statements and notes to the consolidated financial statements and does not result in a change to the accounting treatment of Accumulated Other Comprehensive Income. The Company adopted this standard during the three month period ended March 31, 2013.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” (“ASU 2013-11”). The update provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. The Company will adopt this standard in December 2013. The Company anticipates that adoption of the standard will not have a material impact on its Consolidated Financial Statements.

17. Guarantor and Nonguarantor Statements

On April 29, 2013, Pinnacle Foods Finance (“PFF”) issued 4.875% Senior Notes. The 4.875% Senior Notes are general senior unsecured obligations of PFF, effectively subordinated in right of payment to all existing and future senior secured indebtedness of PFF and guaranteed on a full, unconditional, joint and several basis by the Company and PFF’s 100% owned domestic subsidiaries that guarantee other indebtedness of the Company.

The following condensed consolidating financial information presents:

(1)(a)	Condensed consolidating balance sheets as of September 29, 2013 and December 30, 2012.

(b)	The related condensed consolidating statements of operations and comprehensive earnings for the Company, PFF, all guarantor subsidiaries and the non-guarantor subsidiaries for the following:

i.	Three and nine months ended September 29, 2013; and

ii.	Three and nine months ended September 23, 2012.

(c)	The related condensed consolidating statements of cash flows for the Company, PFF, all guarantor subsidiaries and the non-guarantor subsidiaries for the following:

i.	Nine months ended September 29, 2013; and

ii.	Nine months ended September 23, 2012.

(2)	Elimination entries necessary to consolidate the Company, PFF with its guarantor subsidiaries and non-guarantor subsidiaries.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions and include a reclassification entry of net non-current deferred tax assets to non-current deferred tax liabilities.

Pinnacle Foods Inc.

Condensed Consolidating Balance Sheet

September 29, 2013

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$—	$100,424	$9,979	$—	$110,403
Accounts receivable, net	—	—	159,031	9,885	—	168,916
Intercompany accounts receivable	21,337	—	242,928	—	(264,265)	—
Inventories, net	—	—	386,774	7,554	—	394,328
Other current assets	—	707	6,495	64	—	7,266
Deferred tax assets	—	585	120,384	212	—	121,181

Total current assets	21,337	1,292	1,016,036	27,694	(264,265)	802,094
Plant assets, net	—	—	512,328	23	—	512,351
Investment in subsidiaries	1,536,903	1,949,305	12,533	—	(3,498,741)	—
Intercompany note receivable	—	1,520,991	7,270	9,800	(1,538,061)	—
Tradenames	—	—	1,603,992	—	—	1,603,992
Other assets, net	—	40,420	120,865	138	—	161,423
Deferred tax assets	—	281,141	—	—	(281,141)	—
Goodwill	—	—	1,441,495	—	—	1,441,495

Total assets	$1,558,240	$3,793,149	$4,714,519	$37,655	$(5,582,208)	$4,521,355

Current liabilities:
Short-term borrowings	$—	$—	$1,065	$—	$—	$1,065
Current portion of long-term obligations	—	16,300	3,136	—	—	19,436
Accounts payable	(17)	83	178,369	1,620	—	180,055
Intercompany accounts payable	—	256,640	—	7,625	(264,265)	—
Accrued trade marketing expense	—	—	34,612	4,308	—	38,920
Accrued liabilities	—	18,802	87,176	697	—	106,675
Dividends payable	21,354	—	—	—	—	21,354

Total current liabilities	21,337	291,825	304,358	14,250	(264,265)	367,505
Long-term debt	—	1,951,437	17,470	—	—	1,968,907
Intercompany note payable	—	—	1,530,260	7,801	(1,538,061)	—
Pension and other postretirement benefits	—	—	93,090	—	—	93,090
Other long-term liabilities	—	—	22,072	2,730	—	24,802
Deferred tax liabilities	—	12,984	797,964	341	(281,141)	530,148

Total liabilities	21,337	2,256,246	2,765,214	25,122	(2,083,467)	2,984,452
Commitments and contingencies (Note 12)
Shareholder’s equity:
Pinnacle common stock	1,172	—	—	—	—	1,172
Additional paid-in-capital	1,325,835	1,327,007	1,284,776	2,324	(2,614,107)	1,325,835
Retained earnings	244,410	244,410	716,730	9,850	(970,990)	244,410
Accumulated other comprehensive loss	(34,514)	(34,514)	(52,201)	359	86,356	(34,514)

Total Shareholders’ equity	1,536,903	1,536,903	1,949,305	12,533	(3,498,741)	1,536,903

Total liabilities and shareholders’ equity	$1,558,240	$3,793,149	$4,714,519	$37,655	$(5,582,208)	$4,521,355

Pinnacle Foods Inc.

Condensed Consolidating Balance Sheet

December 30, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$—	$83,123	$9,158	$—	$92,281
Accounts receivable, net	—	—	135,791	8,093	—	143,884
Intercompany accounts receivable	—	—	73,769	—	(73,769)	—
Inventories, net	—	—	350,922	7,129	—	358,051
Other current assets	—	1,130	10,546	186	—	11,862
Deferred tax assets	—	—	100,245	74	(1,120)	99,199

Total current assets	—	1,130	754,396	24,640	(74,889)	705,277
Plant assets, net	—	—	493,640	26	—	493,666
Investment in subsidiaries	888,726	1,840,632	11,222	—	(2,740,580)	—
Intercompany note receivable	—	1,469,135	7,270	9,800	(1,486,205)	—
Tradenames	—	—	1,603,992	—	—	1,603,992
Other assets, net	—	23,691	131,707	160	—	155,558
Deferred tax assets	—	239,347	—	—	(239,347)	—
Goodwill	—	—	1,441,495	—	—	1,441,495

Total assets	$888,726	$3,573,935	$4,443,722	$34,626	$(4,541,021)	$4,399,988

Current liabilities:
Short-term borrowings	$—	$—	$2,139	$—	$—	$2,139
Current portion of long-term obligations	—	27,411	3,008	—	—	30,419
Accounts payable	—	37	136,220	1,069	—	137,326
Intercompany accounts payable	—	65,888	—	7,881	(73,769)	—
Accrued trade marketing expense	—	—	41,396	3,175	—	44,571
Accrued liabilities	—	29,662	90,000	727	(1,120)	119,269

Total current liabilities	—	122,998	272,763	12,852	(74,889)	333,724
Long-term debt	—	2,558,404	17,982	—	—	2,576,386
Intercompany note payable	—	—	1,478,593	7,612	(1,486,205)	—
Pension and other postretirement benefits	—	—	100,918	—	—	100,918
Other long-term liabilities	—	3,807	22,168	2,730	—	28,705
Deferred tax liabilities	—	—	710,666	210	(239,347)	471,529

Total liabilities	—	2,685,209	2,603,090	23,404	(1,800,441)	3,511,262
Commitments and contingencies (Note 12)
Shareholder’s equity:
Pinnacle common stock	812	—	—	—	—	812
Additional paid-in-capital	696,512	697,324	1,284,155	2,324	(1,983,803)	696,512
Retained earnings	252,955	252,955	608,788	8,842	(870,585)	252,955
Accumulated other comprehensive loss	(61,553)	(61,553)	(52,311)	56	113,808	(61,553)

Total Shareholders’ equity	888,726	888,726	1,840,632	11,222	(2,740,580)	888,726

Total liabilities and shareholders’ equity	$888,726	$3,573,935	$4,443,722	$34,626	$(4,541,021)	$4,399,988

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings

For the three months ended September 29, 2013

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$568,340	$19,569	$(15,454)	$572,455
Cost of products sold	—	96	413,857	16,305	(15,206)	415,052

Gross profit	—	(96)	154,483	3,264	(248)	157,403
Operating expenses
Marketing and selling expenses	—	56	39,876	934	—	40,866
Administrative expenses	—	2,064	22,264	976	—	25,304
Research and development expenses	—	85	2,624	—	—	2,709
Intercompany royalties	—	—	—	8	(8)	—
Intercompany technical service fees	—	—	—	240	(240)	—
Other expense (income), net	—	—	3,606	—	—	3,606
Equity in (earnings) loss of investees	(40,685)	(45,471)	(750)	—	86,906	—

Total operating expenses	(40,685)	(43,266)	67,620	2,158	86,658	72,485

Earnings before interest and taxes	40,685	43,170	86,863	1,106	(86,906)	84,918
Intercompany interest (income) expense	—	(13,180)	13,154	26	—	—
Interest expense	—	19,154	433	8	—	19,595
Interest income	—	—	10	13	—	23

Earnings before income taxes	40,685	37,196	73,286	1,085	(86,906)	65,346
Provision (benefit) for income taxes	—	(3,489)	27,815	335	—	24,661

Net earnings	$40,685	$40,685	$45,471	$750	$(86,906)	$40,685

Total comprehensive earnings (loss)	$37,732	$37,732	$45,046	$108	$(82,886)	$37,732

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings

For the three months ended September 23, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$564,304	$19,771	$(16,170)	$567,905
Cost of products sold	—	(2)	437,301	17,157	(15,892)	438,564

Gross profit	—	2	127,003	2,614	(278)	129,341
Operating expenses
Marketing and selling expenses	—	50	37,182	1,104	—	38,336
Administrative expenses	—	828	19,650	871	—	21,349
Research and development expenses	—	3	2,674	—	—	2,677
Intercompany royalties	—	—	—	12	(12)	—
Intercompany technical service fees	—	—	—	266	(266)	—
Other expense (income), net	—	3,470	3,614	—	—	7,084
Equity in (earnings) loss of investees	(9,878)	(25,053)	(207)	—	35,138	—

Total operating expenses	(9,878)	(20,702)	62,913	2,253	34,860	69,446

Earnings before interest and taxes	9,878	20,704	64,090	361	(35,138)	59,895
Intercompany interest (income) expense	—	(23,365)	23,334	31	—	—
Interest expense	—	43,959	491	12	—	44,462
Interest income	—	4	—	—	—	4

Earnings before income taxes	9,878	114	40,265	318	(35,138)	15,437
Provision (benefit) for income taxes	—	(9,764)	15,212	111	—	5,559

Net earnings	$9,878	$9,878	$25,053	$207	$(35,138)	$9,878

Total comprehensive earnings (loss)	$8,941	$8,941	$24,333	$(513)	$(32,761)	$8,941

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings

For the nine months ended September 29, 2013

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$1,737,413	$62,117	$(45,050)	$1,754,480
Cost of products sold	—	397	1,289,483	52,187	(44,259)	1,297,808

Gross profit	—	(397)	447,930	9,930	(791)	456,672
Operating expenses
Marketing and selling expenses	—	991	128,245	4,766	—	134,002
Administrative expenses	—	16,529	73,898	2,762	—	93,189
Research and development expenses	—	154	7,671	—	—	7,825
Intercompany royalties	—	—	—	36	(36)	—
Intercompany technical service fees	—	—	—	755	(755)	—
Other expense (income), net	—	34,180	10,916	—	—	45,096
Equity in (earnings) loss of investees	(33,642)	(107,942)	(1,008)	—	142,592	—

Total operating expenses	(33,642)	(56,088)	219,722	8,319	141,801	280,112

Earnings before interest and taxes	33,642	55,691	228,208	1,611	(142,592)	176,560
Intercompany interest (income) expense	—	(51,731)	51,632	99	—	—
Interest expense	—	106,371	1,485	22	—	107,878
Interest income	—	—	43	25	—	68

Earnings before income taxes	33,642	1,051	175,134	1,515	(142,592)	68,750
Provision (benefit) for income taxes	—	(32,591)	67,192	507	—	35,108

Net earnings	$33,642	$33,642	$107,942	$1,008	$(142,592)	$33,642

Total comprehensive earnings (loss)	$60,681	$60,681	$108,554	$962	$(170,197)	$60,681

Pinnacle Foods Inc.

Condensed Consolidating Statement of Operations and Comprehensive Earnings

For the nine months ended September 23, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$—	$1,759,479	$59,151	$(45,205)	$1,773,425
Cost of products sold	—	104	1,367,858	52,747	(44,458)	1,376,251

Gross profit	—	(104)	391,621	6,404	(747)	397,174
Operating expenses
Marketing and selling expenses	—	291	125,681	4,568	—	130,540
Administrative expenses	—	2,648	60,991	2,450	—	66,089
Research and development expenses	—	21	8,190	—	—	8,211
Intercompany royalties	—	—	—	40	(40)	—
Intercompany technical service fees	—	—	—	707	(707)	—
Other expense (income), net	—	14,255	11,025	—	—	25,280
Equity in (earnings) loss of investees	(8,857)	(69,619)	1,152	—	77,324	—

Total operating expenses	(8,857)	(52,404)	207,039	7,765	76,577	230,120

Earnings before interest and taxes	8,857	52,300	184,582	(1,361)	(77,324)	167,054
Intercompany interest (income) expense	—	(70,199)	70,108	91	—	—
Interest expense	—	152,875	1,700	26	—	154,601
Interest income	—	4	101	—	—	105

Earnings before income taxes	8,857	(30,372)	112,875	(1,478)	(77,324)	12,558
Provision (benefit) for income taxes	—	(39,229)	43,256	(326)	—	3,701

Net earnings	$8,857	$8,857	$69,619	$(1,152)	$(77,324)	$8,857

Total comprehensive earnings (loss)	$9,461	$9,461	$68,714	$(2,010)	$(76,165)	$9,461

Pinnacle Foods Inc.

Condensed Consolidating Statement of Cash Flows

For the nine months ended September 29, 2013

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(58,855)	$199,999	$583	$—	$141,727

Cash flows from investing activities
Intercompany accounts receivable/payable	—	123,197	—	—	(123,197)	—
Investment in subsidiaries						—
Capital expenditures	—	—	(62,722)	—	—	(62,722)
Sale of plant assets	—	—	6,853	—	—	6,853

Net cash (used in) provided by investing activities	—	123,197	(55,869)	—	(123,197)	(55,869)

Cash flows from financing activities
Proceeds from issuance of common stock	—	624,193	65	—	—	624,258
Parent reduction in investment in subsidiary	126	(126)	—	—	—	—
Repurchases of equity	(126)	—	(65)	—	—	(191)
Dividends paid	—	(20,831)	—	—	—	(20,831)
Proceeds from notes offering	—	350,000	—	—	—	350,000
Proceeds from bank term loans	—	1,625,925	—	—	—	1,625,925
Repayments of long-term obligations	—	(1,731,832)	(239)	—	—	(1,732,071)
Repurchase of notes	—	(899,180)	—	—	—	(899,180)
Proceeds from short-term borrowing	—	—	2,408	—	—	2,408
Repayments of short-term borrowing	—	—	(3,481)	—	—	(3,481)
Intercompany accounts receivable/payable	—	—	(123,197)		123,197	—
Repayment of capital lease obligations	—	—	(2,320)	—	—	(2,320)
Debt acquisition costs	—	(12,491)	—	—	—	(12,491)

Net cash (used in) provided by financing activities	—	(64,342)	(126,829)	—	123,197	(67,974)

Effect of exchange rate changes on cash	—	—	—	238	—	238
Net change in cash and cash equivalents	—	—	17,301	821	—	18,122
Cash and cash equivalents—beginning of period	—	—	83,123	9,158	—	92,281

Cash and cash equivalents—end of period	$—	$—	$100,424	$9,979	$—	$110,403

Supplemental disclosures of cash flow information:
Interest paid	$—	$90,143	$1,434	$—	$—	$91,577
Interest received	—	—	44	25	—	69
Income taxes paid	—	—	2,783	215	—	2,998
Non-cash investing and financing activities:
New capital leases	—	—	2,030	—	—	2,030
Dividends payable	21,354	—	—	—	—	21,354

Pinnacle Foods Inc.

Condensed Consolidating Statement of Cash Flows

For the nine months ended September 23, 2012

	Pinnacle Foods Inc.	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations and Reclassifications	Consolidated Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(71,608)	$129,973	$4,019	$—	$62,384

Cash flows from investing activities
Intercompany accounts receivable/payable	—	196,332	—	—	(196,332)	—
Repayments of intercompany loans	—	49,338	—	—	(49,338)	—
Capital expenditures	—	—	(49,796)	—	—	(49,796)
Sale of plant assets	—	—	570	—	—	570

Net cash (used in) provided by investing activities	—	245,670	(49,226)	—	(245,670)	(49,226)

Cash flows from financing activities
Proceeds from bank term loan	—	842,625	—	—	—	842,625
Repayments of long-term obligations	—	(625,172)	—	—	—	(625,172)
Repurchase of notes	—	(373,255)	—	—	—	(373,255)
Proceeds from short-term borrowing	—	—	1,216	—	—	1,216
Repayments of short-term borrowing	—	—	(2,364)	—	—	(2,364)
Borrowings under revolving credit facility	—	5,000	—	—	—	5,000
Repayments of revolving credit facility	—	(5,000)	—	—	—	(5,000)
Intercompany accounts receivable/payable	—	—	(196,332)	—	196,332	—
Repayments of intercompany loans	—	—	(49,338)	—	49,338	—
Repayment of capital lease obligations	—	—	(2,803)	—	—	(2,803)
Debt acquisition costs	—	(17,414)	—	—	—	(17,414)
Parent reduction in investment in subsidiary	846	(846)				—
Repurchases of equity	(846)	—	—	—	—	(846)
Changes in bank overdrafts	—	—	19,327	—	—	19,327

Net cash (used in) provided by financing activities	—	(174,062)	(230,294)	—	245,670	(158,686)

Effect of exchange rate changes on cash	—	—	—	388	—	388
Net change in cash and cash equivalents	—	—	(149,547)	4,407	—	(145,140)
Cash and cash equivalents—beginning of period	—	—	150,493	538	—	151,031

Cash and cash equivalents—end of period	$—	$—	$946	$4,945	$—	$5,891

Supplemental disclosures of cash flow information:
Interest paid	$—	$136,975	$1,647	$—	$—	$138,622
Interest received	—	4	101	—	—	105
Income taxes (refunded) paid	—	—	1,723	210	—	1,933
Non-cash investing and financing activities:
New capital leases	—	—	1,549	—	—	1,549

18. Subsequent Events

Completion of Acquisition

On October 1, 2013 the Company acquired the Wish-Bone® salad dressing business from Unilever PLC for cash consideration of $575.0 million, subject to a post-closing adjustment based upon inventory levels at closing. The acquired portfolio includes a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone® and Western® brand names. The purchase price was funded using a combination of cash on hand and a new $525.0 million Term Loan H.

Amendment to Credit Agreement

Concurrently with the closing of the acquisition, Pinnacle Foods Finance entered into the First Amendment to Second Amended and Restated Credit Agreement. The amendment provided for the new $525.0 million Term Loan H to fund a portion of the acquisition. The new Term Loan H has terms consistent with Pinnacle Foods Finance’s Term Loan G.

Independent Auditor’s Report

To the Management of Unilever United States, Inc.

We have audited the accompanying special purpose combined financial statements of the Wish-Bone and Western Salad Dressing Business of Unilever United States, Inc., which comprise the special purpose combined statement of assets acquired as of December 31, 2012, and the special purpose combined statements of revenues and direct expenses for the years ended December 31, 2012 and 2011.

Management’s Responsibility for the Special Purpose Combined Financial Statements

Management is responsible for the preparation and fair presentation of the special purpose combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of special purpose combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the special purpose combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the special purpose combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the special purpose combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the special purpose combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the special purpose combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the special purpose combined financial statements referred to above present fairly in all material respects, the assets acquired of the Wish-Bone and Western Salad Dressing Business of Unilever United States, Inc. as of December 31, 2012, and the revenues and direct expenses for the years ended December 31, 2012 and 2011 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying special purpose combined financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Pinnacle Foods, Inc. as described in Note 1, and are not intended to be a complete presentation of the financial position or results of operations of the Wish-Bone and Western Salad Dressing Business of Unilever United States, Inc. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 22, 2013

Wish-Bone

Special Purpose Combined Statements of Assets Acquired

as of September 30, 2013 (Unaudited) and December 31, 2012

(in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Inventory:
Raw and packaging materials	$2,747	$3,420
Finished goods	10,707	10,963
Spare parts	1,974	1,999

Total inventory	15,428	16,382
Property and equipment:
Machinery and equipment	37,195	36,926
Molds and dies	6,287	6,287

	43,482	43,213
Less: Accumulated depreciation	(24,622)	(22,762)

Property and equipment, net	18,860	20,451

Total assets acquired	$34,288	$36,833

The accompanying notes are an integral part of these special purpose combined financial statements.

Wish-Bone

Special Purpose Combined Statements of Revenues and Direct Expenses

For the nine months ended September 30, 2013 (unaudited) and 2012 (Unaudited)

and for the years ended December 31, 2012 and 2011

(in thousands)

	Nine Months Ended		Year Ended
	September 30, 2013	September 30, 2012	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Net revenues	$148,895	$150,384	$192,196	$184,166
Cost of good sold
Materials	39,568	38,414	49,553	50,585
Bought in products	1,540	2,442	2,483	3,021
Packaging	17,666	17,321	21,608	22,133
Other production costs	15,541	17,039	22,092	21,644
Distribution costs	14,523	13,733	17,810	17,418
Supply support and other	7,065	6,326	8,698	6,788

Cost of goods sold	95,903	95,275	122,244	121,589

Gross profit	52,992	55,109	69,952	62,577

Operating expenses
Allocated selling costs	3,665	3,368	4,370	4,756
Advertising and promotion	11,544	10,088	12,287	7,156

Total operating expenses	15,209	13,456	16,657	11,912

Net revenues less direct operating expenses	$37,783	$41,653	$53,295	$50,665

The accompanying notes are an integral part of these special purpose combined financial statements.

Wish-Bone

Notes to Special Purpose Combined Financial Statements

As of September 30, 2013 (unaudited) and December 31, 2012 and for the Nine Months ended September 30, 2013 (unaudited) and 2012 (unaudited) and for the years ended

December 31, 2012 and 2011

($ in thousands)

1.	Asset Purchase Agreement, Description of Business and Basis of Presentation

Asset Purchase Agreement

On August 11, 2013, Conopco, Inc., a wholly owned subsidiary of Unilever United States Inc., entered into an asset purchase agreement with Pinnacle Foods Inc. (“Pinnacle”) to sell certain assets of the Wish-Bone and Western Salad Dressing business (“Wish-Bone”) for approximately $580 million, subject to a post-closing adjustment upon inventory of Wish-Bone at closing. On October 1, 2013, the purchase was completed with a purchase price of $575 million, subject to the final inventory value adjustment. In connection with the asset purchase agreement, Pinnacle has agreed to assume certain future obligations relating to the Wish-Bone operations including future obligations under assumed contracts, product related obligations, any litigation and other obligations arising from after the date of closing.

Prior to August 11, 2013, no material relationship existed between Conopco and Pinnacle.

Description of Business

Wish-Bone represents the salad dressing businesses of Conopco, Inc. and its affiliates who are each indirectly wholly-owned by Unilever N.V. and Unilever PLC (collectively, with their affiliates, referred to as the “Unilever Group”). Wish-Bone develops, manufactures and markets salad dressing products in the United States, and Latin America including Puerto Rico, Dominican Republic and Trinidad and Tobago.

Wish-Bone generates sales through retail, commercial, institutional and industrial channels. The brands offered through these channels are ‘Wish-Bone and Western’. Sales outside of the United States are not significant.

Wish-Bone has a manufacturing facility in Independence, Missouri and utilizes five shared distribution centers located in the United States of America (“US”). The manufacturing facility in Independence, Missouri produces Wish-Bone Salad dressing and other products for the Unilever Group. The manufacturing premises are not part of the Asset Purchase Agreement. Wish-Bone’s US headquarters are located in Englewood Cliffs, New Jersey. Wish-Bone also utilizes the services of independent third party manufacturers.

Basis of Presentation

The accompanying statements of assets acquired as of September 30, 2013 (unaudited) and December 31, 2012, and the related statements of revenues and direct expenses for the nine months ended September 30, 2013 (unaudited) and 2012 (unaudited) and for the years ended December 31, 2012 and 2011 (collectively, the “Special Purpose Combined Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Special Purpose Combined Financial Statements do not reflect any purchase accounting or other adjustments as a result of Pinnacle’s acquisition of Wish-Bone. The accompanying Special Purpose Combined Financial Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of Wish-Bone’s revenues and direct expenses.

The Special Purpose Combined Financial Statements have been prepared to present the assets acquired and revenues and direct expenses of Wish-Bone. Historically, Wish-Bone was a component of the Unilever Group’s operations and separate financial statements were not prepared for Wish-Bone. The accompanying

Special Purpose Combined Financial Statements have been derived from the historical accounting records of the Unilever Group and therein reflect significant estimates and assumptions that are not necessarily indicative of the amounts that would have resulted had Wish-Bone been operated as a stand-alone entity.

Certain other Unilever Group expenses and other income, such as corporate overhead, interest income, interest expense, and income taxes have been excluded from the statements of revenues and direct expenses, as they are not directly associated with the revenue producing activities of Wish-Bone or it is not practical to isolate or allocate such indirect Unilever Group operating costs to Wish-Bone. Corporate overhead expenses include general support functions, such as expenses associated with the executive management and various corporate departments. The accompanying Special Purpose Combined Financial Statements are not indicative of the financial position or results of operations of Wish-Bone had the business been operated as a separate, stand-alone entity and may not be indicative of the future results of operations of Wish-Bone due to the change in ownership, and the exclusion of various operating expenses, described herein.

Statements of Revenues and Direct Expenses: The statements of revenues and direct expenses include direct cost of production, marketing and distribution, including selling and direct overhead, depreciation and amortization, and all direct expenses incurred by the Unilever Group on behalf of Wish-Bone.

Cash Flows: During the nine months ended September 30, 2013 and 2012, and the years ended December 31, 2012 and 2011, Wish-Bone’s financing requirements were provided by the Unilever Group and cash generated by Wish-Bone was transferred to the Unilever Group. As Wish-Bone has been historically managed as a part of the operations of the Unilever Group and has not been operated as a stand-alone entity, statements of cash flows were not prepared for Wish-Bone. It is not practical to prepare. Additionally, historical cash flow information reflecting Wish-Bone’s operating, certain investing and financing cash flows are not available.

Unaudited Interim Information: The financial information as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 are unaudited. However, in the opinion of management, such information includes all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of such financial information.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of Special Purpose Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Special Purpose Combined Financial Statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions, actual results may be different from the estimates. The most significant estimates and judgments relate to: inventory valuation, estimated useful lives of property and equipment, provisions for marketing programs and allowances for sales returns and discounts. Changes in estimates are recorded in the period of change.

Inventories

Inventories are comprised of finished goods, raw and packaging materials and spare parts, and are stated at the lower of cost or market based on the weighted average cost method. The value of finished goods on-hand includes shipping and handling costs incurred for transportation from the point of manufacture to distribution centers. Provisions are made for slow-moving and obsolete inventory as necessary based on estimated future salability of product.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Additions and improvements are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are removed from Wish-Bone’s accounting records. Depreciation is determined principally using the straight-line method over the estimated useful lives of the assets. The estimated useful life for major classes of property and equipment are:

Machinery and equipment	14 years
Molds and dies	3 years

Depreciation expense for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 were $1,860 (unaudited), $1,880 (unaudited), $2,526 and $2,317, respectively and are included in Other production costs in the accompanying statements of revenues and direct expenses.

Wish-Bone acquired property and equipment of $270 (unaudited), $368 (unaudited), $2,730 and $4,461 during the nine months ended September 30, 2013 and 2012 and during the years ended December 31, 2012 and 2011, respectively. There were no significant disposals during any of the periods presented.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Wish-Bone evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to the future net undiscounted cash flows to be generated by the asset. If such asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. There were no impairment losses recorded for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011.

Foreign Currency

The accounting records of operations outside of the United States are primarily maintained in U.S. dollars. Transactions with foreign denominated currency are not material.

Revenue Recognition

Revenue is recognized when all of the following revenue recognition conditions are met:

•	Persuasive evidence of an arrangement exists;

•	Products have been delivered to the customer;

•	Collection of related fees is reasonably assured; and

•	Related fees are fixed or determinable.

Wish-Bone establishes provisions for discounts and other allowances based on historical experience within the same period the revenue is recognized, or when the receivables are reasonably determined to be uncollectible.

Shipping and Handling

Wish-Bone classifies shipping and handling fees billed to customers as revenue and includes the corresponding cost in cost of goods sold in accordance with FASB Accounting Standards Codification Section (“ASC”) 605-45: Revenue Recognition, Principle Agent Considerations.

Customer Sales Incentives

Wish-Bone applies the provisions of ASC 605-50: Revenue Recognition, Customer Payments and Incentives, which addresses the accounting for consideration given by a vendor or manufacturer to a customer including both a reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller. Wish-Bone classifies certain types of promotional allowances, coupons and listing fees as a reduction of sales rather than as selling expenses. Wish-Bone records as cost of goods sold certain incentives which include additional or free product manufactured by Wish-Bone.

Cost of Goods Sold

Cost of goods sold include all direct expenses including variable and fixed costs associated with producing Wish-Bone’s products, including raw and packaging materials, direct labor, production costs, distribution costs, supply support costs and the cost of goods purchased from third parties.

Advertising and Promotion

Advertising includes agency fees and commissions as well as production and media costs for television, magazines, radio and other media channels. Advertising costs incurred to produce media advertising are expensed when incurred. Promotions include funds used for creative work on coupons, development and distribution of consumer samples, and promotional materials and related distribution. These costs are expensed as incurred.

Employees’ Benefit Accounting

Wish-Bone and the Unilever Group employees that provide direct support to Wish-Bone participate in a defined benefit pension plan and a defined contribution plan, all of which are sponsored by the Unilever Group. Wish-Bone accounts for costs related to defined benefit pension plan as if it participated in a multi-employer plan, in accordance with ASC 715, Compensation—Retirement Benefits. Such guidance provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Accordingly, no assets or liabilities relative to these retirement-related plans are recorded by Wish-Bone. See note 4 for further information regarding the plans in which employees participate.

Concentrations

Wish-Bone sells its products to various customers primarily in North America and performs ongoing credit evaluations on its customers. Wish-Bone generally does not require collateral although it maintains allowances for probable credit losses.

Net sales to a single customer and its affiliates represented 23% (unaudited), 21% (unaudited), 21% and 19% during the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011, respectively. Apart from this concentration of revenues to this customer, management believes credit risk is limited due to the large number of the remaining customers and their dispersion across the U.S. and Latin America.

Wish-Bone utilizes specific vendors for purchasing raw materials and packaging components. Purchases from two specific vendors totaled approximately 50% of total inventory purchases for each period presented. Management believes that this risk is mitigated by existing relationships with alternate or replacement suppliers and the nature of the materials and components.

Wish-Bone manufactures a substantial amount of its liquid products at its Independence, Missouri facility. All dry products are manufactured by third parties.

3.	Transactions With The Unilever Group

Allocated Costs

The Special Purpose Combined Statements of revenues and direct expenses include Wish-Bone’s direct expenses as well as allocations arising from shared services and infrastructure provided to Wish-Bone by the production facility and Unilever Group.

Other production costs include allocations from within the Independence, Missouri manufacturing location for shared support costs such as repairs and maintenance, quality assurance, plant administration and others. These support costs are allocated amongst the product lines in that facility on an activity based model via production volume, man hours and machine hours. Allocations totaled $15,541 (unaudited), $17,039 (unaudited), $22,092, and $21,644 during the nine months ended September 30, 2013 and 2012 and during the years ended December 31, 2012 and 2011, respectively.

Distribution costs include allocations from within the distribution locations for shared support costs. Allocations are based upon a combination of metrics including shipping weight, pallet positions, throughput and others and totaled $14,523 (unaudited), $13,733 (unaudited), $17,810 and $17,418 during the nine months ended September 30, 2013 and 2012 and during the years ended December 31, 2012 and 2011, respectively.

Supply support and other expense include corporate allocations for supply chain activities. Allocations are based upon the cost of sales of each brand within the Unilever Group portfolio and totaled $7,065 (unaudited), $6,326 (unaudited), $8,698 and $6,788 during the nine months ended September 30, 2013 and 2012 and during the years ended December 31, 2012 and 2011, respectively.

Allocated selling costs are allocated to Wish-Bone in two ways. The Unilever Group accumulates centralized selling costs and allocates a percentage of those costs to Wish-Bone in proportion of the revenues of Wish-Bone to the Unilever Group as a whole. The second allocation is from direct selling expenses of the Foods Business of the Unilever Group. This allocation is also in proportion of the revenues of Wish-Bone to the Foods Business. Allocated selling costs for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 were $3,665 (unaudited), $3,368 (unaudited), $4,370 and $4,756, respectively.

Related Party Transactions

Sales to and/or purchases from affiliates of the Unilever Group are insignificant in all of the periods presented.

Agreements with the Unilever Group

Wish-Bone operates under numerous agreements executed by the Unilever Group with third parties, including but not limited to purchasing, manufacturing, supply and distribution agreements; use of facilities owned, leased, and managed by the Unilever Group; and software, technology and other intellectual property agreements.

4.	Pension and Other Employee Benefit Programs

The Unilever Group sponsors a defined benefit plan for hourly and salaried employees (the “Unicare Retirement Plan”). The Unicare Retirement Plan provides for payment of retirement benefits primarily commencing between the ages of 55 and 65, and also for payment of certain disability benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the Unicare Retirement Plan are generally determined on the basis of the employees’ length of service and earnings. The Unilever Group’s policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The Unilever Group retains the right to amend or terminate this plan. The Unicare Retirement Plan was closed to new employees on January 1, 2007.

The Unilever Group sponsors a defined contribution plan (the “Unicare Savings Plan”) which allows for a pre-tax employee deferral as well as a company match. The Unilever Group retains the right to amend or terminate this plan. Wish-Bone’s expenses related to the Unicare Savings Plan were $192 (unaudited), $192 (unaudited), $257 and $216 for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, respectively. Benefit plan expenses for union employees are included in Other production costs in the accompanying Special Purpose Combined Statements of revenues and direct expenses.

5.	Commitments and Contingencies

Operating Leases

The Unilever Group leases certain property and equipment for varying periods of which Wish-Bone uses in the ordinary course of business. There is no material lease obligation to be assumed by Pinnacle.

6.	Subsequent Events

Wish-Bone has evaluated subsequent events from December 31, 2012 through November 22, 2013, the date at which the Special Purpose Combined Financial Statements were available to be issued and determined there were no other items to disclose.

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offer to Exchange

4.875% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding unregistered 4.875% Senior Notes due 2021 that were issued in a private offering on April 29, 2013.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Registrants

(a) Pinnacle Foods Finance Corp., Pinnacle Foods International Corp., Birds Eye Foods, Inc. and GLK Holdings, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of Pinnacle Foods Finance Corp. and Pinnacle Foods International Corp. and the certificate of incorporation of Birds Eye Foods, Inc. indemnify directors and officers to the full extent of the DGCL and also allow the board of directors to indemnify all other employees. However, in the case of an action or suit by or in the right of the corporations to procure a judgment in their favor (1) such indemnification shall be limited to expenses, including attorney’s fees, actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The forgoing right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors. Notwithstanding the foregoing, the corporations shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the board of directors pursuant to the applicable procedure outlined in the bylaws.

The bylaws of GLK Holdings, Inc. indemnify directors and officers to the full extent of the DGCL and also allow the board of directors to indemnify all other employees to the extent permitted by law.

(b) Pinnacle Foods Finance LLC, Pinnacle Foods Group LLC, Avian Holdings LLC, Birds Eye Foods LLC Rochester Holdco LLC, and Pinnacle Foods Fort Madison LLC are limited liability companies organized under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Pinnacle Foods Finance LLC, Pinnacle Foods Group LLC, Avian Holdings LLC, Birds Eye Foods LLC, Rochester Holdco LLC and Pinnacle Foods Fort Madison LLC

indemnify members, officers, and their respective affiliates or agents to the full extent of the law for any act or omission performed or omitted in good faith and reasonably believed to be within the scope of such person’s authority; provided, however, that any indemnity shall be provided out of and to the extent of the limited liability company’s assets only, and neither the member nor the officer, as applicable, nor any other person covered under such provision, shall have personal liability on account thereof.

Washington Registrant

(a) Kennedy Endeavors, Incorporated is incorporated under the laws of Washington State.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (“WBCA”) authorizes Washington corporations to indemnify their directors, officers, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service in such capacities. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation, bylaws or a shareholder resolution to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through 23B.08.550; provided however that no such indemnity shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

The bylaws of Kennedy Endeavors, Incorporated generally provide that the Corporation shall indemnify directors, officers and employees to the full extent permitted by law.

New York Registrants

(d) Seasonal Employers, Inc. is incorporated under the laws of New York.

Sections 202(a)(10) and 722 of the New York Business Corporations Law (“NYBCL”) permit a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation serves or served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

The bylaws of Seasonal Employers, Inc. indemnify directors and officers to the maximum extent permitted by the NYBCL and also allow the board of directors to indemnify all other corporate personnel to the extent permitted by law.

(e) GLK, LLC is a limited liability company organized under the laws of New York.

Section 420 of the New York Limited Liability Company Law provides that a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such person establishes: (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The limited liability company agreement of GLK, LLC indemnifies managers for any act performed or omission within the scope of the authority conferred on such manager by the limited liability company agreement, except for fraud, bad faith, gross negligence or an intentional breach of the limited liability company agreement.

Certain Other Arrangements

The registrants maintain a directors’ and officers’ liability insurance policy that covers the directors and officers of each of the registrants in amounts that the registrants believe are customary in their industry, including for liabilities in connection with the registration, offering and sale of the notes.

In addition, pursuant to the Transaction and Advisory Fee Agreement entered into with an affiliate of Blackstone, the Company has agreed to customary exculpation and indemnification provisions in favor of Blackstone, its affiliates and their respective partners, members, officers, directors, employees, agents and representatives. See “Certain Relationships and Related Transactions and Director Independence—Advisory Agreement” in the prospectus included in this registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

3.1	Form of Amended and Restated Certificate of Incorporation of Pinnacle Foods Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 3, 2013 (Commission File Number: 001-35844 and incorporated herein by reference).

3.2	Form of Amended and Restated Bylaws of Pinnacle Foods Inc. (previously filed as Exhibit 3.2 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 3, 2013 (Commission File Number: 001-35844 and incorporated herein by reference).

3.3	Pinnacle Foods Finance LLC Certificate of Formation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.4	Pinnacle Foods Finance LLC Amended and Restated Limited Liability Company Agreement, dated as of April 2, 2007 (previously filed as Exhibit 3.2 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.5	Pinnacle Foods Finance Corp. Certificate of Incorporation (previously filed as Exhibit 3.3 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.6	Pinnacle Foods Finance Corp. Bylaws (previously filed as Exhibit 3.4 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.7	Pinnacle Foods Group LLC Certificate of Formation (previously filed as Exhibit 3.5 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.8	Pinnacle Foods Group LLC Limited Liability Company Agreement (previously filed as Exhibit 3.6 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.9	Pinnacle Foods International Corp. Certificate of Incorporation (previously filed as Exhibit 3.7 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.10	Pinnacle Foods International Corp. Bylaws (previously filed as Exhibit 3.8 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.11	State of Delaware Certificate of Conversion, dated September 25, 2007, converting Pinnacle Foods Group Inc. from a Corporation to a Limited Liability Company (previously filed as Exhibit 3.9 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297), and incorporated herein by reference).

3.12	Birds Eye Foods, Inc. Certificate of Incorporation, as amended (previously filed as Exhibit 3.10 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.13	Birds Eye Foods, Inc. Amended and Restated Bylaws (previously filed as Exhibit 3.11 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.14	Avian Holdings LLC Certificate of Formation, as amended (previously filed as Exhibit 3.12 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.15	Avian Holdings LLC Limited Liability Company Agreement (previously filed as Exhibit 3.13 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.16	Birds Eye Foods LLC Certificate of Formation, as amended (previously filed as Exhibit 3.14 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.17	Birds Eye Foods LLC Limited Liability Company Agreement (previously filed as Exhibit 3.15 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.18	GLK Holdings, Inc. Certificate of Incorporation (previously filed as Exhibit 3.18 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.19	GLK Holdings, Inc. Bylaws(previously filed as Exhibit 3.19 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.20	GLK, LLC Articles of Organization, as amended (previously filed as Exhibit 3.20 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.21	GLK, LLC Amended and Restated Operating Agreement, as amended (previously filed as Exhibit 3.21 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.22	Kennedy Endeavors, Incorporated Articles of Incorporation (previously filed as Exhibit 3.22 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.23	Kennedy Endeavors, Incorporated Bylaws (previously filed as Exhibit 3.23 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2013 (Commission File Number: 333-169763), and incorporated herein by reference).

3.24	Rochester Holdco LLC Certificate of Formation, as amended (previously filed as Exhibit 3.24 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.25	Rochester Holdco LLC Amended and Restated Limited Liability Company Agreement (previously filed as Exhibit 3.25 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.26	Seasonal Employers, Inc. Certificate of Incorporation, as amended (previously filed as Exhibit 3.26 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.27	Seasonal Employers, Inc. Bylaws (previously filed as Exhibit 3.27 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on October 5, 2010 (Commission File Number: 333-169763), and incorporated herein by reference).

3.28*	Pinnacle Foods Fort Madison LLC Certificate of Formation.

3.29*	Pinnacle Foods Fort Madison LLC Limited Liability Company Agreement.

4.1	Form of Stock Certificate for Common Stock (previously filed as Exhibit 4.1 to the Registration Statement on Form S-1/A of Pinnacle Foods Inc. filed with the SEC on March 6, 2013 (Commission File Number: 333-185565) and incorporated herein by reference).

4.2	Registration Rights Agreement dated April 3, 2013 among Pinnacle Foods Inc. and certain of its shareholders (previously filed as Exhibit 4.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 3, 2013 (Commission File Number: 001-35844) and incorporated herein by reference).

4.3	Stockholders Agreement dated April 3, 2013 among Pinnacle Foods Inc. and the other parties thereto (previously filed as Exhibit 4.2 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 3, 2013 (Commission File Number: 001-35844) and incorporated herein by reference).

4.4	Senior Notes Indenture dated as of April 29, 2013 among Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp., the Guarantors listed therein and Wilmington Trust Company, as Trustee (previously filed as Exhibit 4.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 30, 2013 (Commission File Number: 001-35844) and incorporated herein by reference).

4.5	Registration Rights Agreement dated April 29, 2013 among Pinnacle Foods Finance LLC, Pinnacle Foods Finance Corp., the Guarantors listed therein and Barclays Capital Inc. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 30, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Perkins Coie LLP.

10.1	Second Amended and Restated Credit Agreement dated April 29, 2013 among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, Barclays Bank PLC and the Other Lenders Party thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 30, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

10.2	First Amendment to Second Amended and Restated Credit Agreement dated October 1, 2013 among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, the Guarantors Party thereto, Barclays Bank Plc and the Other Lenders Party thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on October 1, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

10.3	Second Amendment to Amended and Restated Credit Agreement dated April 29, 2013 among Pinnacle Foods Finance LLC, Peak Finance Holdings LLC, the Guarantors Party hereto, Barclays Bank Plc, Bank of America, NA and the Other Lenders Party thereto (previously filed as Exhibit 10.2 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 30, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

10.4	Security Agreement, dated as of April 2, 2007, among Peak Finance LLC (to be merged with and into Pinnacle Foods Finance LLC) as Borrower, Peak Finance Holdings LLC as Holdings, certain Subsidiaries of Borrower and Holdings identified therein and Lehman Commercial Paper Inc. (previously filed as Exhibit 4.9 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference).

10.5	Guaranty, dated as of April 2, 2007, among Peak Finance Holdings LLC, certain Subsidiaries of Pinnacle Foods Finance LLC and Holdings identified therein and Lehman Commercial Paper Inc. (previously filed as Exhibit 4.10 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference).

10.6	Intellectual Property Security Agreement, dated as of April 2, 2007, among Peak Finance LLC (to be merged with and into Pinnacle Foods Finance LLC) as Borrower, Peak Finance Holdings LLC as Holdings, certain Subsidiaries of Borrower and Holdings identified therein and Lehman Commercial Paper Inc. (previously filed as Exhibit 4.11 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference).

10.7	Parent Guaranty, dated as of April 29, 2013, between Pinnacle Foods Inc. and Barclays Bank PLC (previously filed as Exhibit 10.7 to the Registration Statement on Form S-1 of Pinnacle Foods Inc. filed with the SEC on November 26, 2013 (Commission File Number: 333-192563) and incorporated herein by reference).

10.8	Parent Security Agreement, dated as of April 29, 2013, between Pinnacle Foods Inc. and Barclays Bank PLC (previously filed as Exhibit 10.8 to the Registration Statement on Form S-1 of Pinnacle Foods Inc. filed with the SEC on November 26, 2013 (Commission File Number: 333-192563) and incorporated herein by reference)

10.9	Asset Purchase Agreement dated August 11, 2013 between Conopco, Inc. and Pinnacle Foods Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on October 1, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

10.10	Modification of the Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan Form of Nonqualified Stock Option Agreement (previously filed as Exhibit 10.42 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 5, 2013 (Commission File Number: 333-148297) and incorporated herein by reference)

10.11	Pinnacle Foods Inc. 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.3 to the Current Report on Form 8-K of Pinnacle Foods Inc. filed with the SEC on April 3, 2013 (Commission File Number: 001-35844) and incorporated herein by reference)

10.12	Form of Restricted Stock Agreement (Conversion Replacement Award) (previously filed as Exhibit 10.45 to the Registration Statement on Form S-1/A of Pinnacle Foods Inc. filed with the SEC on March 6, 2013 (Commission File Number: 333-185565) and incorporated herein by reference)

10.13	Form of Nonqualified Stock Option Agreement under 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.46 to the Registration Statement on Form S-1/A of Pinnacle Foods Inc. filed with the SEC on March 6, 2013 (Commission File Number: 333-185565) and incorporated herein by reference)

10.14	Form of Restricted Stock Agreement under 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q of Pinnacle Foods Inc. filed with the SEC on May 10, 2013 (Commission File Number: 333-185565) and incorporated herein by reference)

10.15	Tax Sharing Agreement, dated as of November 25, 2003 and amended as of December 23, 2009 and March 25, 2011, by and among Pinnacle Foods Inc. (formerly Crunch Holding Corp.), Pinnacle Foods Holding Corporation, Pinnacle Foods Corporation, Pinnacle Foods Management Corporation, Pinnacle Foods Brands Corporation, PF Sales (N. Central Region) Corp., PF Sales, LLC, PF Distribution, LLC, PF Standards Corporation, Pinnacle Foods International Corp., Peak Finance Holdings LLC, Pinnacle Foods Finance Corp., Pinnacle Foods Finance LLC, Pinnacle Foods Fort Madison LLC and Pinnacle Foods Group LLC, BEMSA Holding, Inc., Birds Eye Foods, Inc., Birds Eye Holdings, Inc., Birds Eye Group, Inc., GLK Holdings, Inc., Kennedy Endeavors, Incorporated, Rochester Holdco LLC, and Seasonal Employers, Inc. (previously filed as Exhibit 10.10 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on May 11, 2011 (Commission File Number: 333-148297) and incorporated herein by reference).

10.16	Trademark License Agreement by and between The Dial Corporation and Conagra, Inc., dated July 1, 1995 (previously filed as Exhibit 10.33 to the Annual Report on Form 10-K of Pinnacle Foods Group Inc. for the fiscal year ended December 25, 2005 (Commission File Number: 333-118390) and incorporated herein by reference).

10.17	Swanson Trademark License Agreement (U.S.) by and between CSC Brands, Inc. and Vlasic International Brands Inc., dated as of March 24, 1998 (previously filed as Exhibit 10.27 to the Registration Statement on Form S-4 of Pinnacle Foods Group Inc. filed with the SEC on August 20, 2004 (Commission File Number: 333-1183900) and incorporated herein by reference).

10.18	Swanson Trademark License Agreement (Non-U.S.) by and between Campbell Soup Company and Vlasic International Brands Inc., dated as of March 26, 1998 (previously filed as Exhibit 10.28 to the Registration Statement on Form S-4 of Pinnacle Foods Group Inc. filed with the SEC on August 20, 2004 (Commission File Number: 333-118390) and incorporated herein by reference).

10.19	Trademark License Agreement, dated as of July 9, 1996, by and between The Quaker Oats Company, The Quaker Oats Company of Canada Limited and Van de Kamp’s, Inc. (previously filed as Exhibit 10.21 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference).

10.20	Trademark License Agreement, dated August 19, 2002, by and between Voila Bakeries, Inc. and Agrilink Foods, Inc. (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on May 9, 2012 (Commission File Number: 333-148297) and incorporated herein by reference).

10.21	Technology Sharing Agreement by and between Campbell Soup Company and Vlasic Foods International Inc., dated as of March 26, 1998 (previously filed as Exhibit 10.29 to the Registration Statement on Form S-4 of Pinnacle Foods Group Inc. with the SEC on August 20, 2004 (Commission File Number: 333-118390) and incorporated herein by reference).

10.22**	Employment Agreement, dated April 2, 2007 (Craig Steeneck) (previously filed as Exhibit 10.4 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference)

10.23**	Peak Holdings LLC 2007 Unit Plan, effective as of April 2, 2007 (previously filed as Exhibit 10.16 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference)

10.24**	Peak Holdings LLC Form of Award Management Unit Subscription Agreement (previously filed as Exhibit 10.17 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference)

10.25**	Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan, effective as of August 8, 2007 (previously filed as Exhibit 10.19 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference)

10.26**	Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan Form of Nonqualified Stock Option Agreement (previously filed as Exhibit 10.20 to the Registration Statement on Form S-4 of Pinnacle Foods Finance LLC filed with the SEC on December 21, 2007 (Commission File Number: 333-148297) and incorporated herein by reference)

10.27**	Supplemental Peak Holdings LLC Management Unit Subscription Agreement, dated June 11, 2007 (Craig Steeneck) (previously filed as Exhibit 10.23 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.28**	Modification of the Supplemental Peak Holdings LLC Management Unit Subscription Agreement, dated February 27, 2009 (Craig Steeneck) (previously filed as Exhibit 10.25 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.29**	Modification of the Peak Holdings LLC Form of Award Management Unit Subscription Agreement (previously filed as Exhibit 10.26 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.30**	Modification of the Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan Form of Nonqualified Stock Option Agreement (previously filed as Exhibit 10.27 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.31**	Employment offer letter dated May 25, 2001 (Lynne M. Misericordia) (previously filed as Exhibit 10.30 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.32**	Employment offer letter dated May 25, 2001 (M. Kelley Maggs) (previously filed as Exhibit 10.31 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 3, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.33**	Employment Agreement, dated July 13, 2009 (Robert J. Gamgort) (previously filed as Exhibit 10.33 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on August 12, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.34**	Peak Holdings LLC Management Unit Subscription Agreement, dated July 13, 2009 (Robert J. Gamgort) (previously filed as Exhibit 10.34 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on August 12, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.35**	Amendment to Director Services Agreement, dated July 31, 2009 (Roger Deromedi) (previously filed as Exhibit 10.35 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on August 12, 2009 (Commission File Number: 333-148297) and incorporated herein by reference).

10.36**	Employment offer letter dated October 28, 2008 (Sara Genster Robling) (previously filed as Exhibit 10.39 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 23, 2010 (Commission File Number: 333-148297) and incorporated herein by reference).

10.37**	Employment offer letter dated June 3, 2010 (Mark L. Schiller) (previously filed as Exhibit 10.41 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on August 9, 2010 (Commission File Number: 333-148297) and incorporated herein by reference).

10.38	Lease, dated May 23, 2001, between Brandywine Operating Partnership, L.P. and Pinnacle Foods Corporation (Cherry Hill, New Jersey) (previously filed as Exhibit 10.25 to the Registration Statement on Form S-4 of Pinnacle Foods Group Inc. filed with the SEC on August 20, 2004 (Commission File Number: 333-118390) and incorporated herein by reference).

10.39	Lease, dated August 10, 2001, between 485 Properties, LLC and Pinnacle Foods Corporation (Mountain Lakes, New Jersey); Amendment No. 1, dated November 23, 2001; Amendment No. 2, dated October 16, 2003 (previously filed as Exhibit 10.26 to the Registration Statement on Form S-4 of Pinnacle Foods Group Inc. filed with the SEC on August 20, 2004 (Commission File Number: 333-118390) and incorporated herein by reference).

10.40	Amendment to Lease Agreement, dated February 10, 2007 (previously filed as Exhibit 10.1 to the Current Report on Form 8-K of Pinnacle Foods Group Inc. filed with the SEC on February 15, 20076 (Commission File Number: 333-118390) and incorporated herein by reference).

10.41	Lease, dated April 15, 2010, between Woodcrest Road Associates, L.P. and Pinnacle Foods Group LLC (Cherry Hill, New Jersey) (previously filed as Exhibit 10.40 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on August 9, 2010 (Commission File Number: 333-148297) and incorporated herein by reference).

10.42**	Terms of Employment letter dated February 7, 2011 (Antonio F. Fernandez) (previously filed as Exhibit 10.43 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 10, 2011 (Commission File Number: 333-148297) and incorporated herein by reference).

10.43**	Amendment to Employment Agreement (Robert J. Gamgort) (previously filed as Exhibit 10.44 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 10, 2011 (Commission File Number: 333-148297), and incorporated herein by reference).

10.44	Lease, dated December 14, 2010 between Jeffroad Green, LLC and Pinnacle Foods Group LLC (Parsippany, New Jersey) (previously filed as Exhibit 10.45 to the Quarterly Report on Form 10-Q of Pinnacle Foods Finance LLC filed with the SEC on May 11, 2011 (Commission File Number: 333-148297) and incorporated herein by reference).

10.45**	Modification of Peak Holdings LLC Management Unit Subscription Agreement (previously filed as Exhibit 10.41 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 5, 2013 (Commission File Number: 333-148297) and incorporated herein by reference).

10.46**	Modification of the Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan Form of Nonqualified Stock Option Agreement (previously filed as Exhibit 10.42 to the Annual Report on Form 10-K of Pinnacle Foods Finance LLC filed with the SEC on March 5, 2013 (Commission File Number: 333-148297) and incorporated herein by reference).

10.47**	Form of Nonqualified Stock Option Agreement under 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q of Pinnacle Foods Inc. filed with the SEC on November 13, 2013 (Commission File Number: 333-185565) and incorporated herein by reference)

10.48**	Form of Restricted Stock Agreement under 2013 Omnibus Incentive Plan (previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q of Pinnacle Foods Inc. filed with the SEC on November 13, 2013 (Commission File Number: 333-185565) and incorporated herein by reference)

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries (previously filed as Exhibit 21.1 to the Registration Statement on Form S-1 of Pinnacle Foods Inc. filed with the SEC on November 26, 2013 (Commission File Number: 333-192563) and incorporated herein by reference).

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Perkins Coie LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 4.875% Senior Notes due 2021.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

101.1*	The following materials are formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Statements of Operations, (ii) the Consolidated Statements of Comprehensive Earnings, (iii) the Consolidated Balance Sheets, (iv) the Consolidated Statements of Cash Flows, (v) the Consolidated Statements of Shareholder’s Equity, (vi) Notes to Consolidated Financial Statements, and (vii) document and entity information. (A)

*	Filed herewith.
**	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.
(A)	Pursuant to Rule 406T of Regulation S-T, the Interactive Data files on Exhibit 101.1 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 133, as amended, are deemed not file for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
(B)	Financial Statement Schedules I Parent Company Information—Pinnacle Foods Inc. Condensed Financial Statements.

PARENT COMPANY INFORMATION

PINNACLE FOODS INC

SCHEDULE I—CONDENSED FINANCIAL STATEMENTS

(thousands of dollars)

STATEMENTS OF OPERATIONS

	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Equity in earnings (loss) of investees	$52,519	$(46,914)	$22,037

Net earnings (loss)	$52,519	$(46,914)	$22,037

Comprehensive (loss) earnings	$43,402	$(49,818)	$16,096

BALANCE SHEETS

	December 30, 2012	December 25, 2011
Non current assets:
Investment in subsidiaries	888,726	845,352

Total assets	$888,726	$845,352

Commitment and contingencies:
Shareholders’ equity	888,726	845,352

Total liabilities and member’s equity	$888,726	$845,352

STATEMENTS OF CASH FLOWS

	Fiscal year ended
	December 30, 2012	December 25, 2011	December 26, 2010
Cash flows from operating activities
Net earnings (loss)	$52,519	$(46,914)	$22,037
Non-cash charges (credits) to net earnings (loss)
Equity in loss (earnings) of investees	(52,519)	46,914	(22,037)

Net cash provided by operating activities	—	—	—

Cash flows from investing activities
Reduction in investment in subsidiaries	878	1,066	91

Net cash provided by investing activities	878	1,066	91

Cash flows from financing activities
Equity contributions	—	558	626
Repurchase of equity	(878)	(1,624)	(1,282)
Collection of notes receivable from officers	—	—	565

Net cash used by financing activities	(878)	(1,066)	(91)

Cash and cash equivalents – beginning of period	—	—	—

Cash and cash equivalents – end of period	$—	$—	$—

See footnotes to consolidated financial statements of Pinnacle Foods Inc.

PINNACLE FOODS INC.

SCHEDULE I—NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE A—BASIS OF PRESENTATION

Pinnacle Foods Inc. (the “Company”) is a holding company whose sole asset is 100% ownership of Peak Finance Holdings LLC (“PFH”). PFH is a holding company whose sole asset is 100% ownership of Pinnacle Foods Finance LLC (“PFF”). As specified in PFF’s debt agreements, there are restrictions on the Company’s ability to obtain funds from its subsidiary through dividends, loans or advances. Accordingly, these condensed financial statements have been prepared on a “parent-only” basis. Under a parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. The Company has no material contingencies, long-term obligations or guarantees. This parent-only financial statements should be read in conjunction with Pinnacle Foods Inc.’s audited Consolidated Financial Statements included elsewhere herein.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

PINNACLE FOODS FINANCE LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013

PINNACLE FOODS FINANCE CORP.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice president and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

PINNACLE FOODS GROUP LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

PINNACLE FOODS INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

PINNACLE FOODS INTERNATIONAL CORP.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

AVIAN HOLDINGS LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

BIRDS EYE FOODS, INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

BIRDS EYE FOODS LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

GLK HOLDINGS, INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

GLK, LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

KENNEDY ENDEAVORS, INCORPORATED

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

ROCHESTER HOLDCO, LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

SEASONAL EMPLOYERS, INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on December 16, 2013.

PINNACLE FOODS FORT MADISON LLC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Gamgort	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013

* Roger Deromedi	Director	December 16, 2013

* Jason Giordano	Director	December 16, 2013

* Prakash A. Melwani	Director	December 16, 2013

* Jeff Overly	Director	December 16, 2013

* Raymond P. Silcock	Director	December 16, 2013

* Ann Fandozi	Director	December 16, 2013

/s/ CRAIG STEENECK Craig Steeneck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013

*By:	/s/ CRAIG STEENECK
Craig Steeneck Attorney-in-fact